As filed with the Securities and Exchange Commission on August 28, 2026

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F‑1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AIR GLOBAL PLC

(Exact name of registrant as specified in its charter)

Jersey	2100	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Festival Office Tower

Dubai Festival City, 7th Floor

Dubai,

United Arab Emirates

+971 4 292 3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer M. Engelhardt

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this registration statement shall constitute post-effective amendment no. 1 to the registrant’s registration statement on Form F-4 (File No. 333-294714), which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

AIR Global PLC (the “Company”) is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus which relates to the offer and sale, from time to time, by the selling securityholders named herein of up to 154,623,867 ordinary shares of the Company, par value $0.0001 per share, 2,621,578 of which are currently registered and remain unsold under the Company’s registration statement on Form F-4 (File No. 333-294714), first filed with the SEC on March 27, 2026, as subsequently amended (the “F-4 Registration Statement”) and which was declared effective by the SEC on April 22, 2026.

Pursuant to Rule 429 under the Securities Act, this registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to the F-4 Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2026.

PRELIMINARY PROSPECTUS

AIR Global PLC

154,623,867 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Shareholders”), of up to 154,623,867 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of AIR Global PLC (together with its subsidiaries, “AIR Global,” the “Company,” “we,” “us” or “our”) issued to the Selling Shareholders, as described below.

On May 15, 2026, we consummated the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of November 7, 2025 (as amended, the “Business Combination Agreement”), by and among Cantor Equity Partners III, Inc. (“CAEP”), AIR Limited, AIR Global, Genesis Cayman Merger Sub Limited (“Cayman Merger Sub”) and Genesis Jersey Merger Sub Limited (“Jersey Merger Sub”). As contemplated by the Business Combination Agreement, (i) Cayman Merger Sub merged with and into CAEP, with CAEP surviving the merger as a wholly owned subsidiary of AIR Global (the “Cayman Merger”), and (ii) Jersey Merger Sub merged with and into AIR Limited, with AIR Limited surviving the merger as a wholly owned subsidiary of AIR Global (the “Jersey Merger” and, together with the Cayman Merger, the “Business Combination”).

The securities covered by this prospectus include (i) 149,599,712 Ordinary Shares issued to former shareholders of AIR Limited (the “AIR Shareholders”) in connection with the Business Combination, including 7,123,774 Ordinary Shares issued to AIR Shareholders that are subject to the AIR Earnout Conditions (as defined below) (the “AIR Earnout Shares”), (ii) 4,182,009 Ordinary Shares issued to the Sponsor in connection with the Cayman Merger, including 1,500,000 Ordinary Shares that are subject to the Sponsor Earnout Conditions (as defined below) (the “Sponsor Earnout Shares”), and (iii) 842,146 Ordinary Shares issued or issuable under certain Assumed Conditional Awards (the “AIR Equity Award Shares”).

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or similar transactions. Certain securities covered by this prospectus are being registered for resale pursuant to registration rights that we have granted to certain of our shareholders in connection with the Transactions.

The Selling Shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any securities by the Selling Shareholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Ordinary Shares are listed on The Nasdaq Stock Market LLC under the symbol “AIIR.” On August 27, 2026, the last reported sale price of our Ordinary Shares as reported on Nasdaq was $7.98 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” a “foreign private issuer” and a “controlled company” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 28, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Shareholders may sell up to 154,623,867 Ordinary Shares from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the securities offered by them.

This prospectus includes important information about us and the Ordinary Shares being offered by the Selling Shareholders and other information you should know before investing. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains, and any post‑effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post‑effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post‑effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We have used, registered, and/or applied to register certain trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name and logos are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Except as otherwise set forth in this prospectus, neither we nor the Selling Shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus is a combined prospectus pursuant to Rule 429 under the Securities Act which relates to the offer and sale, from time to time, by the Selling Shareholders named herein of up to 154,623,867 Ordinary Shares, 2,621,578 of which are currently registered and remain unsold under the Company’s registration statement on Form F-4 (File No. 333-294714), first filed with the SEC on March 27, 2026, as subsequently amended (the “F-4 Registration Statement”) and which was declared effective by the SEC on April 22, 2026. Pursuant to Rule 429 under the Securities Act, this registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to the F-4 Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “AIR Global” refer to AIR Global PLC and its subsidiaries. References to “AIR” refer to AIR Limited and references to “CAEP” refer to Cantor Equity Partners III, Inc. prior to the consummation of the Business Combination, respectively.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires:

“2025 Market Assessment Report” means the report prepared by Arthur D. Little entitled “Market Assessment Report – AIR,” concerning our target sectors and Focus Markets.

“A&R Articles” means the Amended and Restated Memorandum and Articles of Association of AIR Global.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated May 15, 2026, by and among AIR Global, CAEP, the Sponsor and certain AIR Limited Shareholders.

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“AIR” means AIR Limited, a private limited company organized under the laws of Jersey, and its subsidiaries, a producer of branded flavored molasses; upon the consummation of the Business Combination AIR Limited became a wholly owned subsidiary of AIR Global.

“AIR Earnout Conditions” means the earlier occurrence of one of the following early release events pursuant to which the AIR Earnout Shares will vest and no longer be subject to redesignation, redemption and cancellation prior to the end of the Earnout Period: (i) the closing price of the Ordinary Shares is at or above $12.50 for 20 trading days over a consecutive 30-day period during the Earnout Period, and (ii) upon the occurrence of certain early release events, including an AIR Global merger, consolidation or reorganization after the Closing in which the Ordinary Shares are converted or exchanged for the right to receive cash or registered publicly listed securities equal to or exceeding $12.50 per Ordinary Share.

“AIR Global Earnout RSUs” means restricted stock unit awards to be granted under the Incentive Plan to holders of AIR equity awards that were vested prior to or vested in connection with the consummation of the Business Combination (or will vest in connection with the expiration of the six-month lock-up period), who remain employed by AIR Global or one of its subsidiaries, subject to vesting requirements consistent with the AIR Earnout Conditions as well as the holder’s continued employment.

“AIR Earnout Shares” means the Ordinary Shares issued at the Jersey Closing to the AIR Shareholders, which are subject to restrictions and will be subject to forfeiture until AIR Global satisfies the AIR Earnout Conditions.

“AIR Ordinary Shares” means AIR Limited’s ordinary shares, par value $19.7456 per share.

“AIR Shareholders” means the former shareholders of AIR Limited prior to the consummation of the Business Combination.

“Assumed Conditional Awards” means the AIR equity awards, consisting of restricted share unit awards or any other conditional rights to receive AIR Ordinary Shares subject to time-based, performance, or other vesting restrictions, that were outstanding immediately prior to the Jersey Closing and were assumed by AIR Global and converted into conditional awards denominated in Ordinary Shares.

“Board” means the board of directors of AIR Global.

“Business Combination” or “Transactions” means, collectively, the Cayman Merger, the Jersey Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 7, 2025, as amended, by and among CAEP, AIR Global, AIR Limited, Cayman Merger Sub and Jersey Merger Sub.

“CAEP” means Cantor Equity Partners III, Inc., a Cayman Islands exempted company; upon consummation of the Business Combination, CAEP became a wholly-owned subsidiary of AIR Global.

“CAEP Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of CAEP.

“CAEP Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of CAEP.

“CAEP IPO” means the initial public offering of CAEP Class A Ordinary Shares, consummated on June 27, 2025.

“CAGR” means the compound annual growth rate, calculated as the constant annual rate at which a figure, such as revenue, would have grown from the beginning to the end of a specified period, assuming the value compounds annually over that period.

“Cayman Effective Time” means the time the Cayman Merger became effective under the Companies Act upon registration of the Cayman Plan of Merger by the Cayman Registrar.

“Cayman Closing” means the closing of the Cayman Merger.

“Cayman Closing Date” means May 15, 2026, the date of the Cayman Closing.

“Cayman Merger” means the merger of Cayman Merger Sub with and into CAEP, with CAEP surviving such merger as a wholly owned subsidiary of AIR Global.

“Cayman Merger Sub” means Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of AIR Global.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, an affiliate of the Sponsor and, prior to the Closing, CAEP.

“Closing” means the closing of the Business Combination.

“Closing Date” means May 15, 2026, the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“FSM Business” or “Flavored Shisha Molasses Business” means, collectively, the FSM – Americas, FSM – Europe and FSM – MEAA business segments of AIR (formerly known as Core Business and Core – Americas, Core – Europe and Core – MEAA, respectively, prior to June 2026).

“Company ESP” means the AIR Limited Employee Share Plan 2021 and any schedules thereto, in each case, as amended.

“Company MIP” means the AIR Limited Management Incentive Plan adopted May 2024, as amended on April 10, 2025 and on September 29, 2025, and any schedules thereto, in each case, as further amended from time to time.

“Company Top Up Awards” means restricted share unit awards to be granted under the Incentive Plan to certain AIR Global employees in connection with the Business Combination (other than the Retention Awards) as specifically contemplated by the Business Combination Agreement.

“Earnout Period” means the period commencing on the Closing Date and ending on the five year anniversary of the Closing Date.

“EU” means the European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Focus Markets” means AIR’s priority markets comprising the United States, KSA, Germany and Spain.

“GCC” means the Gulf Cooperation Council.

“HoReCa” means the hospitality and food service sector including hotels, restaurants and cafés.

“IASB” refers to the International Accounting Standards Board.

“IFRS” refers to IFRS Accounting Standards as issued by the IASB.

“Incentive Plan” means the AIR Global 2026 Incentive Award Plan.

“IRS” means the U.S. Internal Revenue Service.

“Jersey Closing” means the closing of the Jersey Merger, which occurred on May 15, 2026.

“Jersey Effective Time” means the time the Jersey Merger became effective under the Jersey Companies Law upon registration of the Jersey Merger by the Jersey Registrar of Companies.

“Jersey Merger” means the merger of Jersey Merger Sub with and into AIR Limited, with AIR Limited surviving such merger as a wholly owned subsidiary of AIR Global.

“Jersey Merger Sub” means Genesis Jersey Merger Sub Limited, a private limited company incorporated under the laws of Jersey and a wholly owned subsidiary of AIR Global.

“Jersey Companies Law” means the Companies (Jersey) Law 1991, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Kingsway” means Kingsway Capital Partners Limited, on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by it or its affiliates.

“Kingsway Holders” means, collectively, those AIR Shareholders that are funds managed and controlled by Kingsway.

“KSA” means the Kingdom of Saudi Arabia.

“Liabilities” means any and all liabilities, indebtedness, actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including tax liabilities due or to become due.

“MEAA” means the Middle East, Africa and Asia.

“Mergers” means the Cayman Merger and the Jersey Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NGCs” means the New Growth Categories business segment of AIR.

“OOKA” means the Company’s proprietary charcoal-free, electrically heated hookah device.

“Ordinary Shares” means the AIR Global ordinary shares, par value US$0.0001 per share.

“PFIC” means passive foreign investment company.

“Retention Awards” means restricted share unit awards to be granted under the Incentive Plan to certain AIR Global employees in connection with the Business Combination (other than the Company Top Up Awards), which vest and settle substantially consistent with the terms set forth in the Company MIP.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Support Agreement” means the Shareholder Support Agreement, dated November 7, 2025, by and among AIR Global, CAEP, AIR Limited and the AIR Shareholders party thereto.

“SPAC” means a special purpose acquisition company.

“Sponsor” means Cantor EP Holdings III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Cantor.

v

“Sponsor Earnout Conditions” means the following release events pursuant to which the Sponsor Earnout Shares will vest and no longer be subject to redesignation, redemption and cancellation prior to the end of the Earnout Period: (i) 750,000 of the Sponsor Earnout Shares will be released and no longer be subject to redesignation, redemption and cancellation if the closing price of the Ordinary Shares is at or above $12.50 for 20 trading days over a consecutive 30-day period during the Earnout Period, (ii) the remaining 750,000 of the Sponsor Earnout Shares will be released and no longer be subject to redesignation, redemption and cancellation if the closing price of the Ordinary Shares is at or above $15.00 for 20 trading days over a consecutive 30-day period during the Earnout Period, and (iii) upon the occurrence of certain early release events, including an AIR Global sale, change of control, going private transaction or delisting after the Closing, any then unvested Earnout Shares will immediately vest and no longer be subject to redesignation, redemption and cancellation.

“Sponsor Earnout Shares” means 1,500,000 Ordinary Shares issued at the Cayman Closing to the Sponsor, which are subject to restrictions and subject to forfeiture until satisfaction of the Sponsor Earnout Conditions.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated November 7, 2025, by and among AIR Global, CAEP and the Sponsor.

“UAE” means the United Arab Emirates.

“VANT” means the Company’s proprietary advanced inhalation system enabling the inhalation of functional ingredients such as caffeine, valerian root and passionflower.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Each of AIR Global PLC’s and AIR Limited’s financial statements included in this prospectus have been prepared in accordance with IFRS Accounting Standards as issued by the IASB (“IFRS”).

This prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for either AIR Global PLC’s or AIR Limited’s consolidated financial results prepared in accordance with IFRS. For definitions of Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion and reconciliations to the most directly comparable IFRS measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks, service marks, logos and trade names owned by us or our subsidiaries, including AIR Limited. Solely for convenience, some of the trademarks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks and trade names. This prospectus contains additional trademarks and trade names of others. All trademarks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend for our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other company.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, including market size and growth of the market in which we participate, that are based on industry publications and reports and forecasts prepared by management. We believe it is important to maintain as broad and independent a perspective on developments in our industry as possible. To that end, we retained third‑party consultants to prepare general industry and market studies, including a report prepared by Arthur D. Little entitled “Market Assessment Report – AIR,” concerning our target sectors and Focus Markets (the “2025 Market Assessment Report”). Certain information from this report is included in this prospectus in reliance on Arthur D. Little’s authority as market advisors in such matters. See “Experts.”

The scope of Arthur D. Little’s work included an assessment, on a best efforts basis, of the structure, macroeconomic factors, market size and growth estimates and high-level competitive and regulatory landscape of the relevant market in our Focus Markets. In connection with the preparation of this report, AIR Limited furnished Arthur D. Little with certain historical information regarding its business and operations, previously commissioned surveys and trade reports, publicly available information as well as management inputs concerning the market and competitive environment. Arthur D. Little conducted independent research in preparing its analysis, including a review of third‑party market reports, association and trade publications, regulatory and policy materials, and other secondary and limited primary sources it considered appropriate. We use the data and insights contained in the 2025 Market Assessment Report to assist in describing the nature of our industry, the market opportunity and our position within it.

Given the evolving nature of the flavored shisha and social inhalation industry, and the fragmented and developing data collection practices across markets and channels, we believe it is difficult for any market participant and industry analysts or experts, including us and Arthur D. Little, to present precise measurements of market size, penetration or share. Nevertheless, we believe the industry and market data presented in this prospectus represent reasonable estimates and reflect our and Arthur D. Little’s good faith judgment as to the market and our position within it. Industry publications and forecasts that we or Arthur D. Little may have relied upon generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts, market opportunity estimates, total addressable market analyses and other forward‑looking information derived from these sources are subject to the same qualifications and uncertainties as other forward‑looking statements in this prospectus. Actual outcomes may differ materially from the estimates and projections presented herein.

We also supplement this analysis with other third‑party industry sources and publicly available data where appropriate. Unless otherwise indicated, references to third‑party industry data in this prospectus are to such sources. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports.

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus includes or may include “forward-looking statements” within the meaning of the federal securities laws. This prospectus includes statements that express our and our management team’s opinions, expectations, beliefs, plans, objectives, assumptions, guidance or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the benefits and synergies of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

(i)
the ability to recognize the anticipated benefits of the Business Combination;
(ii)
our management of our business strategy and plans;
(iii)
changes in applicable laws or regulations;
(iv)
general economic conditions;
(v)
factors relating to our business, operations and financial performance, including:
•
risks related to consumer preferences and demand for our products;
•
risks related to product health perceptions and liability;
•
risks related to our supply chain and operations;
•
risks related to competition and strategy execution;
•
risks related to macroeconomic and geopolitical conditions;
•
risks related to credit risk with respect to our customers;
•
risks related to entering new product segments including continued integration of previously acquired businesses and risks related to acquiring new businesses;
•
risks related to labor and human capital;
•
risks related to disruption to our production;
•
risks related to data, technology and cybersecurity;
•
risks related to ESG and climate;
•
risks related to trade and taxation;
•
risks related to regulation and compliance, including our customers’ compliance with applicable regulations;
•
risks related to litigation;
•
risks related to indebtedness and liquidity;
•
risks related to governance and approvals;
•
risks related to our capital markets profile and shareholder rights;
•
risks related to ownership, control and investor status;
•
risks related to issuer status and public company requirements;
•
risks related to internal controls, reporting and market perceptions; and
•
all other risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The forward-looking statements contained in this prospectus are based on our and our management team’s current expectations and beliefs concerning future developments. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond

x

our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. None of us or our Affiliates, directors, officers, advisors or other representatives has made or makes any representation to any shareholder or any other person regarding ultimate performance compared to the information contained in the estimates or prospective financial information, or that financial and operating results will be achieved.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward‑looking statements by these cautionary statements.

Jersey Regulatory Matters

The Jersey Financial Services Commissions has given, and not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Ordinary Shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.

A copy of this prospectus has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, consent to its circulation.

It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

The price of securities and the income from them can go down as well as up.

The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus, whether of facts or opinion. All the directors of the Company accept responsibility accordingly.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors,” the financial statements and related notes thereto and the other documents to which this prospectus refers, before deciding to invest in our Ordinary Shares.

Overview

We are a public limited company incorporated under the laws of Jersey. We are a leading global producer of flavored shisha molasses (commonly known as “hookah,” “shisha” or “mu’assel”) by sales volume and market share. For the year ended December 31, 2024, we had an estimated global market share of approximately 36% to 44% based on sales volume in the markets in which we operate (excluding Russia and Turkey), according to the 2025 Market Assessment Report. We consider ourselves to be the only global player, with our sales volume surpassing the combined share of our next four competitors, who remain regional or local, as of December 31, 2024, according to our internal estimates. In particular, we hold approximately 60% to 65% market share in the United States, 50% to 55% market share in KSA, 20% to 30% market share in Germany and 30% to 40% market share in Spain by sales volume within the flavored shisha category, according to the 2025 Market Assessment Report.

We produce and sell branded flavored molasses through direct-to-consumer, distributor and licensed retail channels in more than 90 markets, serving both at-home consumers and HoReCa channels, including lounges and other hospitality venues. Our portfolio includes established flavored molasses brands such as Al Fakher, NameLess and Al Aseel as well as Shisha Kartel, Zødiac and Kloud King. Our portfolio also includes innovation-led inhalation devices, such as Crown Switch, our next-generation, pod-based rechargeable vape platform, our modern oral nicotine pouches, OOKA, our charcoal-free, electrically heated hookah, and VANT, an advanced inhalation system for functional ingredients. We have also established partnerships and collaborations with lifestyle brands, including a collaboration with Snoop Dogg announced in November 2025.

Our flagship brand, Al Fakher, was established in 1999 and has evolved into an internationally recognized brand, estimated to be a leading brand in flavored molasses by sales volume. Three of the five best-selling flavors globally belong to the Al Fakher brand, based on our internal estimates. In 2021, we rebranded from Al Fakher to AIR, an acronym for Advanced Inhalation Rituals, reflecting our ambition to lead the global evolution of social inhalation.

For the year ended December 31, 2025 and the six months ended June 30, 2026, we generated revenue of $399.7 million and $206.9 million, respectively, operating profit/(loss) of $83.2 million and $($63.6) million, respectively, and Adjusted EBITDA of $139.3 million and $71.7 million, respectively.

Corporate Information

We founded our business in 1999 as Al Fakher in the UAE, and were incorporated as AIR Limited, a private limited company incorporated under the laws of Jersey on September 20, 2019. In anticipation of the Business Combination, on October 28, 2025, we formed a holding company, AIR Holdings Limited, a private limited company incorporated under the laws of Jersey. Upon closing of the Business Combination on May 15, 2026, each of AIR Limited and CAEP, a blank check company incorporated under the laws of the Cayman Islands on November 11, 2020, became a wholly owned subsidiary of AIR Holdings Limited, which was subsequently renamed and reorganized as AIR Global PLC, a public limited company incorporated under the laws of Jersey. The mailing address of our principal executive office is Festival Office Tower, Dubai Festival City, 7th Floor, Dubai, United Arab Emirates. Our website address is https://www.air.global/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Cogency Global Inc. The registered office address of AIR Global PLC is 15 Esplanade, St. Helier, JE1 1RB, Jersey. The overseas branch office register of members of AIR Global PLC is kept at 1 State Street 30th Floor, New York, NY 10004, United States of America and maintained by Continental Stock Transfer and Trust Company. Secretary of AIR Global PLC is Mrs. Mary-Ann Orr.

The following diagram depicts the simplified organizational structure of AIR Global PLC and its subsidiaries.

Recent Developments

Greentank Investment

On July 29, 2026, we announced a strategic equity investment in Greentank Innovations Corp. (“Greentank”), a global leader in advanced vaporization hardware and technology. The investment deepens the strategic partnership the two companies formed in 2023 and reflects our continued focus on product innovation, including with respect to our Crown Switch electronic vape products. Under the terms of the agreement, we invested $20 million in Greentank through the purchase of preferred shares. We also secured warrant options to increase our ownership stake in Greentank by an additional 20% over the proceeding 24 months. As part of the transaction, we obtained the right to nominate a director to Greentank’s board of directors, as well as certain enhanced commercial terms, technology access rights and long-term supply commitments.

Closing of the Transactions

On May 15, 2026 (the “Closing Date”), AIR Global PLC (formerly AIR Holdings Limited), a public limited company incorporated under the laws of Jersey, consummated the previously announced business combination pursuant to the Business Combination Agreement.

On the Closing Date, pursuant to the Business Combination Agreement, Cayman Merger Sub merged with and into CAEP in accordance with the Cayman Islands Companies Act (As Revised). CAEP survived the merger as a wholly owned subsidiary of AIR Global. In the merger, each outstanding CAEP Class A ordinary share (par value $0.0001 per share) — including each CAEP Class B ordinary share that automatically converted into a Class A ordinary share at the Cayman Effective Time — was cancelled and exchanged for one Ordinary Share. This excluded (i) CAEP Class A ordinary shares that were validly redeemed and (ii) certain CAEP Class B ordinary shares surrendered by the Sponsor.

Immediately following the Cayman Merger, Jersey Merger Sub merged with and into AIR Limited in accordance with the Companies (Jersey) Law 1991 (as amended), with AIR Limited continuing as the surviving company and a wholly owned direct subsidiary of AIR Global, and the holders of AIR Ordinary Shares received Ordinary Shares in exchange for their AIR Ordinary Shares pursuant to the terms of the Business Combination Agreement.

Prior to Closing, a total of 22,373,640 CAEP Class A ordinary shares were redeemed for an aggregate redemption value of approximately $234.7 million, resulting in a total of 5,226,360 CAEP Class A ordinary shares remaining issued and outstanding as of the Closing Date. As of the Closing Date, after giving effect to the Transactions, there were 160,386,602 Ordinary Shares issued and outstanding.

On November 7, 2025, CAEP, AIR Global, AIR and the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, on the Closing Date, effective immediately prior to the Cayman Merger and conditioned upon the Closing, the Sponsor agreed to (i) waive its anti-dilution rights under CAEP’s memorandum and articles of association with respect to its CAEP Class B Ordinary Shares and (ii) surrender and forfeit 3,400,000 CAEP Class B Ordinary Shares held by it. In addition, pursuant to the Sponsor Support Agreement, all amounts outstanding under the Sponsor Loan as of the Closing were repaid in the form of 102,009 newly issued CAEP Class A Ordinary Shares. The Sponsor Support Agreement also provides for (a) certain restrictions on the transfer of the Ordinary Shares received by the Sponsor in exchange for its CAEP Class A Ordinary Shares, into which the remaining outstanding Class B Ordinary Shares were converted, until the earlier of (1) the date that is six (6) months following the Closing Date and (2) the occurrence of certain early release events, and (b) certain vesting conditions on 1,500,000 Sponsor Earnout Shares received by the Sponsor at Closing, releasable only if specified price targets for the Ordinary Shares are achieved, or certain transactions occur, prior to the fifth (5th) anniversary of the Closing Date, in each case on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In connection with the Closing, the parties to the Sponsor Support Agreement entered into a waiver and release agreement waiving the lock-up restrictions under the Sponsor Support Agreement with respect to 1,000,000 Ordinary Shares issued to the Sponsor at Closing, in order to facilitate compliance with certain Nasdaq listing requirements.

In addition, pursuant to the terms of the Business Combination Agreement, at least 99.9% of the Ordinary Shares issued to the AIR Shareholders at the Jersey Effective Time in exchange for their AIR Limited ordinary shares are subject to a lock-up that prohibits sales or other dispositions until the earlier of (a) the date that is six (6) months following the Jersey Effective Time and (b) the occurrence of certain early release events, in each case subject to customary permitted transfers.

In connection with the Closing, the parties to the Business Combination Agreement entered into a waiver agreement waiving the lock-up restrictions under the Business Combination Agreement with respect to 10,400 Ordinary Shares issued to certain shareholders of AIR Limited in exchange for their AIR Limited Ordinary Shares, in order to facilitate compliance with certain Nasdaq listing requirements.

Extraordinary General Meeting

On August 24, 2026, the Company held an extraordinary general meeting at which shareholders approved(i) the repurchase by the Company of 5,000,000 Ordinary Shares beneficially owned by Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, Harraden Circle Strategic Investments, LP and Harraden Circle Concentrated, LP at a price of US$10.49 per share, (ii) the terms of the Forward Purchase Agreement governing such repurchase, (iii) a general authority for the Company to repurchase Ordinary Shares through off-market transactions, (iv) a general authority for the Company to repurchase Ordinary Shares through open market purchases on a securities exchange, and (v) an amendment to the A&R Articles to permit notices of general meetings to be given by drawing shareholders’ attention to a notice published on the Company’s website.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices.

As a foreign private issuer, we intend to follow home country practice in lieu of Nasdaq Rule 5635, which generally requires shareholder approval for: (a) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% or more shareholder has greater than a 5% interest in the target company or the consideration to be received; (b) the issuance of shares leading to a change of control; (c) adoption or material amendment of equity compensation arrangements; and (d) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% or more shareholders) if such equity is issued (or sold) below a specified minimum price.

Although we may rely on certain home country corporate governance practices, we must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement that a listed company cannot disparately reduce or restrict the voting rights of existing shareholders through a corporate action or issuance of securities (Nasdaq Rule 5640). Further, we must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority, and must ensure that our Audit Committee consists of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii) (including that, subject to phase-in accommodations, the Audit Committee has at least three members and that all Audit Committee members meet the independence requirements for Audit Committee service).

Other than as discussed above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following our home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq corporate governance rules and listing standards.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit restrictions under Section 16(b) of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 16(a) and Section 13 of the Exchange Act and related SEC rules.

Controlled Company Status

As of the date of this prospectus, the Kingsway Holders beneficially own approximately 60% of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of Nasdaq corporate governance rules. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including that (i) a majority of our board of directors consist of independent directors, as defined under Nasdaq listing rules, (ii) a majority of the independent directors select or recommend director nominees or a nominations committee comprised solely of independent directors, (iii) the compensation committee be responsible for determining or recommending the remuneration of executive officers and (iv) we have a compensation committee that consists entirely of independent directors. We do not currently intend to take advantage of the foregoing exemptions. However, if we decide to take advantage of one or more of the foregoing exemptions, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will continue to rely on the exemptions afforded to foreign private issuers described above. In the event that we cease to be a “controlled company” and no longer qualify as a foreign private issuer, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to Being a Public Company—As a ‘controlled company’ within the meaning of the rules of Nasdaq, we will qualify for certain exemptions from Nasdaq corporate governance requirements.”

Risk Factor Summary

Our business and an investment in our ordinary shares are subject to numerous risks and uncertainties. You should carefully read this prospectus, including the financial statements attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

•
risks related to consumer preferences and demand for our products, including the risk that we fail to anticipate evolving customer tastes; slower‑than‑expected uptake of shisha consumption and adoption of innovative inhalation devices; adverse changes in brand reputation; and competition from illicit or unregulated sources;

•
risks related to product health perceptions and liability, including potential claims regarding health consequences of shisha and heat‑not‑burn nicotine products; limits on the availability or scope of insurance coverage; and increased scrutiny of tobacco‑ or nicotine‑containing products;
•
risks related to our supply chain and operations, including reliance on sole or effectively exclusive distributors; dependence on specific third‑party suppliers and manufacturers for flavoring ingredients and technology components; securing adequate supplies of tobacco leaf and other raw materials amid price or availability volatility; reliance on third‑party transportation and logistics; prolonged disruption to our or third‑party production and storage facilities; and exposure to customer credit risk;
•
risks related to competition and strategy execution, including intense competition; the unpredictability of financial and business performance of novel inhalation devices and smoke‑free products relative to traditional flavored molasses; and the possibility that strategies to enter new segments or markets and to acquire businesses may underperform or fail;
•
risks related to macroeconomic and geopolitical conditions, including decreases in consumer disposable income; foreign exchange rate fluctuations; continued instability and unrest in the Middle East and Africa or escalation of armed conflict; terrorist attacks and political instability; heightened sovereign risk; operating in regions with elevated corruption risk; and economic, regulatory and political developments, natural disasters and conflicts across the countries where we operate;
•
risks related to labor and human capital, including work stoppages, workplace injuries and other labor matters; reliance on a limited number of key executives and employees and challenges attracting and retaining qualified personnel; and mobilization or other extraordinary labor measures in certain jurisdictions;
•
risks related to data, technology and cybersecurity, including failures by us or our third‑party service providers to protect confidential information; security incidents or unauthorized access to our IT systems or data (including customer, partner or other personal data); and legal, regulatory, IP or privacy risks arising from our use of social media, cookies and other tracking technologies, emails, push notifications and text messages;
•
risks related to ESG and climate, trade and taxation, and regulation and compliance, including AIR Global’s customers’ compliance with applicable regulations;
•
risks related to international markets and compliance with existing laws and regulations or changes in any such laws and regulations in the markets where we operate;
•
risks related to indebtedness and liquidity, including our substantial debt and related service obligations; secured senior credit facilities that place certain assets at enforcement risk in an acceleration scenario; restrictive debt covenants that may limit our ability to finance operations or growth or to pay dividends; exposure to floating interest rates on borrowings; potential future debt incurrence; our status as a holding company dependent on subsidiaries for cash; and the need for significant cash to service debt and sustain operations;
•
risks related to our capital markets profile and shareholder rights, including potential volatility and decline in the market price of our Ordinary Shares; uncertainty about maintaining an active trading market or continued Nasdaq listing; dilution from future equity issuances (including AIR incentive awards) and increased shares eligible for resale; future resales depressing the market price; differences between the rights of our shareholders and those of shareholders of a U.S. corporation; and anti-takeover provisions in our A&R Articles; and
•
risks related to internal controls, reporting and market perceptions, including failure to maintain an effective system of internal controls and compliance; previously identified or potential future material weaknesses in internal control over financial reporting; and the potential for adverse equity research coverage, unfavorable commentary or downgrades to negatively impact the price of our Ordinary Shares, as well as the general risk that securities of companies formed through SPAC mergers may experience price declines relative to premerger share prices.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital and Articles of Association” section of this prospectus contains a more detailed description of our Ordinary Shares. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.

Securities offered by the
Selling Shareholders	We are registering the resale by Selling Shareholders named in this prospectus, or their permitted transferees, of an aggregate of 154,623,867 Ordinary Shares.

Terms of the offering	The Selling Shareholders will determine when and how they will dispose of the Ordinary Shares registered under this prospectus for resale.

Shares outstanding prior to
the offering	As of the date of the prospectus, we had 160,386,602 Ordinary Shares outstanding.

Use of proceeds

All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective amounts. We will not receive any of the proceeds from these sales.

Lock-up restrictions	The Selling Shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Shares Eligible for Future Resale — Lock-Up.”

Dividend policy

We have not paid any cash dividends on our equity securities to date. The payment of any cash dividends will be within the discretion of the Board. It is currently not expected that the Board will declare any dividends in the foreseeable future. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time. We have not identified a paying agent in relation to any payment of cash dividends. See “Dividend Policy.”

Risk factors

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Market for our Ordinary Shares	Our Ordinary Shares are listed on Nasdaq under the symbol “AIIR.”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Ordinary Shares. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Ordinary Shares could decline and you could lose all or part of your investment. This prospectus also contains forward‑looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward‑Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward‑looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Business and Industry

Customer preferences are constantly evolving, and we may fail to develop new products that meet these changing preferences or fail to anticipate shifts in demand.

Our success depends on our ability to anticipate and respond to changes in customer preferences. The factors influencing consumer preferences are numerous and complex, ranging from demographic shifts and changing lifestyles to increased health consciousness and the influence of global trends. We must identify and meet shifting consumer trends in shisha and the broader inhalation sector, including changes in flavors, ingredients and methods of consumption. For example, there is a growing demand for products perceived as healthier or more natural, as well as for innovative delivery systems and unique flavor profiles. Customers of our flavored molasses products and our inhalation devices, including Crown Switch, OOKA and VANT, may be drawn to alternative inhalation or new emerging technologies that may be perceived as more convenient, modern or socially acceptable.

Rapid shifts in customer preferences may require us to quickly adapt our product mix, designs and manufacturing schedules. This can present significant operational challenges, such as adjusting production lines, sourcing new ingredients or developing new packaging, and may require substantial time and investment. If we are unable to adjust production, supply chains or inventories in a timely or cost-effective manner, we could experience stock-outs, excess or obsolete inventory, operational inefficiencies or increased costs. Managing inventory levels becomes particularly complex when demand is volatile or unpredictable, increasing the risk of shortages and overstock.

Local economic conditions may drive consumers to “down-trade” to lower-priced brands, especially during periods of economic uncertainty or reduced consumer spending power. Regulations that limit branding, communications, flavors or product differentiation may reinforce these trends by making it more difficult to distinguish our products in the marketplace or to communicate our products’ unique attributes to consumers. We may shift toward lower-priced or lower-margin products in response to such changes in demand. Conversely, some consumers may favor higher-priced local or niche brands that are able to respond more quickly to local customer preferences, leveraging their agility and closer connection to specific communities or cultural trends.

Our efforts to improve our products’ competitiveness may require substantial investment in product innovation, pricing, and marketing, all of which carry execution and financial risks. We may allocate significant resources to research and development and related marketing that fail to achieve commercial acceptance or adequate returns. Product development and launches are inherently uncertain, as consumer preferences may not align with our innovations, and our marketing efforts may not generate sufficient demand.

In the long term, failure to keep pace with evolving consumer preferences could undermine our competitive position and limit our ability to achieve sustainable growth. Any of these factors could reduce our sales volumes, market share in the markets in which we operate, margins and cash flows and could have a material adverse effect on our business, financial condition and results of operations.

Our future success relies on widespread uptake of shisha consumption and the market adoption of our innovative inhalation devices, which can be influenced by factors beyond our control.

Our business operations and future growth prospects depend in large part on the continuing adoption and popularity of shisha consumption, leading to increased consumer demand, which can be influenced by various factors beyond our control, including social trends, economic conditions and regulatory environments. A decline in the popularity of shisha products, whether due to cultural shifts, health concerns or competing alternative leisure activities, could adversely affect our sales and market position. Additionally, the failure of our key products to gain traction in the market or ineffective or non-compliant influencer partnerships could impede our growth objectives. Social media platforms and third-party influencers play a significant role in shaping perception of shisha consumption and demand for our products, and we engage in collaborations with third-party brands and celebrities to enhance our market presence. However, these channels are volatile and subject to changing algorithms and policies, including restrictions on tobacco-related content, which may expose us to reputational, compliance, and contractual risks. Additionally, social media trends evolve rapidly and unpredictably, with new trends constantly emerging, making it challenging to maintain consistent engagement. As we leverage these platforms to market our products, including through sponsorships with influencers, there is a risk that such efforts may not gain the desired market traction or could inadvertently harm our brand reputation.

In addition, our flavored molasses offerings are generally positioned as premium products, with pricing reflecting such products’ premium quality and consumer experience. The total cost of shisha consumption—both for home use and in lounge environments, including equipment, accessories and consumables—may be relatively high in certain jurisdictions compared to other recreational options, such as dining or alcohol consumption. This higher cost may limit our potential customer base, particularly in price-sensitive or economically challenged markets. Our efforts to maintain and improve the competitiveness of our products to a more mass-market audience may also require significant investment in product innovation, pricing strategies and marketing campaigns, all of which carry execution and financial risks. While we aim to develop more affordable options of flavored molasses to appeal to a broader demographic, such efforts could dilute our brand’s premium positioning or lead to reduced margins. Additionally, the adoption of shisha may be constrained by external factors, such as rising inflation, increased costs of raw materials, supply chain disruptions, trade sanctions, tariffs and evolving consumer spending patterns, particularly in discretionary categories. If demand declines in the markets in which we operate, our financial condition, operational results and ability to execute our growth strategy could be materially and adversely affected.

In addition to our core offerings of flavored molasses products, the future success of our business also relies on the successful introduction and acceptance of new products in our portfolio, such as our inhalation devices, including Crown Switch, OOKA, VANT and our vapes, as well as our nicotine pouches, including Crown Gems and Al Fakher branded pouches. As these products are still in the early stages of market adoption, their success hinges on consumer acceptance of such new concepts or formats of social inhalation, which is influenced by factors such as cultural trends, economic conditions and individual preferences. As our inhalation devices are generally positioned as premium products, their higher costs may also pose barriers to widespread adoption. We have made, and expect to continue to make, significant investments in product innovation, such as in OOKA, utilize pricing strategies and employ marketing campaigns for these inhalation devices and other new products. These actions may be unsuccessful and could materially and adversely affect our business, financial condition, and operational results.

Our brands are key assets of our business, and adverse changes in brand reputation could have a material adverse effect on our business.

Our revenue and profitability depend heavily on the strength, perception and differentiation of our brands. Our most important brand is our flagship Al Fakher brand, under which we sell the vast majority of our flavored molasses products. In addition, we have introduced alternative brands for flavored molasses products, such as NameLess and Al Aseel, Shisha Kartel, Zødiac, as well as a number of brands for inhalation devices, including Crown Switch vapes, OOKA and VANT, and nicotine pouches, including Crown Gems pouches and Al Fakher branded pouches. Accordingly, brand reputation is important for sustaining and growing our revenue and profitability, which are shaped by various factors, such as our product offerings, the quality of our products and the presentation of our products, including packaging designs, distributors’ sales and marketing activities and public perceptions of our brand, all of which may be outside of our control. Negative publicity—whether actual, perceived or unfounded—regarding our products, ingredients, business practices (including marketing practices), supply chain and environmental or labor standards can negatively impact our brand reputation, erode consumer trust, reduce demand and impair our ability to attract and retain customers.

In particular, counterfeit and illicit trade pose the most significant reputational risk to our brands. Counterfeit or look‑alike products can be of inferior or unsafe quality, are outside our quality controls and regulatory compliance systems and may be sold through unauthorized channels, leading to consumer confusion and misattribution of negative experiences to our brands. The existence, growth or publicity of counterfeits can undermine consumer trust, dilute brand equity, disrupt distributor relationships and require significant monitoring, enforcement and remediation costs. Even where we take timely enforcement action, we may be unable to prevent continued counterfeit activity, and consumer perceptions of authenticity and quality may nevertheless be adversely affected.

Further, strict and evolving restrictions on the advertising, promotion and sponsorship of tobacco- and nicotine-inclusive products in many of our markets may limit our ability to build and sustain brand awareness. Enhanced public scrutiny of e-cigarettes/vapes and modern oral nicotine pouches—particularly around youth access, flavors and marketing—may intensify reputational risks to our brands. Failure to comply with applicable marketing, labeling and disclosure rules could result in fines, forced changes to packaging or messaging, removal of content or bans, all of which could damage our brand equity. Any platform takedowns and enforcement actions as a result of alleged or actual non-compliance with applicable marketing, labeling and disclosure rules may also affect our brands’ reputation.

Further, the reputation of our brands is particularly dependent on consistent product quality and safety. For example, our products may become contaminated as a result of an accident during the production process or deliberate malicious intent. Our products may otherwise fail to comply with our quality standards during the manufacturing process or at different points in the supply chain, whether as a result of failure in quality control by us or by one of our suppliers or distributors. In these instances, whether due to suspected, confirmed, deliberate or unintentional product contamination or other product adulteration, misbranding or tampering, significant costs may be incurred in recalling products from the market and consumers may lose confidence in the product or products affected by the contamination, resulting in a loss of sales volume. High-profile recalls or media campaigns regarding hookah or other inhalation products, even if not attributable to our brands, can lower demand, prompt scrutiny by regulators, and increase litigation risks. Recovery of lost sales and market share may be prolonged or may not fully materialize. We may also be subject to legal action because of a contamination incident, which could result in legal damages, penalties, negative publicity or adverse effects on our sales (even if such claims are unsuccessful or without merit). In addition, if another company recalls or experiences negative publicity related to a product in a category in which we compete, our consumers may reduce their overall consumption of products in the category.

We also rely on third parties for sourcing raw materials, manufacturing components or finished goods, testing, warehousing and distribution. Our reputation can also be harmed by the conduct of third parties. Breaches of labor, human rights, environmental, anti‑corruption, sanctions or other laws and involvement in practices perceived as unethical in our key markets by suppliers, co‑manufacturers, distributors or other partners, may attract adverse publicity. We cannot guarantee that we will be able to identify instances in which our third-party suppliers or distributors fail to comply with our standards or applicable laws. If partners fail to adhere to applicable regulations, quality standards or contractual obligations, we may face enforcement actions, product defects or supply interruptions. Replacing key suppliers or contract manufacturers can be challenging due to licensing, qualification and regulatory review requirements. Third-party laboratory errors or inconsistent analytical testing methods can contribute to adverse outcomes, even when our internal processes are followed. Concentrations of supply, single-source components and cross-border logistics increase the risk of disruption, cost escalation and delays.

Failure to manage any of the above factors could adversely affect the value and perception of our products and our ability to maintain existing customers and attract new consumers. As a result, this could have a material adverse effect on our business, financial condition and results of operations.

Competition from illicit sources may reduce our total sales and lower our margins, restricting the ability to increase selling prices and damaging our brands.

Competition from illicit sources, including counterfeit, smuggled and duty-not-paid (“DNP”) shisha products on which applicable taxes are evaded, poses a significant threat to our business. Illicit trade can take many forms, including:

•
The sale of counterfeit tobacco products;
•
The sale of tobacco products that do not comply with relevant regulations for a given jurisdiction, such as the Family Smoking Prevention and Tobacco Control Act (“TCA”) and Food and Drug Administration (“FDA”) regulations and requirements in the United States;
•
The sale of tobacco products within a certain jurisdiction that are intended for sale outside the jurisdiction;
•
The sale of smuggled DNP products or untaxed tobacco products over the Internet and by other means designed to avoid the collection of applicable taxes; and
•
The diversion into one taxing jurisdiction of tobacco products intended for sale in another jurisdiction.

Illicit trade adversely affects our overall sales volume, restricts our ability to increase selling prices, damages our brand reputation, and may lead to commoditization of our products. Large quantities of illicit shisha products are sold globally each year, representing a significant share of the global shisha market. These products compete with legitimate offerings and skew market pricing, as they are often sold without accounting for taxation. Factors such as increasing tax regimes, regulatory restrictions and compliance requirements increase demand for illegal, cheaper shisha products and provide greater incentives for smugglers. Incentives for illicit trading in tobacco-inclusive products, including shisha, are particularly notable in parts of Europe and UAE. Illicit trade also harms law-abiding wholesalers and retailers by depriving them of lawful sales and undermines their significant investment in legitimate distribution channels. In many instances, our duty-paid products compete with products smuggled from a lower excise tax jurisdiction (for which duty in the country of sale has not been paid). As our margins are typically higher in jurisdictions with higher excise taxes, this substitution puts downward pressure on our margins.

Due to our strong global market position, we are a target for counterfeit activity. We have previously identified and reported counterfeiters of our branded products to national and international authorities. We regularly engage a network of specialist anti-counterfeiting investigators world-wide – including in KSA, the UAE and across Europe – leading to successful police and customs raids, and we maintain a vetted network that can be rapidly mobilized in response to any increases in counterfeiting. However, there is no assurance that we will be able to detect or stop sales of illicit products. Any failure to track and prevent illicit trades, or a rise in such activities, could have a material adverse effect on our business, results of operations and financial condition.

The long-term health effects of shisha, as well as newer heat-not-burn nicotine inhalation products, remain largely unstudied by the scientific community. Consequently, we may face potential claims regarding the health consequences associated with the use of these products, and insurance for such claims is unavailable or limited.

Most of our products contain nicotine, a chemical compound that has been proven to be highly addictive. In addition, consumption of our traditional flavored molasses products involves by-products produced during shisha through charcoal, such as carbon monoxide, which have been identified as harmful to human health. We have conducted independent scientific research, which suggests that consumption of our traditional flavored molasses products results in significantly fewer amounts of harmful toxicants than those commonly found in other tobacco inhalation products, but there is a lack of comprehensive scientific studies on the long-term health effects of shisha and novel heat-not-burn products, such as electronic cigarettes, vaporizers and modern oral pouch products. Currently, there is no way of knowing whether these products are safe for their intended use when used long-term. By contrast, there are extensive studies conducted on the harmful toxicants that result from the use of cigarettes. If the scientific community were to determine conclusively that use of any or all of these products poses long-term health risks, market demand for these products and their use could materially decline. Such a determination could also lead to litigation and significant regulation.

Historically, tobacco companies have faced litigation and claims for damages from both smokers and governmental authorities. While we have not yet encountered claims related to the health consequences of our products, we may face such claims in the future, similar to other manufacturers of tobacco-inclusive products. The insurance industry generally does not insure against such claims, and we do not have any insurance to potentially offset some or all of the costs of defending such claims or any resulting judgments. In addition to product liability, tobacco companies may face consumer fraud and failure-to-warn claims, for which insurance coverage may be unavailable. Should such claims arise, they could lead to costly litigation, demand significant management attention and result in substantial liabilities in the event of an adverse outcome or settlement. Beyond health-related cases, we may also face litigation related to product quality issues, potentially leading to product liability claims. These scenarios could materially and adversely affect our business, financial condition and operational results.

Our product distribution in certain jurisdictions depends on sole distributor arrangements that are exclusive in practice, and the loss of these arrangements could have a material adverse effect on our business.

In certain jurisdictions, including Iraq, Lebanon, UAE, KSA, Libya, Djibouti, Somalia, Ethiopia, Malaysia, Kuwait, Bahrain, India and Nigeria, we rely on sole-distributor arrangements with local distributors. These distributors possess significant local knowledge and are our primary point of contact for retailers and on-premises channels. In certain other markets, we believe our distribution is effectively exclusive due to dominant tobacco-distribution platforms serving as the distributor of our products, such as Logista’s tobacco-inclusive product distribution in Spain. Our continued success and future growth depend in part on maintaining these relationships, some of which are not governed by binding, enforceable contracts. For example, a sole distributor may terminate, not renew or fail to perform under its arrangement, and the pool of alternative distributors in any given market may be limited, especially in markets with dominant distribution systems, such as Spain. It could be difficult for us to replace these relationships on commercially reasonable terms, or at all, and seeking alternate relationships could be time consuming and result in interruptions to our business. For example, Khaleel Mamoori is affiliated with our sole distributor in Egypt and Iraq. There can be no assurance that this arrangement or other similar distribution arrangements will continue on current terms or that a replacement could be secured without disruption to our business.

In addition, in certain jurisdictions, such as Kuwait, local commercial agency or other similar laws may restrict our ability to terminate, not renew or materially modify the terms of existing distribution arrangement with local distributors, making it difficult and costly to modify existing distributor arrangement. Such laws may limit our strategic flexibility, prolong underperformance in affected markets, expose us to disputes and potential damages, delay onboarding of alternative distributors and contribute to inventory build‑ups, revenue shortfalls and loss of market share.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

The financial and business performance of our novel inhalation devices and smoke-free products are less predictable than our traditional flavored molasses.

Novel nicotine products have been introduced to the market over the past fifteen years, are at a relatively early stage of development and commercialization compared to “traditional” tobacco products and represent the core components of a market that is evolving rapidly, highly regulated and characterized by a number of market participants. Novel nicotine products include smoke-free products (such as our Al Fakher branded nicotine pouches), e-cigarettes/vapes and other new inhalation devices (such as OOKA, VANT and Crown vapes) and products containing herbal/botanical ingredients. Rapid growth in the use of, and the interest in, these products is recent and may not continue on a lasting basis. The long-term demand trends and market acceptance for these products are subject to a high level of uncertainty. Therefore, we are subject to all of the business risks associated with a new enterprise in an evolving market. The pace at which adult smokers adopt them may vary, depending on the competitive, regulatory, fiscal and cultural environment, and other factors in a specific market. There may be periods of accelerated growth and periods of slower growth for these products, the timing and drivers of which may be more difficult for us to predict versus our mature traditional flavored molasses business. The impact of this lower predictability on our projected results for a specific period may be significant, due to geopolitical or macroeconomic events that negatively impact novel product availability or adoption, which in turn may have a material adverse effect on our results of operations. Continued evolution, uncertainty and the resulting increased risk of failure of our new and existing product offerings in the novel nicotine product space could have a material adverse effect on our ability to build and maintain market share and on our business, results of operations and financial condition. Further, there can be no assurance that we will be able to continue to effectively compete in the novel nicotine products marketplace.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

We operate in highly competitive markets, and our failure to compete effectively could materially and adversely affect our profitability and operational results. Our competitors include regional flavored molasses producers as well as a number of smaller, local producers. In the broader nicotine industry in general, some of our competitors and potential competitors benefit from significantly greater financial resources, enabling them to potentially outperform us in innovation and business investments. Furthermore, consolidation in our industry through mergers and acquisitions could alter market dynamics and shift competitive power in ways that disadvantage us.

We face indirect competition from other heat-not-burn or nicotine-inclusive inhalation products, which are also supported by resource-rich companies. In addition, certain of our target customers are also pursued by producers of other inhalation products, including e-cigarettes/vapes and nicotine pouches, which creates competition that may lead customers to substitute our key products with alternative inhalation products from competitors. Furthermore, if our competitors develop products, without infringing on our intellectual property, that are less expensive, safer or otherwise more appealing than our offerings or that reach the market before ours, we may not achieve continued commercial success. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages that we believe we derive from our research approach and proprietary technologies.

As an operator of shisha‑focused e‑commerce websites, we also compete with other online retailers offering flavored molasses, hookah devices and heat‑not‑burn or nicotine‑inclusive inhalation products, as well as with traditional offline retail channels. Competitive pressures in both online and offline distribution may limit our ability to grow, compress margins and increase customer acquisition costs.

We believe our principal competitive strengths in the shisha market include brand reputation, product quality and consistency, a diverse product range across traditional and modern flavors and scale benefits from our size and geographic reach. However, we may not be able to maintain a competitive edge on all these fronts against current or future competitors. To remain competitive and retain consumer loyalty, we must effectively market and competitively price our flavored molasses products. We face potential downward pricing pressures, increased marketing expenditures and the risk of losing market share, all while navigating rapidly changing customer preferences. See also “—Customer preferences are constantly evolving, and we may fail to develop new products that meet these changing preferences or fail to anticipate shifts in demand.” In this competitive landscape, we may also be compelled to raise prices due to increased costs of goods sold, such as tobacco and other raw materials, direct labor costs or other uncontrollable factors. Such price increases could lead to reduced sales volumes or a shift in sales to lower-margin products, either of which could materially and adversely affect our business, financial condition and operational results.

Our ability to compete effectively also depends on our capacity to innovate through research and development and to respond in an efficient and timely manner to technological changes and evolving industry standards. Rapid change in our industry places significant demands on our product development capabilities, and there is no assurance that we will continue to adapt successfully. Newly developed products, brands or flavors may compete directly with our existing portfolio rather than creating incremental demand. Our R&D priorities are based on our current views of future technological trends, regulatory developments and consumer preferences, which may prove inaccurate. Even if we implement our R&D plans as intended, they may not yield the expected results or benefits. Failure to achieve the desired outcomes from our R&D efforts or to respond effectively to technological changes and evolving industry standards could materially and adversely affect our business, financial condition, profitability and results of operations.

We rely on specific third-party suppliers and manufacturers for our flavoring ingredients and technology components.

We rely on specific third-party manufacturers to produce flavoring ingredients, which we further process to develop our proprietary shisha flavors. As flavoring ingredients can vary significantly among manufacturers, any disruptions in our relationships with these flavoring manufacturers, failures to renew manufacturing agreements, inability or unwillingness by any supplier to produce sufficient quantities of flavoring ingredients in a timely manner or in compliance with current or new regulatory requirements could significantly impact our ability to maintain our product volume and quality. For example, in the first half of

2026, regional disruption rendered our contracted supply sources for glycerin, a key ingredient used in our flavored shisha molasses, temporarily unavailable, and we were required to secure continuity of supply through short-term contracts at prices significantly above normal market conditions. There can be no assurance that similar or more severe disruptions will not occur in the future, and any such disruption could result in increased input costs, production delays or an inability to meet customer demand.

In addition, we also rely on third-party manufacturers to produce the individual components of our devices, including OOKA and Crown Switch . Due to the manufacturers’ specialized knowledge of our processes and specifications, replacing them or transitioning to new manufacturers would be difficult and time-consuming. While we have entered into long-term supply contracts with these third-party manufacturers, there is no guarantee that we will be able to renew these contracts on the same terms, if at all, or that the manufacturers won’t seek to terminate the supply contracts in place. For example, under the OOKA supply agreement, either party may terminate the agreement with twelve months’ written notice to the other party. Any disruptions in our relationships with these third-party manufacturers could hinder our ability to grow OOKA sales volumes.

To continue selling our products in the event of a disruption to our supply of flavoring ingredients or device components, we would need to identify new suppliers or producers that meet our stringent flavor and product requirements while also complying with applicable regulatory requirements. However, only a limited number of suppliers may be capable of producing our products at the necessary specifications and volumes. Locating and approving such alternative sources could be costly and time-consuming. Additionally, we may not be able to negotiate pricing or other terms with new suppliers as favorably as with our existing ones, or possibly at all. Furthermore, there is no assurance that a new third-party supplier could accurately replicate the production process and taste profile of the flavoring ingredients we currently use.

In addition, many of our existing and potential third-party suppliers and manufacturers also supply similar flavor ingredients to other companies, including our competitors. To protect our flavors, our supply agreements with flavor ingredient suppliers include exclusivity provisions that prohibit those suppliers from selling to third parties the specific combinations of flavor ingredients developed for and supplied to us. However, these provisions do not eliminate the risk that suppliers may prioritize or favor our competitors, allocate capacity away from us, delay our orders or disclose or misuse our proprietary information despite contractual exclusivity obligations. If any of our flavor ingredient suppliers do not comply with our exclusivity requirements or otherwise favor our competitors, our ability to source ingredients at required quality, volumes and cost could be impaired.

Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

We may encounter significant challenges in securing adequate supplies of tobacco leaf and other raw materials due to fluctuations in availability or prices, which could have a material adverse effect on our business, financial condition and results of operations.

The availability and pricing of key raw materials in our products, including tobacco leaf, fructose, glycerin (which contains palm oil) and flavor ingredients are subject to fluctuations influenced by various external factors, including the limited number of geographies in which tobacco leaf can be produced, climate and weather-related events such as droughts and floods, natural disasters, increasing demand for land and natural resources, rural poverty, social inequality, aging farmer populations, currency fluctuations, supplier capacity constraints, competitive demand from other industries, the availability of complementary and substitute materials, regulatory restrictions and other general economic conditions. These factors pose risks to our supply chain, potentially restricting the availability and increasing the cost of materials for our products.

There can be no assurance that the essential raw materials we require to manufacture our products will remain available at commercially reasonable rates in the future. If raw material prices increase, we may be unable to pass these additional costs to our customers in a timely manner, or at all, as we do not have a contractual right to do so. Failure to mitigate increased costs could result in lower margins, customer loss and revenue reductions.

Tobacco leaf constitutes a substantial portion of our raw material costs, and we purchase significant volumes of packed leaf each year from Europe and India. For the year ended December 31, 2025 and 2024, tobacco leaf constituted 33% and 32% of our total raw material costs, respectively. Tobacco production in certain regions, including Europe, where we have historically concentrated our sourcing, is subject to stringent farming and production regulations and increasing competition for arable land from other agricultural commodities. These controls and competition can further constrain tobacco leaf production, raising prices and reducing supply, which may make it harder for us to meet our volume, quality and ESG compliance requirements.

This restricted availability of tobacco leaf may also impact the quality of our flavored molasses and our ability to meet consumer needs. Our commitment to ESG priorities may limit our sourcing options, creating supply-demand imbalances and potentially increasing tobacco prices. Additionally, tobacco leaf prices tend to be cyclical, influenced by supply and demand in growing regions in addition to weather patterns. Weather variations can also affect crop quality and supply, leading to price changes. These price fluctuations could have a material adverse effect on our business, financial condition and results of operations.

In addition to the factors described above, geopolitical instability and military conflicts may disrupt both the importation of raw materials to our production facilities and the distribution of finished products therefrom, causing significant fluctuations in the availability and price of materials.

For example, the conflict between Iran and the United States and Israel that began in late February 2026 has disrupted shipping through the Strait of Hormuz, which has had a direct impact on the availability and cost of raw materials at our largest production facility, which is located in the UAE, by restricting our ability to receive shipments of such materials, and has also affected distribution from this facility. We have undertaken a number of proactive measures to mitigate the impact on our supply chain, including rerouting shipments via alternative transportation routes and redeploying portions of our production to our Poland facility, in particular the production designated for our single largest market, the United States. These measures have alleviated the initial disruption. Nevertheless, any prolonged or intensified disruption to shipping routes could result in delays in the delivery of raw materials to our UAE facilities, which could adversely affect our inventory management and fulfillment timelines. Moreover, any such redeployment of production is expected to result in some product cost inflation, mainly resulting from the higher cost of labor in the Polish market, and the rerouting of shipments via alternative transportation routes has resulted in incremental additional transportation expenses as well as longer delivery times.

Traffic through the Strait of Hormuz continues to be restricted, and the duration, scope and ultimate resolution of the conflict and the naval blockade remain highly uncertain, and it is unclear when or whether conditions in the region, or shipping through the Strait of Hormuz, will stabilize. In the event that access to the Strait of Hormuz should remain limited or inaccessible in the longer term, these additional costs, expenses and delays could negatively impact our profit margins and have a material adverse effect on our business, financial condition and results of operations. See “—Regional conflicts and geopolitical instability have disrupted, and may continue to disrupt, our logistics, supply chains and distribution operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.”

Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

Our results of operations can be adversely affected by a decrease in consumer disposable income, which is subject to general economic conditions.

Consumer purchasing habits for inhalation products are historically affected by general economic conditions, such as changes in employment, salary and wage levels, the level of consumer confidence in prevailing and future economic conditions and tax regimes. Our products are considered elastic goods, similar to other premium goods, meaning reduced disposable income can lead to a relative reduction in demand. This is particularly relevant as a significant percentage of our consumers purchase our products through on-premises channels, which typically experience decreased demand during periods of macroeconomic stress. Consequently, our results are closely tied to general economic conditions and could be adversely affected by any deterioration in the economic environment of our markets.

Despite recent improvements in global economic conditions, the outlook for the global economy remains uncertain, with certain markets potentially not achieving forecasted growth. This uncertainty is exacerbated by increased global tariffs and ongoing geopolitical conflicts, such as the Russia-Ukraine conflict and conflict in the Middle East, which led to severe political, social and economic consequences. These tensions have contributed to surges in energy and transportation prices, driving inflationary pressures and increasing our input costs, while simultaneously limiting our customers’ disposable income. As a result, our customers may change their purchasing habits, spend less on non-essential goods or substitute our products with cheaper alternatives, adversely affecting our operational results.

Continued instability and unrest in the Middle East and Africa, or the escalation of armed conflict, may materially and adversely affect our business, financial condition, results of operations and prospects.

We have extensive operations in the MEAA and have generated 64.2% and 66.0% of our revenue for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, in the region. Our headquarters and two of our production facilities are located in the UAE. As a result, any escalation or prolonged conflict in the Middle East and Africa could materially disrupt our production and business operations.

The Middle East and Africa have experienced, and continue to experience, political unrest, armed conflict and civil disturbances in several countries, including Egypt, Iran, Iraq, Libya, Syria, Tunisia and Yemen. This unrest has ranged from public demonstrations to armed conflict and civil war and has given rise to several regime changes, sanctions impositions and increased political uncertainty across the region. It is not possible to predict the occurrence of events or circumstances such as civil unrest, war or other hostilities or sanctions or the impact that such events or occurrences might have on the region. The Middle East is currently affected by numerous armed conflicts including those in Iran, Yemen, Syria, Lebanon, Iraq and Israel/Gaza, as well as conflicts with militants associated with the Islamic State.

In particular, in late February 2026, military strikes by the United States and Israel on Iran triggered significant regional instability, including Iranian retaliatory attacks across the Middle East affecting countries such as KSA, the UAE, Qatar, Kuwait, Bahrain and other GCC countries forming part of our largest Focus Market by revenues. Although the United States and Iran signed the US-Iran MOU, the duration and ultimate scope of this conflict remain highly uncertain. A prolonged or expanding conflict could result in sustained disruptions to regional and global economic conditions, continued volatility in energy markets and further deterioration of commercial and financial activity across the Middle East. Significant losses sustained by GCC states could have a material adverse effect on global investment flows and economic stability.

Our headquarters and two of our production facilities are located in the UAE, which is among the Gulf states that have been directly affected by the conflict. The duration and ultimate scope of this conflict, including the status of the US-Iran MOU and the outcome of ongoing diplomatic efforts, remain highly uncertain, and it is unclear when or whether conditions in the region will stabilize. As a result, we face heightened exposure to the risks arising from this regional instability, including potential threats to the safety of our personnel, disruptions to local infrastructure, damage to or destruction of our facilities, restrictions on commercial travel to and from the region and interruptions to our day-to-day operations, including the need to quickly implement remote work arrangements for our headquarter personnel. While our headquarters and manufacturing facilities in the UAE are in full operation and have not experienced material interruption to date, the conflict has resulted in disruptions to our logistics, supply chains and distribution operations. We have taken proactive steps to mitigate the impact on our operations, including rerouting shipments and redeploying portions of our supply chain to alternate manufacturing locations, though instability in neighboring countries could disrupt alternative shipping routes we are currently pursuing. See also “—Regional conflicts and geopolitical instability have disrupted, and may continue to disrupt, our logistics, supply chains and distribution operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.”

An escalation or prolonged continuation of hostilities could have spillover effects globally, including further attacks on the UAE or its infrastructure, which could have a direct and material adverse effect on the operations of our headquarters and production facilities. Additionally, the indirect effects of a prolonged conflict including sustained elevated oil and energy prices, disruptions to global supply chains, incremental logistical costs arising from port closures, rerouting of shipments and increased transportation and insurance expenses, reduced foreign investment in emerging markets and broader macroeconomic instability could adversely affect our operations, the economies of the markets in which we operate and the financial condition of our customers and business partners.

Although the UAE, where we are headquartered, has generally maintained domestic stability and positive international relations, there can be no assurance that the UAE will not be impacted by regional instability, armed conflict or terrorist activity. Any escalation of conflict or terrorist incidents in or affecting the UAE, or increased regional geopolitical instability, could adversely affect the UAE’s economy, its attractiveness for foreign investment, its ability to engage in international trade and its tourism industry. These factors could, in turn, have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, the UAE is dependent on expatriate labor, including both unskilled laborers as well as highly skilled professionals in a range of industry sectors, and has made significant efforts in recent years to attract high volumes of foreign businesses and tourists. Increased regional instability or security threats could make the UAE more vulnerable to economic and operational disruptions and could negatively impact our ability to attract and retain talent, conduct business and achieve our strategic objectives.

Regional conflicts and geopolitical instability have disrupted, and may continue to disrupt, our logistics, supply chains and distribution operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Our operations depend on the reliable and cost-effective movement of raw materials, components and finished products across the Middle East and Africa, including through critical maritime chokepoints and land-based transportation routes. Regional conflicts and geopolitical instability may disrupt either or both flows, resulting in shortages or higher costs for raw materials, production interruptions, inventory imbalances, delays in customer deliveries, reduced sales and margins and other adverse effects on our business, financial condition, results of operations and prospects.

As a direct consequence of the conflict between Iran and the United States and Israel that began in late February 2026, shipping through the Strait of Hormuz, a critical maritime chokepoint through which key commodities, including approximately 20% of global seaborne oil and significant volumes of liquefied natural gas, transit, has been disrupted, with major shipping carriers suspending transits through the waterway. The conflict has also contributed to broader disruptions to regional logistics and business continuity, including disruptions to commercial aviation routes, land-based transport and maritime traffic through critical routes.

Such disruption has in the past restricted our ability to import raw materials to our largest production facility in the UAE. If access to the Strait of Hormuz or related transportation routes were to remain limited or become further disrupted, we could experience delays in receiving raw materials or need to source them through more costly alternatives, which could increase our operating costs, adversely affect our inventory management and fulfillment timelines and reduce production volumes or margins.

This disruption has directly affected our ability to ship finished products from our largest production facility, which is located in the UAE, by sea. Historically, maritime shipping has been the primary mode of shipment for our products produced at our UAE facilities to the markets supplied by those facilities, including our U.S. market.

While traffic continues to be restricted through the Strait of Hormuz, we have rerouted the majority of our maritime shipments from our UAE facilities via land-based transportation to ports on the Gulf of Oman, including ports in Oman and the UAE ports of Fujairah and Khor Fakkan, which are located outside the Strait of Hormuz, thereby bypassing the disruption, though potential instability in Oman could cause disruption in these alternative routes. We have also utilized land-based routes through the KSA and redeployed portions of production to our Poland facility, in particular for the U.S. market, reducing our exposure to transit delays and cost increases. These measures have reduced our exposure, although alternative routes have resulted in some incremental transportation expenses and longer delivery times, while redeployment to the Poland facility has resulted in product cost inflation due to higher labor costs there. In the KSA, our business has not been materially affected by this disruption, as deliveries to the KSA do not pass through the Strait of Hormuz.

While conditions in the region remain fragile, we continue to maintain operational flexibility to adapt to changing logistics conditions. Nevertheless, if disruptions persist or worsen, we could experience further delays, higher logistics and product costs and reduced margins, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Similarly, from late 2023 until the ceasefire in October 2025, the Israel-Gaza conflict resulted in ongoing hostilities that also involved Lebanon and Iran. During this time, the Yemeni Houthi militia intensified attacks on commercial vessels in the Red Sea and Gulf of Aden, which disrupted global shipping and contributed to increased transit times and costs. As a result of these attacks, we rerouted our KSA shipments from the Port of Jeddah to the Port of Dammam. While the ceasefire has alleviated these disruptions, the risk of further escalation or spread of conflict within the region remains.

We continue to monitor the evolving situation in the Middle East and may take additional measures to mitigate supply chain disruptions; however, we cannot predict the ultimate scope or duration of these conflicts or their effects on our logistics operations, business, financial condition or results of operations.

Our business operations could be adversely affected by terrorist attacks and political instability, and other events beyond our control.

Ongoing armed conflict, insurgency and political instability in parts of the Middle East and North Africa (“MENA”), including Syria, Iran and Iraq, continue to depress consumer sentiment and disrupt normal commercial activity. Designated foreign terrorist organizations and affiliates, including ISIS (also known as ISIL or Da’esh) and al‑Qaeda, have claimed responsibility for attacks in several MENA countries and beyond. While some groups have lost territory or capacity, the risk of renewed attacks, cross‑border incidents, and related security disruptions remains elevated and unpredictable. The region has also experienced domestic unrest, including protests, factional violence and separatist or militia activity, which can escalate and spread.

Our business, financial condition, results of operations or liquidity could be adversely affected if such terrorist activity heightens and spreads into cities and countries where we operate. Changes in sanctions, counter‑terrorism, anti‑money‑laundering, export‑control, or financial‑institution de‑risking practices could further limit transactions in affected markets and increase compliance costs.

We do business in locations where we are exposed to a greater-than-average risk of adverse sovereign action.

We do business in locations where we are exposed to a greater-than-average risk of adverse sovereign action, including overt or effective expropriation or nationalization of property. Furthermore, relatively high commodity prices and other factors in recent years have resulted in increased resource nationalization in some countries, with governments repudiating or renegotiating contracts with, and expropriating assets from, companies that are producing in such countries. Governments in these countries may decide not to recognize previous arrangements if they regard them as no longer being in the national interest. Governments may also implement export controls on commodities regarded by them as strategic or place restrictions on foreign ownership or operation of strategic assets. Governments of the countries in which we operate may adopt nationalization, expropriation, or export control policies going forward. Expropriation of assets, renegotiation or nullification of existing agreements, leases or permits by the governments of countries in which we operate, could each have a material adverse effect on our business, results of operations, financial condition and/or prospects.

Additionally, although not direct sovereign actions, certain countries have passed laws to favor their own economic growth. For instance, from 2023 until February 2026, the government of KSA did not sign contracts with foreign companies that did not have regional headquarters in the kingdom. If the governments of countries in which we operate create similar requirements, we could be required to expend additional resources to meet such requirements. This could adversely affect our business, results of operations, and financial condition.

We operate in regions where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

We do business, and may continue to do business in the future, in countries and regions where governmental corruption has been known to exist, and where we may face, directly or indirectly, corrupt demands by officials, or the risk of unauthorized payments or offers of payments by one of our employees, consultants, sponsors or agents. Our existing anti-corruption safeguards and policies and any future improvements thereon may prove to be not fully effective in preventing such unauthorized payments, and our employees and consultants may engage in conduct for which we might be held responsible. While we are committed to conducting business in a legal and ethical manner, there is a risk of violating applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business. Violation of these laws may result in severe criminal or civil sanctions or other liabilities that could materially damage our reputation and, therefore, our business, results of operations and financial condition.

Because we have operations and sales in numerous countries, we may be impacted by economic, regulatory and political developments, natural disasters and conflicts.

We have production and storage facilities across North America, Europe and the Middle East, and sell our products in over 90 markets worldwide. Our operations are therefore subject to many of the risks inherent in international business activities, including, among others:

•
Generally adverse economic conditions, including macroeconomic weakness, recessions, inflation, higher interest rates and reduced consumer confidence;
•
Compliance with a complex variety of legal and regulatory requirements at national, federal, state and local levels, including labeling or health warnings, use restrictions, premises licensing, occupational health and safety, product stewardship and packaging rules;
•
Multiple taxation regimes, including customs duties, excise tax, import tariffs, value-added taxes, environmental levies, transfer pricing challenges, withholding taxes, retroactive audits and tariff or classification disputes;
•
Fluctuations in currency exchange rates and limited availability or effectiveness of hedging;
•
Variance in pricing restrictions, including retail caps, minimum pricing and margin controls;
•
Political instability, including sanctions and export‑control regimes, regime change, civil unrest or conflict, supply‑chain and logistics disruption, travel or tourism weakness, market‑access limits, expropriation risk and safety concerns;
•
Natural disasters and climate‑driven extreme weather (earthquakes, floods, wildfires, storms), resulting in facility damage, utility outages, transportation delays and inventory loss;
•
Foreign exchange controls and restrictions on dividend remittances and intercompany settlements;
•
Import and export restrictions and non‑tariff barriers, including quotas, local‑content rules, product registrations, pre‑shipment inspections, customs/port delays and tightened enforcement;
•
Supply chain and commodity risks, including availability and cost of key ingredients and limited qualified local substitutes;
•
Data, privacy and cybersecurity obligations, including data‑localization, licensing/approvals for IT systems and heightened risk of cyberattacks affecting operations and customer data;
•
Labor, mobility and immigration constraints, including work‑permit limitations, wage/benefit mandates and skills or staffing shortages; and
•
Public‑health measures affecting indoor air or air‑inhalation rituals, including temporary closures, capacity limits and emergency orders that restrict operating hours or on‑premise consumption.

Any of the above risks could result in a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk with respect to our customers.

Our business is subject to the risks of non-payment and non-performance by our customers. As of June 30, 2026 and December 31, 2025, we had provided a total of $113.5 million and $78.7 million, respectively, of credit to counterparties on standard terms, including $16.8 million of which is subject to litigation. We manage our exposure to credit risk by limiting our trade credit to creditworthy counterparties, which are assessed based on certain criteria by our Treasury and Credit Risk Committee (comprised of senior management within our business). However, we cannot fully eliminate customer credit risk, and to the extent that our policies and procedures prove to be inadequate, this could negatively affect our financial condition and results of operations. In addition, some of our customers, particularly in emerging markets, may be subject to their own operating and regulatory risks and, even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. We maintain credit insurance only in certain markets, depending on availability. In cases where credit insurance is not available, we request upfront payment when possible. If our customers fail to fulfill their contractual obligations, our business, financial condition and results of operation may be materially adversely affected.

We rely on third parties for transportation of our supplies and finished products, and any disruption in their services or increase in costs could adversely affect our business, results of operations, financial condition and/or prospects.

Our business requires significant movement of raw materials, packaging materials and finished products by ground and sea transportation. We contract with third-party contractors for the transportation and delivery of most of our products, and such contractors operate beyond our direct control. Any delays in delivery or poor handling by distributors and/or third-party transport operators of our raw materials, packaging materials or finished products may affect our sales or damage our reputation. Additionally, in certain cases, we retain title to raw materials and other inventory while in transit, such that any damage or loss during transit can increase our costs. Interruptions in the supply chain, the distribution of raw materials or packaging materials to us or the delivery of finished products to customers—and poor handling of materials or products in transit—could interrupt our business, delay shipments to customers, cause losses, damage our reputation and have a material adverse effect on our results of operations, financial condition and/or prospects. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience a disruption, including due to a strike, natural disaster or otherwise, we cannot guarantee that we would be able to do so, or succeed in doing so in a timely and cost-effective manner.

Our strategy to enter new product segments or markets and/or acquire new businesses, including our ability to successfully integrate newly acquired businesses, may fail or may be less successful than anticipated.

As part of our growth strategy, we pursue opportunities to enter new product segments and acquire, invest or partner via joint venture or alliance in complementary businesses that may increase our margins, improve our distribution capabilities or expand our product offering. For example, we launched OOKA, our charcoal-free, electrically heated hookah device in 2023, and recently introduced VANT in selected markets in November 2025. In July 2025, we introduced Al Fakher x Cookies, our first lifestyle collaboration launched in the United States. Additionally, in November 2025, we announced the collaboration between Al Fakher and Snoop Dogg and the launch of Crown Switch in Germany, which is our next‑generation, pod‑based rechargeable platform positioned as a higher‑caliber device offering enhanced performance and user control. In September 2025, we completed the acquisition of NameLess, one of Germany’s most recognized and trusted brands for premium flavored molasses products. In 2022, we acquired two e-commerce businesses focused on shisha consumption to expand our distribution channels. We have also partnered with Fox Electronics LLC (“Fox Electronics”) for the development of our series of Crown vapes generally and Greentank for the development of Crown Switch vapes in addition to VANT. There can also be no assurance that our collaborations will be successful; that we will be successful in completing business acquisitions or that we will succeed in integrating acquired companies. Some historical acquisitions have proven challenging to integrate into our business, and we have incurred write-downs and restructuring charges in connection with certain of our past acquisitions.

Our ability to successfully identify and complete further acquisitions will depend on many factors, including:

•
the availability of suitable acquisition opportunities;
•
our ability to obtain any required financing on acceptable terms;
•
the level of competition from other companies, some of which may have greater financial resources;
•
our ability to value potential acquisition opportunities accurately and negotiate acceptable terms; and
•
our ability to obtain approvals and licenses from the relevant governmental authorities and comply with applicable laws and regulations without incurring undue costs and delays.

In addition, our debt burden may increase if we borrow funds to finance any future acquisition, which could have a negative impact on our cash flows and our ability to finance our overall operations. Acquisitions may also divert significant management time and attention from the ongoing development and operation of our business. Even if completed, acquisitions may be difficult to integrate, may involve unforeseen risks and liabilities, and may fail to deliver expected benefits. Any of these factors could adversely affect our ability to identify and complete further acquisitions on favorable terms or at all. If we negotiate acquisitions that are not ultimately consummated, such negotiations could divert management time from central business activities and result in significant out-of-pocket costs.

We may pursue the development of new products or acquisition targets based on market research and assumptions that may prove inaccurate. The success of future acquisitions, new product launches or market expansions may be affected if we fail to adequately assess the legal risks or commercial aspects of an acquisition target or new opportunity, including with respect to revenue projections, competitor dynamics, regulatory constraints, liabilities, including tax liabilities and margin analyses. For example, demand for OOKA, VANT or other new offerings may be lower than expected, pricing, margin and competitive dynamics may differ and our new products may cannibalize existing offerings. Although we conduct due diligence investigations and market research prior to each acquisition or launch, there can be no guarantee that we will discover all operational deficiencies or material liabilities of an acquired business for which we may be responsible as a successor owner or operator, or that our market research will be accurate or complete. In addition we have found the integration of some historical acquisitions to be challenging, in part, due to the maturity of our capabilities at the time, and while we have invested considerably in building and improving in-house capabilities in the past five years, it cannot be guaranteed that future acquisition targets will be integrated successfully or efficiently, or that there are no legacy liabilities outstanding for previously acquired businesses. We have in the past and may in the future be required to take write-downs and restructuring charges in connection with acquisitions that we have made or may make in the future. Actual developments may differ significantly from our expectations, particularly in areas where data are limited or evolving. As a result, our investments in new products, markets or acquisitions may not yield anticipated returns, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our results of operations may be affected by foreign exchange rate fluctuations.

We currently conduct our business across multiple jurisdictions, including the Americas, Europe and the Middle East. Our businesses are therefore subject to risks normally associated with international operations, including currency fluctuation risks.

Our transactional exposure to foreign exchange risk relates mainly to sales denominated in currencies other than the U.S. dollar and other currencies pegged to the U.S. dollar. For the year ended December 31, 2025 and the six months ended June 30, 2026, 98.8% and 98.8% of our revenue, respectively, was denominated in hard currencies, principally USD, EUR and USD‑pegged currencies. Furthermore, currency fluctuation could increase the prices for our products in certain geographies in which we operate, which could negatively impact sales in these markets and harm our financial condition and operating results. For example, a strengthening of the U.S. dollar could lead to pressure on African markets due to potential price increases.

In addition, we evaluate exchange rate risks from time to time and hedge our risks by entering into financing agreements in the currency to which we are exposed and by using financial exchange rate derivative instruments, particularly in relation to the euro. Our foreign currency hedging strategies may not adequately protect our results of operations or balance sheet position from the effects of exchange rate fluctuations, which may result in losses or may limit any benefit that we might otherwise receive from favorable movements in exchange rates. Any significant adverse fluctuations in currency exchange rates could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages, workplace injuries and other labor matters could have a material adverse effect on our business, financial condition and results of operations.

While we strive to maintain good relationships with our employees and their unions, such relationships may not continue to be amicable and we may be affected by unionization efforts, strikes, plant closings or other types of conflicts with labor unions or employees. Currently, our employees are not members of unions or similar labor organizations, except for those in Spain and anticipated to also be in Germany. Any increase in union representation, collective bargaining activity or other forms of employee representation could increase our labor costs, reduce operational flexibility and impose additional procedural requirements that delay or constrain business initiatives.

In Germany, employees have constituted a works council (Betriebsrat) comprising five members following an election held in February 2026. The works council has statutory information and consultation rights on a broad range of workplace matters, including consultation rights with respect to working hours, overtime, leave schedules, health and safety measures, pay structures and the introduction or use of technical monitoring equipment. The works council is also entitled to be consulted in advance on planned operational changes such as facility closures, relocations, mergers, material changes to work processes or equipment and significant workforce reductions and may negotiate social plans addressing the economic consequences of such measures for affected employees. In addition, the works council has rights of consultation and, in certain cases, consent with respect to individual personnel decisions, including hiring, grading, re-grading and transfers. Any working council vote requires a majority opinion of the five elected members. Compliance with the aforementioned obligations may require significant management time, add administrative steps and costs and increase the complexity and duration of initiatives involving our German workforce. These processes could delay or limit strategic actions, including reorganizations, workforce reductions, changes to working conditions and the implementation of new technologies, policies or shift patterns. Engagement with the works council may also lead to prolonged consultations or disputes and reduce managerial flexibility, any of which could adversely affect our operations and financial results.

In Spain, our employment relationships are subject to the National Collective Bargaining Agreement for Advertising Companies (Convenio Colectivo Estatal para las Empresas de Publicidad) and applicable provisions of the Workers’ Statute (Estatuto de los Trabajadores). Spanish collective bargaining agreements establish mandatory minimum terms deemed incorporated into individual employment contracts and often regulate wages, working time, overtime, paid leave, job classifications and notice periods, among other conditions. Where no company-level agreement exists, an industry or regional agreement typically applies by default. Spanish law also imposes specific procedures and thresholds for collective dismissals and requires consultations with employee representatives, which can be lengthy and uncertain and may result in severance costs, reinstatement risks, or litigation exposure. Individual dismissals also carry potential severance liabilities and challenges for cause that can result in additional costs if deemed unfair or reinstatement if deemed null and void. Renewals of, or changes to, collective bargaining agreements, or changes in their interpretation or scope, or to the Workers’ Statute could further increase labor costs, constrain efficiency initiatives and limit our ability to adapt staffing or shift patterns to operational needs.

Labor actions by the employees of third parties could also adversely affect us. Work stoppages or slowdowns experienced by customers, suppliers or distributors could result in lower demand for our products or a lack of supplies and, therefore, slowdowns or closures of our production facilities and/or inability to supply our markets. If we, or one or more of our customers, suppliers or distributors were to experience a work stoppage, it could have a material adverse effect on our business, financial condition and results of operations.

We operate facilities which require the use of heavy machinery and other forms of industrial equipment that increase health and safety risks, including risks of personal injury or death. There could be future accidents or incidents suffered by our employees, contractors or other third parties at our facilities. In turn, these incidents could result in legal disputes or government investigations, which could further lead to fines, penalties, criminal sanctions and other damages, and cause harm to our reputation and brand image. Such events could have a material adverse effect on our business, operations, prospects, financial condition and results of operations.

A prolonged disruption to our production and storage facilities as well as third-party manufacturing facilities could have a material adverse effect on our business, financial condition and results of operations.

A prolonged disruption or shut‑down at one or more of the facilities where our products are produced or stored—whether operated by us or by third parties—could limit our ability to meet customer demand and adversely affect our operating performance. Our production sites, warehouses and key third‑party manufacturing and logistics facilities are vulnerable to events beyond our control, including natural or man‑made disasters, equipment malfunction or mechanical failure, widespread outbreaks of acute illness, contamination or other quality incidents, extended or extraordinary maintenance, supply chain constraints, acts of terrorism or organized crime, armed conflict and regional instability, including the ongoing conflict between the United States, Israel and Iran, windstorms or other severe weather and directives or restrictions from government agencies and legal or judicial actions, such as court-ordered attachment or seizures. Any such event could disrupt operations, reduce production capacity, delay production and shipments, and require significant expense to repair or replace affected facilities. For example, our manufacturing facility in the Ajman Free Zone was temporarily closed following a court-ordered attachment in December 2025, which temporarily interrupted production and exportation of our products for a short period of time, lasting approximately 5 weeks. Although we can use spare capacity at other locations, a prolonged closure could result in significant incremental costs, including higher manufacturing expenses at alternative facilities and increased customs duties on goods sourced from other jurisdictions, as well as impact our ability to deliver products to our customers in a timely manner, which could result in reputational damage or otherwise harm our relationship with our customers. There can be no assurance that similar legal actions will not occur in the future, and any recurrence could result in production delays, increased costs, unfulfilled orders and reputational harm. As a result of the foregoing, we could forgo revenue opportunities, lose customers or market share, suffer damage to our reputation and experience a material adverse effect on our business, financial condition and results of operations.

We seek to mitigate business interruption risk through a diversified production and supply base, safety stocks of key raw materials and maintaining production expansion capabilities across our facilities. We continually evaluate opportunities to expand, reconfigure or relocate our production and storage footprint, including through investment in new facilities. We have taken steps to invest in a new production facility in Romania, which we expect will further diversify our European manufacturing footprint and provide additional contingency capacity to support continued production in the event of disruptions at our existing facilities. However, any such expansion or new facility investment is subject to risks related to construction delays, cost overruns, regulatory approvals, permitting requirements and the ability to achieve anticipated operational benefits, and there can be no assurance that any planned or future facility will be completed on the expected timeline or budget, or that it will deliver the intended diversification or cost advantages.

Further, any of these measures may be insufficient or ineffective, our disaster recovery planning may not prevent business disruption, and reconstruction of damaged facilities could require significant time and cost. Although we carry insurance to cover losses at production sites and business interruption, there can be no assurance that such losses will be fully covered under our policies or that insurance proceeds will be timely received. See also “— Our insurance coverage or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material damage we incur.”

Additionally, because we lease a number of our production facilities and storage warehouses, we are exposed to lease renewal and cost risks. There is no guarantee that we will be able to secure future leases on favorable terms. In certain jurisdictions, such as the Ajman Free Zone in the UAE, leases are limited to one‑year terms and require annual renewal. Although we have successfully renewed such leases in the past, failure to renew, or renewal on unfavorable terms, could necessitate relocations, cause downtime, increase rents and capital expenditures and require new permits or approvals, any of which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We have in the past and may in the future enter into transactions with related parties.

From time to time, in accordance with internal governance policies and the requisite board approvals, we have entered and may enter into arm’s length transactions with affiliates that may be considered related party transactions. For example, we have in the past entered, and may in the future continue to enter, into transactions with entities controlled by Khaleel Mamoori, who was a director of AIR Limited and was the beneficial owner of approximately 10% of AIR Limited’s outstanding share capital for the years ended December 31, 2025 and December 31, 2024. Sales to entities controlled by Mr. Mamoori, such as certain third-party manufacturers and distributors of our products in Egypt, Iraq and, in the case of the year ended December 31, 2025, Libya, including royalties, constituted $89.2 million and $28.6 million of AIR’s revenue for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (or 22.3% and 13.8% of total revenue for the same periods). We also partner with his affiliates for our vape products. Any disputes with this shareholder could have an adverse impact on our business. See also “—Our product distribution in certain jurisdictions depends on sole distributor arrangements that are exclusive in practice, and the loss of these arrangements could have a material adverse effect on our business.”

We disclose all material related party transactions in our financial statements and require board approval to enter into such related party transactions. See Note 35 to the financial statements of AIR Limited as of and for the year ended December 31, 2025 for further disclosure on our related party transactions. See also “Certain Relationships and Related Party Transactions.” In addition, we maintain robust internal governance procedures whereby we screen every agreement we enter into to determine if it is an affiliate transaction by cross-checking the party to our list of affiliates. In the event a counterparty is an affiliate, we work closely with our controllership and corporate governance teams to ensure that transactions are conducted at arm’s length. Although our corporate governance guidelines require that we engage in any related party transactions on an arm’s length basis, there can be no assurance that the terms of any such transactions will be as favorable to us as would be the case had they not been with related parties. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, including with competitors of such related parties, which could harm our business and results of operations.

Our insurance coverage or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material damage we incur.

We maintain insurance policies with respect to certain operating risks, including damage to property (such as buildings, plants, machinery and stock, including as a result of catastrophic events like fire, flood, storms and earthquakes), industrial accidents and directors’ and officers’ liability. There can be no assurance that the level of insurance we maintain is appropriate for the risks to our business or adequate to cover all potential claims. Certain types of losses may not be covered by our insurance policies and may be either completely or partially uninsurable or not insurable on commercially reasonable terms.

We may face claims regarding the health consequences associated with the use of tobacco-inclusive products that may not be covered by insurance. See also “—The long-term health effects of shisha, as well as newer heat-not-burn nicotine inhalation products, remain largely unstudied by the scientific community. Consequently, we may face potential claims regarding the health consequences associated with the use of these products, and insurance for such claims is unavailable or limited.” Further, we may not be able to obtain future insurance coverage at current levels or at all, and our premiums may increase significantly on the coverage that we maintain or obtain in the future.

In some circumstances we may be entitled to certain legal protections or indemnifications from our customers through contractual provisions, laws, regulations or otherwise. However, these protections are not always available, are typically subject to certain terms or limitations and may not be sufficient to cover all losses or liabilities incurred. If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover our risks or losses, it could have a material adverse effect on our financial position, results of operations and cash flows.

If we or our third party service providers fail to protect Confidential Information (as defined below) or experience a security incident, or if unauthorized parties otherwise gain access to our Confidential Information or IT Systems (as defined below), including our customers’ data, partners’ data or other personal data, our reputation may be harmed, demand for services may be reduced and we may incur significant liabilities which would materially and adversely affect our business, results of operations and financial condition.

We rely on computer systems, telecommunications services, hardware, software, technology infrastructure and online sites and networks for both internal and external operations (collectively, “IT Systems”) that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These IT Systems are used to process, transmit and store electronic information related to our business operations, including confidential information such as trade secrets as well as Personal Information and other data about customers, employees, business partners and others (collectively, “Confidential Information”).

We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and Confidential Information. Any security incident, including those resulting from a cybersecurity attack, phishing or other social engineering attack or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss or destruction of, unavailability of, or unauthorized access to, or use, alteration, disclosure or acquisition of, Confidential Information, resulting in damage to our reputation, litigation (including class actions), regulatory investigations or other liabilities. Cybersecurity attacks are expected to accelerate on a global basis in frequency and magnitude, and the techniques and tools (including artificial intelligence) used to breach security safeguards, circumvent security controls, evade detection and remove forensic evidence are evolving rapidly. Additionally such attacks are increasingly sophisticated and are carried out by groups and individuals with a wide range of motives and expertise, including organized criminal groups, hackers, “hacktivists” and state-sponsored organizations, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, malicious file attacks, viruses, worms, cross-site scripting, credential abuse, network penetration, denial of service attacks, and as a result of bugs, misconfigurations or other exploited vulnerabilities in software or hardware. In particular, ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly sophisticated, prevalent and severe, and can lead to significant interruptions in our operations, loss of data and income, reputational loss and diversion of funds, and may result in fines, litigation, investigations and unfavorable media attention. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Moreover, any failures in our IT Systems could generally affect our ability to conduct our business activities.

In addition, we engage third party service providers to store and otherwise process some of our data, including Confidential Information. Our service providers may also be the targets of cybersecurity attacks, malicious software, phishing schemes and fraud. Our ability to impose contractual data security obligations on or monitor our vendors’ and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, destruction of or unavailability of our data, including our Confidential Information. Moreover, because we make extensive use of third-party suppliers and service providers, successful cybersecurity attacks that disrupt or result in unauthorized access to third party IT Systems can materially impact our operations and financial results. As a result, we may not be able to address these threats proactively or implement adequate preventative measures, and we may be unable to promptly detect and address any such disruption or security incident, if at all. Additionally, remote and hybrid working arrangements at our company (and at many third party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and the security vulnerabilities in many non-corporate and home networks. Further, any integration of artificial intelligence in our or any third party’s operations, products or services is expected to pose new or unknown cybersecurity risks and challenges. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information. As cybersecurity threats continue to evolve and increase in sophistication, we may be required to make additional investments to safeguard our data and infrastructure. There can be no assurance that such investments will be successful, and any failure to effectively address these risks could have a material adverse effect on our financial position and results of operations. Additionally, our insurance coverage may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.

We rely on a limited number of key executives and employees and may experience difficulty in attracting and hiring qualified new personnel.

Our future performance depends to a significant degree upon the continued contributions of our senior management team, a concentrated group of highly experienced individuals, including managing directors of our operating companies. The loss of any member of our senior management team could harm our ability to operate effectively. To the extent that the services of members of our senior management team are unavailable for any reason, we would be required to hire other personnel to manage and operate our business. There can be no assurance that we would be able to locate or employ such senior personnel with the requisite level of experience on acceptable terms or on a timely basis.

Our future success also depends on our ability to identify, attract, develop and retain qualified employees, including those with long-standing relationships with our suppliers and customers and those with relevant technical expertise. We compete with other companies to recruit and hire from a limited pool of potential employees who have the required skill set and/or industry experience. In addition, training new employees requires a large amount of our time and resources.

We maintain non-compete agreements with certain key personnel. Though our business has not been materially impacted by such personnel resignations in the past, the loss of other such personnel or the loss of such personnel to a competitor, and any resulting loss of operating capability, could harm our business. Our failure to maintain competitive compensation packages may also be disruptive to our business. In addition, we may be unable to prevent the disclosure or use of our technical knowledge, practices or procedures by departed personnel. If we cannot attract, train and retain qualified personnel or retain our senior management, this could have a material adverse effect on our business, financial condition and results of operations.

Our inability to develop, execute and communicate an effective ESG strategy in line with stakeholder expectations may have an adverse effect on us or our reputation, revenue, costs, profits, business, financial condition, results or prospects.

As focus on ESG-related matters from investors, customers, consumers and other stakeholders develops, expectations of our ESG performance continue to evolve in a variety of ways, with stakeholders displaying a range of views on ESG matters. We may face heightened ESG-related reporting requirements, including for our carbon footprint and environmental and climate-related risks, the parameters of which are consistently developing. Alternatively, we may face scrutiny from stakeholders who view our ESG activities do not provide sufficient economic benefit and therefore seek to reduce the resources and efforts we place on such matters. We may fail to implement and maintain internal standards, controls, strategic plans, governance or monitoring and reporting mechanisms required to meet either relevant regulatory requirements or the varied market or stakeholder expectations in this area.

Failure to align the development, execution and communication of our ESG strategy with market and stakeholder expectations could adversely impact our business or reputation and adversely affect investor and stakeholder confidence.

In addition, failure to comply with key ESG-related regulation, including environmental and human rights legislation, could lead to, among other consequences, financial penalties and reputational damage. Laws and regulations requiring human rights and environmental due diligence across supply chains continue to develop in a number of jurisdictions and could apply to us directly or indirectly (e.g. through customer requirements). Even allegations—whether substantiated or not—of non-compliance with ESG-related laws and regulations may adversely affect our reputation. Transitional risks impact us through both increased reporting requirements and the achievement of strategic climate-related objectives. Failure to manage these risks and expectations of wider stakeholder groups could impact our reputation with key stakeholders, including but not limited to, customers, suppliers, investors and financial institutions.

We recognize that the risks associated with the purchase of raw tobacco may also impact our business. We purchase tobacco leaf that is cultivated in countries with high levels of poverty and less advanced agricultural practices. There is a heightened risk of human rights violations and child labor in such countries, particularly where farmers rely on temporary or casual workers or family labor. Our supply chain may therefore present heightened risks of human rights violations, including child labor, forced labor, poor working conditions, and environmental harms, including deforestation and biodiversity impacts, particularly in any higher-risk jurisdictions. Portions of our supply chain may be vulnerable to disruption and leaf prices may increase as a result of efforts to minimize these risks.

Further, employee engagement may also be adversely affected if we fail to uphold appropriate ESG management standards or if such a failure is perceived to have occurred. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Climate change-related physical and transition risks, as well as expanding climate disclosure regimes, may increase our costs, disrupt operations and expose us to enforcement risks.

Changes in weather patterns and an increased frequency, intensity and duration of extreme weather conditions in the areas in which our raw material suppliers, production facilities, customers, distributors and headquarters are located could, among other things, disrupt the operation of our supply chain, increase our product costs and negatively impact consumer spending and/or demand for our products.

These climate and weather events, which may increasingly become more frequent or severe due to the effects of climate change, could result in changes in regulations or consumer preferences, which could in turn affect our business, financial condition and results of operations. In many of the countries in which we operate, governmental bodies are increasingly enacting legislation and regulations in response to the potential impacts of climate change, which may be mandatory obligations and/or have the potential to impact our operations directly or indirectly as a result of required compliance by us, as well as by our raw material suppliers and distributors. In addition, our manufacturing processes may be affected by new regulations in response to climate change. If we are perceived as not taking appropriate steps to mitigate our impact on the environment, this could result in damage to our image and brand, especially in light of the expected increase in climate-related reporting requirements across jurisdictions.

Any of these events could have a material adverse effect on our business, financial condition and results of operations.

An increase in trade barriers, tariffs and trade tensions may adversely affect our operations.

The global policy and trade environment remains fluid and subject to frequent change. Our business is exposed to various trade and regulatory actions that could increase costs, disrupt supply chains, constrain market access, or require changes to our product, pricing or distribution strategies. Antidumping or countervailing duties, customs rulings (including changes to rules of origin), sanctions, tariffs, including the recently imposed and potential further U.S. tariffs, export controls or other trade tensions or restrictions affecting the UAE or our product categories, along with any retaliatory measures by other countries, could delay or restrict our imports, disrupt logistics, increase working capital needs (including bonding and cash deposit requirements) and necessitate costly supply-chain reconfiguration or duplication of capacity. We cannot predict whether current measures will remain, increase, or be broadened, or whether exemptions or exclusions will be available or sustained. Any of the foregoing could materially and adversely affect our ability to serve U.S. customers, our competitive position, revenues, margins, cash flows, financial condition and results of operations.

Risks Related to Regulatory, Legal and Taxation Matters

Our industry faces significant global action by regulatory authorities and scrutiny aimed at reducing or preventing the use of tobacco- or nicotine-inclusive inhalation products, which affects, and in the future may increasingly affect, our product offerings.

Governmental actions, combined with the diminishing social acceptance of smoking certain tobacco-inclusive products, have resulted in reduced tobacco industry sales volumes. We expect significant regulatory developments will continue to take place over the next few years in most of our markets, driven by FDA policies, the EU Tobacco Products Directive (which is currently undergoing revision) as well as the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”), an international public health treaty on tobacco with the aim to establish a global regulatory agenda for tobacco. Since it came into force in 2005, the FCTC has led to increased efforts by tobacco control advocates and public health organizations to promote increasingly restrictive regulatory measures on the marketing and sale of tobacco-inclusive products to adult smokers. These restrictive regulations include advertising and marketing bans, disclosure of health risks, restrictions on sale, and encouragement of litigation against tobacco companies and companies producing heat-not-burn and nicotine-inclusive products. Relatedly, tobacco-inclusive products, as well as nicotine-based products, are subject to extensive tax regimes in several jurisdictions, including excise taxes, sales taxes, value-added tax and import duties. Although these regimes most heavily impact cigarettes, there is no guarantee that shisha will not be subject to similar or more extensive tax regimes in the future.

There is no guarantee that the stricter regulation imposed on other segments of the tobacco industry, particularly in relation to bans on flavored tobacco-inclusive products, will not be applied to the manufacture and consumption of flavored molasses products in the future. For example, we are subject to “plain packaging” regulation in certain markets, such as KSA and certain European markets, mandating compliance with government-designed packaging aimed at restricting advertising ability and increasing awareness of health risks. Further, new regulations in the markets in which we operate may limit the sales of our inhalation products or require us to undertake costly changes to the composition of our products and packaging.

In addition, there has been significant global regulatory scrutiny over novel nicotine delivery products, such as nicotine pouches and e‑cigarettes/vapes, since their mainstream adoption. Much of this scrutiny is a result of the levels of youth adoption of flavored e-cigarette/vape products, as measured by the influential National Youth Tobacco Survey in the United States. Nicotine pouches and e‑cigarettes/vapes face rapidly evolving measures around the world, including flavor restrictions or bans, disposable prohibitions, nicotine caps, expanded health warnings and plain packaging, retail licensing, cross‑border advertising limits, age‑verification mandates and shipping restrictions; such measures may require reformulation, limit distribution or necessitate product withdrawals and could indirectly impact our royalty‑based e-cigarette/vape revenues.

Regulators around the world have also proposed significant regulations concerning flavored tobacco‑ and nicotine‑inclusive products, and the WHO continues to call on countries to ban or regulate novel products that contain nicotine from any source. For example, in April 2022, the United States Congress amended the Federal Food, Drug, and Cosmetic Act to clarify that the FDA has the authority to regulate products containing nicotine from any source, which includes synthetic nicotine. A number of states in the United States have also enacted, or are considering enacting, outright bans on flavored tobacco- and nicotine-inclusive products. Though flavored molasses have often been exempted from certain state-wide and/or municipal level bans of flavored tobacco‑ and nicotine‑inclusive products in the United States, such as in California (under the Senate Bill No. 793, which was signed into law on August 28, 2020, and which exempts premium cigars, hookah and loose leaf tobacco from the general prohibition of flavored tobacco products and the flavored liquids (e-liquids) used for vaping), and in the EU (via an exemption provided for in Commission Delegated Directive (EU) 2022/2100 which passed on October 29, 2022), there can be no guarantee that such exemptions will be maintained. Notably, the European Commission published a proposal (COM(2025) 580) to recast the Tobacco Excise Directive, introducing a separate product category for water pipe tobacco with an EU-wide minimum rate of 50% of retail price or €107/kg. Any changes to the aforementioned exemptions, including under any revision to the EU Tobacco Products Directive, or any new regulatory actions, may affect our ability to market and sell our product offering.

We also operate a portfolio of e-commerce platforms, including OOKA.com, Hookah.com, Shisha World.com and Shisha.com, which are focused on the marketing and sale of flavored molasses and hookah products and subject to additional regulations.

We are subject to risks associated with international markets, and compliance with existing laws and regulations or changes in any such laws and regulations in the markets where we operate could affect our business.

As we currently market, sell and manufacture our products to more than 90 markets, we face a variety of risks generally associated with doing business in international markets and importing merchandise from these regions, including, among others, changes in the rate of economic growth, political instability resulting in the disruption of trade, trade disputes, expropriation or other governmental action, quotas and other trade regulations, export license requirements, delays associated with customs procedures, including increased security requirements applicable to foreign goods and measures related to global pandemics, social unrest, war, terrorist activities or other armed conflict, imposition of confiscatory taxation or adverse taxes, other charges and restrictions on imports, currency and exchange rate risks, changes in double tax treaties, risks related to labor practices increasing minimum wages and inflationary pressures, national and regional labor strikes, bribery and corruption, environmental matters or other issues in the foreign countries or factories in which our products are manufactured, risk of loss at sea or other delays in the delivery of products caused by transportation problems and increased costs of transportation.

We are also subject to extensive regulatory requirements across the countries in which we operate, covering areas such as production, product liability, distribution, importation, marketing, promotion, labeling, packaging and advertising. Despite our diligent efforts to comply with all applicable regulations, the regulatory landscape, particularly concerning tobacco products, is often complex and open to interpretation. We closely monitor market practices, enforcement trends, and public statements from regulators in our operating markets to guide our compliance efforts. However, there remains a risk that we may inadvertently make errors in compliance or misjudge regulators’ enforcement practices and priorities, potentially resulting in fines and other penalties, especially if regulatory authorities or courts reinterpret existing laws and adjust their enforcement practices. For example, in April 2026, German customs authorities initiated an investigation into the excise tax classification of a tobacco product previously sold by our German subsidiaries, asserting that the product should have been classified as waterpipe tobacco subject to a higher rate of excise tax rather than as pipe tobacco. See “Business— Legal Proceedings—Investigation with German customs authorities.” There can be no assurance that regulators in Germany or other jurisdictions will not challenge or alter the customs classification of our products in the future, causing them to be subject to higher excise taxes than those under which they were originally marketed. Such changes could materially affect our financial condition and operational results.

Governmental bodies in the countries where we operate may impose new regulations affecting packaging, labeling, product information, and production requirements. These regulations could include limitations on the sale, advertising or promotional activities for tobacco-inclusive products, restrictions on retail outlets, and other constraints on marketing, promotion, and distribution. Additionally, there may be restrictions on the locations, times or occasions where tobacco-inclusive products can be sold or consumed, which could directly or indirectly limit our product sales. For instance, in KSA, there is a legal requirement that flavored molasses must be sold in packaging sizes of 250g or larger. Such regulatory measures could impact our ability to market and distribute our products effectively, potentially affecting our sales volumes and financial performance.

We also sell our products and have operations in emerging markets, including, but not limited to, certain countries in the Middle East, Africa and South and Southeast Asia. Our operations in countries with less developed or less predictable legal systems present several risks, including legal uncertainty, bribery and corruption, civil disturbances, economic and governmental instability, differing business and operating practices, differing consumer behaviors and preferences and the imposition of exchange controls. The uncertainty of the legal environment in these countries, in particular with respect to the enforcement of intellectual property rights, could limit our ability to enforce our rights and grow our business. In addition, we or any of our distributors may be subject to legal proceedings regarding bribery and corruption in these countries, and we are unable to monitor the conduct of our distributors’ operations.

Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

Our products are regulated by the FDA, which has broad regulatory powers.

The vast majority of our sales in the United States have been from products that are currently regulated by the FDA. The TCA granted the FDA regulatory authority over tobacco products. The TCA established specific requirements for cigarettes, cigarette tobacco, roll-your-own tobacco and smokeless tobacco and authorized the FDA to deem other products made or derived from tobacco to be subject to the TCA. In 2016, the FDA finalized a rule deeming all products made or derived from tobacco, including shisha, as well as their components (for example, batteries) to be subject to the FDA’s regulatory framework for tobacco products. The FDA now regulates the manufacture, import, packaging, labeling, advertising, promotion, sale, premarket authorization, post-authorization monitoring and post-authorization reporting of shisha. As a result, our current and future product portfolio may be subject to extensive and evolving federal requirements and enforcement priorities that we do not control.

Among the regulatory powers conferred on the FDA under the TCA is the authority to impose tobacco product standards that are appropriate for the protection of the public health, require manufacturers to obtain FDA review and authorization for the marketing of new or modified tobacco products and impose various additional restrictions. Such restrictions may include requiring reduction or elimination of the use of particular constituents or components of our products, requiring product testing or addressing other aspects of tobacco product construction, constituents, properties or labeling.

Specifically, the TCA (i) increases the number of health warnings required on tobacco products, increases the size of warnings on packaging and in advertising, requires the FDA to develop graphic warnings for cigarette packages, and grants the FDA authority to require new warnings, (ii) imposes restrictions on the sale and distribution of tobacco products, including significant restrictions on tobacco product advertising and promotion as well as the use of brand and trade names, (iii) bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products, (iv) bans the use of “characterizing flavors” in cigarettes other than tobacco or menthol, (v) requires manufacturers to report ingredients and harmful constituents and requires the FDA to disclose certain constituent information to the public, (vi) authorizes the FDA to require the reduction of nicotine and the potential reduction or elimination of other constituents or additives, including menthol, (vii) establishes resource-intensive pre-market and “substantial equivalence” review pathways for tobacco products that are considered new, (viii) gives the FDA broad authority to deny product applications thereby preventing the sale or distribution of the product subject to the application (and requiring such product to be removed from the market, if applicable), and (ix) requires tobacco product manufacturers (and certain other entities) to register with the FDA and list their tobacco products in commercial distribution.

The FDA charges user fees based on the USDA unit calculations pro-rated to the annual FDA congressionally allocated budget. These fees only apply to certain products currently regulated by the FDA, which include some of our products, but we may in the future be required to pay such fees on more of our products, and we cannot accurately predict which additional products may be subject to such fees or the magnitude of such fees, which could become significant. A change in which products are subject to these fees may also impact the amount of fees we need to pay or are subject to because of the reallocation of fees across new product categories.

Any such actions by the FDA could require us to reformulate products, change manufacturing processes and supply chains, revise packaging and marketing materials, limit the claims we make about our products or cease sales of certain products entirely, any of which could be costly and disruptive and could materially adversely affect our results of operations. Any enforcement action involving our products, our third-party manufacturers, suppliers, or distributors, or our retail partners could result in fines, product holds or removals, reputational harm, and the loss of distribution channels.

Some of our tobacco products have not obtained premarket authorization from the FDA, and FDA has the authority to take enforcement action at any time against products marketed without premarket authorization.

The TCA subjects “new” (products not marketed in the United States before February 15, 2007) tobacco products to a premarket authorization process. There are various pathways to obtain authorization of a new tobacco products. One such pathway is through the submission of a premarket tobacco product application (“PMTA”). A PMTA is required for new tobacco products that are not substantially equivalent to a legally marketed tobacco product (that is, a product that was commercially marketed as of February 15, 2007; determined to be substantially equivalent to a product commercially marketed as of February 15, 2007; or determined to be exempt from the requirement to show substantial equivalence to a product commercially marketed as of February 15, 2007). A PMTA requires, among other things, full reports of investigations assessing the health risks of the product, information about the product’s components and additives, a description of the process by which it is manufactured, and any proposed labeling. The FDA must deny a PMTA unless the applicant demonstrates that authorizing the marketing of the tobacco product would be “appropriate for the protection of the public health.” In that case, the FDA issues the applicant a Marketing Granted Order (“MGO”). As a result, our current and future product portfolio is subject to extensive and evolving federal requirements and enforcement priorities that we do not control.

We are in the process of submitting a PMTA for our Crown Switch device but there can be no assurance that the FDA will authorize the marketing of Crown Switch. If the FDA delays or denies the application, we may be required to remove Crown Switch from the U.S. market, which could have a material adverse effect on our business, financial condition and results of operations.

Another pathway to premarket authorization of a new tobacco product is through a Substantial Equivalence (“SE”) Report. SE Reports require manufacturers to demonstrate that a new tobacco product is “substantially equivalent” to a predicate product, or a product commercially marketed as of February 15, 2007. Products commercially marketed in the United States as of February 15, 2007 are known as “pre-existing tobacco products,” previously referred to as “grandfathered tobacco products,” and do not require premarket authorization to be legally marketed. Manufacturers may also submit an Exemption Request (“EX REQ”) to the FDA requesting that the FDA exempt a new tobacco product from the requirements of substantial equivalence. A new tobacco product may be considered for an exemption from substantial equivalence if the FDA determines that: (i) the new tobacco product is modified by adding or deleting a tobacco additive or increasing or decreasing the quantity of an existing tobacco additive; (ii) the proposed modification is minor and to a legally marketed tobacco product; (iii) an SE Report is not necessary; and (iv) an exemption is otherwise appropriate.

Given the lengthy delays in the FDA’s premarket review process, some tobacco product manufacturers choose to market new tobacco products in the United States before receiving formal FDA premarket authorization, relying on the submission of an application and FDA’s attendant exercise of enforcement discretion as a basis for continued sales during the review period. Similarly, under certain circumstances, we follow the “file-and-launch” approach other manufacturers have taken given the FDA’s enforcement priorities and the subsequent lack of clear enforcement against such products. There can be no assurance that the FDA will continue with its current posture and how it exercises its enforcement discretion toward shisha-related products and tobacco products with pending Pre Market Tobacco Applications submitted but pending a final order from the FDA, and we could be exposed to increased regulatory and legal risks, including the possibility of enforcement actions, product seizures, or civil monetary penalties.

We have taken the file-and-launch approach for certain of our products submitted via the SE Report (including, for example, the OOKA and Two Apples OOKA tobacco pod) and EX REQ (including, for example, new flavors under the Shisha Kartel brand which is in turn the basis for several flavors sold under the Snoop Dogg and Cookies collaborations) pathways. We market certain of our other products on the basis that they are pre-existing tobacco products (i.e., tobacco products that were commercially marketed in the United States as of February 15, 2007) and therefore do not require premarket authorization. We have received formal confirmation from FDA that many of these products qualify as pre-existing tobacco products. For those products for which we have not sought confirmation of pre-existing tobacco product status, there can be no assurance that the FDA will not dispute our pre-existing tobacco product determinations or take enforcement action against any of those products that lack premarket authorization, including warning letters, import holds, civil money penalties, seizures, injunctions, and orders requiring product removal from the market. Any such action could materially and adversely affect our business, financial condition, and results of operation. Further, there can be no assurance that we will receive the necessary authorizations from the FDA once the agency makes its decisions on pending applications. Such adverse decisions could significantly impact our ability to market and sell our products in the United States, and may adversely affect our business, financial condition, and results of operations.

Our inability to maintain, protect and enforce our intellectual property rights could harm our competitive position and our business.

Our success is dependent, in part, upon protecting and enforcing our intellectual property rights, including those in our brands and technology. We own a portfolio of United States and international intellectual property rights for our brands and certain of our products, and we generally seek to register and protect our brands as trademarks in the markets in which our products are sold. Patent, trademark and other intellectual property laws vary significantly throughout the world. Several foreign countries do not protect intellectual property rights to the same extent as they are protected in the United States. Therefore, our intellectual property rights may not be as broad or enforceable outside of the United States.

We rely on a combination of trademark, patent, trade secret and other intellectual property laws as well as licenses and other contractual arrangements to establish and protect our intellectual property rights. While it is our general policy to protect and defend our rights to our intellectual property, we cannot predict whether the measures that we take will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights, or that we will be able to successfully enforce our rights. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could result in an adverse effect on our business, financial condition and results of operations.

We rely on patent protection for certain aspects of our technology. For example, as of December 31, 2025, we have 167 patent cases in 20 patent families related to OOKA, including 91 granted and 76 pending patents, to protect aspects of the OOKA technology. While we seek patent protection for our technology, we cannot assure you that the patent applications we file will issue as patents, or that we will file patent applications in all of the jurisdictions where it would ultimately be desirable to obtain patent protection. If we fail to timely file a patent application in a jurisdiction, we may be precluded from doing so at a later date. When we do obtain patents, the patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Failure to obtain patent rights or finding that our patent rights are invalid, unenforceable, or circumvented could force us to, among other things, re-design our corresponding products. In countries where we have not applied for patent protection or where effective patent protection is not available to the same extent as in the United States, we may be at greater risk that our proprietary rights will be infringed or otherwise violated, or that our competitors will be able to commercialize technology that is similar to our own without infringement. Even in jurisdictions where we own patents, we cannot assure you that competitors will not infringe them, that we will detect any infringement, or that we will have adequate resources to enforce such patents against any such infringement.

We rely on our trademarks and trade names to distinguish our products from those of our competitors, and we have registered or applied to register our key trademarks. We cannot be sure that our existing trademarks will be maintained or new applications will be approved. In addition, effective trademark protection may be unavailable or limited for some of our trademarks in some of the foreign countries in which we operate. In addition, our trademarks may be subject to legal disputes. For example, three of our UAE-registered trademarks are currently subject to precautionary attachment orders in connection with ongoing litigation with our former local sponsor, which restricts our ability to transfer, license or otherwise deal with such trademarks pending resolution of the proceedings. An adverse outcome in the underlying litigation could result in the loss of, or competing claims to, ownership of these trademarks in the UAE. See also “Business—Legal Proceedings—Disputes with our former Ajman Sponsor.” Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. If our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot be sure that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks. For example, we are aware of incidents of, and are from time to time subject to, counterfeiting activity in relation to our branded products. Though we have in the past successfully reported counterfeiters to national and international police authorities, and pursue internal policies aimed at combating counterfeit manufacturing, no assurance can be given that we will be able to detect or stop the infringement of our intellectual property or be successful in any legal claims against infringers. See also “— Risks Related to Our Business and Industry—Competition from illicit sources may reduce our total sales volume and lower our margins, restricting the ability to increase selling prices and damaging our brands.”

We license our trademarks to third parties as part of our product strategy. Such licensing agreements include our agreement with Fox Electronics for the sale of our vapes, Greentank for the production of VANT and Crown Switch vapes. Under the Fox Electronics agreement, we grant Fox Electronics an exclusive license to sell its vape products bearing our Crown Bar trademark worldwide. Failure to renew or replace this agreement with Fox Electronics or any alternative vape manufacturer on favorable terms could materially impact our business, operations and financial conditions. As part of the distribution strategy of our products, we also grant licenses to local manufacturers and distributors, such as in Iraq, Egypt, Jordan and Lebanon. Although our distribution agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business. We also license certain trademarks from third parties, such as in our collaboration with Cookies. If we breach the corresponding agreements, we may be subject to liability and the agreements could be terminated. Termination of the agreements would result in us losing the rights granted under them and force us to cease selling products bearing the licensed trademarks. We would then have to rebrand the products and could lose customers as a result, and any of the foregoing could result in substantial harm to our business.

We also rely upon unregistered intellectual property, including trade secrets, to develop and maintain our competitive position. Our trade secrets include the product mix ratios and lists of specific flavoring ingredients we use to create proprietary flavors, and also relate to raw material handling, manufacturing, packaging, and product stabilization. We attempt to protect our trade secrets and proprietary technologies by taking various measures. The measures include implementing physical and digital access controls, segmenting employee access, and entering into confidentiality agreements with our employees, consultants and others who have access to such technologies and information, and by including confidentiality and exclusivity terms in our agreements with flavoring suppliers. We also require other third parties who may have access to our proprietary technologies and information to enter into non-disclosure agreements or to be bound by professional, fiduciary, or other contractual obligations requiring the applicable third party to protect our trade secrets, know-how and other confidential information. These measures only provide limited protection, however, and we cannot guarantee that our confidentiality and non-disclosure agreements will prevent unauthorized disclosure or use of our confidential information, especially after our employees or third parties end their employment or engagement with us. We cannot guarantee that we have entered into adequate agreements with each employee and third party that has or may have had access to our confidential information or technology, and where we have agreements, they may be breached, and we cannot guarantee that we will have sufficient remedies if the agreements are breached. Furthermore, trade secret laws do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. Accordingly, despite our efforts to maintain our trade secrets, we cannot guarantee that others will not independently develop similar products, flavors, or technologies to our own, which we rely on to conduct our business and differentiate ourselves from our competitors.

Policing unauthorized use of our know-how, technology and intellectual property is difficult, costly, time-consuming and may not be effective. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. Third parties may knowingly or unknowingly infringe upon or otherwise violate our proprietary rights, and we may be required to spend significant resources to monitor and enforce our intellectual property rights. Any litigation could be expensive, time consuming, divert management’s attention and may not ultimately be resolved in our favor. Furthermore, if we bring a claim to enforce our intellectual property rights against an alleged infringer, the alleged infringer may bring counterclaims challenging the validity, enforceability or scope of our intellectual property rights, and if any such counterclaims are successful, we could lose valuable intellectual property rights. Any of these events could seriously harm our business.

If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our operations could be adversely affected.

As we face increasing competition and gain an increasingly high profile, we may become subject to claims that we infringe, misappropriate or otherwise violate the intellectual property rights of others. Even if these claims are without merit, any claim of infringement, misappropriation or other violation could be time consuming and expensive to settle or litigate, cause us to incur substantial costs settling or defending against the claim, hurt goodwill associated with our brands and business generally, disrupt our relationships with our distributors and discourage third parties from doing business with us, and could distract management and other personnel from other business responsibilities. We may not prevail in such proceedings given the complex design, technical issues and inherent uncertainties in intellectual property litigation. If we are found to have infringed, misappropriated or otherwise violated intellectual property rights of third parties, we could be required to pay substantial damages, obtain licenses (which may not be available on commercially reasonable terms or at all), or cease making or selling certain products. Additionally, we may be required to redesign, reengineer or rebrand our products or packaging, resulting in a potential loss of competitive advantage, goodwill and brand recognition. In the event of a successful claim of infringement against us, our business, financial condition and results of operations could be materially adversely affected.

The failure to obtain, suspension of, or revocation of any governmental licenses required for our operations would substantially harm our business.

We operate in a highly regulated industry with extensive regulations at different governmental levels that may require us to obtain licenses or permits to conduct operations. We hold a TTB Importer License and state distributor licenses for tobacco products in various U.S. states, as well as manufacturing licenses in the UAE. These licenses are necessary for us to conduct our business in the United States and the UAE respectively, including to further develop our potential products. If we misinterpret whether a particular jurisdiction’s licensing requirement is applicable to our business, the failure to obtain requisite license or permits may result in adverse outcomes that can be disruptive to our business. Similarly, the inadvertent supply of products to an unlicensed distributor in U.S. states could have a material adverse effect on our business, operations and/or financial conditions.

We are required to comply with all laws, rules, regulations and directives of governmental authorities and agencies related to our licenses including filing various monthly or bi-monthly activity reports with federal and state authorities to maintain these licenses. Failure to file any of these reports in a timely manner or changes in existing laws, rules, regulations or directives related to these licenses could result in a suspension or revocation of one or more of these licenses which would have a significant negative impact on our business.

Our activities are subject to various economic, financial and trade sanctions laws and regulations and our governance and compliance processes may not be effective in preventing and detecting violations of such laws and regulations.

The U.S. Department of the Treasury’s Office of Foreign Assets Control enforces certain laws and regulations (“U.S. Sanctions”) that impose prohibitions or restrictions on U.S. persons and, in some instances, foreign entities owned or controlled by U.S. persons, with respect to activities or transactions with or involving certain countries, governments, entities and individuals that are the subject of U.S. Sanctions, including countries and territories subject to a comprehensive embargo (currently Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic), as well as parties that are subject to, or majority owned by one or more parties subject to, so-called blocking sanctions. U.S. persons are also generally prohibited from facilitating such activities or transactions. Similarly, the EU enforces certain laws and regulations (“EU Sanctions”) that impose restrictions on nationals of EU member states, persons located within EU member states, entities incorporated or constituted under the law of an EU member state, or business conducted in whole or in part in EU member states with respect to activities or transactions with certain countries, governments, entities and individuals that are the subject of EU Sanctions. EU persons are also generally prohibited from activities that promote such activities or transactions. The United Kingdom also enforces certain laws and regulations (“U.K. Sanctions”) that impose restrictions upon U.K. persons with respect to activities or transactions with parties that are the subject of U.K. Sanctions. In light of recent international developments, particularly the ongoing war in Ukraine, the United States, European Union, United Kingdom and other jurisdictions have imposed enhanced sanctions targeting Russia.

We are exposed to the risk of non-compliance with Sanctions due to the global nature of our business operations. We have in the past operated in several jurisdictions that are currently (or were previously) the subject of comprehensive or targeted Sanctions and have since exited these jurisdictions, including Iran and Russia. Should we decide to recommence sales into any of these jurisdictions, we will only do so after having received legal advice in order to ensure compliance with applicable Sanctions. Although we have exited Iran and do not conduct business there, the region remains subject to comprehensive U.S., EU and U.K. sanctions, including expansive secondary sanctions and facilitation prohibitions and persistent banking de‑risking. We therefore may face residual risk from inadvertent dealings with designated parties, re‑exports or transshipments by counterparties or related payment flows, any of which could trigger investigations, penalties or require us to terminate relationships, with a material adverse effect on our business, financial condition and results of operations. Furthermore, we supply to customers in Afghanistan, the Democratic Republic of Congo, Iraq, Lebanon, Libya, Mali, Sudan, Syria, Venezuela and Yemen, all of which are subject to certain targeted Sanctions measures; however, we endeavor to comply with all applicable Sanctions, but Sanctions are complex and can change suddenly in response to shifts in the geopolitical environment. Implementation of new or modified Sanctions by the U.S. government, other national governments or supranational organizations, such as the EU, could deprive us of access to, or limit our involvement in, jurisdictions where we operate, or could require us to stop, limit or reconfigure our business in the markets affected by such new or modified Sanctions, some of which may be economically significant for our business.

Any investigation, enforcement action and/or judgment relating to a violation of Sanctions could result in severe financial and reputational costs, including harsh criminal or civil sanctions, penalties and fines, Sanctions-related designations, loss of authorizations needed to conduct aspects of our international business, denial of export privileges, restricted or prohibited access to U.S. financial markets and limitations on our ability to enter into contracts with our customers who have contracts with the United States and other governments. This could have a material adverse effect on our cash flows, financial condition and results of operations. There is also a risk that our governance and compliance processes may not effectively prevent and detect violations of Sanctions by our directors, officers, employees and agents, which could lead to severe fines, compliance costs, reputational harm and direct or indirect losses (for example, costs associated with recalling products). If any of the risks above materialize, they could have a material adverse effect on our business, financial condition and results of operations.

Our activities are subject to anti-corruption and antibribery laws and regulations, the violation of which could have a material adverse effect on our business, financial condition and results of operations.

We operate and sell products in, and source materials from, a number of countries throughout the world, including countries known to have a reputation for corruption. We are subject to the risk that we, our affiliated entities or our or their respective officers, managers, directors, employees and agents may take actions deemed to violate anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and others (the “Anti-Corruption Laws”). In some of the countries in which we operate, bribery may be customary or expected, and our competitors may undertake such practices, increasing the pressure on us and our employees.

Governments in industrialized countries have increasingly introduced comprehensive Anti-Corruption Laws to combat unsound international business practices. Despite our ethical standards and compliance procedures aimed at preventing and detecting violations of applicable Anti-Corruption Laws, we may not always be able to detect or prevent all violations of Anti-Corruption Laws by our directors, officers, employees, agents, suppliers or customers, for which we could be held liable, given the breadth and scope of our international operations. As a result, we could become subject to investigations, enforcement actions and/or judgments relating to violations of Anti-Corruption Laws by our directors, officers, employees and agents, which could lead to criminal and civil sanctions, financial penalties, collateral litigation, increased compliance costs and reputational damage. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and difficult, particularly in countries in which corruption is a recognized problem. The occurrence of any of the risks outlined above could have a material adverse effect on our business, financial condition and results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

Any actual or perceived failure to comply with laws, regulations and other requirements relating to data privacy, security, the processing of Personal Information and cross-border data transfer restrictions could adversely affect our business, including through increased costs, legal claims, fines or reputational damage.

As part of our operations, we receive, store, handle, transmit, use and otherwise process information that identifies or relates to individuals and/or constitutes “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable data privacy laws (“Personal Information”). We also depend on a number of third-party vendors in relation to the operation of our business, a number of whom process data, including Personal Information, on our behalf. We and our vendors are subject to a variety of data processing, protection and privacy laws, rules, regulations, industry standards and other requirements. These privacy rules, and their application and interpretation are constantly developing and may require us to incur significant costs, implement new processes or change our handling of Personal Information and business operations. Our and our third-party vendors’ failure to maintain the confidentiality of information or comply with the applicable privacy rules could impact our ability to trade effectively and result in significant financial losses, litigation by our clients or other counterparties and regulatory sanctions as well as adverse reputational effects.

For example, we are subject to the EU General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”) and to the U.K. General Data Protection Regulation and the U.K. Data Protection Act 2018 (collectively, the “U.K. GDPR”, and the EU GDPR and U.K. GDPR collectively referred to as the “GDPR”). The GDPR imposes comprehensive data privacy compliance obligations in relation to the processing, protection and privacy of Personal Information, including a principle of accountability and the obligation to demonstrate compliance such as through records of processing, policies, procedures, training and audits as well as obligations in relation to international transfers of Personal Information and allowing such individuals to exercise certain prescribed rights.

In relation to cross-border transfers of Personal Information, we expect the existing legal complexity and uncertainty to continue, and international transfers to or from the United States, China, and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by regulators. As the regulatory guidance and enforcement landscape in relation to international transfers of Personal Information continue to develop, we could suffer additional costs, complaints and/or regulatory investigations, sanctions and/or fines; we may have to stop using certain tools and vendors and make other operational changes; we may have to or elect to implement revised international Personal Information transfer mechanisms for intragroup, customer and vendor arrangements within required time frames; and such developments could otherwise affect the manner in which we sell our products, and could adversely affect our business, operations and financial condition.

We are also subject to current and evolving EU and U.K. laws in relation to the use of cookies and other tracking technologies and e-marketing practices. In the EU and U.K., informed consent is required for the placement of certain cookies on an individual’s device and for direct electronic marketing. Recent European court and regulator decisions are driving increased attention to cookies and other tracking technologies. If the trend of increasing enforcement by regulators including in relation to the strict approach to opt-in consent for all but essential use cases, as seen in recent guidance and decisions, continues, this could lead to additional costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, and subject us to additional liabilities.

In the United States, there are numerous federal and state laws and regulations on privacy, data protection and cybersecurity that govern the processing of Personal Information and other information. The scope of these laws and regulations is expanding and evolving and may be subject to differing interpretations. Many states have adopted new or modified privacy and security laws and regulations that may apply to our business. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act, (collectively, the “CCPA”) imposes obligations on certain businesses that process Personal Information of California residents. Among other things, the CCPA requires covered businesses that process the Personal Information of California residents to: (i) provide certain disclosures to such residents about the data collection, use and disclosure practices of covered businesses; (ii) receive and respond to requests from California residents to access, delete, and correct their Personal Information, or to opt out of certain disclosures of their Personal Information; and (iii) enter into specific contractual provisions with service providers that process California resident Personal Information on the business’s behalf. Similar laws have been passed in other states, and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. Furthermore, the Federal Trade Commission (“FTC”) and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive.

We cannot predict how future privacy rules, or future interpretations of current privacy rules will affect our business and the cost of compliance. Any failure or perceived failure to comply with privacy rules could expose us to legal proceedings, orders to cease or change our data processing activities, enforcement notices, civil claims (including class actions), material monetary damages, fines and penalties and could result in reputational damage, loss of customers or higher operating costs, which may materially adversely affect our business, financial condition, results of operations and prospects. In the case of the EU GDPR and U.K. GDPR, penalties for breach (in the worst case) are up to the greater of €20 million / £17.5 million (as applicable) or 4% of our global annual turnover.

We are required to comply with certain environmental, health and safety regulations, and failure to comply could adversely affect our business.

We are required to obtain and comply with numerous permits, approvals, licenses and certificates from the respective government authorities of each jurisdiction in which we operate, particularly in relation to health, safety (including the security of our facilities) and environmental regulations. The process of obtaining and renewing necessary permits can be lengthy and complex. In addition, such permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals, or failure to comply with applicable environmental laws or regulations, may result in the delay or temporary suspension of our operations and sales and may subject us to penalties and other sanctions, all of which may have a material adverse effect on our business, financial condition and results of operations.

The environmental, health, hygiene and safety regulations with which we must comply relate primarily to industrial safety, plastics, carbon and other emissions, and discharge of chemicals or dangerous substances; their use, production, traceability, handling, transport, storage and elimination or exposure to such substances; and the remediation of industrial sites and environmental clean-up.

Legislation in these areas typically has become broader and stricter over time, and enforcement has tended to increase (also resulting in contractual obligations and responsibilities in these areas being imposed on our business). In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws may elicit claims that historical routine modification activities at our facilities violated applicable laws and regulations. Complying with these regulations may require us to incur significant expenses, especially concerning spillages of dyes and other chemicals.

In addition, governments around the world have increasingly proposed or implemented bans on plastic packaging, which has led to increased scrutiny on the use of such products or packaging. Increased regulation, or prohibition, of the use of plastics could increase the costs incurred by our customers to use our products or otherwise limit their use. In this regard, we are already subject to the Producer Pays laws in Europe as well as the plastic ban in India. We cannot predict the amount of any increase in capital expenditure or operating expenses that we may incur to comply with applicable environmental or other regulatory requirements, or whether we will be able to pass on these costs to our customers through price increases. Additionally, the tightening of regulations applicable to certain substances that we use could force us to use more expensive substances, change our formulations and decrease the profitability of our products.

It is difficult to anticipate changes to the foregoing laws and regulations or to their interpretation, which could lead to significant expense or investment. If we are unable to obtain or comply with required permits and approvals for our operations, or if fines are imposed or capital investments are required in the aforementioned cases, this could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to the risk of litigation.

In the ordinary course of our business, we are, or may from time to time become, involved in various litigation matters and governmental or regulatory investigations, prosecutions or similar matters arising from our current, historical or future business, including personal injury, wrongful death claims, property damages, product safety, stewardship and liability claims, warranty obligations claims, alleged violations of environmental, health and safety laws, criminal proceedings, labor law related claims by employees, temporary workers or other external workers and claims by distributors, advisors and others. In addition, third-party litigation, including, but not limited to, litigation related to competition law, antitrust law, tax law, distribution law, intellectual property law and consumer protection and marketing laws, could have a materially adverse impact on us and the market environment in which we operate. When we determine that a significant risk of a future claim against us exists, we record provisions in an amount equal to our estimated liability. Our insurance, indemnities or provisions may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. There can be no assurance that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws or that product specific provisions will be sufficient to cover litigation costs.

We are currently involved in disputes with former U.S. distributors alleging, among other claims, breaches of exclusivity provisions and engaging in fraudulent pricing practices, to which we have asserted counterclaims, and with our former sponsor in Ajman, UAE, involving civil proceedings against us and related criminal proceedings against certain former employees. In connection with the dispute involving our former sponsor in Ajman, UAE, we have issued a bank guarantee in the amount of $18.2 million in favor of the Ajman Court of First Instance, which we have classified as restricted cash on our balance sheet. The guarantee cannot be drawn unless and until a final non-appealable judgment is rendered. While certain claims have been dismissed at first instance or on appeal, and our subsidiary has been removed as a defendant from the related criminal matter in the former sponsor dispute, these proceedings remain ongoing and outcomes are uncertain. Adverse developments or outcomes, including damages awards, injunctive relief, or unfavorable precedent, could disrupt aspects of our U.S. distribution and Middle East operations, divert management attention and resources, increase legal and compliance costs, and negatively affect our reputation and relationships with business partners. We have recorded provisions in connection with these matters; however, such provisions, insurance, or indemnities may be insufficient to cover all potential losses or defense costs. See “Business—Legal Proceedings.”

Furthermore, in April 2026, criminal investigative proceedings were initiated against certain present and past directors of our German subsidiaries in connection with a customs investigation into the excise tax classification of one of our tobacco products. See “Business—Legal Proceedings—Investigation with German customs authorities.”

Additionally, in the United States, where tobacco and health-related litigation is most prevalent, claims can be brought in various courts by individuals, class actions, regulators, and others. These claims could involve a wide range of damages, including individual damages and healthcare costs, subject to certain provisions in settlements with U.S. states. For example, there has been an increase in litigation related to the aggressive marketing practices previously employed by competitors in the vape market. The outcomes of this litigation could set precedents that increase the number of claims against vape product manufacturers, including us. Even if these claims do not lead to prosecution, managing and defending such matters can incur significant costs.

We purchase tobacco leaf that is cultivated in countries with high levels of poverty and heightened risks of human rights violations and child labor, particularly where farmers rely on temporary or casual workers or family labor and as a result, may be involved in litigation in these markets. The outcome of legal proceedings in these jurisdictions can be particularly uncertain due to unpredictable legal, administrative, and judicial systems.

An unfavorable outcome or settlement of any pending or future tobacco, health-related or other litigation (whether involving us or other tobacco companies) may increase the likelihood of new actions, adversely affecting our ability to prevail in similar or related litigation. Additionally, reputational damage from investigations or allegations of non-compliance with regulations could materially impact our relationships with external stakeholders. Furthermore, if future claimants obtain legal aid or funding to finance litigation against us, or if such actions become easier to pursue, this may increase the number of claims and the likelihood of claimants prevailing.

A significant increase in the number of pending legal claims could substantially raise the costs and management time required to defend such claims. There can be no assurance that any future litigation against us, if successful, would not adversely affect our revenue, costs, profits, business, financial condition, results or prospects. Additionally, even if we are not directly involved in litigation, any adverse judgment against a tobacco manufacturer or relating to the tobacco market could impact market conditions, potentially affecting our revenue, costs, profits, business, financial condition, results or prospects.

We could be subject to significant product liability litigation.

The tobacco industry has experienced, and continues to experience, significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of tobacco-inclusive products by individual plaintiffs, often participating on a class-action basis, for injuries allegedly caused by tobacco smoking or by exposure to tobacco smoke. However, several lawsuits have also been brought against manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. Litigation is subject to significant uncertainty, and there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending litigation could encourage the commencement of additional litigation. In addition to the risks to our business, results of operations and financial condition resulting from adverse results in any such action, ongoing litigation may divert management’s attention and resources, which could have an impact on our business and operations. There can be no assurance that we will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on our business, financial position, results of operations and cash flows. As a result of their relative novelty, e-cigarette or vape product manufacturers and sellers have only recently become subject to litigation. We may see increasing litigation over our inhalation products or the regulation of our products, as the regulatory regimes surrounding these products develop. As a result, we may face substantial costs due to increased product liability litigation relating to new regulations or other potential defects associated with the products we ship, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Use of social media, cookies and other tracking technologies, emails, push notifications and text messages in ways that do not comply with applicable laws and regulations, or that lead to the loss or infringement of IP or result in unintended disclosure, may harm our reputation or subject us to fines, lawsuits or other penalties.

We use social media, cookies and other tracking technologies, emails and text messages as part of our marketing strategy for our e-commerce distribution channel. As laws and regulations evolve to govern the use of these channels, our failure, or failure by our employees or third parties acting at our direction, to comply with applicable laws and regulations in the use of these channels, could adversely affect our reputation or subject us to fines, lawsuits (including class action) or other penalties. Any changes to marketing or electronic or telephonic communications laws and regulations, their interpretation or enforcement by the government or private parties, that further restrict the way we contact and communicate with our customers or potential customers, could adversely affect our ability to attract customers and could harm our business, financial condition and results of operations. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of IP, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, learners, partners or others. Information concerning us or our customers, whether accurate or not, may be posted on social media platforms or other online channels at any time and may have an adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our reputation, business, financial condition and results of operations.

Tobacco- or nicotine-inclusive inhalation products are subject to substantial taxation, and any increases in related taxes or fees could have a material adverse impact on sales of our products.

Tobacco- or nicotine-inclusive inhalation products are subject to substantial taxation, including excise taxes, value-added tax, sales taxes and import duties. There is no guarantee that shisha will not be subject to similar or more extensive tax regimes in the future, nor that non‑tobacco or non‑nicotine products used for inhalation will remain outside excise frameworks. Tax increases and structural changes are expected to adversely affect consumer demand for our products through reduced consumption, trading down from premium to value segments, substitution to lower‑taxed or untaxed alternatives, increased cross‑border purchasing and growth in counterfeit and contraband products.

In many jurisdictions, substantial excise taxes on tobacco- or nicotine-inclusive products can be imposed with limited notice, which may significantly affect our operations. For example, Germany’s Tobacco Duty Modernisation Act introduced staged duty increases through 2026, added a specific duty on waterpipe tobacco and created a new excise for “substitutes for tobacco products” that applies to e‑liquids whether or not they contain nicotine. Even where products do not contain nicotine, authorities may opt to subject such products to excise. In April 2026, German customs authorities commenced an investigation into our German subsidiaries relating to the excise tax for certain tobacco products, contending that certain products should have been classified as waterpipe tobacco rather than pipe tobacco, which would subject it to a higher rate of excise tax. See “Business—Legal Proceedings—Investigation with German customs authorities.”

Such taxes may increase consumer costs and contribute to the emergence of a “duty-not-paid” market, where smuggled or counterfeit tobacco is sold without the required duties or excise tax, distorting market prices. See also “—Risks Related to our Business and Industry—Competition from illicit sources may reduce our total sales and lower our margins, restricting the ability to increase selling prices and damaging our brands.” These regulatory measures can cause market disruptions that are challenging to predict or mitigate, potentially impacting our business, financial condition and operational results.

We are exposed to significant tax-related risks that could adversely affect our business, financial condition, and results of operations, including as a result of tax audits or past measures.

As a global business, we are subject to income, sales, value-added, withholding, and other taxes in multiple jurisdictions, many of which have complex, evolving and inconsistently enforced tax laws and regulations. Significant judgment is required to determine our tax provisions and positions, including the recognition and measurement of uncertain tax positions, and we rely on generally available interpretations of applicable tax laws and regulations that may differ from the views of relevant tax authorities. We regularly make estimates where the ultimate tax determination is uncertain, and the final resolution of any tax audit, appeal, litigation or similar proceeding may be materially different from that reflected in our historical financial statements. Our effective tax rate and overall tax exposure may be affected by changes in the composition of our earnings across jurisdictions with differing tax rates; our ability to utilize tax losses and tax credits; changes to rules on interest deductibility and other material changes in tax laws or their interpretation and enforcement (including with retroactive effect); and the issuance of tax rulings, arrangements, or other administrative guidance by competent authorities. In some jurisdictions, we are at a potential risk of a tax liability in circumstances where our customers fail to comply with their tobacco tax or related licensure obligations, and our processes may fail to identify and remediate such cases. There can be no assurance that any future tax audits, disputes or changes in tax law will not adversely affect our revenue, costs, profits, business, financial condition and results of operations.

In addition, we leverage our international network and centralize certain strategic functions, conduct intercompany transactions, and operate under a transfer pricing framework for goods and services provided within our corporate group, including a model for the billing of intercompany services. Tax authorities may assess transfer prices differently from our model and challenge our transfer pricing policies and outcomes, and our transfer pricing arrangements may not be accepted by all relevant authorities, potentially resulting in double taxation, penalties, interest, and retroactive assessments or retroactive tax claims against our subsidiaries. Our transfer pricing model has not been agreed between the competent authorities, and there can be no assurance that it will be accepted by all relevant authorities. We also face increasingly burdensome compliance and reporting requirements associated with global tax reforms and transparency initiatives, which could increase our costs of operations. Any of these matters could require us to pay additional taxes (including taxes we do not currently collect or remit), limit the availability of tax attributes, increase compliance costs (including the costs of tracking and collecting such taxes), constrain operational flexibility, reduce revenue or profits, increase our costs, negatively impact our reputation and could have a material adverse effect on our business, financial condition, and results of operations.

Tax legislation may be enacted in the future that could negatively impact our current or future tax structure and effective tax rates.

Long-standing international tax initiatives that determine each country’s jurisdiction to tax cross-border international trade and profits are evolving as a result of, among other things, initiatives such as the Anti-Tax Avoidance Directives, as well as the Base Erosion and Profit Shifting (“BEPS”) project, introduced, recommended and/or mandated by the EU, G8, G20 and Organization for Economic Cooperation and Development (the “OECD”).

In particular, legislation has been enacted or is currently under consideration in a number of jurisdictions to adopt and implement Pillar Two of the BEPS project initiated by the OECD to introduce a minimum global effective tax rate of 15% for certain multinational businesses. For instance, the United Kingdom (“UK”) has implemented the Pillar Two income inclusion rule by introducing a “multinational top-up tax” and a “domestic top-up tax” for certain large multinational enterprises and UK groups with annual consolidated revenue exceeding €750 million, effective for accounting periods beginning on or after December 31, 2023. Broadly, the “domestic top-up tax” may be assessed inter alia on UK located qualifying entities of a qualifying group where the effective tax rate (“ETR”) of all UK members of the relevant group is less than 15%. The “multinational top-up tax” may be assessed inter alia on a UK responsible member (typically, the ultimate parent, or where the ultimate parent is not in a territory which has implemented Pillar Two, the most senior group member in such a territory) of a qualifying multinational group where members have an ETR of less than 15% (as determined under the applicable rules) to the extent that a qualifying domestic top-up tax has not otherwise been collected. In addition, the United Kingdom has incorporated the Pillar Two “undertaxed profits rule” (“UTPR”) into domestic law for accounting periods beginning on or after December 31, 2024. The object of the UTPR is to bring a share of any unallocated top-up taxes that are not paid under another jurisdiction’s income inclusion rule or domestic minimum top-up tax rule into charge in the UK. Based on our initial analysis, we are not expected to fall within the scope of the Pillar Two rules given our consolidated revenues for the years ending 2024 and 2025 do not exceed €750 million. We will, however, continue to monitor the potential applicability of the Pillar Two rules and their impact on our tax obligations.

As these and other tax laws and related regulations change (including changes in the interpretation, approach and guidance of tax authorities), our financial results could be materially impacted. Given the unpredictability of these possible changes and their potential interdependence, it is difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow, but such changes could adversely affect our financial results.

Risks Related to Our Financial Position and Capital Requirements

Changes in judgments, estimates and assumptions made by management in the application of our accounting policies may result in significant changes to our reported financial condition and results of operations.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. In the application of our accounting policies, management must make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources.

Fair value measurements, including those relating to investments and acquisitions (such as the Greentank investment), require significant judgment and estimation. Changes in market conditions, discount rates or other assumptions could result in material adjustments to the fair value measurements of the carrying values of such assets.

These judgments, estimates and assumptions are based on historical experience and other factors that are considered relevant. Judgments, estimates and assumptions are reviewed on an ongoing basis and revisions to accounting estimates are recognized in the accounting period in which an estimate is revised. Actual results may differ from these estimates, and revisions to estimates can result in significant changes to the carrying value of assets and liabilities.

Because of the uncertainty surrounding management’s judgments and related estimates, we may make changes in accounting judgments or estimates that have a significant effect on the reported value of our assets and liabilities and our reported results of operations and financial position.

Any recognition of impairment of our indefinite‑lived intangible assets or goodwill may adversely affect our business, financial position and results of operations and preclude us from satisfying our debt obligations.

We carry a significant amount of intangible assets on our balance sheet, including goodwill and certain trademarks and other identifiable intangibles, some of which are classified as having an indefinite useful life and are therefore not amortized. Indefinite‑lived intangible assets and goodwill are subject to impairment testing at least annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Such triggering events could include, among others, deterioration in macroeconomic conditions, increases in discount rates, adverse changes in our regulatory or competitive environment, sustained declines in forecasted cash flows for specific cash‑generating units or brands (including newly launched or developing products), underperformance of recent acquisitions, negative changes in consumer demand, brand or product rationalization or other factors outside our control. The determination of the recoverable amount of these assets involves significant judgment and is sensitive to changes in key assumptions, including projected revenues and margins, terminal growth rates and discount rates. If the carrying amount of any of our indefinite‑lived intangible assets or goodwill exceeds its recoverable amount, we would be required to recognize a non‑cash impairment charge in the period in which such determination is made. Any impairment could be material and could adversely affect our results of operations, financial condition and ability to comply with financial covenants under our debt arrangements. In addition, impairment charges may increase earnings volatility, reduce retained earnings and shareholders’ equity, and negatively impact our ability to access financing on acceptable terms.

We have a substantial amount of debt, and our substantial leverage and debt service obligations could materially adversely affect our business, financial position and results of operations and preclude us from satisfying our debt obligations.

As of June 30, 2026 and December 31, 2025, we had total indebtedness (which represents the sum of the current portion and the non-current portion of other interest-bearing loans and borrowings) in the amount of $405.9 million and $387.5 million, respectively, under the Term Loan Facility, and the Revolving Credit Facility in respect of the period ending June 30, 2026. For additional information on our current credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities.” We anticipate that this leverage will continue, and our substantial indebtedness may:

•
make it more difficult for us to satisfy our debt obligations and liabilities we may incur;
•
increase our vulnerability to, and reduce our flexibility to respond to, general adverse economic and industry conditions;
•
require the dedication of a substantial portion of our cash flow from operations to the payment of the principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research and development or for other general corporate purposes;
•
restrict us from pursuing acquisitions or exploiting business opportunities;
•
limit our flexibility in planning for, or reacting to, changes in our business and the competitive environment and industry in which we operate; negatively impact credit terms with our suppliers and other creditors;
•
increase our exposure to interest rate increases because some of our indebtedness bears a floating rate of interest;
•
place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;
•
limit our ability to obtain additional financing to fund future operations, capital expenditures, business opportunities, acquisitions and other general corporate purposes and increase the cost of any future borrowings; and
•
limit our ability to obtain additional capacity for issuance of bid, advance payment, performance and warranty guarantees for operative business purposes and increase the cost of any future guarantee issuances.

Any of these or other consequences or events could have a material adverse effect on our business, financial condition and results of operations.

The senior credit facilities are secured and place certain assets under an enforcement risk in an acceleration scenario.

Subject to the terms of the 2025 Senior Facilities Agreement and the related security documents, the Senior Facilities are secured by the following: (i) the issued share capital of certain material group entities incorporated in England and Wales, the Ajman Free Zone, the United States, Germany, Dubai International Financial Centre and KSA; (ii) material bank accounts of our group entities incorporated in Jersey, the United States, KSA, the Ajman Free Zone, England and Wales, Germany and the Dubai International Financial Centre which are obligors under the 2025 Senior Facilities Agreement; (iii) material intercompany receivables owed to our material group entities incorporated in the United States, KSA, the Ajman Free Zone, England and Wales, Germany and the Dubai International Financial Centre which are obligors under the 2025 Senior Facilities Agreement; (iv) security over the material moveable assets (including trade receivables) of our group entity incorporated in the Ajman Free Zone; and (v) where customary, a floating charge (or equivalent) over substantially all of the existing and future assets of AIR entities incorporated in England and Wales and the United States which are obligors under the 2025 Senior Facilities Agreement (together, the “Collateral”). The Collateral has been pledged and/or charged on a first-priority basis under the security documents in favor of one or both security agents, for the benefit of the lenders under the Senior Facilities and other secured parties. If an event of default or enforcement event occurs, the agent under the 2025 Senior Facilities Agreement may, and shall if so directed by the requisite lender majority, enforce, or direct a security agent to enforce its security interests over the Collateral, which could adversely affect our business, financial condition, and results of operations.

For these purposes, acceleration or enforcement events include, among others, non-payment, breach of financial covenants, breaches of other material undertakings not remedied within applicable cure periods, cross-default to other material indebtedness, insolvency or insolvency proceedings, cessation of business, unlawfulness or invalidity of finance documents or security, misrepresentation, breach of priority agreements, audit qualification, litigation, arbitration or regulatory action that has, or is reasonably likely to have, a material adverse effect, events or circumstances that have, or are reasonably likely to have, a material adverse effect and repudiation of obligations. Upon the occurrence of such events, the agent may, and shall if so directed by the requisite lender majority, cancel any unutilized commitments and declare some or all amounts under the Senior Facilities immediately due and payable, and/or instruct the security agent to enforce the security (including exercising control over pledged accounts (including blocking or sweeping cash), enforcing share pledges and security over receivables and other assets, and otherwise realizing the Collateral). These actions could materially disrupt our operations, restrict our access to liquidity required for working capital and capital expenditures, result in a loss of control over key subsidiaries and assets, impair our ability to meet obligations to employees, suppliers and customers, and, in severe cases, lead to insolvency proceedings, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to restrictive debt covenants that may limit our ability to finance our future operations and capital needs to pursue business opportunities and activities or to pay dividends.

The 2025 Senior Facilities Agreement contains covenants that limit our ability to incur and assume debt and require us to maintain a certain leverage ratio. Furthermore, the 2025 Senior Facilities Agreement limits, among other things, our ability to incur debt, pay dividends, acquire or sell certain assets, to undergo certain corporate actions (such as mergers and de‑mergers) or to create security over our assets. All of these limitations are subject to significant exceptions and qualifications. These covenants could limit our ability to finance our future operations and capital needs and our ability to pursue acquisitions and other business activities that may be in our interest.

If we fail to comply with any of these covenants, we will be in default under the 2025 Senior Facilities Agreement, and the agent could, and shall if so directed by the requisite lender majority, declare applicable amounts immediately due and payable, after any applicable cure period. In addition, any such default could lead to an event of default and acceleration under other debt instruments existing at the time of such event of default if such other debt instruments contain cross‑default or cross‑acceleration provisions. These restrictions could materially adversely affect our ability to finance future operations or capital needs or engage in other business activities that may be in our best interest.

Amounts outstanding under the Senior Facilities bear interest at floating rates that could rise significantly, increasing our costs and reducing our cash flow.

Amounts outstanding under the Senior Facilities, and future indebtedness that we may incur, bear interest utilizing, among other components, floating rates of interest, such as SOFR. These interest rates could rise significantly in the future. Although we may enter into certain hedging arrangements designed to fix a portion of these rates, there can be no assurance that hedging will be available or continue to be available on commercially reasonable terms. To the extent that interest rates or any drawings were to increase significantly, our interest expense would correspondingly increase, reducing our cash flow.

We may incur more debt in the future, which may make it difficult for us to service our debt and impair our ability to operate our businesses.

Despite our current leverage, we may incur additional debt in the future. Although the 2025 Senior Facilities Agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the 2025 Senior Facilities Agreement does not prevent us from incurring obligations that do not constitute indebtedness under those agreements. Our inability to service our debt could have a material adverse effect on our business, financial condition and results of operations.

We require a significant amount of cash to service our debt and sustain our operations, which we may not be able to generate or raise.

Our ability to make principal or interest payments when due on our indebtedness and to fund our ongoing operations and future capital expenditures depends on our future performance and ability to generate cash, which, to a certain extent, is subject to the success of our business strategy as well as general economic, financial, competitive, legislative, legal, regulatory and other factors, as well as other factors discussed in these “Risk Factors,” many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flows from operations, that currently anticipated growth, cost savings or efficiencies will be realized or that future debt financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other liquidity needs including the repayment of our debt at maturity. At the respective maturities of the Senior Facilities or any other debt that we may incur, if we do not have sufficient cash flows from operations and other capital resources to pay our debt obligations, or to fund our other liquidity needs, we may be required to refinance or restructure our indebtedness.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity.

The type, timing and terms of any future financing, restructuring, asset sales or other capital raising transactions will depend on our cash needs and the prevailing conditions in the financial markets. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In such an event, we may not have sufficient assets to repay any portion or all of our debt.

Risks Related to Ownership of our Ordinary Shares

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under Jersey law. The rights of holders of our Ordinary Shares are governed by Jersey law, including the Jersey Companies Law, and by the A&R Articles. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.

Jersey is a British crown dependency and an island located off the coast of Normandy, France. Jersey is not a member of the EU. Jersey legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Jersey law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the United States, which could adversely affect the rights of investors.

U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against us or our executive officers or our board of directors.

We are a corporation organized and incorporated under the laws of Jersey with our registered office and domicile in Jersey and the majority of our assets are located outside of the United States. Moreover, the majority of our directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, investors may not be able to effect service of process within the United States upon AIR or upon such persons, or to enforce judgments obtained against AIR or such persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. It is uncertain as to whether the courts of Jersey would entertain original actions based on U.S. federal or state securities laws, or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

The United States and Jersey do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, may not be enforceable in Jersey, as applicable. See “Enforcement of Civil Liabilities.”

We are a holding company with no operations of our own and, as such, depend on our subsidiaries for cash to fund our operations and expenses, including future dividend payments, if any.

We are a holding company and our principal source of cash flow is distributions or payments from our operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future depends on the ability of our subsidiaries and intermediate holding companies to make upstream cash distributions or payments to us, which may be impacted, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds whether as a result of currency liquidity restrictions, monetary or exchange controls or otherwise. Our operating subsidiaries and intermediate holding companies are separate legal entities, and although they are directly or indirectly wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. Further, because of our holding company structure, claims of the creditors of our subsidiaries, including trade creditors, banks and other lenders, effectively have priority over any claims that we may have with respect to the assets of these entities. To the extent the ability of any of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

We do not have any current plans to pay dividends, but management will continue to assess in the foreseeable future. Various factors may limit our ability to declare and pay dividends.

Our board of directors has discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Accordingly, investors may need to rely on sales of our Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on an investment. There is no guarantee that our Ordinary Shares will appreciate in value or that the market price of our Ordinary Shares will not decline.

The Kingsway Holders have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control.

The Kingsway Holders beneficially own at least 60% of our Ordinary Shares and exercise majority voting control over us, which may limit the ability of other shareholders to influence corporate matters and could delay or prevent a change in corporate control.

The Kingsway Holders may have the ability to exercise control in determining the outcome of corporate transactions or other matters, including (i) making amendments to our business that are put to a shareholder vote; (ii) certain issuances of additional Ordinary Shares or raising any other equity or debt financings; (iii) election of directors; and (iv) any merger, consolidation or significant corporate transactions. The interests of the Kingsway Holders may not always be aligned with our interests or the interests of our other shareholders. The Kingsway Holders may from time to time make strategic decisions that they believe are in the best interests of our business as a whole, and these decisions may be different from the decisions that we would have made on our own. Furthermore, the Kingsway Holders’ decisions with respect to us or our business may be resolved in ways that favor the Kingsway Holders and, therefore, the Kingsway Holders’ own stakeholders, which may not be in our best interests or the best interest of our other shareholders.

In addition, this concentration of ownership may harm the value of our Ordinary Shares by, among other things, delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or causing us to enter into transactions or agreements that are not in the best interests of all of our shareholders.

Our PFIC status could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

The annual PFIC income and asset tests in respect of us are applied based on the assets and activities of our business. Based on the composition of our gross assets and income and the manner in which we expect to operate our business in future years, we do not expect to be classified as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, changes in the composition of our income or composition of our assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. If we are treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. For a further discussion, see “Taxation—Material U.S. Federal Income Tax Considerations for U.S. holders.” U.S. holders of our Ordinary Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our Ordinary Shares.

Our A&R Articles contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our A&R Articles contain provisions to limit the ability of others to acquire control of us or cause us to engage in change-of-control transactions, including, among other things:

•
Provisions that authorize our board of directors, without action by its shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by our board of directors;
•
Provisions limiting shareholders’ ability to act by written consent;
•
Provisions limiting shareholders’ ability to remove AIR Global directors only for cause; and
•
A staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction. With our staggered board, at least two annual meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of the board in a relatively short period of time.

Risks Related to this Offering by the Selling Shareholders

Sales of a substantial number of Ordinary Shares in the public market by the Selling Shareholders and/or by our existing shareholders could cause the price of our Ordinary Shares to fall.

Pursuant to the A&R Registration Rights Agreement entered into in connection with the Business Combination, we have registered on the registration statement of which this prospectus forms a part the Ordinary Shares received by the Selling Shareholders upon consummation of the Business Combination. The Selling Shareholders can sell, under this prospectus, up to 154,623,867 Ordinary Shares, constituting approximately 96.4% of our issued and outstanding Ordinary Shares as of the Closing Date.

Sales of a substantial number of Ordinary Shares in the public market by the Selling Shareholders and/or by our other existing shareholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional shares. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares.

Risks Related to Being a Public Company

The price of our Ordinary Shares may be volatile, and the value of our Ordinary Shares may decline.

The trading price of our Ordinary Shares may be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause investors to lose all or part of their investment in our Ordinary Shares. Factors that could cause fluctuations in the trading price of our Ordinary Shares include the following:

•
Actual or anticipated fluctuations in our financial condition or results of operations;
•
Variance in our financial performance from expectations of securities analysts;
•
Changes in our projected operating and financial results;
•
Changes in laws and regulations affecting our business, our customers or our industries;
•
Announcements of new offerings and expansions by us or our competitors;
•
Our ability to continue to innovate and bring new offerings to market in a timely manner;
•
Our involvement in actual or potential litigation or regulatory investigations;
•
Negative publicity about us, our offerings or our industries;
•
Changes in our senior management or key personnel;
•
Announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;
•
Sales of our securities by us, our shareholders as well as anticipation of lock-up releases;
•
General economic, political, regulatory, industry and market conditions;
•
Natural disasters or major catastrophic events; and
•
Other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or responses to these events.

These and other factors may cause the market price and demand for our Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of our Ordinary Shares. In addition, price volatility may be greater if the public float and trading volume of our Ordinary Shares is low. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our Ordinary Shares, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our share price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies as a result, which could adversely affect the price of our Ordinary Shares.

A market for our Ordinary Shares may not develop, which could adversely affect the liquidity and price of our shares.

The price of our Ordinary Shares may fluctuate significantly due to general market and economic conditions. An active trading market for our Ordinary Shares may never develop or, if developed, may not be sustained. In addition, the price of our Ordinary Shares can vary due to general economic conditions and forecasts, our general business conditions and the release of our financial reports. Additionally, if our Ordinary Shares are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. Investors may be unable to sell their Ordinary Shares unless a market can be established or sustained.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute existing shareholders and may increase the number of our Ordinary Shares eligible for resale, which could depress the market price of our shares.

We expect to issue additional share capital that will result in dilution to all other shareholders. Following the expiration of the lock-up period, we expect to issue 1,152,449 Ordinary Shares to satisfy the vested and outstanding incentive awards granted to employees and other service providers of AIR. Furthermore, we have adopted the Incentive Plan, the total size of which equals 10% of our outstanding issued shares as of immediately after the Closing and will be increased annually by an amount equal to 3% of the outstanding issued shares as of the last day of the fiscal year (or such smaller number as determined by the Board). To the extent awards are made under the Incentive Plan, including without limitation the Company Top Up Awards, Retention Awards and AIR Global Earnout RSU Awards, and upon the expiration of the lock-up period, additional Ordinary Shares will be issued, which will result in dilution to our shareholders and increase the number of our Ordinary Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised or otherwise settled in Ordinary Shares could adversely affect the market price of our Ordinary Shares.

We may seek additional capital through a combination of public and private equity offerings, debt financings and strategic partnerships and alliances. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted, the per share value of our Ordinary Shares may decline and the terms of the securities may include liquidation or other preferences that may be senior to your rights as a holder of our Ordinary Shares. Any indebtedness we incur would result in increased payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. Any debt or additional equity financing that we raise may contain terms that are not favorable to us and holders of our Ordinary Shares.

We cannot predict the size of future issuances of our Ordinary Shares or securities convertible into our Ordinary Shares or the effect, if any, that future issuances and sales of our Ordinary Shares will have on the market price of our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Ordinary Shares.

Future resales of our Ordinary Shares may cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

Pursuant to the lock-up agreements described in the section “Shares Eligible for Future Resale — Lock-Up,” following the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the AIR Shareholders were contractually restricted from selling or transferring any of their respective Ordinary Shares. Such restrictions began at Closing and will end on the date that is six months after Closing, except to a Permitted Transferee, as defined and expressly permitted by the Business Combination Agreement or Sponsor Support Agreement. See “Shares Eligible for Future Resale — Lock-Up.”

Following the expiration of such lock-up agreements, the Sponsor and the AIR Shareholders are not restricted from selling our Ordinary Shares held by them, other than by applicable securities laws. The Sponsor and the AIR Shareholders collectively beneficially own at least 84.9% of our outstanding Ordinary Shares. The sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our Ordinary Shares, and the market price of our Ordinary Shares could decline if the holders of these shares sell them or are perceived by the market as intending to sell them.

Certain AIR Shareholders control us, and their interests may conflict with ours or yours in the future.

Collectively, the AIR Shareholders beneficially own approximately 94% of the outstanding Ordinary Shares (including the AIR Earnout Shares and excluding Ordinary Shares issuable on exercise or settlement of the Assumed Conditional Awards and under the Incentive Plan). Even if and when these shareholders cease to own a majority of our outstanding Ordinary Shares, for so long as they continue to own a significant percentage of our Ordinary Shares, these shareholders may still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring shareholder approval through their collective voting power. Accordingly, for such period of time, these shareholders may have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as these shareholders continue to own a significant percentage of our outstanding Ordinary Shares, these shareholders may be able to cause or prevent a change of control or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares as part of a sale of us and ultimately might affect the market price of our Ordinary Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. While we remain an “emerging growth company,” we are permitted to, and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which we have total annual gross revenue of at least $1.235 billion, or (3) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We cannot predict if investors will find our Ordinary Shares less attractive if we choose to rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and our share price may be more volatile.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (iii) the sections of the Exchange Act imposing liability for insiders who profit from trades.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year.

As a result of all of the above, investors may receive less or different information about us than would be received about a U.S. domestic public company and may not have the same protections as shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members; regularly scheduled executive sessions with only independent directors each year; independent director oversight of executive compensation, nomination of directors and corporate governance matters; and the audit committee is required to have at least three members. Additionally, Nasdaq’s rules require that a listed company obtain, in specified circumstances, shareholder approval to adopt and materially revise equity compensation plans, as well as shareholder approval prior to an issuance (a) of more than 1% of its ordinary shares (including derivative securities thereof) in either number or voting power to related parties, (b) of more than 20% of its outstanding ordinary shares (including derivative securities thereof) in either number or voting power or (c) that would result in a change of control. As a foreign private issuer, we are permitted, and we intend, to follow certain home country corporate governance practices in lieu of the foregoing Nasdaq requirements.

We intend to follow home country practice in lieu of Nasdaq Rule 5635, which generally requires shareholder approval for (a) an acquisition of shares or assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% or more shareholder has greater than a 5% interest in the target company or the consideration to be received, (b) the issuance of shares leading to a change of control, (c) adoption or material amendment of equity compensation arrangements and (d) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors, officers or 5% or more shareholders) if such equity is issued or sold below a specified minimum price. We cannot give any assurances that we will follow these or other Nasdaq corporate governance requirements in the future and may therefore rely instead on additional available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq generally applicable to a listed company that is not a “foreign private issuer,” we are not required, under the corporate governance practice and requirements in Jersey, to have our board of directors consist of a majority of independent directors, nor are we required to have a remuneration committee or a nomination or governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year, and shareholder approval is neither required for equity compensation plans and material revisions to those plans nor the issuance of 20% or more of our outstanding ordinary shares (including derivative securities thereof) in either number or voting power or an issuance that would result in a change of control. If we decide to follow some or all of these home country practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements. For additional information, see the section of this prospectus entitled “Management — Foreign Private Issuer Exemption.”

As a “controlled company” within the meaning of the rules of Nasdaq, we will qualify for certain exemptions from Nasdaq corporate governance requirements.

In the event we no longer qualify as a foreign private issuer, we may rely on the “controlled company” exemption under Nasdaq corporate governance rules. A “controlled company” under Nasdaq corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group or another company. Our principal shareholder controls a majority of the voting power of our outstanding ordinary shares, making us a “controlled company” within the meaning of Nasdaq corporate governance rules. As a “controlled company,” we are eligible to elect not to comply with certain Nasdaq corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our compensation committee and our nominating and corporate governance committee consist entirely of independent directors. We do not currently intend to take such exemptions. See also “Management.”

If we decide to take advantage of any exemptions from Nasdaq corporate governance requirements as a “controlled company,” our shareholders may not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.

We will incur increased costs and obligations as a result of being a public company.

As a privately held business, we have not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. Our management expects these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue-generating activities.

Furthermore, the need to establish and further develop the corporate infrastructure demanded of a public company may divert management’s attention from its focus on our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

If we are unable to maintain an effective system of internal controls and compliance, our business and reputation could be adversely affected.

While we manage regulatory compliance by monitoring and evaluating our internal controls to ensure that we are in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in our internal controls and compliance will not arise, or that we will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in a timely manner or at all. There are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error, the circumvention or overriding of the controls and procedures and reasonable resource constraints. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with our policies and procedures may deteriorate. As we continue to grow, there can be no assurance that there will be no instances of non-compliance with statutory requirements, which may subject us to regulatory action, including monetary penalties, which may in turn adversely affect our business and reputation.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

We have identified material weaknesses in our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

In the course of the preparation of our financial statements for the year ended December 31, 2024, we identified certain control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. The material weaknesses are:

•
We did not design and maintain an effective control environment as we lacked a sufficient complement of personnel with an appropriate level of internal controls and IFRS accounting knowledge, training and experience commensurate with our financial reporting requirements.
•
We did not design and maintain effective controls in response to the risks of material misstatement as changes to existing controls or the implementation of new controls were not sufficient to respond to the risks of material misstatement to financial reporting.
•
We did not design and maintain effective monitoring controls to ascertain whether the components of internal control are present and functioning.

These material weaknesses contributed to the following additional material weaknesses:

•
We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate, and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliation and journal entries.
•
We did not design and maintain effective controls over the order-to-cash business process. Specifically, we lacked internal controls to ensure revenue is recognized in the correct accounting period. Additionally, our U.S. region did not formally contract with our customers and as such, transfer of control could not be timely evidenced as it was not contractually defined and certain product returns did not have an appropriate return accrual provisions as we did not have contract return clauses.
•
We did not design and maintain effective controls over certain information technology (“IT”) general controls for IT systems that are relevant to the preparation of the financial statements. Specifically, we lacked controls over user access, program change management, computer operations, segregation of duties, testing and approval for program development and controls over service organization management. These IT deficiencies did not result in a misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in misstatements potentially impacting the consolidated financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

Since identifying the material weaknesses described above, we have made significant progress in implementing our remediation plan. These remediation measures are ongoing and include, among other things, hiring and training additional accounting and finance personnel with expertise in IFRS accounting, SEC reporting and internal controls over financial reporting, supplemented by external consultants in locations where qualified candidates have not been available; designing and implementing controls over the period-end financial reporting process, which are now operating within the regular period-end close; commencing commercial contract remediation within the order-to-cash process, including reconciliation controls with management review of cut-off; enhancing the precision and documentation of management review controls (including those over account reconciliations and journal entries) with a focus on segregation of duties and pre-posting approval workflows, with journal entry workflow design finalized and account reconciliation controls deployed on a common platform; designing and implementing ITGCs to manage system access, program change controls and periodic user access reviews, with audit-trail configuration and logging completed and validation in progress; designing entity-level monitoring controls, which are currently under implementation and establishing a framework to evaluate the completeness and accuracy of information used in control performance, with key-report testing planned for the second half of 2026. While these measures have advanced from design into initial operation, we are continuing to build operating-effectiveness evidence across the remaining 2026 reporting cycles. We cannot assure you that these measures will fully remediate the material weaknesses described above. The timing of when we will be able to remediate the material weaknesses is uncertain, and we may not be in a position to conclude that these material weaknesses have been remediated during the year ended December 31, 2026 or any subsequent period.

If we are unable to successfully remediate the existing material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting and the price of our Ordinary Shares may be adversely affected, and we may be unable to maintain compliance with the applicable stock exchange listing requirements. Implementing any appropriate changes to our internal control over financial reporting may divert the attention of our management and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business.

We are subject to Section 404, which requires that we include a report of management on, among other things, the effectiveness of our internal control over financial reporting in our second annual report on Form 20-F. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” If we identify any additional material weaknesses in our internal control over financial reporting in the future, or if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could result in the restatement of our financial statements and cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Ordinary Shares, the price of our Ordinary Shares could decline.

The trading market for our Ordinary Shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our Ordinary Shares could decline. Moreover, the price of our Ordinary Shares could decline if one or more securities analysts downgrade our Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders will pay all incremental selling expenses relating to the sale of their Ordinary Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Shareholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have not paid any cash dividends on our equity securities to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. It is currently not expected that our board of directors will declare any dividends in the foreseeable future. Further, our ability to declare dividends may be limited by the terms of financing or other agreements we or our subsidiaries enter into from time to time.

We have not identified a paying agent in relation to any payment of cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2026.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results do not necessarily indicate our expected results for any future periods.

As of June 30, 2026
(in $ thousands)
Cash and cash equivalents	85,411
Indebtedness
Other interest-bearing loans and borrowings (non-current)	338,525
Other interest-bearing loans and borrowings (current)	67,338
Derivative financial instruments (current)	339
Lease liabilities (non-current)	12,782
Lease liabilities (current)	3,445
Payables relating to acquisitions (current)	1,760
Total indebtedness(1)	424,189
Shareholders’ equity
Share capital	16
Share premium	1,070,138
Treasury shares	(52,444)

Merger reserve	(1,100,361)
Other reserves
Cash flow hedge reserve	1,367
Translation reserve	6,326
Other reserve	42,658
Retained earnings	225,128
Total shareholders’ equity	192,828
Total capitalization(2)	617,017

(1)
Total indebtedness reflects outstanding secured bank loans, derivative financial instruments, lease liabilities, and payables relating to acquisitions. Provisions, deferred tax liabilities, other liabilities, trade and other payables and current income tax payables are not included.
(2)
Total capitalization consists of total indebtedness plus total shareholders’ equity. As of the date of this prospectus, there have been no material changes in our capitalization from that set forth in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes of AIR Limited, appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under the “Risk Factors” section and elsewhere in this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements contained in the following discussion and analysis. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading global producer of branded flavored molasses (commonly known as “hookah,” “shisha” or “mu’assel”), a tobacco-based mixture that is commonly around 15% to 25% tobacco by weight and typically inhaled via a water pipe. We estimated our global market share to be approximately 36% to 44% in the markets in which we operate (excluding Russia and Turkey) as of December 31, 2024, according to the 2025 Market Assessment Report. In particular, we hold approximately 60% to 65% market share in the United States, 50% to 55% market share in KSA, 20% to 30% market share in Germany and 30% to 40% market share in Spain by sales volume as of December 31, 2024 within the flavored shisha category. We consider ourselves the only global market participant in the branded flavored molasses industry, with our sales volume surpassing the estimated combined share of our next four competitors, who remain regional or local, as of December 31, 2025.

We produce and sell branded flavored molasses through a variety of sales channels, including directly to consumers and through distributors and licensed retailers, in over 90 markets worldwide, according to internal company data. Our products are enjoyed by consumers both at home and in leisure venues such as lounges and hospitality establishments, including HoReCa. According to the 2025 Market Assessment Report, based on our sales data and internal calculations, approximately 65% of global flavored molasses volume is estimated to be consumed at home and only 35% in lounges (assuming consumption formats of 500g and above is for lounges and under 500g for home consumption), while approximately 85% of the total consumer spend on flavored molasses is estimated to occur in lounges, with 15% at home (assuming consumers pay approximately 10x price in a lounge for a session compared to equivalent retail price of molasses for home consumption), which illustrates the importance of lounges in the value chain.

We are committed to innovation, exemplified by our development of new, non-combustible products (often referred to in the industry as “next generation products” or “reduced risk nicotine products”) such as OOKA, our charcoal-free, electrically heated hookah, and recent launch of VANT, a vaping product which we anticipate will be the first advanced inhalation system of its kind. While our focus on innovation and creating an attractive lifestyle experience positions us to enter and grow in new markets, our established expertise in flavored molasses under our FSM Business, such as Al Fakher, NameLess and Al Aseel brands, solidifies our continued brand excellence in regions with a rich tradition of hookah consumption, such as Egypt and the GCC countries. This dual focus makes our brand both “local” and “global.”

Our geographic reach, which spans over 90 markets across the Middle East, Africa and Asia (“MEAA”), Europe and North America, is supported by an extensive network of distributors. We primarily sell our products to wholesalers, who then supply them to retailers and on-premises channels and also through direct-to-consumer channels. This distribution chain is hookah-focused and generally operates separately from the wider global tobacco product network (e.g. cigarettes), minimizing cross-category competition. Further, retailers and on-premises channels often provide the requisite hardware and consumables, such as water pipes, tongs and charcoal, that we do not typically produce. We believe that our third-party distributors and wholesalers are also motivated to grow the product category due to the substantial margins available within the value chain.

Our revenue was $399.7 million and $206.9 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively. For the year ended December 31, 2025 and the six months ended June 30, 2026, our operating profit/(loss)was $83.2 million and ($63.6) million, respectively. Our profit/(loss) was $46.8 million and ($81.8) million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, and Adjusted EBITDA was $139.3 million and $71.7 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively.

Our extensive product portfolio was organized into the four following segments as of December 31, 2025: (i) Core – Americas (ii) Core – Europe (iii) Core – MEAA and (iv) New Growth Categories (the “NGCs”).

In June 2026, Management made the decision to re-name these segments to enable better understanding, changing ‘Core’ to ‘Flavored Shisha Molasses’ (‘FSM’). No other changes were made in respect of the segments or the revenues and Adjusted EBITDA that they represent. Accordingly, as at June 30, 2026, the portfolio is organized as follows: (i) FSM Americas (formerly Core –

Americas); (ii) FSM – Europe (formerly Core – Europe); FSM – MEAA (formerly Core – MEAA), and New Growth Categories (the “NGCs”) which remains:

•
FSM Business – Our FSM Business includes (i) FSM – Americas, (ii) FSM – Europe and (iii) FSM – MEAA. These segments encompass the production and sale of traditional flavored molasses under the Al Fakher, NameLess and Al Aseel brands, as well as Shisha Kartel, Zødiac and Kloud King, distributed globally by us through third-party wholesale, retail and direct-to-consumer channels. The FSM Business also captures Crown vapes, which we license through third-party partnerships. It also captures our portfolio of e-commerce and digital platforms. The three largest countries by revenue generated in our FSM Business in the year ended December 31, 2025, were the United States, KSA and Iraq. We generated $396.7 million and $204.7 million in revenue and Adjusted EBITDA of $158.2 million and $79.7 million in our FSM Business in the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (with profit for the year as the most directly comparable IFRS measure).
•
NGCs – Our NGCs include Crown Switch, our next-generation, pod-based rechargeable vape platform, our Crown Gems and Al Fakher-branded nicotine pouches, OOKA, our heat-not-burn inhalation device, and VANT, an advanced inhalation system for functional ingredients. Crown Switch is the first Al Fakher nicotine-only vape which leverages the patented Quantum Vape technology to deliver consistent flavor from first to last puff, containing zero heavy metals or harmful ceramic particles. Our nicotine pouches, including both our Al Fakher branded nicotine pouches and also our Crown Gems are a natural extension of our brand into an alternative shisha format and are expected to broaden our total addressable market. OOKA provides an alternative inhalation experience, and VANT enables the inhalation of functional ingredients such as caffeine, valerian root and passionflower. We generated $3.1 million and $2.2 million in revenue and Adjusted EBITDA loss of $18.9 million and $7.9 million in our NGCs segment in the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (with profit for the year as the most directly comparable IFRS measure).

The Business Combination

On November 7, 2025, AIR Limited, CAEP, AIR Global, Cayman Merger Sub and Jersey Merger Sub entered into the Business Combination Agreement, pursuant to which the parties thereto consummated the Business Combination on May 15, 2026. The Business Combination Agreement contained customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers and the other transactions contemplated thereby.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement undertook a series of transactions pursuant to which, among other things (i) at the Cayman Effective Time, Cayman Merger Sub merged with and into CAEP, with CAEP surviving the merger as a wholly owned subsidiary of AIR Global, and (ii) at the Jersey Effective Time, Jersey Merger Sub merged with and into AIR Limited, with AIR Limited surviving the merger as a wholly owned subsidiary of AIR Global.

Following the satisfaction of the conditions set forth in the Business Combination Agreement, the Closing occurred on May 15, 2026. The Cayman Merger was consummated by the filing of a plan of merger with the Registrar of Companies of the Cayman Islands in accordance with the Companies Act (As Revised) of the Cayman Islands, and the Jersey Merger was consummated pursuant to the Companies (Jersey) Law 1991 (as amended).

Key Factors Affecting Our Results of Operations

Our Ability to Optimize Our Product Mix and Our Pricing Strategy

Our success relies on effectively optimizing our product mix by fostering brand loyalty among existing products as well as our ability to diversify our offerings and expand our current brand portfolio to respond to evolving consumer preferences. In particular, consumer choice regarding flavor selection and consumption frequency is a significant driver of our business, impacting our capacity to design and manufacture flavors that align with consumer preferences and demand. Consumers of shisha, particularly those who are more familiar with the practice, have distinct flavor preferences, which significantly impact brand loyalty due to the inherent challenge of replicating flavor profiles across different producers. Successfully identifying and catering to these preferences is crucial for fostering brand loyalty and positively influencing our results of operations.

In addition, we seek to optimize our flavored molasses product mix through the introduction of our brands, such as Al Fakher, NameLess and Al Aseel, our modern nicotine pouches, including Crown Gems and Al Fakher branded pouches, as well as our inhalation devices, including Crown vapes, OOKA and VANT. We also have significantly invested in developing our new brands and products, particularly OOKA, which has a limited sales history. Adoption of our new brands and products will be important to increasing our revenues. Our top-selling Al Fakher products represent a significant portion of our total sales. For the year ended December 31, 2025 and the six months ended June 30, 2026, our flavored molasses products in our FSM Business includes Al Fakher, Shisha Kartel, Zødiac, Crown Bar and e-commerce (including third-party products), which accounts for substantially all of our revenue in each period. In the past, we implemented annual incremental pricing for our Al Fakher products. In addition, we have strategically introduced premium offerings under our Shisha Kartel and Zødiac brands. These flavored molasses products are positioned at higher price points, enabling us to capture higher gross margins. This approach reflects our broader premiumization strategy of diversifying our portfolio to include aspirational, higher-value products that appeal to evolving consumer preferences. Our results of operations are, and will continue to be, positively impacted by our ability to drive margin expansion through brand-led product differentiation and premiumization.

Our performance additionally relies on optimizing our pricing strategy, which is primarily aimed at positioning our products within the premium segment of our Focus Markets, including the US, KSA and Europe. This approach enables us to command a price premium over both direct competitors in flavored molasses and indirect competitors offering alternative inhalation products. Our pricing strategy can be impacted by various factors, including the diverse geographical markets in which we operate, each characterized by unique pricing environments and varying levels of consumer disposable income. In jurisdictions with higher consumer discretionary spending, we typically achieve greater margins due to increased pricing flexibility. Robust regulatory and tax regimes in these areas also contribute to a higher baseline cost, which makes consumers less sensitive to incremental price increases. Our margins and pricing strategy also vary based on consumption settings, as home consumption tends to foster stronger brand loyalty, allowing us to implement more aggressive pricing strategies, while lounge-based markets are more price sensitive, necessitating less aggressive pricing strategies and resulting in lower margins.

Regulations around stock keeping units (“SKU”) in the markets in which we operate and choice of SKU offerings also influence our margins. We offer our flavored molasses products in a range of packaging formats designed to accommodate diverse customer requirements and distribution channels. The 50g SKU is our leading product by volume for home consumption, its compact size allowing for premium pricing and enhanced gross margins. Conversely, the 1kg pack constitutes the most economically advantageous option, which is primarily preferred by shisha lounges and other commercial establishments procuring in bulk. The prevalence of each SKU may exert varying effects on our margin performance across different sales channels.

In addition, compliance with regulatory guidelines pertaining to tobacco products may result in limitations on approved package sizes, which, in turn, influences both our packaging strategy and operational planning. These factors are largely out of our control but can impact our sales and margins if any new regulations impose new restrictions on the SKUs we are allowed to sell in any of our markets.

Macroeconomic Trends

Macroeconomic factors affect consumer spending patterns and thereby our results of operations. These factors include general economic conditions, inflation, consumer confidence, employment rates, business conditions, the availability of credit, interest rates, tax rates, fuel, energy and freight costs and impacts of public health crises. Factors that impact consumer discretionary spending, which remains volatile globally, and their disposable income levels, continue to create a complex and challenging retail environment for our products. By diversifying our product offering and consumer geographical concentration, we also reduce our exposure to impacts on our business from macroeconomic volatility, including as a result of economic downturns in a single region. We intend to continue to evaluate and adjust our operating strategies to help further mitigate any impacts on our results of operations resulting from broader macroeconomic conditions, while remaining focused on the long-term growth of our business.

In addition to the macroeconomic factors described above, geopolitical instability resulting from military conflicts may also adversely affect our business and results of operations. For example, in late February 2026, military strikes by the United States and Israel on Iran triggered significant regional instability, including Iranian retaliatory attacks across the Middle East affecting countries in the region which collectively account for a material portion of our revenues.

Historically, maritime shipping was the primary mode of shipment for products manufactured at our UAE facilities to the markets supplied by those facilities, including the United States. Following the disruption to shipping through the Strait of Hormuz, we rerouted the majority of our maritime shipments via land-based transportation to ports on the Gulf of Oman, including ports in Oman and the UAE ports of Fujairah and Khor Fakkan, which are outside the Strait of Hormuz, using land-based routes through the KSA. We also redeployed portions of production to our Poland facility for product supply intended for the U.S. market that was previously shipped from our UAE facilities. In the KSA, our business has not been materially affected by this disruption, as deliveries to the KSA do not pass through the Strait of Hormuz.

The measures we have implemented have alleviated the initial disruption to our distribution logistics. However, use of alternative routes resulted in incremental transportation expenses and longer delivery times, while redeployment to the Poland facility resulted in product cost inflation due primarily to higher labor costs at that facility. We incurred, and expect to continue to incur, additional incremental shipping costs as we use alternative routes for deliveries to and from our UAE facilities.

In addition, the disruption to shipping through the Strait of Hormuz has in the past affected the logistics for importing raw materials required to produce our products at our UAE facilities. We have experienced some delays and cost inflation associated with importing materials via alternative transportation routes. Any intensified disruption could, however, adversely affect our production planning, inventory management, fulfillment timelines and cost of sales.

Although some traffic through the Strait of Hormuz has resumed, conditions in the region remain uncertain. We continue to monitor the evolving situation and may take additional measures to address logistics disruptions; however, we cannot predict the ultimate scope or duration of this conflict or its effects on our business, financial condition or results of operations.

Our Ability to Improve our Distribution Channels and Achieve E-Commerce Growth

We distribute our products through a combination of (i) our in-house distribution operations, including our own e-commerce channels in the United States and Germany, and (ii) third-party importers and distributors worldwide. Variations in our distribution mix between our in-house channels and third-party distribution partners across periods can lead to changes in our overall gross and operating margins, as sales through our in-house distribution channels generally deliver higher average selling prices and higher gross and operating margins by removing intermediaries, notwithstanding higher logistics, warehousing and personnel costs. Sales through wholesale or distribution partners typically carry lower margins despite greater scale and cost efficiency. Our revenue has been generated through our internal distribution network, including our e-commerce channels, and through third‑party distributors. Our transition to a more e-commerce-based distribution in 2023, which led to a temporary dip in financial performance during that year, helped reposition our business to sell our products with higher margins, better pricing and improved customer service.

Expanding our direct channels can enable us to capture a larger share of the value chain from distribution to retail, increase price flexibility with wholesalers and offer more competitive pricing to stimulate demand. Accordingly, our future results will depend on our ability to (i) grow e‑commerce and other in‑house distribution and (ii) optimize our channel mix to reduce intermediary margins while maintaining efficient market coverage.

Our Ability to Manage Volatility in Raw Materials and Production Costs

Our ability to manage volatility in raw materials costs and production costs is crucial to our operations, particularly in the production of flavored molasses. Raw materials constitute the majority of our production costs, with key inputs including tobacco leaf, flavorings and additives, glycerin and fructose. Since the introduction of our Zødiac brand, we also source tea leaves, which we use in our Zødiac products, from suppliers located in Europe and North America. As of December 31, 2025, tobacco leaf represents the largest proportion of our total raw materials expense, excluding packaging. The cost of tobacco leaf is influenced by factors such as supply and demand, climate conditions, harvest yields, currency fluctuations, inflation rates, agricultural input prices and energy costs. Our production costs are affected by the volume, type and quality of tobacco purchased, which can vary annually based on production volumes. Historically, tobacco leaf prices have remained stable, and we source tobacco from a diversified supply base in Europe, aiming to mitigate the risk of any supply disruptions. We also aim to hedge against short-term fluctuations in tobacco leaf prices through entering into forward contracts with suppliers of approximately 18-months. See also “Risk Factors—Risks Related to Our Business and Industry—We may encounter significant challenges in securing adequate supplies of tobacco leaf and other raw materials due to fluctuations in availability or prices, which could have a material adverse effect on our business, financial condition and results of operations.”

The price of glycerin, similar to other global commodities, has experienced fluctuations due to the global market for palm oil and biodiesel. In the first half of 2026, regional disruption rendered our contracted supply sources for glycerin temporarily unavailable, and we were required to secure continuity of supply through short-term contracts at prices significantly above normal market conditions, which contributed to higher input costs during the period.While we believe our diversified supply chain and the commoditized nature of most raw materials that we source largely insulate us from risks related to pricing and quality, we are unable to predict any potential impact on our results of operations as a result of price fluctuations of our raw materials and any disruptions to our supply chain in the future.

In addition, the specialized nature of flavoring composition in our products poses potential challenges, particularly if disruptions occur with our flavor ingredient suppliers or if our competitors acquire similar flavor ingredients. As flavorings can differ significantly between suppliers, any disruptions with our flavoring suppliers, who are located in Europe, could cause disruptions in the production of particular flavors of our products and significantly impact our business in the short to medium term. While we negotiate pricing and supply agreements with our raw material flavor suppliers on an annual basis, our costs remain subject to commodity price fluctuations and other market dynamics that suppliers may pass through to us.

Similarly, our business could be adversely impacted if our competitors acquire key flavor ingredients that distinguish our products from other brands. To safeguard against competitors obtaining similar flavor ingredients, we incorporate exclusivity terms in our agreements with these suppliers. Despite these measures, we cannot fully predict future disruptions in the supply of key flavor ingredients or entirely prevent competitors from accessing them, which could negatively impact our results of operations. See also “Risk Factors––Risks Related to our Business and Industry— We rely on specific third-party suppliers and manufacturers for our flavoring ingredients and technology components.”

Our business could also be adversely affected by supply issues and counterfeiting issues. In 2023, our UAE distributor went into liquidation, which resulted in some temporary supply issues that contributed to a decline in our financial performance that year. Any future supply issues could adversely impact our financial performance. Our business also has on occasion been adversely affected in the past by product counterfeiting, notwithstanding our efforts to diligently monitor counterfeiting and work with local officials to combat this activity.

Regulation

The regulatory framework for shisha consumption varies widely by jurisdiction, requiring adept navigation to ensure compliance. Evolving laws concerning shisha advertising, public consumption, packaging standards and retail restrictions may also affect the availability and competitiveness of our products. Notable regulatory changes, such as Germany’s 25g packaging restriction (before its repeal in July 2024) have impacted our product availability, SKU rationalization, and compliance costs. See also “––Our Ability to Optimize Our Product Mix and Our Pricing Strategy.” Regulatory changes may also lead to temporary product withdrawals, rebranding initiatives or demand shifts that affect revenue and margin. As we seek to expand our operations, entering new markets may present additional regulatory challenges as stringent regulations on advertising and consumption of tobacco and shisha products can hinder new entrants from building consumer awareness and establishing a presence.

OOKA, a charcoal-free, electrically heated hookah waterpipe launched in March 2023, and OOKA pods are subject to regulations concerning the contents of the pods, such as tobacco-related rules for flavored molasses. Although we have not yet experienced increased regulatory scrutiny for OOKA, future regulations if any, could affect our operations. Additionally, our e-commerce and digital assets portfolio, which focuses on selling flavored molasses and hookah products, may face heightened regulatory scrutiny as the regulatory landscape continues to evolve. For further discussion, see “Risk Factors — Risks Related to Regulatory, Legal and Taxation Matters” and “Business— Regulation.”

Taxation

The tobacco industry is heavily regulated and subject to various excise and other taxes, which have historically impacted and are expected to continue impacting our results of operations. Excise tax frameworks on tobacco and shisha products vary widely by jurisdiction and are subject to frequent revision. The levels of excise tax, VAT and other taxes on tobacco and shisha significantly influence the retail pricing of our products, as these taxes are incorporated into the retail sale price of our products in most countries where we operate. While we generally aim to pass on excise tax increases to consumers, reflecting part or all of the tax increase through higher sales prices may reduce consumption or shift demand towards lower-priced products or different brands. Conversely, absorbing a tax increase without a corresponding sales price adjustment would directly reduce our profitability. Increases in excise taxes can also drive the growth of the illicit duty-not-paid market, negatively impacting our margins as our duty-paid products compete with counterfeit products or those smuggled from lower excise tax jurisdictions. This substitution exerts downward pressure on our margins, particularly in jurisdictions with higher excise taxes as our margins are typically higher in jurisdictions with higher excise taxes.

In addition, general corporate tax changes also affect our operations. For example, our U.K. rates increased from 19% to 25% in April 2023. Additionally, effective June 1, 2023, the UAE introduced a federal corporate tax regime, imposing a 9% tax rate on taxable income exceeding AED 370,000. In alignment with the OECD’s global minimum tax framework, effective January 1, 2025, the UAE implemented a 15% minimum top-up tax on multinational enterprises with annual consolidated revenues of at least €750 million. Such corporate tax increases likewise require careful consideration in our financial planning, as they impact our overall tax liabilities and influence our strategic decisions across different jurisdictions. For further discussion, see “Risk Factors — Risks Related to Regulatory, Legal and Taxation Matters.”

Acquisitions and Divestments

We consider our ability to successfully acquire or divest businesses in line with our long-term strategy as a key factor affecting our results of operations. From time to time, we have supplemented our organic growth with acquisitions and strategic investments focused primarily on increasing our distribution capabilities and our product offering. For example, in June 2026, we made a strategic equity investment in Greentank Innovations Corp. (“Greentank”), a global leader in advanced vaporization hardware and technology, to deepen our partnership and support our focus on product innovation, including with respect to our Crown Switch electronic vape products. In 2022, we acquired Shisha-World and Global Hookah, some of the largest shisha-focused e-commerce platforms in Germany and the United States, respectively. Additionally, from time to time, we may divest certain assets that are not central to our business or that we believe are better suited to being run by experienced local partners. In addition to the impact acquisitions and divestitures have on our financial results generally, we have in the past and may from time to time in the future incur write-downs, impairments, restructuring or other charges relating to such activities.

Restructuring Activities

As part of our preparation for a potential initial public offering, we undertook a comprehensive program of corporate restructuring initiatives in 2024 and 2023 across key markets, including KSA, the UAE, and the United States. These actions included restructuring key operating units, realigning reporting lines, simplifying the organizational structure, and strengthening our overall control environment. The program also involved severance and exit costs associated with staffing changes, as well as legal and administrative efforts to streamline and optimize our legal entity structure and governance model. In addition, the one-off restructuring costs included fees charged by external consultants engaged to advise on EU restructuring matters, including planning and execution. We also incurred costs related to consolidating multiple premises in the United States into a single central location as part of a broader operational efficiency initiative. These activities were carried out specifically to support public company readiness and to establish a more efficient and controlled operating framework. While the internal restructuring program has been substantially completed, we have continued to incur certain restructuring-related costs in 2025 and the first half of 2026 in connection with the finalization of these initiatives, including severance costs and legal and advisory fees.

Reportable Segments

We report our results in four segments, which consist of (i) FSM – Americas, (ii) FSM – Europe, (iii) FSM – MEAA and (iv) New Growth Categories (the “NGCs”). Our FSM Business includes the production and sale of traditional shisha tobacco under the Al Fakher, NameLess, Al Aseel and other brands, distributed through wholesale, retail and direct-to-consumer channels, as well as various royalty arrangements linked to Al Fakher brand. Our NGCs segment covers our Crown Switch next-generation vape platform, Crown Gems and Al Fakher branded nicotine pouches, and inhalation devices including OOKA and VANT.

In June 2026, Management made the decision to re-name these segments to enable better understanding, changing ‘Core’ to ‘Flavored Shisha Molasses’ (‘FSM’). No other changes were made in respect of the segments or the revenues and Adjusted EBITDA that they represent. Accordingly, as at June 30, 2026, the portfolio is organized as follows: (i) FSM Americas (formerly Core – Americas); (ii) FSM – Europe (formerly Core – Europe); FSM – MEAA (formerly Core – MEAA), and New Growth Categories (the “NGCs”) which remains.

We believe Adjusted EBITDA is a useful measure as it enables management to evaluate the performance of our main operations and provides investors and analysts with additional insight into the operating results of our segments.

The tables below set out revenue and Adjusted EBITDA for our segments for the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024.

For the six months ended June 30, 2026	FSM – Americas	FSM – Europe	FSM – MEAA	NGCs
	(in $ thousands)
Revenue	42,804	25,233	136,649	2,212
% of Revenue	20.7%	12.2%	66.0%	1.1%
Adjusted EBITDA	19,771	154	59,760	(7,937)
% of Adjusted EBITDA	27.6%	0.2%	83.3%	(11.1)%

For the six months ended June 30, 2025	FSM – Americas	FSM – Europe	FSM – MEAA	NGCs
	(in $ thousands)
Revenue	41,410	25,063	131,376	1,618
% of Revenue	20.8%	12.6%	65.8%	0.8%
Adjusted EBITDA	16,866	1,848	62,278	(9,333)
% of Adjusted EBITDA	23.5%	2.6%	86.9%	(13.0)%

For the year ended December 31, 2025	FSM – Americas	FSM – Europe	FSM – MEAA	NGCs
	(in $ thousands)
Revenue	79,414	61,966	255,275	3,082
% of Revenue	19.9%	15.5%	63.9%	0.7%
Adjusted EBITDA	36,978	5,811	115,374	(18,861)
% of Adjusted EBITDA	26.5%	4.2%	82.8%	(13.5)%

For the year ended December 31, 2024	FSM – Americas	FSM – Europe	FSM – MEAA	NGCs
	(in $ thousands)
Revenue	74,453	46,230	253,112	2,843
% of Revenue	19.8%	12.3%	67.2%	0.7%
Adjusted EBITDA	27,748	9,631	110,710	(18,541)
% of Adjusted EBITDA	21.4%	7.4%	85.5%	(14.3)%

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, further adjusted to exclude items such as non-recurring expenses, share-based compensation and other non-operational items. Adjusted EBITDA is an important measure used by our chief operating decision maker to assess the underlying performance of our business, evaluate operating results and make strategic decisions, as it provides a normalized view of profitability excluding the impact of non-operational or non-cash items. The most directly comparable IFRS measure is profit for the year. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable IFRS measures, see “—Non-IFRS Financial Measures.”

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

For the six months ended June 30, 2026 and June 30, 2025, revenue from our FSM Business and NGCs segment constituted 98.9% and 1.1% of our revenue, respectively, compared to 99.2% and 0.8% for the six months ended June 30, 2025. For the six months ended June 30, 2026, Adjusted EBITDA from our FSM Business and NGCs segment constituted 111.1% and a loss of 11.1% of our total Adjusted EBITDA, respectively, compared to 113.0% and a loss of 13.0% for the six months ended June 30, 2025 (with profit for the six months as the most directly comparable IFRS measure).

FSM Business

Revenue for the FSM Business increased by $6.8 million, or 3.5%, to $204.7 million for the six months ended June 30, 2026, from $197.8 million for the six months ended June 30, 2025. This increase was primarily driven by pricing initiatives across key markets, particularly in the Americas and MEAA, and a favorable shift in product mix, partially offset by modestly lower volumes in certain categories and softer sales of third-party brands.

Adjusted EBITDA for the FSM Business decreased by $1.3 million, or 1.6%, to $79.7 million for the six months ended June 30, 2026, from $81 million for the six months ended June 30, 2025. The largest drivers of the decrease are FSM – MEAA which has decreased by $2.6 million to $59.7 million from $62.3 million, and FSM – Europe which has decreased by $1.7 million to $0.1 million from $1.8 million. The decrease was offset by the increase in FSM Americas by $2.9 million to $19.8 million from $16.9 million. Adjusted EBITDA for FSM – Americas increased by $2.9 million, or 17.2%, to $19.8 million for the six months ended June 30, 2026, from $16.9 million for the six months ended June 30, 2025. This increase was primarily driven by the revenue growth described above and favorable product and market mix dynamics, partially offset by higher operating costs.

Revenue for FSM – Americas increased by $1.4 million, or 3.4%, to $42.8 million for the six months ended June 30, 2026, from $41.4 million for the six months ended June 30, 2025. The increase was primarily driven by improved pricing initiatives across the product portfolio for the region, which more than offset the impact of slightly lower volumes and softer sales of third party brands, reflecting a continued focus on value realization and portfolio optimization in the region.

Revenue for FSM – Europe increased by $0.2 million, or 0.7%, to $25.2 million for the six months ended June 30, 2026, from $25.1 million for the six months ended June 30, 2025. This increase was driven by volume growth in our flavored molasses products and continued growth in third-party brand sales across the region.

Adjusted EBITDA for FSM – Europe decreased by $1.7 million, or 91.7%, to $0.1 million for the six months ended June 30, 2026, from $1.8 million for the six months ended June 30, 2025. This decrease primarily reflects higher operating costs associated with increased headcount and greater expenditure to support the growth of both own-brand and third-party brand sales.

Revenue for FSM – MEAA increased by $5.3 million, or 4.0%, to $136.6 million for the six months ended June 30, 2026, from $131.4 million for the six months ended June 30, 2025. This increase was primarily driven by pricing initiatives and a favorable shift in product mix, partially offset by lower volumes of raw material sales.

Adjusted EBITDA for FSM – MEAA decreased by $2.5 million, or 4.0%, to $59.8 million for the six months ended June 30, 2026, from $62.3 million for the six months ended June 30, 2025. This decrease was primarily driven by the impact of reallocating production volumes from our Ajman facility to our Poland facility, higher material input costs and increased personnel and administrative expenses.

NGCs

Revenue for the NGCs segment increased by $0.6 million, or 36.7%, to $2.2 million for the six months ended June 30, 2026, from $1.6 million for the six months ended June 30, 2025. This increase was primarily driven by continued development of our New Growth Categories portfolio as we advanced the strategic positioning of OOKA and broadened contributions from other products within the segment. During the period, we built on the foundational activities initiated in prior periods, focusing on strengthening the commercial platform for OOKA through more disciplined channel activation, improved product economics and a measured go-to-market approach aimed at building long-term consumer engagement.

Alongside the continued positioning of OOKA, the NGCs segment benefited from steady expansion across other categories, including nicotine pouches, VANT and our vape-led offerings, reflecting increasing consumer adoption and a more diversified product portfolio. These developments supported overall revenue growth for the six months ended June 30, 2026, as we continued to prioritize sustainable scale-up over rapid volume gains across our device-led platforms.

Adjusted EBITDA for the NGCs segment decreased by $1.4 million, or 15.0%, to a loss of $7.9 million for the six months ended June 30, 2026, from a loss of $9.3 million for the six months ended June 30, 2025. This decrease was primarily driven by lower contributions from key NGCs products, together with ongoing expenditure to scale this business segment through new market launches and rollouts. These initiatives were supported by higher brand building activities and expanded capability and infrastructure, including additional personnel and regulatory-related costs.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

For the years ended December 31, 2025 and December 31, 2024, revenue from our FSM (formerly Core) Business and NGCs segment constituted 99.3% and 0.7% of our revenue, respectively. For the year ended December 31, 2025, Adjusted EBITDA from our FSM Business and NGCs segment constituted 113.5% and a loss of 13.5% of our total Adjusted EBITDA, respectively, compared to 114.3% and a loss of 14.3% for the year ended December 31, 2024 (with profit for the year as the most directly comparable IFRS measure).

FSM Business

Revenue for the FSM Business increased by $22.9 million, or 6.1%, to $396.7 million for the year ended December 31, 2025, from $373.8 million for the year ended December 31, 2024. This increase was primarily driven by strategic pricing initiatives in key markets across the FSM Business portfolio, royalties from sales of tobacco and related products, sustained market value share gains, alongside volume improvements, in each case as further described below.

Adjusted EBITDA for the FSM Business increased by $10.1 million, or 6.8%, to $158.2 million for the year ended December 31, 2025, from $148.1 million for the year ended December 31, 2024. This increase was primarily attributable to revenue growth (due to the reasons mentioned above) and product and market mix benefits within FSM Business, partially offset by cost increases.

Revenue for FSM – Americas increased by $5.0 million, or 6.7%, to $79.4 million for the year ended December 31, 2025, from $74.5 million for the year ended December 31, 2024. This increase was primarily due to the ability to implement improved pricing across the FSM - Americas product portfolio. This pricing improvement more than offset the impact of slightly lower volumes and softer sales of third-party brands, reflecting a continued focus on value realization and portfolio optimization in the region.

Adjusted EBITDA for FSM – Americas increased by $9.2 million, or 33.3%, to $37.0 million for the year ended December 31, 2025, from $27.7 million for the year ended December 31, 2024, driven primarily by the increase in revenue as described above, together with disciplined management of operating expenses and the benefit of a single corporate office with on-site warehousing facilities.

Revenue for FSM – Europe increased by $15.7 million, or 34.0%, to $62.0 million for the year ended December 31, 2025, from $46.2 million for the year ended December 31, 2024. This increase was driven by volume growth in molasses products and significant continued growth in third-party brand sales.

Adjusted EBITDA for FSM – Europe decreased by $3.8 million, or 39.7%, to $5.8 million for the year ended December 31, 2025, from $9.6 million for the year ended December 31, 2024, reflecting higher operating costs mainly due to staffing increases, and increased expenditure to support the growth in both own-brand product and third-party brand sales.

Revenue for FSM – MEAA increased by $2.2 million, or 0.9%, to $255.3 million for the year ended December 31, 2025, from $253.1 million for the year ended December 31, 2024. Performance in KSA was marginally softer year-over-year, primarily due to distributor inventory normalization following an initial pipeline build in the prior years. This impact was offset by higher sales across other MEAA markets, including strong performance in royalties from the sale of tobacco and related products, continued strength in the Levant and North Africa market, expansion in Africa and improved travel retail (“duty-free”) performance.

Adjusted EBITDA for FSM - MEAA increased by $4.7 million, or 4.2%, to $115.4 million for the year ended December 31, 2025, from $110.7 million for the year ended December 31, 2024. The increase reflects stronger contributions from markets outside KSA and a $2.5 million reduction in costs driven by a mix of lower operating expenses and ongoing cost‑optimization initiatives.

NGCs

Revenue for the NGCs segment increased by $0.2 million, or 8.4%, to $3.1 million for the year ended December 31, 2025, from $2.8 million for the year ended December 31, 2024. This increase was primarily driven by the continued evolution of our New Growth Categories portfolio as we progressed the strategic positioning of OOKA and broadened the contribution from other products within the NGCs. In 2025, we continued to build on the category activities that began in 2024, focusing on strengthening the commercial foundation for OOKA through more disciplined channel activation, improved product economics, and a measured go-to-market approach aimed at building long-term consumer engagement.

Alongside this positioning of OOKA, the NGCs segment benefited from steady expansion across other categories, including nicotine pouches, VANT and our vape-led offerings, reflecting increasing consumer adoption and a more diversified portfolio. These developments supported overall growth for the year ended December 31, 2025, even as we continued to prioritize sustainable scale-up over rapid volume gains in our device-led platforms.

Adjusted EBITDA for NGCs decreased by $0.3 million to a loss of $18.9 million for the year ended December 31, 2025, from a loss of $18.5 million for the year ended December 31, 2024. This decrease was primarily driven by lower contributions from key NGCs products, together with ongoing expenditure to scale this business segment through new market launches and rollouts. These initiatives were supported by higher brand building activities and expanded capability and infrastructure, including additional personnel and regulatory-related costs.

Description of Key Components of Our Consolidated Statement of Comprehensive Income

Revenue

Our customer contracts generally include a single performance obligation but may include two separate performance obligations for contracts with Business to Business (B2B) customers where shipment of products is considered a separate performance obligation from the associated product sale. Revenue is measured based on the consideration specified in a contract with a customer. For contracts containing two separate performance obligations, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price of the promised good or service. The transaction price is primarily fixed but can be variable due to impacts from products with a right of return, rebates and other similar discounts and incentives to customers. When the transaction price is variable, we recognize revenue only to the extent that it is highly probably that a significant revenue reversal will not occur when the uncertainty with the variable consideration is subsequently removed.

Cost of sales

Cost of sales represents the cost of raw materials used in our production, factory overheads and other costs associated with preparing our products for sale, which in certain jurisdictions includes clearing, packaging, transportation and customs charges and the cost of manufacturing.

Distribution expenses

Distribution expenses represent operating expenses associated with sales and marketing of our products, in addition to costs associated with brand investment such as branding, public relations campaigns and promotional events and activities.

General and administrative expenses

General and administrative expenses represent all operating expenses not categorized as cost of sales or distribution expenses, consisting primarily of staff costs, travel expenses, professional fees and office rent and expenses.

Provision for expected credit losses on trade receivables

Provision for expected credit losses on trade receivables represents losses that we record when the carrying amount of a receivable exceeds its estimated recoverable amount, for example, when we have reason to believe that a customer will not be able to pay for delivered goods.

Other operating (losses) / gains

Other operating (losses) / gains represents, among other things, gains and losses on disposals and lease payments received under operating leases.

Other losses and gains – net

Other losses and gains – net represents, among other items, non-recurring transaction costs and professional fees, restructuring and acquisition costs, certain write-off and asset impairment charges and tax penalty charges.

Changes in fair value of derivative financial instruments

Changes in fair value of derivative financial instruments represent the impact of fair value changes on derivative financial assets, including the Forward Purchase Agreement and warrant instruments.

Share of net loss of investments accounted for using the equity method

Share of net loss of investments accounted for using the equity method represents our proportionate share of the losses reported by entities in which we hold significant influence but do not control.

Finance income

Finance income represents interest earned on bank deposits, interest rate swap arrangement income and net foreign exchange gains arising on remeasurement of foreign currency denominated monetary items.

Finance costs

Finance costs are comprised of interest charges on financial liabilities (measured at amortized cost), unwinding of discount, interest charges on lease liabilities, and net foreign currency transactional exchange losses.

Taxation

Taxation consists of current tax expense and deferred tax expense. Deferred tax expense during the periods under review related primarily to intangible assets.

Results of Operations

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The following table presents our results of operations for the six months ended June 30, 2026 and June 30, 2025.

	For the six months ended June 30,
	2026	2025
	(in $ thousands)
Revenue	206,898	199,467
Cost of sales	(90,134)	(85,465)
Gross profit	116,764	114,002
Distribution expenses	(23,504)	(23,719)
General and administrative expenses	(67,073)	(38,082)
Provision for expected credit losses on trade receivables	(991)	(1,036)
Other operating (losses) / gains	(88,792)	373
Other losses	—	—
Operating (loss) / profit	(63,596)	51,538
Share of net loss of investments accounted for using the equity method	(240)	(329)
Changes in fair value of derivative financial instruments	(283)	—
Finance income	547	7,811
Finance costs	(14,416)	(21,616)
(Loss) / profit before taxation	(77,988)	37,404
Taxation	(3,832)	(5,431)
(Loss) / profit for the period	(81,820)	31,973

Revenue

Revenue increased by $7.4 million, or 3.7%, to $206.9 million for the six months ended June 30, 2026, from $199.5 million for the six months ended June 30, 2025. This increase was primarily driven by prices increases across the group, product mix and partially offset by lower volumes within the MEAA market.

Revenue from the MEAA region increased by $5.2 million, or 4.0%, between the six months ended June 30, 2025 and June 30, 2026. This increase was mainly driven by prices increases and product mix and partially offset by lower volumes of raw materials.

Revenue from the Americas increased by $1.4 million, or 3.2%, between the six months ended June 30, 2025 and June 30, 2026. This increase was mainly due to price increases, marginal increase in volumes which are offset by product mix and higher trade incentives.

Revenue in Europe increased by $0.8 million, or 3.3%, between the six months ended June 30, 2025 and June 30, 2026. This increase was primarily driven by strategic pricing initiatives across the region and a favorable shift in product mix, including contributions from nicotine pouch sales.

	For the six months ended June 30,
	2026	2025
	(in $ thousands)
Revenue
MEAA	137,265	132,033
Americas	43,125	41,771
Europe	26,508	25,663
Total	206,898	199,467

Cost of sales

Cost of sales increased by $4.7 million, or 5.5%, to $90.1 million for the six months ended June 30, 2026, from $85.5 million for the six months ended June 30, 2025. This increase was primarily driven by higher sales volumes and changes in product mix, as well as the impact of inflation on raw material and production-related costs.

Gross Profit

Gross profit increased by $2.8 million, or 2.4%, to $116.8 million for the six months ended June 30, 2026, from $114.0 million for the six months ended June 30, 2025. This increase was primarily driven by changes in revenue and cost of sales as described above.

Distribution expenses

Distribution expenses decreased by $0.2 million, or 0.9%, to $23.5 million for the six months ended June 30, 2026, from $23.7 million for the six months ended June 30, 2025.

General and administrative expenses

General and administrative expenses increased by $29.0 million, or 76.1%, to $67.1 million for the six months ended June 30, 2026, from $38.1 million for the six months ended June 30, 2025. This increase was primarily due to costs relating to IPO readiness, stock based compensation, personal-related costs and studies for Premarket Tobacco Product Application

Provision for expected credit losses on trade receivables

Provision for expected credit losses on trade receivables decreased by $0.045 million, or 4.3%, to $0.991 million for the six months ended June 30, 2026, from $1.036 million for the six months ended June 30, 2025.This decrease was primarily driven by a lower expected credit loss provision recognized during the period, reflecting a reduction in provisions against certain disputed balances.

Other operating (losses) / gains

Other operating losses increased by $89.2 million to $88.8 million for the six months ended June 30, 2026, from other operating gain of $0.4 million for the six months ended June 30, 2025. This increase was primarily attributable to business combination event.

Operating (loss) / profit

Operating loss increased by $115.1 million, or 223.4%, to $63.6 million for the six months ended June 30, 2026, from an operating profit of $51.5 million for the six months ended June 30, 2025. This decrease was primarily driven by changes as described above.

Share of net loss of investments accounted for using the equity method

Share of net loss of investments accounted for using the equity method decreased by $0.1 million, or 27.1%, to $0.2 million for the six months ended June 30, 2026, from $0.3 million for the six months ended June 30, 2025.

Finance income

Finance income decreased by $7.3 million, or 93.0%, to $0.5 million for the six months ended June 30, 2026, from $7.8 million for the six months ended June 30, 2025. While we generated income from interest rate swap arrangements in both periods, the prior period comparative included significant foreign exchange gains recognized on the settlement and remeasurement of intercompany loans, which did not recur at comparable levels in the current period.

Finance costs

Finance costs decreased by $7.2 million, or 33.3%, to $14.4 million for the six months ended June 30, 2026, from $21.6 million for the six months ended June 30, 2025. This decrease was primarily attributable to lower interest expense resulting from the refinancing of our senior credit facilities, which was completed during the year on more favorable terms, the benefit of which more than offset the incremental cost associated with a new borrowing facility entered into in connection with the refinancing.

(Loss) / profit before taxation

Loss before taxation increased by $115.4 million, or 308.5%, to $(78.0) million for the six months ended June 30, 2026, from a profit before taxation of $37.4 million for the six months ended June 30, 2025 due to the foregoing factors.

Taxation

Taxation expense decreased by $1.6 million, or 29.4%, to $3.8 million for the six months ended June 30, 2026, from $5.4 million for the six months ended June 30, 2025. This decrease was primarily due to the movement on deferred tax positions in the United States.

(Loss) / profit for the period

Loss for the period increased by $113.8 million, or 355.6%, to $(81.8) million for the six months ended June 30, 2026, from profit for the period of $32.0 million for the six months ended June 30, 2025 due to the foregoing factors.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The following table presents our results of operations for the two fiscal years ended December 31, 2025 and December 31, 2024.

	For the year ended December 31,
	2025	2024
	(in $ thousands)
Revenue	399,737	376,638
Cost of sales	(175,401)	(159,009)
Gross profit	224,336)	217,629
Distribution expenses	(46,915)	(52,567)
General and administrative expenses	(93,933)	(71,429)
Provision for expected credit losses on trade receivables	(2,392)	(1,188)
Impairment losses on intangible assets	—	(881)
Other operating income	2,055	515
Other losses	—	(1,051)
Operating profit	83,151	91,028
Share of net loss of investments accounted for using the equity method	(618)	—
Finance income	6,568	4,315
Finance costs	(36,265)	(38,333)
Profit before taxation	52,836	57,010
Taxation	(6,032)	(22,924)
Profit for the year	46,804	34,086

Revenue

For the year ended December 31, 2025 our revenue increased by $22.9 million, or 6.1%, to $399.7 million from $376.6 million for the year ended December 31, 2024. The increase was driven primarily by volume growth, pricing initiatives, sustained value share gains and contributions from new growth categories. This was partially offset by softer performance in certain markets, including the KSA.

Revenue from the MEAA region increased by $2.7 million, or 1.0%, between 2024 and 2025. This increase was mainly driven by higher sales in certain MEAA markets, including income from royalty from sales of tobacco and related products, Africa, and travel retail (“duty-free”), partially offset by softer performance in the KSA due to distributor destocking.

Revenue from the Americas increased by $5.5 million, or 7.3%, between 2024 and 2025, mainly due to pricing actions implemented in the United States, which were partially offset by lower volumes and reduced sales of third‑party brands.

Revenue in Europe increased by $15.0 million, or 31.1%, between 2024 and 2025. This increase was a result of volume growth and expansion of products within the NGCs segment.

	For the year ended December 31,
	2025	2024
	(in $ thousands)
Revenue
MEAA	256,627	253,975
Americas	79,931	74,479
Europe	63,179	48,184
Total	399,737	376,638

Cost of sales

Cost of sales increased by $16.4 million, or 10.3%, to $175.4 million for the year ended December 31, 2025 from $159.0 million for the year ended December 31, 2024. This increase was primarily driven by higher sales volumes and changes in product mix, as well as the impact of inflation on raw material and production related costs.

Gross Profit

Gross profit increased by $6.7 million, or 3.1%, to $224.3 million for the year ended December 31, 2025 from $217.6 million for the year ended December 31, 2024. This increase was primarily driven by changes in revenue and cost of sales as described above.

Distribution expenses

Distribution expenses decreased by $5.7 million or 10.8% to $46.9 million for the year ended December 31, 2025 from $52.6 million for the year ended December 31, 2024. This decrease was primarily attributable to lower spending related to new product campaigns and launch related activities during the period.

General and administrative expenses

General and administrative expenses increased by $22.5 million, or 31.5%, to $93.9 million for the year ended December 31, 2025 from $71.4 million for the year ended December 31, 2024. This increase was primarily due to higher personnel-related costs, increased expenditure on information technology and Enterprise Resource Planning (ERP) initiatives including roll-out across our German business, which is a part of FSM – Europe business, expanded digital and e-commerce capabilities and higher professional fees during the period, commensurate with a significant expansion of initial public offering-related activities.

Provision for expected credit losses on trade receivables

Provision for expected credit losses on trade receivables increased by $1.2 million, or 101.3%, to $2.4 million for the year ended December 31, 2025 from $1.2 million for the year ended December 31, 2024. This increase was primarily attributable to an increase in the provision calculated in accordance with our expected credit loss policy mainly driven by the increase in the provision recognized during the year ended December 31, 2025 on certain disputed balances.

Impairment losses on intangible assets

Impairment losses on intangible assets decreased by $0.9 million, or 100%, to nil for the year ended December 31, 2025 from $0.9 million for the year ended December 31, 2024. This decrease was attributable to the absence of impairment losses recognized in 2025.

Other operating income

Other operating income increased by $1.5 million, or 299.0%, to $2.1 million for the year ended December 31, 2025 from $0.5 million for the year ended December 31, 2024. This increase was primarily attributable to higher gains and recoveries recognized during the year, including income from asset related transactions (including scrap sales, fixed asset disposal and sale of investment property), in addition to tax rebates and refunds.

Other losses

Other losses decreased by $1.1 million, or 100%, to nil for the year ended December 31, 2025 from $1.1 million for the year ended December 31, 2024. This decrease is due to non-recurrence of restructuring-related costs incurred in the prior year.

Operating profit

Operating profit decreased by $7.9 million, or 8.7%, to $83.2 million for the year ended December 31, 2025 from $91.0 million for the year ended December 31, 2024. This decline was primarily attributable to higher general and administrative expenses, largely driven by public company readiness fees, as well as higher personnel related costs, despite higher gross profit compared to the prior year.

Share of net loss of investments accounted for using the equity method

Share of net loss of investments accounted for using the equity method increased by $0.6 million, or 100%, to $0.6 million for the year ended December 31, 2025 from nil for the year ended December 31, 2024. This increase is due to our entering into new joint venture arrangements during 2025, whereas no joint ventures existed in the prior year.

Finance income

Finance income increased by $2.3 million, or 52.2%, to $6.6 million for the year ended December 31, 2025 from $4.3 million for the year ended December 31, 2024. Throughout both periods, we generated income from our interest rate swap arrangements; however, the year-over-year increase primarily reflects foreign exchange gains recognized on the settlement and remeasurement of intercompany loans.

Finance costs

Finance costs decreased by $2.1 million, or 5.4%, to $36.3 million for the year ended December 31, 2025 from $38.3 million for the year ended December 31, 2024. This decrease was primarily attributable to lower interest expense following the refinancing of the senior credit facilities completed during the year, reflecting improved financing terms despite the issuance of a new borrowing facility.

Profit before taxation

Profit before taxation decreased by $4.2 million, or 7.3%, to $52.8 million for the year ended December 31, 2025 from $57.0 million for the year ended December 31, 2024 due to the foregoing factors.

Taxation

Taxation expense decreased by $16.9 million, or 73.7%, to $6.0 million for the year ended December 31, 2025 from $22.9 million for the year ended December 31, 2024. This shift was primarily due to the higher tax expense recognized in 2024 following the release of deferred tax assets, as there were no material comparable deferred tax movements in 2025, resulting in a more modest tax expense for the year.

Profit for the year

Profit for the year increased by $12.7 million, or 37.3%, to $46.8 million for the year ended December 31, 2025 from $34.1 million for the year ended December 31, 2024 due to the foregoing factors.

Non‑IFRS Financial Measures

In addition to our results determined in accordance with IFRS, we believe the following non-IFRS measures provide useful information both to management and investors in measuring our financial performance for the reasons outlined below. These measures may not be comparable to similarly titled measures presented by other companies, and they should not be construed as an alternative to other financial measures determined in accordance with IFRS.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, further adjusted to exclude items such as non-recurring expenses, share-based compensations and other non-operational items. Adjusted EBITDA is an important measure used by our management to assess the underlying performance of our business, evaluate operating results and make strategic decisions, as it provides a normalized view of profitability excluding the impact of non-operational or non-cash items.

The most directly comparable IFRS measure is profit for the year. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. The most directly comparable IFRS measure is profit for the year divided by revenue.

We believe Adjusted EBITDA is a useful measure as it allows investors and management to evaluate our operating performance on a consistent basis, excluding the impact of non-operational, non-cash, or one-time items that may obscure underlying trends. It facilitates comparison across periods and with peer companies, regardless of differences in capital structure, tax jurisdictions, or accounting policies. In addition, management uses Adjusted EBITDA to evaluate operating performance and to inform budgeting and forecasting. Our actual results can be significantly affected by events that are unrelated to our ongoing operations due to a number of factors, including certain factors set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Net Operating Cash Conversion

We define Net Operating Cash Conversion as net cash generated from operating activities divided by Adjusted EBITDA. Net Operating Cash Conversion is an important measure used by our management to evaluate the efficiency with which we convert our adjusted earnings into cash generated from operations. It provides insight into the quality of earnings and our ability to fund growth, repay debt, or return capital to shareholders. The most directly comparable IFRS measure is net cash generated from operating activities divided by profit for the year.

We believe Net Operating Cash Conversion is a useful measure as it helps investors and stakeholders assess the consistency and sustainability of our cash generation relative to our underlying operating performance, independent of capital structure and non-operational factors. Our actual results can be significantly affected by events that are unrelated to our ongoing operations due to a number of factors, including certain factors set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

We believe that these non-IFRS measures provide useful information to both management and investors by excluding certain items that management believes are not indicative of our ongoing operations. Our management uses these non-IFRS measures to evaluate our business strategies and to facilitate operating performance comparisons from period to period. We believe that these non-IFRS measures provide useful information to investors because they improve the comparability of our financial results between periods and provide for greater transparency of key measures used to evaluate our performance. In addition, we believe Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion are measures commonly used by investors to evaluate companies in our industry. However, they are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion may vary from others in our industry. Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion (or similar measures) are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present related performance measures when reporting their results.

Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion (or similar measures) are used by different companies for differing purposes and are often calculated in different ways that reflect the circumstances of those companies. In addition, certain judgments and estimates are inherent in our process to calculate such non-IFRS measures. You should exercise caution in comparing Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion as reported by us to Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion as reported by other companies.

Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under IFRS. Some of these limitations are:

•
they do not reflect our cash expenditures or future requirements for capital investments or contractual commitments;
•
they do not reflect changes in, or cash requirements for, our working capital needs;
•
they do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•
they do not reflect any cash income taxes that we may be required to pay;
•
although depreciation and amortization are non‑cash charges, the assets being depreciated and amortized will often need to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion do not reflect any cash requirements that would be required to make such replacements;
•
they do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of its ongoing operations;
•
they do not reflect certain non-recurring expenses, such as costs associated with the Business Combination;

•
other companies in our industry may calculate these measures differently from the way we do, limiting their usefulness as comparative measures, and
•
the adjustments made in calculating these non-IFRS measures are those that management considers to be not representative of our core operations and, therefore, are subjective in nature.

Accordingly, prospective investors should not place undue reliance on Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable IFRS measures, which are profit for the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024 and profit for the period/year divided by revenue, respectively.

	For the six months ended		For the year ended December 31,
	June 2026	June 2025	2025	2024
	($ thousands, except percentages)
(Loss) / profit for the period	(81,820)	31,973	46,804	34,086
Add / (subtract)
Taxation	3,832	5,431	6,032	22,924
Share of results in joint venture	240	329	618	—
Finance costs	14,416	21,616	36,265	38,333
Finance income	(547)	(7,811)	(6,568)	(4,315)
Depreciation – property, plant and equipment	2,492	2,494	5,242	5,015
Depreciation – right-of-use assets	1,904	1,659	3,299	3,386
Amortization	7,106	5,346	11,527	9,247
Changes in fair value of derivative financial instruments	283	—	—	—
Non recurring items:
Share based compensations (A)	12,439	1,007	10,059	6,344
Corporate restructuring costs(B)	703	1,184	1,051	6,305
Significant provisions, write offs and associated legal costs (C)	1,675	6,506	10,634	3,372
Impairment losses on intangible assets (D)	—	—	—	881
Expenses of discontinued entities (E)	—	—	—	633
Inventory charge driven by exceptional regulatory change (F)	—	—	—	1,305
Public company readiness cost (G)	7,365	1,925	14,339	1,624
Extra-ordinary costs caused by regional disruption (H)	3,795	—	—	408
Fees related to BCA transaction (I)	47,735	—	—	—
Expense of equity issued at BCA transaction date (net) (J)	48,150	—	—	—
Regulatory costs (K)	1,980		—	—
Adjusted EBITDA	71,748	71,659	139,302	129,548
Revenue	206,898	199,467	399,737	376,638
(Loss) / profit for the period divided by revenue	39.6%	16.0%	11.7%	9.1%
Adjusted EBITDA Margin	34.7%	35.9%	34.8%	34.4%

(A)
During the period, we recognized expenses related to the Company MIP, an equity-settled share-based compensation arrangement established for senior executives in connection with a listing event. These expenses increased between 2024 and 2025 due to the beneficial modification of a number of participants in the fiscal year ended December 31, 2025. Although the Company MIP is a one-time program linked to the completion of an exit event or other form of business combination and will not recur in future periods, the related share-based charges will continue to be recognized in the financial statements over the remaining vesting period in accordance with IFRS 2 “Share based payments.”

For the six months ended June 30, 2026, the share-based compensation expense increased relative to the prior comparable period, reflecting the impact of beneficial modifications to the terms of certain participant awards made during the second half of 2025.

(B)
As part of our preparation for a potential initial public offering, during the year ended December 31, 2024, we undertook substantial corporate restructuring initiatives across key markets, including KSA, the UAE and the United States. These actions included restructuring key operating units, realigning reporting lines, simplifying the organizational structure and strengthening the overall control environment. The program also involved severance and exit costs associated with staffing changes, as well as legal and administrative efforts to streamline and optimize our legal entity structure and governance model. In addition, the one-off restructuring costs included fees charged by external consultants engaged to advise on EU restructuring matters, including planning and execution. We also incurred costs related to consolidating multiple premises in the United States into a single central location as part of a broader operational efficiency initiative. These activities were carried out specifically to support public company readiness and to establish a more efficient and controlled operating framework. As most of the foregoing public company readiness initiatives were undertaken prior to the fiscal year ended December 31, 2025, such expenses within the fiscal year ended December 31, 2025 were minimal. For the six months ended June 30, 2026 and 2025, we incurred corporate restructuring costs of $703 and $1,184, respectively. In the six months ended June 30, 2026, these costs related to legal and tax advisory fees incurred in connection with the final closure of subsidiaries in the United States and Germany that were wound down or merged in prior periods, as well as severance costs associated with the rationalization of our OOKA organization and the elimination of duplicative roles across segments. In the six months ended June 30, 2025, these costs related primarily to the reorganization and integration of operations within our United States, KSA and German subsidiaries, consistent with the full-year restructuring program described above.
(C)
In the fiscal year ended December 31, 2025, we recognized write-offs of stocks that were no longer considered relevant to our business, plus provision for destruction of first generation OOKA devices following a strategic decision on product direction. In the fiscal year ended December 31, 2024, we recognized several non-recurring charges that do not reflect ongoing operating performance. These included a one-time VAT write-off of $1.1 million in the UAE relating to historical input VAT that was deemed non-recoverable following a review of these subsidiary balance sheet positions. The fiscal year ended December 31, 2024 also includes a write-off of a dividend receivable of $1.6 million from a subsidiary when control was relinquished over it during 2023. These charges are linked to specific transitional and one-off events and are not expected to recur in the ordinary course of business. For the six months ended June 30, 2026, we recognized $1,675 in significant provisions, write-offs and associated legal costs. These costs primarily comprised legal costs incurred in defending the sponsor litigation in the UAE, as well as costs associated with the recovery of historical trade receivables in the United States. For the six months ended June 30, 2025, these costs related primarily to provisions for the destruction of first-generation OOKA devices.
(D)
In the fiscal year ended December 31, 2025, we did not record any impairment losses on intangible assets. In 2024, we recorded an impairment of the Medwakh brand-related intangible asset that originated from a prior acquisition. In the year ended December 31, 2024, we recorded $0.9 million of impairment losses on intangible assets comprising, among other items: intellectual property, trademarks and domain names. As part of the annual assessment of future economic benefits and fair value, these intangibles were determined to be no longer recoverable as we strategically decided not to build or pursue Medwakh as a brand and to pursue the further development and growth of legacy brands instead. The write-down reflects updated expectations of the economic value associated with the acquired assets. We consider this item to be non-recurring in nature due to their infrequency both historically and in respect of our future expectations.
(E)
In the fiscal year ended December 31, 2025, we did not record any expenses of discontinued entities. In the fiscal year ended December 31, 2024, we incurred one-off costs in connection with certain entities in Jordan, Turkey and the United States, which were subsequently divested. These exits formed part of a broader effort to streamline our operating footprint, eliminate non-core activities and align the organization with the strategic structure required for future growth. The affected entities had historically operated under business models or commercial arrangements that no longer supported our long-term strategy and objectives. The exit process involved a structured wind-down of operations, settlement of contractual obligations and closure-related administrative and legal activities. Costs recognized during the period included staff-related exit payments, contract termination fees and professional fees associated with regulatory notifications, deregistration processes and compliance requirements in the respective jurisdictions.
(F)
In the fiscal year ended December 31, 2025, we did not incur any write-downs of inventory related to regulatory change. In the fiscal year ended December 31, 2024, we incurred a one-off write-down of packaging material in Germany following reversal of a regulation passed during 2022, which restricted the packaging size to 25g. During 2022, AIR recalibrated the packaging size in order to comply with the rules and avoid any disruption in the market supply. Subsequently, this regulation was reversed in 2024 with nine days’ notice to the industry, owing to which a large proportion of the customers shifted back to large packaging driven by cost advantage. This led to a one-off write down in our inventory associated with the 25g packaging in the subject matter. The legislation to restrict large packs was the biggest regulatory impact in the German market since the EU Tobacco Products Directive negative list implementation in May 2020. Given that such regulatory changes are non-recurring and one-off in nature, the expenses associated with the same are excluded to enable a fair comparison across years.
(G)
In each of the fiscal years ended December 31, 2025 and 2024 and the six months ended June 30, 2026 and 2025, we incurred a series of non-recurring costs directly related to public company readiness activities. These expenditures were incurred to assess our readiness to operate as a public listed company, alongside other professional fees related to legal, tax, accounting and corporate restructuring advice.
(H)
During the six months ended June 30, 2026, regional disruption rendered certain of our normal supply and logistics routes temporarily unavailable. As a result, we were required to enter into contracts for the air-freighting of materials and finished goods to maintain continuity of operations, a measure we do not employ in the ordinary course of business and consider exceptional in nature. In addition, we were unable to procure glycerin, from our contracted supply sources and were required to secure continuity of supply through short-term contracts at prices significantly above normal market conditions.

Accordingly, we have adjusted for the incremental cost of this ingredient. The exceptional cost recognized in respect of these matters amounted to $3,795.
(I)
During the six months ended June 30, 2026, as a result of the Business Combination that took effect on May 15, 2026, the Group issued 4,408,369 shares (including 1,500,000 subject to earnout performance conditions) for an average fair value of $11.45 per share. In accordance with IFRS 2 “Share based payments” this issuance cost is recognized as a charge to the consolidated statement of comprehensive income, with a corresponding credit to share capital and share premium reserves. In consideration for 226,360 shares issued, the Group received cash equal to $2,340.
(J)
During the six months ended June 30, 2026, as a result of the Business Combination which took effect on May 15, 2026, the Group incurred transaction-related expenses, including Sponsor Marketing and Advisory fees of $32,635, share redemption fees of $4,106 and other advisory, legal and administrative fees of $10,994 payable upon completion.
(K)
During the six months ended June 30, 2026, we incurred regulatory costs of $1,980, comprising consulting, advisory and research fees in connection with the preparation and submission of a U.S. Premarket Tobacco Product Application (“PMTA”) for one of our strategic devices. PMTA submissions are infrequent and non-recurring in nature, and the associated costs are significant relative to our normal operating activities.

The following table reconciles Net Operating Cash Conversion to the most directly comparable IFRS measure, which is net cash generated from operating activities divided by profit for the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024.

	For the six months ended June 30,		For the year ended December 31,
	2026	2025	2025	2024
	($ thousands, except percentages)
Net cash generated (used in) / from operating activities	(107)	9,009	115,894	150,865
(Loss) / profit for the period	(81,820)	31,973	46,804	34,086
Net cash generated (used in) / from operating activities divided by (loss) / profit for the period	0.1%	28.2%	247.6%	442.6%
Adjusted EBITDA	71,748	71,659	139,302	129,548
Net Operating Cash Conversion	0.1%	12.6%	83.2%	116.5%

Seasonality

We consistently observe higher sales in the last financial quarter of the year compared to the first financial quarter, primarily due to customer purchasing behaviors influenced by anticipated price increases in the following year. As prices are expected to rise, customers tend to stock up on our products towards the end of the year to take advantage of current pricing. This pattern results in a notable increase in demand during the fourth quarter, as customers aim to secure inventory before the new pricing takes effect.

Liquidity and Capital Resources

Our ability to generate sufficient cash for our ongoing operations depends on our operating performance, which in turn depends, to some extent, on general economic, financial, industry, regulatory and other factors, many of which are beyond our control, as well as other factors discussed in “Risk Factors.”

As of June 30, 2026 and December 31, 2025, we recorded positive working capital of $86.0 million and $130.2 million, respectively. As of December 31, 2024, we recorded negative working capital of $19.0 million. Working capital is calculated as current assets less current liabilities. The year-on-year movement from December 31, 2024 to December 31, 2025 was primarily driven by refinancing of our syndicated loan facility in March 2025, which reduced the current portion of other interest-bearing loans and borrowings to $29.9 million as of December 31, 2025 from $136.7 million as of December 31, 2024. Cash and cash equivalents additionally increased by $47.8 million year-on-year.

Management monitors working capital regularly. Based on our operating cash flows, cash on hand, and available capacity under our Senior Facilities, we believe we have sufficient liquidity to service debt obligations and meet anticipated working capital and capital expenditure requirements for at least the twelve months following the date of this prospectus.

Our primary sources of liquidity for the periods presented have primarily been our Term Loan Facility and Revolving Credit Facility as defined and discussed in further detail in “—Credit Facilities” below, cash flows from operations and retained earnings. We anticipate that our principal use of cash will be to fund capital expenditures, fund day-to-day operations, meet our debt service requirements, finance our strategic plans and to potentially pay dividends to shareholders. Based on our current operating performance and liquidity, we believe that our expected cash flows from operating activities, available cash balances and commitments under our Revolving Credit Facility available for future drawing, will be adequate to meet our anticipated general liquidity needs and debt service obligations. Management will continue to monitor working capital activities. Our ability to arrange financing generally and the cost of our current and future debt obligations depends on numerous factors, including general economic conditions, the availability of credit from banks, other financial institutions and capital markets, restrictions on instruments governing our debt and our general financial performance.

Capital Expenditures

Our capital expenditures represent the sum of additions to property, plant and equipment and intangible assets, including both internally developed and externally purchased intangible assets. Further, capital expenditures consist of development of new products and brands, projects under construction and additions to machines and equipment, and maintenance capital expenditures. As much of our plant and machinery is relatively inexpensive and can be replaced on a modular basis, our maintenance capital expenditure requirements are minimal. Our total capital expenditures were $5.6 million and $6.8 million for the six months ended June 30, 2026 and 2025, respectively, and $25.3 million and $26.4 million for the years ended December 31, 2025 and 2024, respectively.

We define committed capital expenditures as capital expenditures that we have committed to, normally in the form of a purchase order where the invoice has not been received yet. Our committed capital expenditure is primarily related to acquisition of property, plant and equipment.

Cash Flows

The following table sets forth our selected cash flow information for the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024.

	For the six months ended June 30,		For the year ended December 31,
	2026	2025	2025	2024
			(in $ thousands)
Net cash (used in) / generated from operating activities	(107)	9,009	115,894	150,865
Net cash used in investing activities	(9,835)	(11,627)	(26,775)	(26,177)
Net cash generated from / (used in) financing activities	(24,103)	(15,279)	(41,365)	(104,144)

Net cash (used in) / generated from operating activities

Net cash (used in)/ generated from operating activities decreased by $9.1 million, or 101.2%, from $9.0 million for the six months ended June 30, 2025 to $0.1 million for the six months ended June 30, 2026.

Net cash generated from operating activities decreased by $35.0 million, or 23.2%, from $150.9 million for the year ended December 31, 2024 to $115.9 million for the year ended December 31, 2025. Despite improved underlying profitability in 2025, 2024 reflected the full impact of significant working capital optimization initiatives. As these effects normalized in 2025, operating cash flows were lower on a comparative basis despite stronger earnings performance.

Net cash used in investing activities

Net cash used in investing activities decreased by $1.8 million, or 15.4%, from $11.6 million for the six months ended June 30, 2025 to $9.8 million for the six months ended June 30, 2026. This increase was driven by net cash paid for the business combination transaction.

Net cash used in investing activities increased by $0.6 million, or 2.3%, from $26.2 million for the year ended December 31, 2024 to $26.8 million for the year ended December 31, 2025.

Net cash used in financing activities

Net cash used in financing activities increased by $8.8 million, or 57.8%, from $15.3 million for the six months ended June 30, 2025 to net cash generated from finance activities amounting to $24.1 million for the six months ended June 30, 2026. The decrease was primarily driven by refinancing transactions completed during the period ending June 30, 2025.

Net cash used in financing activities decreased by $62.8 million, or 60.3%, from $104.1 million for the year ended December 31, 2024 to $41.4 million for the year ended December 31, 2025. The decrease was primarily driven by refinancing transactions completed in 2025, which generated $405.2 million of proceeds from loans and borrowings and $400.9 million of outflows from the repayment of borrowings. Scheduled principal repayments totaled $10.1 million in 2025 compared to $70.7 million in 2024, reflecting the payment profiles of the prior debt versus the new facilities. These outflows were partially offset by proceeds from interest rate swaps.

Credit Facilities

2025 Senior Facilities Agreement

We have entered into a senior facilities agreement, dated March 5, 2025 among AIR, AIR Group Ventures Limited as borrower and the arrangers thereto (the “2025 Senior Facilities Agreement”), which provides us with an aggregate principal amount of $480.2 million in senior secured credit facilities denominated in U.S. dollars (the “Senior Facilities”). The Senior Facilities comprise of (i) an amortizing term loan facility in a principal amount of $405.2 million (the “Term Loan Facility”), and (ii) a revolving credit facility in a principal amount of $75.0 million (the “Revolving Credit Facility”). As of June 30, 2026, $384.94 million was outstanding under the Term Loan Facility and $27.5 million was outstanding under the Revolving Credit Facility. Proceeds of the Term Loan Facility were utilized in full to refinance the 2022 Senior Facilities Agreement (defined below). Proceeds of the Revolving Credit Facility in 2026 were used mainly for working capital purposes.

Borrowings under the Senior Facilities bear interest at rates per annum equal to SOFR plus applicable margins (being 3.00% in the case of Term Loan Facility and 2.75% in the case of Revolving Credit Facility), which, in each case, is subject to a margin ratchet based on our consolidated net leverage ratio (as defined in the 2025 Senior Facilities Agreement). A commitment fee of 30% of the applicable margin is payable on the undrawn portion of the Revolving Credit Facility. Default interest is payable at an additional rate of 1.0% per annum on overdue amounts. The loans made under the Term Loan Facility mature in full on March 10, 2030. The Revolving Credit Facility has an initial maturity date of March 10, 2028, with two 12-month extension options.

The Senior Facilities are guaranteed by material subsidiaries of AIR, such that guarantors represent at least 80% of consolidated EBITDA (as defined in the Senior Facility Agreement), subject to customary exceptions. The Senior Facilities are secured by customary collateral, including security over shares, material bank accounts, and intercompany receivables. Upon becoming the holding company of AIR, AIR Global acceded as a guarantor and provided security over its shares in AIR, material bank accounts, and material intercompany receivables.

The 2025 Senior Facilities Agreement contains customary covenants, including financial covenants requiring compliance with a debt service coverage ratio and a consolidated net leverage ratio, tested semi-annually. The 2025 Senior Facilities Agreement also contains customary events of default and is subject to an intercreditor and priority arrangement.

2022 Senior Facilities Agreement

On September 14, 2022, certain subsidiaries of AIR as parent guarantor and as borrower and among others, the arrangers thereto, Credit Suisse AG as agent and offshore security agent entered into a senior facilities agreement (the “2022 Senior Facilities Agreement”). The 2022 Senior Facilities Agreement provided for initial borrowings up to an aggregate principal amount of $450,000,000 an amortizing term loan (the “2022 Term Loan Facility”) and a $75,000,000 revolving credit facility (the “2022 Revolving Credit Facility” and together with the 2022 Term Loan Facility, the “2022 Senior Facilities”). The 2022 Senior Facilities Agreement and the related financing documents were fully terminated and released on March 10, 2025 upon refinancing of the 2022 Senior Facilities using proceeds from the Senior Facilities.

Contractual Obligations and Commitments

In the normal course of business, we enter into various contractual obligations that may require future cash payments. Our future cash payments associated with our contractual obligations and commitments to make future payments by type and period as of December 31, 2025, are summarized below:

	0 to 1 year	1 to 2 years	2 to 5 years	> 5 years
	($ in millions)
Secured bank loans	56.0	78.4	216.1	122.9
Lease liability	4.2	4.0	5.7	1.6
Trade and other payables(1)	75.0	—	—	—
Payables related to acquisitions	1.8	—	—	—
Total	137.0	82.4	221.8	124.5

(1)
Trade and other payables exclude contract liabilities of $7.9 million, staff bonus payable of $9.6 million and excise tax and VAT payables of $6.6 million.

Off-Balance Sheet Arrangements

As of June 30, 2026 and December 31, 2025, we had certain capital expenditure commitments and bank guarantees as off-balance sheet arrangements.

Qualitative and Quantitative Disclosure About Market Risk

General

We are exposed to geopolitical risks, credit risks, foreign currency exposures and liquidity risks. For more information, please refer to Note 32—Financial Instruments of our consolidated financial statements for the year ended December 31, 2025 (the “Consolidated Financial Statements”) included elsewhere in this prospectus.

Credit Risk

Financial Risk Management

Our Board of Directors has overall responsibility for the establishment and oversight of our risk management framework. Our Board of Directors has established the risk management committee, which is responsible for developing and monitoring our risk management policies. The committee reports regularly to the Board of Directors on its activities.

Our risk management policies are established to identify and analyze the risks faced by us, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and our activities. We, through our training and management standards and procedures, aim to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.

Our audit committee oversees how management monitors compliance with our risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by us. Our audit committee is assisted in its oversight role by internal audit. Internal audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

Exposure to Credit Risk

Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from AIR’s trade and other receivables. The carrying amount of the financial assets represents the maximum credit exposure. Our exposure to credit risk is influenced mainly by the individual characteristics of each customer. The demographics of our customer base, including the default risk of the industry and country in which customers operate, have less of an influence on credit risk.

There is no significant concentration risk arising from individual customers except for related party receivables. We do not consider the concentration risk arising on each geographical location to be significant. See “Certain Relationships and Related Party Transactions -- AIR Related Party Transactions.”

We apply the IFRS 9 simplified approach that measures the expected credit loss which uses the provision of expected aging credit loss for receivables. For the purpose of measuring expected credit loss, receivables are gathered based on common credit risk characteristics and on the maturity of the receivables. We have therefore summarized the expected loss ratios for receivables as approximate and reasonable with respect to loss ratios for receivables. The expected loss ratios have been prepared on the basis of payments / repayments of receivables during the period from January 1, 2025 to December 31, 2025 and similar historical credit losses tested during this period. The historical loss ratios have been adjusted to reflect the impact of research information on macroeconomic factors, affecting the ability of customers to repay receivables.

We manage the credit risk arising on the cash and cash equivalents by placing the balance with reputable banks and financial institutions. Cash balances are held with banks with sound credit ratings ranging from BBB- to A1. The identified risk of default arising on these balances is considered not to be material. We do not face any significant concentration risks in relation to its cash and cash equivalent balances.

Other receivables are also subject to the impairment requirements of IFRS 9. The identified impairment loss on other receivables was insignificant. We do not face any significant concentration risks in relation to each class of financial assets. The expected credit loss on these receivables is insignificant.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. Our approach to managing liquidity is to ensure, as far as possible, that we will always have sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

We ensure that we have sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, we maintain a line of credit from our bank for sudden cash requirements.

We ensure that we have sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted. In addition, we maintain the Revolving Credit Facility for sudden cash requirements. See also “—Credit Facilities” above.

Market Risk

Financial Risk Management

Market risk is the risk that value of a financial instrument will fluctuate as a result of changes in market prices, such as currency risk, interest rates and price risk that will affect our income or the value of our holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing returns. All such transactions are carried out within the guidelines set by the risk management committee.

Foreign Currency Risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Most of our financial assets and liabilities are in USD and UAE Dirham, and since the UAE Dirham is pegged with the USD, our management believes that the foreign currency risk is not material on the Consolidated Financial Statements.

The fluctuation in exchange rates are monitored on a continuous basis by management and relevant decisions are taken by management to reduce the risk and impact of the fluctuations.

Interest Rate Risk

Interest rate risk is a risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The changes in interest rates effect either the fair value or future cash flows of financial instruments issued at either at fixed or variable rates.

We carry derivative financial instruments to hedge our exposure to the interest rate risk. Our derivative financial instruments comprise certain structured interest rate swaps.

Lease liabilities issued and bank deposits placed at fixed rates expose us to fair value interest rate risk. Management monitors on periodic basis and sets limits on the level of mismatch of interest rate repricing that may be undertaken.

Price Risk

Price risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market prices, whether those changes are caused by factors specific to the individual instrument or its issuer or factors affecting all the instruments traded in the market. We have no exposure to price risk as we do not have any price sensitive instruments.

Critical Accounting Estimates

We prepare our Consolidated Financial Statements in conformity with IFRS. The preparation of these Consolidated Financial Statements required us to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions about the future, which affect the application of our accounting policies and the amounts of assets, liabilities, income, expenses, provisions and disclosure of our contingent liabilities reported in our Consolidated Financial Statements; estimates and judgments must also be made with regard to fair value valuations of financial assets and estimations of future cash flow amounts. These estimates, though believed to be reasonable under the circumstances at the time they are made, are necessarily based on assumptions and factors with varying degrees of uncertainty, and actual results may differ from our estimates due to unforeseeable changes in the conditions and circumstances of the business.

Other than the Business Combination reorganization transaction disclosed in Note 17 and our investment in Greentank disclosed in Note 18 to the Unaudited Interim Condensed Consolidated Financial Statements for the six months ended June 30, 2026 included elsewhere in this prospectus, the significant accounting judgments, estimates and assumptions applied during the preparation of such financial statements are similar to those applied to our Consolidated Financial Statements as at and for the year ended December 31, 2025.

For a detailed discussion of our critical accounting estimates and key judgments, please refer to Note 39 — Accounting estimates and judgments in our Consolidated Financial Statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

For descriptions of recently issued accounting standards that may potentially impact our financial position and results of operations please refer to Note 1.2—Material accounting policies to our Consolidated Financial Statements included elsewhere in this prospectus.

Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

In the course of the preparation of our Consolidated Financial Statements, we identified certain control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. The material weaknesses are:

•
We did not design and maintain an effective control environment as we lacked a sufficient complement of personnel with an appropriate level of internal controls and IFRS accounting knowledge, training and experience commensurate with the financial reporting requirements of a listed company.
•
We did not design and maintain effective controls in response to the risks of material misstatement as changes to existing controls or the implementation of new controls were not sufficient to respond to the risks of material misstatement to financial reporting.
•
We did not design and maintain effective monitoring controls to ascertain whether the components of internal control are present and functioning.

These material weaknesses contributed to the following additional material weaknesses:

•
We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate, and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliation and journal entries.
•
We did not design and maintain effective controls over the order-to-cash business process. Specifically, we lacked internal controls to ensure revenue is recognized in the correct accounting period. Additionally, our U.S. region did not formally contract with our customers and as such, transfer of control could not be timely evidenced as it was not contractually defined and certain product returns did not have an appropriate return accrual provisions as we did not have contract return clauses.
•
We did not design and maintain effective controls over certain information technology (“IT”) general controls for IT systems that are relevant to the preparation of the financial statements. Specifically, we lacked controls over user access, program change management, computer operations, segregation of duties, testing and approval for program development and controls over service organization management. These IT deficiencies did not result in a misstatement to the consolidated financial statements. However, the deficiencies, when aggregated, could result in misstatements potentially impacting the consolidated financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

To remediate the material weaknesses identified above, management, under our audit and risk committee oversight, has initiated a comprehensive remediation plan and is implementing additional processes and controls to address the underlying causes. Key initiatives include:

•
Hiring and training additional accounting and finance personnel with expertise in IFRS accounting, SEC reporting and internal controls over financial reporting, supplemented by external consultants in locations where qualified candidates have not been available; the company has substantially completed its required hiring;
•
Updating and formalizing policies and procedures to require and maintain adequate evidence of review for key business process controls;
•
Designing and implementing controls over the period-end financial reporting process; disclosure and period-end reporting controls are now operating within the regular period-end close;
•
Improving the effective controls surrounding order-to-cash, including commercial contract remediation for distributors, and launching reconciliation controls with management review and assessment of cut-off decision making;

•
Enhancing the precision and documentation of management review controls, including those over journal entries and account reconciliations, with a focus on segregation of duties and pre-posting approval workflows; journal entry workflow design has been finalized and approved with ERP configuration implemented beginning with the June 2026 close;
•
Redesigning account reconciliation controls on a common platform, with all entities now reconciling on that platform and internal sampling and validation planned for the third quarter of 2026;
•
Designing and implementing ITGCs to manage system access, program change controls, and periodic user access reviews; audit-trail configuration and logging has been completed, with ERP performance validation for business-process controls in progress and some targeted gaps remaining to close;
•
Designing entity-level monitoring controls, which are currently under implementation;
•
Establishing a framework for evaluating the completeness and accuracy of information used in control performance, the design of which has been validated with key-report testing planned for the second half of 2026; and
•
Providing training to finance, accounting, and IT personnel on the compliance requirements of the Sarbanes-Oxley Act, documentation standards and control-performance evidence expectations.

As of the date of this prospectus, these measures have advanced from design into initial operation across the majority of workstreams, and the company is now operating within the regular period-end close cycle. Management will consider the material weaknesses remediated only once the enhanced controls have operated for a sufficient period and management has concluded, through testing, that such controls are operating effectively.

As an emerging growth company, we will be required to include management's report on the effectiveness of internal control over financial reporting in our second annual report following Closing, and our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company. While we are actively implementing these measures, we cannot assure you that the steps we have taken to date, or actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in our internal control over financial reporting, or that they will prevent or avoid potential future material weaknesses or significant deficiencies in our internal control over financial reporting. See “Risk Factors— Risks Related to Being A Public Company” for additional information.

BUSINESS

Overview

We are a leading global producer of branded flavored molasses (commonly known as “hookah”, “shisha” or “mu’assel”), a tobacco-based mixture that is commonly around 15% to 25% tobacco by weight and typically inhaled via a water pipe. We estimated our global market share to be approximately 36% to 44% in the markets in which we operate (excluding Russia and Turkey) as of December 31, 2024, according to the 2025 Market Assessment Report. In particular, we hold approximately 60% to 65% market share in the United States, 50% to 55% market share in KSA, 20% to 30% market share in Germany and 30% to 40% market share in Spain by sales volume as of December 31, 2024 within the flavored shisha category. We consider ourselves the only global market participant in the branded flavored molasses industry, with our sales volume surpassing the estimated combined share of our next four competitors, who remain regional or local, as of December 31, 2024.

We produce and sell branded flavored molasses through a variety of sales channels, including directly to consumers and through distributors and licensed retailers, in over 90 markets worldwide, according to internal company data. Our products are enjoyed by consumers both at home and in leisure venues such as lounges and hospitality establishments, including HoReCa. According to the 2025 Market Assessment Report, based on our sales data and internal calculations, approximately 65% of global flavored molasses volume is estimated to be consumed at home and only 35% in lounges (assuming consumption formats of 500g and above is for lounges and under 500g for home consumption), while approximately 85% of the total consumer spend on flavored molasses is estimated to occur in lounges, with 15% at home (assuming consumers pay approximately 10x price in a lounge for a session compared to equivalent retail price of molasses for home consumption), which illustrates the importance of lounges in the value chain.

We are committed to innovation, exemplified by our development of new, non-combustible products (often referred to in the industry as “next generation products” or “reduced risk nicotine products”) such as OOKA, our charcoal-free, electrically heated hookah, and recent launch of VANT, a vaping product which we anticipate will be the first advanced inhalation system of its kind. While our focus on innovation and creating an attractive lifestyle experience positions us to enter and grow in new markets, our established expertise in flavored molasses under our FSM Business, such as Al Fakher, NameLess and Al Aseel brands, solidifies our continued brand excellence in regions with a rich tradition of hookah consumption, such as Egypt and the GCC countries. This dual focus makes our brand both “local” and “global.”

While the consumption of hookah is a practice deeply rooted in cultural tradition, it has evolved into a modern, inclusive social activity that attracts newcomers. Hookah benefits from a wide consumer base across social classes and age groups in traditional markets, while also gaining popularity among diverse consumers in regions without a historical tradition of hookah use. According to the AIR Inhalation Categories Penetration Report of August 2023, conducted from May 2023 to July 2023 on 14,326 adult respondents in the United States, Spain, Germany, KSA, the UAE and Iraq (“Penetration Report”), the hookah experience resonates with a variety of consumers, offering an inclusive form of social interaction. This appeal allows hookah to transcend geographic, cultural and lifestyle boundaries. We believe that flavored hookah is a social lifestyle phenomenon. Flavored molasses is a versatile product with global adaptability, not restricted to any particular market, which we believe can drive its global expansion. Moreover, hookah naturally complements other social activities, such as dining, enjoying beverages, watching sports, playing games and socializing, seamlessly integrating hookah into everyday life.

Our products are available to consumers through a variety of retail and on-premises channels worldwide, ranging from clubs in Ibiza to hookah lounges in Los Angeles and restaurants in Dubai. This extensive availability contributes to our strong brand recognition and fosters very strong consumer loyalty. The distinct taste and flavor offerings of our products have been both a key factor in our enduring success and a critical element in our customers’ purchasing decisions. Our long-standing commitment to delivering high-quality flavors, coupled with efforts to raise category awareness and drive consumer engagement, has resulted in exceptional consumer loyalty and global brand recognition as compared to other players in our category. Our flagship brand, Al Fakher, has a significant presence within the flavored molasses category, estimated to be a leading brand by sales volume as of December 31, 2024, according to the 2025 Market Assessment Report. Established in 1999, we have evolved into an internationally recognized brand with offices worldwide in the United States, United Kingdom, UAE, India, KSA, Germany, Spain and Poland.

The global flavored molasses market is predominantly led by a few classic and highly demanded flavors, especially in markets such as KSA and the United States. The strong global recognition of the Al Fakher brand, combined with our considerable expertise in flavor development, enables us to consistently deliver high-quality versions of classic flavors that are already widely adopted in the market, while also providing a platform for innovative new flavors. Flavors vary significantly among producers and are inherently difficult to replicate due to exclusivity agreements with suppliers and ingredient lists that are closely held trade secrets. Our flavors are renowned for their long-lasting taste, as compared to other brands, which we believe is a result of our unique manufacturing processes that ensure rigorous quality control. In addition, regulatory challenges in introducing new flavors in certain markets, such as the United States, Europe and KSA, further safeguard the strength of our extensive in-market flavor portfolio.

Automation is crucial in our production process, ensuring product quality, flavor consistency and prolonged consumption duration. We incorporate industrial production into our flavored molasses production with automated mixing and automated filling for certain product sizes. Our flavored molasses are produced in our global manufacturing network, which includes three owned facilities (the Ajman Free Zone Facility, the Ajman Industrial Zone Facility and the Poland Facility, each as defined below) through a three-stage process of (i) shredding tobacco leaves, which constitute no more than 20% of the final product by weight, (ii) adding corn syrup, glycerin and flavor ingredients to create the flavored molasses mixture and (iii) packaging the products to meet specific regulations of our end-markets.

Our geographic reach, which spans over 90 markets across the Middle East, Africa and Asia (“MEAA”), Europe and North America, is supported by an extensive network of distributors. We primarily sell our products to wholesalers, who then supply them to retailers and on-premises channels and also through direct-to-consumer channels. This distribution chain is hookah-focused and generally operates separately from the wider global tobacco product network (e.g., cigarettes), minimizing cross-category competition. Further, retailers and on-premises channels often provide the requisite hardware and consumables, such as water pipes, tongs and charcoal, that we do not typically produce. We believe that our third-party distributors and wholesalers are also motivated to grow the product category due to the substantial margins available within the value chain.

Our revenue was $399.7 million and $206.9 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively. For the year ended December 31, 2025 and the six months ended June 30, 2026, our operating profit/(loss) was $83.2 million and $(63.6) million, respectively. Our profit/(loss) was $46.8 million and $(81.8) million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, and Adjusted EBITDA was $139.3 million and $71.7 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively.

Our extensive product portfolio is organized into the four following segments as of June 30, 2026: (i) FSM – Americas (ii) FSM – Europe (iii) FSM – MEAA and (iv) New Growth Categories (the “NGCs”):

•
FSM Business – Our FSM Business includes (i) FSM – Americas, (ii) FSM – Europe and (iii) FSM – MEAA. These segments encompass the production and sale of traditional flavored molasses under the Al Fakher, NameLess and Al Aseel brands, as well as Shisha Kartel, Zødiac and Kloud King, distributed globally by us through third-party wholesale, retail and direct-to-consumer channels. The FSM Business also captures Crown vapes, which we license through third-party partnerships. It also captures our portfolio of e-commerce and digital platforms. The three largest countries by revenue generated in our FSM Business in the year ended December 31, 2025, were the United States, KSA and Iraq. We generated $396.7 million and $204.7 million in revenue and Adjusted EBITDA of $158.2 million and $79.7 million in our FSM Business in the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (with profit for the year as the most directly comparable IFRS measure).
•
NGCs – Our NGCs include Crown Switch, our next-generation, pod-based rechargeable vape platform, our Crown Gems and Al Fakher-branded nicotine pouches, OOKA, our heat-not-burn inhalation device, and VANT, an advanced inhalation system for functional ingredients. Crown Switch is the first Al Fakher nicotine-only vape which leverages the patented Quantum Vape technology to deliver consistent flavor from first to last puff, containing zero heavy metals or harmful ceramic particles. Our nicotine pouches, including both our Al Fakher branded nicotine pouches and also our Crown Gems are a natural extension of our brand into an alternative shisha format and are expected to broaden our total addressable market. OOKA provides an alternative inhalation experience, and VANT enables the inhalation of functional ingredients such as caffeine, valerian root and passionflower. We generated $3.1 million and $2.2 million in revenue and Adjusted EBITDA loss of $18.9 million and $7.9 million in our NGCs segment in the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (with profit for the year as the most directly comparable IFRS measure).

Strengths

Our business benefits from a number of competitive strengths, including:

Global Leader in Flavored Molasses and Innovative Inhalation Products

We were a leading global producer of flavored molasses by sales volume in the year ended December 31, 2025, with products available in over 90 markets. We were estimated to have a global market share of approximately 36% to 44% by sales volume in the markets in which we operated (excluding Russia and Turkey) as of December 31, 2024, according to the 2025 Market Assessment Report. According to the 2025 Market Assessment Report, we were estimated to hold approximately 60% to 65% market share in the United States, 50% to 55% market share in KSA, 20% to 30% market share in Germany and 30% to 40% market share in Spain by sales volume as of December 31, 2024 within the flavored shisha category. Three of the five best-selling flavors globally by sales volume belong to the Al Fakher brand, based on internal estimates for the year ended December 31, 2025. We consider ourselves to be the only global market participant in the branded flavored molasses industry, with our sales volume surpassing the combined share of our next four competitors, who remain regional or local players, as of December 31, 2024, according to our internal estimates. Assuming a standard hookah serving size of approximately 25g, we are estimated to have served almost one billion hookah servings in 2024 (calculated as our annual sales volume for the year ended December 31, 2024 divided by an average hookah serving size of approximately 25g), according to the 2025 Market Assessment Report. Looking ahead, the global flavored molasses market is expected to steadily grow by up to 4-6% CAGR between 2025 and 2030, according to the 2025 Market Assessment Report. We maintain a strong presence across our major geographies, comprising the United States, KSA, Germany and Spain (“Focus Markets”). In particular, in the western countries, including the United States, Germany and Spain, our sales grew at an approximate 14% CAGR from 2020 to 2025.

We strive to maintain “go-to” status of our existing flavors at on-premises channels while also developing additional products and brands to maintain our market leadership moving forward. We believe our strategic presence in our Focus Markets provides us with a distinct competitive advantage. In addition to these markets, we are also committed to expanding our duty-free channel, which is currently operational globally. The duty-free channel represents a unique opportunity to reach international consumers and capitalize on the growing demand for our products in travel retail environments.

The flavored shisha market is impacted by socio-economic drivers, consumer preferences, supply chain dynamics, regulatory trajectory and competitive environment, according to the 2025 Market Assessment Report. Within these dynamics, revenue in our FSM Business has grown at a CAGR of approximately 5.1% between 2020 and 2025. Revenue for the FSM Business increased by $22.9 million, or 6.1%, to $396.7 million for the year ended December 31, 2025, from $373.8 million for the year ended December 31, 2024, and revenue for the FSM Business was $204.7 million for the six months ended June 30, 2026. Adjusted EBITDA for the FSM Business likewise increased by $10.1 million, or 6.8%, to $158.2 million for the year ended December 31, 2025, from $148.1 million for the year ended December 31, 2024, and Adjusted EBITDA for the FSM Business was $79.7 million for the six months ended June 30, 2026. Further, we hope to further expand our operations to new markets through strategic initiatives focused on increasing product awareness, enhancing both retail and on-premises experiences, and expanding our e-commerce channels, particularly in the United States, where hookah continues to gain popularity across diverse demographics.

According to the Penetration Report, while the Middle Eastern and North African diasporas have historically driven the growth of the flavored molasses market, hookah is enjoyed across a wide variety of consumer demographics, as demonstrated by the below chart:

(1)
Western World in this context includes the United States and Germany.

According to the Penetration Report, shisha stands out for its customer loyalty, with the highest share of category‑exclusive consumers among cigarette, e-cigarette and vape inhalation categories. Shisha also continues to attract new entrants at roughly two to three times the rate of those leaving, signaling stronger forward appeal than cigarettes, which have the lowest influx of new users against comparable inhalation categories, according to the Penetration Report. Hookah is also referenced in popular culture, further increasing the industry’s visibility with over 17 million hashtags online (based on Instagram data as of December 31, 2025), as set forth in the graphic below.

Source: Instagram data as of December 31, 2025.

In markets with a strong hookah tradition, factors such as consumers’ disposable income, consumer preferences, the regulatory environment, macroeconomic conditions, population dynamics and other competitive dynamics also play a role in shaping consumption patterns.

Diverse, Expanding Distribution Network and Product Selection

All our products, including both our flavored molasses products and our inhalation devices, are together sold in over 90 markets, reflecting our global reach and minimizing reliance on any single market. As of June 30, 2026 and December 31, 2025, our FSM Business revenue is geographically diversified across our key markets, with 20.7% and 20.0% from the FSM - Americas, 12.2% and 15.6% from FSM - Europe, and 66.0% and 64.2% from the FSM - MEAA, respectively.

This strategic geographical diversification across numerous regions and jurisdictions, coupled with our emphasis on stable, well-regulated markets, effectively mitigates the risk of sales disruptions in any one market.

Our product offerings are also well diversified in terms of flavoring, packaging and sales channels. We have a selection of traditional and premium brands and products, such as Al Fakher and Shisha Kartel, along with non-tobacco offerings, including Zødiac, Crown Bar and Al Fakher branded nicotine pouches. Under the Al Fakher brand, our top three flavors—Two Apples (and its variants), Mint, Gum with Mint comprise 56%, 20% and 10%, respectively, of our flavor mix by volume for the year ended December 31, 2025 and such flavors remain popular in established markets like the UAE and KSA, based on our internal sales volume. However, in our newer markets, such as Spain, we have observed a greater consumer preference for our “fantasy” flavors as well as self-mixed flavor options. Our complete flavor offering comprises over 70 flavors, as of December 31, 2025, designed to appeal to diverse tastes and preferences, showcasing our leading technical expertise and industry experience in flavor development.

We have established partnerships and collaborations to reach new emerging segments and capture whitespace in the hookah market. In July 2025, we introduced Al Fakher x Cookies, our first lifestyle collaboration launched in the United States. In November 2025, we announced a collaboration with Snoop Dogg to sell Al Fakher hookah products and flavors under his name, leveraging his influential brand presence to expand our reach. This partnership aims to boost our brand recognition in the United States, Germany and beyond due to Snoop Dogg’s highly visible global persona, which aligns with our category and target market. Additionally, we launched a new brand Kloud King in June 2025 to target the value segment, thereby introducing new segment offerings alongside our innovative products. Among these innovations is VANT, which we believe is the world’s first advanced inhalation system enabling the inhalation of functional ingredients such as caffeine, valerian root, and passionflower, which complements our existing suite of products, including OOKA, our charcoal-free shisha device. Unlike traditional coil and wick systems, there are no ceramics or heavy metals used in the construction of the Quantum Chip included in VANT. See “Business—Our Products.” Through these strategic initiatives, we will seek to enhance our market presence and drive growth.

We provide our hookah products in a range of packaging sizes, including 20g, 50g, 200g, 250g, 500g, 950g and 1kg, catering to various customer types. Smaller packaging sizes are typically purchased for casual off-premises consumption, while larger sizes are favored by high-volume lounges and other on-premises channels. We believe this packaging variety supports revenue diversification and broadens awareness of our brands and helps reduce our exposure to shifts in consumption patterns. We also have modern production facilities incorporating new technologies and low-cost production capabilities. Our largest Ajman Plant spans approximately 26,000 square meters and integrates device assembly, packaging lines, and storage solutions.

Our strategic acquisitions of Shisha-World and Global Hookah Distributors, Inc. in 2022, established our leadership as the largest hookah-focused e-commerce provider in Germany and the United States, while strengthening our distribution network, broadening our customer reach and capturing a greater share of the value chain. Our e-commerce platforms provide us with valuable market data on purchase patterns, enabling us to refine our product offerings to better meet consumer tastes. By leveraging both offline and online sales channels, we enhance our market presence and gain deeper insights into consumer behavior, positioning us to capitalize on growth opportunities and maintain our leadership in the global flavored molasses market.

Strong Brand Equity with a Diverse and Loyal Consumer Base

The flavored molasses market is generally characterized by strong brand loyalty and our brands, particularly Al Fakher, are recognized as global leaders in this category. We serve an equivalent of 14 million consumers for home consumption worldwide as of December 31, 2024 according to the 2025 Market Assessment Report (based on the total volume for the year ending December 31, 2024, and an assumption of approximately 65% consumed at home, and assuming average consumption frequency of 3-4 times per month and a serving size assumed to be of 25g). Our brand is deeply entrenched in Middle Eastern markets, where shisha penetration and consumption frequency are higher, and broader category momentum remains favorable, with new shisha consumers outpacing leavers across markets, as noted in the Penetration Report. In particular, per the Penetration Report, Al Fakher ranks first in both brand awareness and “most-often smoked” in KSA and the UAE, reinforcing clear market leadership in the Middle East, while maintaining strong, competitive positions in the United States, Germany, and Spain.

We have increased our revenue at an approximate 5.2% CAGR from 2020 to 2025 and expanded our market share. Additionally, we believe that our ability to adapt to local consumer preferences and leverage our brand strength and innovation capabilities positions us to capitalize on the growing demand for flavored molasses and further enhance our market presence and revenue potential.

Overall, we believe our strong brand loyalty, coupled with strategic market expansion and tailored product offerings, positions us to capture growth opportunities in both established and emerging markets. By leveraging our brand equity and innovative product portfolio, we are committed to maintaining our leadership in the global flavored molasses market and driving sustainable growth across key regions.

We also plan to leverage our expertise in flavored molasses to compete in adjacent categories with our Crown vapes, VANT, Al Fakher branded nicotine pouches and OOKA. In particular, our Al Fakher branded nicotine pouches, which we have manufactured for sale across the Middle East, are a natural extension of our brand into an alternative shisha format and are expected to broaden our total addressable market. Our vaping products also further increase our total addressable market. Based on the 2025 Market Assessment Report, we believe pouches and vaping markets represent a $7 to 9 billion and $25 to 30 billion total addressable market globally, respectively, for the year ended December 31, 2025. We believe we have the capabilities to perform effectively in each of these adjacent next generation product categories.

High Barriers to Entry with Proprietary Technology and Intellectual Property

We believe our market position is bolstered by significant structural barriers to entry, including flavor and brand loyalty, the importance of proprietary technology and intellectual property and established distribution channels, each of which we believe provide us with a competitive advantage:

•
Flavor and Brand Loyalty: Quality, flavor and product range are key factors in hookah consumer purchasing decisions, with leading brands often associated with specific flavors. Our top proprietary flavors—Two Apples (including its variants), Mint and Gum with Mint—are leading brands globally with strong consumer loyalty. These flavors are safeguarded by decades-old, secret recipes, ensuring their distinctive taste and quality. Due to their popularity, we believe on-premises channels and retailers prioritize stocking our products over those of new or other market entrants. We believe our unique formulations and consistent quality contribute significantly to consumer loyalty to our brands. Consumers tend to remain loyal not only to a particular flavor but also to a brand’s specific version of that flavor, such as our popular Mint variety. Replicating a brand’s flavor is exceedingly challenging, often resulting in a correlation between flavor loyalty and brand loyalty. We believe this strong consumer loyalty, coupled with significant margins from on-premises channel consumption, reduces the risk that these channels will replace our products with substitutes. Our consistent delivery of high-quality hookah experiences and robust presence in Focus Markets have built our brand equity and loyal consumer base. Our long-standing leadership lends our brand prestige and authenticity, while our ability to develop new flavors, drawing on our expertise and understanding of our consumers, brings modern and renewed interest to our brand. Our strong presence in our Focus Markets, where we held a market share of approximately 60% to 65% in the United States, 50% to 55% in KSA, 20% to 30% in Germany and 30% to 40% in Spain by sales volume as of December 31, 2024 within the flavored shisha category, which helps to ensure our products remain well-represented on on‑premises menus and at retailers, perpetuating brand awareness. We believe this combination of consumer loyalty, market presence, brand prestige, and innovative flavor development provides a significant competitive advantage with adult consumers under 30 and positions us to capitalize on projected growth in Focus Markets.

•
Proprietary Technology and Intellectual Property: Our proprietary technology, particularly our OOKA device, and our extensive patent portfolio are critical to sustaining our competitive advantage. These technologies are the result of significant investment in research and development, and they differentiate our offerings in the market. Particularly, the OOKA device, which is a charcoal free, electrically heated hookah, represents a significant innovation in the flavored molasses market, and its development is underpinned by robust intellectual property. We believe OOKA offers a cleaner inhalation method designed to reduce harmful compounds and offer a more convenient alternative to traditional hookah methods, with a unique heating mechanism and pod designs. As of December 31, 2025, we own 175 patent cases within 26 patent families, protecting our proprietary technology and reinforcing our competitive position. 20 of the patent families relate to OOKA, representing the majority of all patent related intellectual property that we own. Two of these (one granted, one patent-pending) cover OOKA’s Radio Frequency Identification Technology (“RFID”), which authenticates and restricts use to AIR‑approved pods. By investing in intellectual property protection, we seek to ensure that OOKA remains a distinctive offering, upholding the quality of experience, to support growth and expand our market share in the evolving inhalation products landscape. Another innovation is VANT, our latest advanced inhalation system targeting functional benefits such as increased energy, sleep, focus and balance to help consumers navigate their daily events. We believe our commitment to innovation and maintaining a strong intellectual property position situates us to capitalize on emerging opportunities and maintain our leadership in the industry, as evidenced by our pioneering technological advancements with OOKA and VANT.
•
Global Manufacturing Capacity and Distribution Advantages: Our substantial market share is supported by an extensive owned and third-party manufacturing and distribution network, which includes: (i) our production sites in the UAE and Poland; (ii) our own distribution network; (iii) third-party licensed production in Egypt, Iraq, Lebanon and Malaysia and (iv) other third-party importers and distributors with whom we collaborate globally. We believe this extensive network is crucial to reach consumers worldwide and maintain robust sales volumes. Our distributors possess significant knowledge of their local markets and are a key bridge between us, our wholesalers and our retail and on-premises channel customers. Additionally, we believe distributors are well-incentivized to drive sales and promote all our brands. This network allows us to effectively manage the pricing, distribution and promotion of our products on a global scale. We believe that our distribution network is uniquely positioned due to the breadth and complexity of the markets in which we operate. Consequently, even if new entrants offer appealing flavors, we believe it would be difficult for them to replicate our established distribution network. Further, we believe our key third-party distributors are strongly aligned with our products and are either our exclusive third-party distributors or primarily focused on our distribution with minimal involvement with other brands. We seek to mitigate the potential negative impact of losing any single distributor by retaining our distribution rights in most of our sales regions and having the general flexibility to source alternative, competing distributors. We believe our ability to source materials for our production sites located in Europe and the MEAA region, combined with our expansive distribution networks and strategic partnerships, provides us with a competitive advantage, enabling us to conduct business effectively on a global scale.
•
Regulatory Constraints: Nicotine-inclusive products are heavily regulated. We believe this helps favor established market participants with business segments devoted to regulatory compliance. For example, strict advertising regulations in many countries can significantly limit a new entrant’s ability to build consumer awareness, which we believe makes the existing widespread market presence of our products a powerful asset for both protecting and expanding our market share. Additionally, we believe the extensive regulatory framework governing hookah consumption helps ensure product integrity and instills consumer confidence. While regulatory frameworks vary by jurisdiction, we believe our extensive industry experience and deep understanding of the markets in which we operate enable us to navigate these complexities, while posing a significant challenge for new market entrants. In addition, we believe compliance with certain regulations, such as requirements to provide guarantees on excise taxes in jurisdictions in which producers operate production facilities, is more manageable for producers with existing scale. Similarly, we believe we benefit from certain incumbent advantages driven by existing product-specific regulations. For example, we believe the extensive regulation of nicotine-inclusive products may also favor hookah over traditional nicotine products. For example, under Article 7 of the EU Tobacco Products Directive 2014/40/EU, the sale of tobacco products with “characterizing” flavors for cigarettes and roll-your-own tobacco is prohibited; however, such a restriction does not currently apply to hookah at the EU level, allowing hookah producers to offer flavored varieties in certain member states. As another example, California Health and Safety Code § 104559.5 imposed a statewide ban on the retail sale of flavored tobacco yet excluded certain hookah sales (along with premium cigars and loose-leaf tobacco). Additionally, certain of our flavored molasses products (such as Zødiac) do not have any nicotine in them, making them tax-exempt in some jurisdictions.
•
Significant Investment in Working Capital: Operating in the hookah industry requires a substantial investment in working capital, which is crucial for ensuring seamless operations and compliance with regulatory mandates. Working capital, whether in the form of cash reserves or access to bank guarantees, is essential to manage inventory and accounts receivable balances or finance excise taxes, especially in markets where prepayment is required before production. For instance, in the UAE, the Implementing the Marking Tobacco and Tobacco Products Scheme, effective from October 1, 2021, requires that water pipe tobacco bear a digital tax stamp indicating that excise tax has been paid in order to be legally sold, transported, stored or possessed. We believe the ability to secure financial resources to pay such tax or finance capital investments also presents a significant barrier to entry for new competitors, as it requires a robust financial infrastructure and strategic financial planning. We believe our established financial relationships and capital management strategies empowers us to efficiently navigate these financial obligations, further enhancing our competitive position in the market.

We believe the combination of these factors will allow us to sustain our competitive advantage and drive long-term growth.

Resilient Business Model with Scale, High Growth, Strong Margin and Robust Cash Generation

Our business model is characterized by diversified revenue streams and strategic pricing flexibility with strong sales and Adjusted EBITDA growth, which positions us to capitalize on market opportunities and support long-term growth. According to the 2025 Market Assessment Report, as of December 31, 2024, the flavored molasses market, based on consumer spending (including expenditures in lounges and the market size for hookah devices and related accessories) is estimated at $15–19 billion. Estimates of total manufacturer revenue for flavored molasses is close to $1 billion for the year ended December 31, 2024 (assuming $15 as the market average NTO/kg at manufacturer level and 60-74kT of global market size in volume in organized molasses segment, according to the 2025 Market Assessment Report). The high-margin nature of our products is a key to our success, with each segment of the value chain contributing to our profitability. Key stakeholders, such as our third-party distributors, on-premises channels and retailers are incentivized to develop the product category and also enhance the overall consumer experience. We employ strategic markups along the value chain, reflecting the premium quality and appeal of our products in the market, which we believe helps further drive growth. Importantly, our pricing strategy is designed with flexibility, allowing for price adjustments by manufacturers, distributors, and wholesalers while maintaining the margins enjoyed by on-premises channels. We believe this approach ensures that demand for our products remains robust and relatively inelastic, even in the face of market fluctuations or regulatory changes. The value chain in HoReCa businesses globally also provides further opportunities for growth, which we believe is evidenced in the below graphic, illustrating the premium pricing opportunity in that market relative to retail pricing generally.

(1)
Based on internal company information and reports as of November 2025.
(2)
Retail selling price is the price Al Fakher in the UAE, as converted to USD with an exchange rate of 3.7.
(3)
VFM lounge selling price is the average price of a sample of VFM lounges in the UAE.
(4)
High end lounges selling prices is the average of certain sampled high-end lounges in the UAE.

To this end, we believe OOKA enables us to capture significantly more value per unit than our traditional shisha molasses in our FSM Business, as OOKA is marketed primarily to HoReCa customers, where premium pricing and throughout support higher realized revenue and gross profit per kilogram sold. Since OOKA’s introduction in March 2023, our margin analysis indicates that OOKA generates 15 times higher gross profit per kilogram and 20 times higher net revenue per kilogram than our flavored molasses.

Our end-customer base is geographically diverse, including consumers in our Focus Markets. We believe this broad reach minimizes our exposure to disruptions in any single market, helping to provide a balanced and stable revenue stream. Our strategic focus on these regions allows us to capitalize on growth opportunities while maintaining a strong foothold in established markets. We believe this geographical diversification is further complemented by limited exposure to currency risk. For the year ended December 31, 2025 and the six months ended June 30, 2026, 98.8% and 98.8% of our revenue, respectively, was denominated in hard currencies, principally USD, EUR and USD‑pegged currencies. We believe our Euro-denominated transactional exposure is limited, primarily because many of our suppliers, including those providing tobacco, glycerin, and flavor ingredients, are based in Europe. In accordance with our treasury policy, we hedge this exposure on a net basis when deemed appropriate. We use proactive hedging strategies to manage any Euro transactional exposure and seek to ensure that we remain insulated from currency volatility and economic fluctuations.

Our revenue growth has been supported by the strategic vertical integration of our distribution channels and expansion into new product lines. We aim to consistently deliver strong sales and Adjusted EBITDA growth, driven by our leadership in the expanding flavored molasses market. We believe our strong Adjusted EBITDA, Adjusted EBITDA Margin and Net Operating Cash Conversion highlight the efficiency of our capital utilization and the strength of our cash flow generation, enabling us to reinvest in growth initiatives and sustain our competitive advantage.

Our business model is not capital intensive, allowing us to maintain low maintenance capital expenditures while supporting strategic growth initiatives. Despite significant investments in expanding our product offerings, with over $125 million investment in OOKA and VANT from January 1, 2019 to December 31, 2025, and increased production capabilities, such as the construction of our manufacturing facility in Poland and our warehouse facility in the Ajman Free Zone, our capital expenditures as a percentage of revenue were relatively low at 6.3% and 2.7% for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively. We believe this combination of low capital intensity and profitable unit economics enables us to recoup the costs of our capital investments quickly and contributes to our financial stability and capacity for future growth.

Highly Experienced Management Team and Committed Shareholders

Our senior management team brings extensive experience across various sectors such as nicotine, fast-moving consumer goods, design, engineering, and premium electronics. This team, led by Stuart Brazier, our Chief Executive Officer, and Bassem Lotfy, our Chief Financial Officer, has a track record of financial and operational success. They are supported by our board of directors, who also have significant executive and governance experience on a global scale.

Stuart Brazier joined AIR Limited in January 2019 as Chief Financial Officer, bringing over 22 years of international business experience from British American Tobacco (“BAT”), where he held senior roles including Head of Finance for BAT’s Europe and North Africa Region, Area Director for North Africa and Regional Manager for Asia Pacific. Mr. Brazier was subsequently appointed Chief Executive Officer of AIR Limited in 2024. Bassem Lotfy, who joined AIR Limited in March 2020, also brings a wealth of experience from his 23-year tenure at British American Tobacco, where he served as Finance Director for Central Europe North. As AIR Limited’s CFO, appointed in January 2024, he has been instrumental in refining AIR Limited’s financial strategies and spearheading transformational projects. Our Chief Legal and Corporate Affairs Officer, Ronan Barry, who joined AIR Limited in September 2019, leverages his expertise from British American Tobacco, where he led legal and corporate affairs for Europe, to support AIR’s innovation and regulatory strategies for hookah and inhalation products. Jorge Guil, our Chief Marketing Officer, joined AIR Limited from Reckitt Benckiser in 2021 and plays a major role in defining our consumer centric strategy.

Our business is also supported by our existing shareholders who bring significant industry and local knowledge and whose interests we believe are well-aligned with the long-term growth trajectory of the business. Kingsway, the investment manager of our largest shareholder group (the “Kingsway Holders”), is a U.K. FCA-regulated investment manager that manages long-term institutional capital from endowments and foundations, family offices (including those of some founding families of large FMCG companies), and high-net-worth individuals. Kingsway invests in and targets long-term ownership of high-quality, branded, leading consumer franchises benefiting from the rise of consumers in emerging markets. Its in-depth sector experience, which goes back to 2013, includes its investment in and backing of a number of prominent food, beverage and tobacco-product companies. See “Principal Shareholders.”

Strategy

Our strategy focuses on strengthening our brand and products by delivering greater innovation, variety and increasing availability of our products and engagement in settings where our consumers enjoy hookah. The consumer is at the heart of everything we do. We have expanded our presence in selected markets, particularly in on-premises venues like hookah lounges and explore opportunities to diversify our product offerings. We believe these efforts will enhance our share of the total value chain. Our management is dedicated to crafting a consumer-centric strategy, with a strong emphasis on brand-building and innovation, to drive growth and reinforce our market position.

Enhance Brand Value and Expand Product Portfolio

Our strategy to enhance brand value and expand our product portfolio is rooted in our commitment to maintaining global reach and fostering significant customer loyalty. We are focused on elevating the consumer experience by expanding our distribution capabilities and increasing our sales presence in Focus Markets. This approach is designed to ensure that our products are widely available and accessible to consumers worldwide.

We continually evaluate opportunities to expand into adjacent product categories by leveraging our current portfolio, established brand equity or through new partnerships. We maintain a robust product pipeline and plan to strategically introduce new products in attractive, growing markets.

The introductions of the Shisha Kartel and Zødiac brands in 2023, the trial launches of VANT in New York City and Madrid in November 2025, the launch of Crown Switch in Germany in November 2025 and our collaboration with Snoop Dogg announced in November 2025, together reflect our dedication to diversifying our offerings and appealing to different consumer demographics. Shisha Kartel is positioned for trend‑forward urban consumers through fusion flavor profiles, while Zødiac delivers tea‑based, nicotine‑free options for consumers seeking a tobacco‑free experience. VANT advances our entry into next‑generation inhalation through a chip‑based system, and Crown Switch extends our vape presence with a pod‑based, rechargeable platform. Our collaboration with Snoop Dogg is intended to amplify cultural relevance and brand visibility. Collectively, these new brands, devices and collaborations complement our existing portfolio and reinforce our position as a leader in innovation within the flavored molasses market.

We continue to invest in the on-premises channel experience, recognizing its critical role in our overall strategy. Our efforts include deploying brand ambassadors to high-profile lounges in strategic cities such as New York, Madrid, Berlin and Dubai. These ambassadors are instrumental in ensuring our products are well-positioned and correctly utilized, generating positive word-of-mouth and enhancing the hookah experience. On-premises channels remain a vital component of our margin strategy, and their support in marketing our brand is invaluable.

Our marketing initiatives are designed to build and enhance our brand, with a particular focus on engaging adult consumers under 30. Since 2018, we have significantly increased our marketing and innovation spending to align with the preferences of this demographic. Our investments have led to a successful brand and packaging refresh, and we continue to leverage social media to increase our online presence. By utilizing feedback from socially engaged customers, we refine our marketing strategies and product development processes, ensuring that our offerings resonate with consumer purchasing decisions.

In addition to expanding our product portfolio, we are committed to driving innovation across our sales channels, exemplified by the launch of OOKA in March 2023 in Dubai, our charcoal-free, electrically heated hookah. OOKA transforms the traditional hookah experience by offering a relatively cleaner, convenient and user-friendly alternative to conventional methods with lower levels of certain toxicants than traditional hookah. A study commissioned by AIR at Analytic Service Laboratory GmbH, Germany (with tests performed using coconut-based charcoal and heat-management devices), observed that OOKA produces lower levels of harmful compounds compared to traditional hookah. Notably, the study observed that carbon monoxide was undetectable in OOKA, whereas it observed 0.0005 mg/ml of carbon monoxide in traditional hookah and 0.0008 in leading heat-not-burn products. Additionally, the study observed minimal carbonyls in OOKA at 0.005 mg/ml, compared to 0.009 mg/ml in hookah and 0.472 mg/ml in the top heat-not-burn product. Furthermore, the study observed that tobacco-specific nitrosamines (“TSNAs”) were not detected in OOKA or traditional hookah but measured 0.050 mg/ml in the leading heat-not-burn product. Further, according to the 2025 Market Assessment Report, based on our sales data and internal calculations, approximately 65% of global flavored molasses volume is estimated to be consumed at home and only 35% in lounges (assuming consumption formats of 500g and above is for lounges and under 500g for home consumption), while approximately 85% of the total consumer spend on flavored molasses is estimated to occurs in lounges, with 15% at home (assuming consumers pay approximately 10x price in a lounge for a session compared to equivalent retail price of molasses for home consumption), which illustrates the importance of lounges in the value chain.

As a result, our strategic rollout of OOKA is designed to extend beyond traditional hookah venues, as we aim to reach HoReCa to drive awareness, capture value in the lounges and extend shisha to at home consumption with what we believe is one of the cleanest delivery methods in the market. This approach allows us to introduce the unique OOKA experience to a much broader audience, tapping into new market segments. By offering OOKA in non-traditional settings, we seek to leverage its sleek design and ease of use without charcoal, making it an attractive option for establishments seeking to enhance their offerings without the added setup required for traditional hookah. Furthermore, by branding OOKA pods with our existing flavored molasses brands, we believe we will create synergies that enhance our overall brand presence and boost sales performance. The pods are designed to deliver consistent flavor and quality, aligning with the high standards our consumers expect from our products. We believe this integration not only reinforces our reputation for innovation and quality but will also strengthen consumer loyalty by providing a seamless and familiar flavor experience. The OOKA device, with its advanced technology and strategic market positioning, is a key component of our growth strategy to help drive innovation and expand our footprint in the global flavored molasses market.

Outside of hookah, we are expanding our product offerings in our other adjacent categories such as vaping and nicotine pouches. In the vaping category, our Crown Switch offering, launched in Germany in November 2025, has no ceramics or heavy metals in the vaporizer core and is powered by Greentank’s patented Quantum Vape technology. In the pouches category, we manufacture our Al Fakher Nicotine Pouches for sale across the Middle East to bring the classic flavors Al Fakher to fans of the category.

Overall, our strategy to enhance brand value and expand our product portfolio is designed to capitalize on market opportunities and sustain long-term growth. By focusing on customer experience, innovation, and strategic expansion, we believe we are well-positioned to maintain our leadership in the global flavored molasses market and deliver exceptional value to our stakeholders.

Drive Innovation in Product Development and Market Penetration

Innovation remains at the heart of our strategy, driving both product development and market penetration. We have prioritized innovation through strategic acquisitions and robust internal research and development efforts. For example, in 2019, we acquired the patent portfolio of Jimmy’z, a developer of capsule-based and charcoal-free “e-shisha” products, has been instrumental in advancing our product offerings. As mentioned above, the launch of the OOKA device, a charcoal-free, electrically heated hookah, exemplifies our commitment to providing consumers with cleaner, more convenient ways to enjoy the hookah experience. We believe this innovative product differentiates us in the market, addresses key consumer desires for a time-efficient and easy assembly and reinforces our reputation for quality and forward-thinking solutions. Our internal research and development initiatives continue to focus on innovation, and our focus on premium offerings has led to the development of new products that we believe will further enhance our appeal in markets like the United States. For example, as part of our collaboration with Greentank, we have developed VANT, an advanced vaping inhalation system with quantum chip technology for faster absorption and particle-free inhalation, biocompatible materials and coldstream cooling for a cooler, smoother stream with richer flavor, targeting benefits like energy, focus, calmness and sleep.

In addition to product innovations, we are committed to expanding our multi-channel distribution capabilities, both offline and online. Our production facilities strategically located in the UAE and Poland support our global distribution network and allow us to optimize costs and enhance our regional footprint. We also leverage our e-commerce sites in the United States and Germany to significantly advance our online sales capabilities. These platforms enable us to capture greater margins from newer lounges and customers who prefer online purchasing, as online sales often involve lower overhead costs compared to traditional retail, thus increasing profitability, and provide valuable data on consumer behavior and market trends.

We believe our strategic focus on innovation and market penetration positions us to capitalize on emerging opportunities and sustain long-term growth. By continuously evolving our product offerings, expanding our distribution channels and maintaining our commitment to innovation, we seek to meet the diverse needs of our global consumer base, maintain our leadership in the flavored molasses market and deliver value to our stakeholders.

Increase Consumer Awareness of Our Products and Their Risk Profile

Our strategy to enhance consumer awareness of our products and their risk profile is grounded in our commitment to transparency, education, and compliance with regulatory standards. We understand that regulations based on thorough research and industry insights are crucial to our business interests, as they help maintain the integrity of our products and the broader market. To support this, we are actively developing a research-based communication program designed to address misconceptions about hookah consumption. This program aims to ensure that both sellers and consumers are well-informed about the characteristics and potential risks associated with hookah, promoting a more knowledgeable and responsible market environment.

Unlike cigarettes, hookah is heated rather than burned. As a result, there is no combustion occurring in the hookah molasses during consumption. Heating rather than combusting tobacco results in a lower level of certain harmful and potentially harmful constituents (HPHCs), which we have found after conducting analytical testing at Analytic Service Laboratory GmbH, Germany, an ISO 17025 accredited laboratory based in Hamburg, Germany.

In addition, the relative percentage of tobacco and nicotine content in flavored molasses is lower than the tobacco and nicotine content found in many other tobacco and nicotine-inclusive products, and we believe that the nature of the product does not easily lend itself to high-frequency use like cigarettes or e-cigarettes.

Our regulatory strategy is focused on leveraging scientific and consumer usage data to inform and guide legislation effectively. By offering evidence-based insights into the scientifically proven characteristics of hookah, we aim to cultivate a regulatory environment that acknowledges the cultural and societal context of its use. Additionally, we seek to prioritize safety of our products, to help mitigate our regulatory risk exposure. We believe our commitment to science-based product stewardship further underscores our dedication to quality and compliance, which has led us to actively develop and commercialize innovative products that do not rely on tobacco, nicotine or charcoal heating. One such example is our Zødiac brand, which offers tea-based, nicotine-free hookah options, catering to diverse consumer preferences while maintaining our high standards of quality and innovation.

We maintain an open dialogue with regulators regarding hookah properties, and believe our AIR product innovations generally have been favorably received by regulatory authorities. For instance, our Zødiac brand has received tax exemptions in France, the UAE and KSA. In Germany, certain hookah regulations were repealed, and an excise cut was implemented in the Czech Republic to combat illicit trade. In the United States, no state has passed a flavored tobacco ban that includes hookah since AIR’s engagement with regulators on this subject in 2019. Additionally, California granted hookah an exemption from flavored tobacco product bans that allows flavored hookah in licensed stores that comply with applicable laws for customers 21 years of age and older and permits hookah lounges, subject to state and local requirements. In addition, New Hampshire now permits certain licensed establishments to sell and serve hookah.

We remain steadfast in our decision not to enter the combustible cigarette business, focusing on products that align with our values and consumer preferences. Through our efforts to increase consumer awareness and provide clear, accurate information, we aim to empower consumers to make informed decisions about their hookah consumption. We believe our commitment to education and transparency enhances consumer trust and positions us as a responsible leader in the flavored molasses market.

Strengthen Market Position in Focus Markets and Explore Emerging Opportunities

Our strategy to strengthen our market position in key regions while exploring emerging opportunities is central to our growth ambitions. Our Focus Markets, including the United States, Germany, Spain and KSA, continue to offer significant potential for expansion. Growth in these Focus Markets benefits from our strong brand equity and local expertise, positioning us to capitalize on the growing demand for flavored molasses.

We have made substantial investments to expand our presence beyond the Middle East and North Africa and establish footholds in our Focus Markets. Our focus on the United States and Europe is motivated by the higher disposable incomes of consumers in these areas, coupled with the currently under-developed nature of the hookah category relative to its latent appeal. We believe the robust regulatory and higher tax regimes in these jurisdictions provide us with greater pricing flexibility, as consumers are more accustomed to higher prices and thus less sensitive to incremental price increases. In such regions, we are well-positioned to leverage our significant market share, tailoring our product offerings to local tastes and preferences.

Our manufacturing facilities in the UAE and Poland serve as a model for efficient and cost-effective expansion, given the low capital intensity of our business and the mobility of our manufacturing lines. By cascading existing manufacturing equipment across facilities, we can diversify our manufacturing footprint, enhancing proximity to customers and simplifying logistics and related expenses. In furtherance of this strategy, we have taken steps to invest in a new production facility in Romania, which we believe will complement our existing manufacturing footprint and provide additional contingency capacity. Romania offers a competitive cost base relative to our current Poland Facility, while also providing duty-free access to EU markets and proximity to key European and MEAA distribution corridors. We believe this investment will further strengthen our ability to redeploy production across geographies, strengthening our supply chain, while also providing incremental capacity to support anticipated volume growth in our Focus Markets.

We believe this strategic expansion not only fortifies our position in existing markets but also acts as a hedge against changes in the regulatory environment. By reducing dependency on any single production location, we can enhance our operational resilience and capacity to adapt to evolving market conditions. Our commitment to strengthening our market position and exploring emerging opportunities will help us to remain at the forefront of the flavored molasses industry, delivering value to our stakeholders and driving sustainable growth.

History

We were founded in 1999 as Al Fakher in the UAE, dedicated to producing high-quality flavored molasses— aromatic blends of tobacco, molasses and flavorings that became the foundation of modern shisha culture. In 2006, we were acquired by Al Eqbal Investment Company PLC (“EICO”), a leading Jordanian investment group, which provided the resources and expertise to accelerate our growth across the Middle Eastern region. In 2021, following the acquisition of EICO by entities affiliated with Kingsway, we rebranded from Al Fakher to AIR, an acronym for Advanced Inhalation Rituals, reflecting our ambition to lead the global evolution of social inhalation. Today, we are the world’s largest manufacturer of flavored molasses by volume and the owner of Al Fakher—our category’s most iconic brand. According to internal company data, as of December 31, 2025, our production and distribution channel reaches over 90 markets worldwide. We produce an estimated one billion shisha servings per year (computed as total sales volume divided by average 25g serving size), and our customers enjoy over 2.5 million sessions daily worldwide (calculated as annual total of one billion sessions divided by 365 days). We hold an estimated global market share of approximately 36% to 44% by sales volume in the markets in which we operate (excluding Russia and Turkey) as of December 31, 2024, according to the 2025 Market Assessment Report. Today, AIR stands at the forefront of the global shisha industry, combining tradition with technology to deliver superior experiences for millions of adult consumers worldwide.

Flavored Molasses

Flavored molasses is a tobacco‑based mixture containing tobacco, glycerin, flavor ingredients and other additives. These ingredients are soaked in a form of fructose, traditionally honey or molasses and heated in a water pipe (traditionally referred to as a “hookah”) to produce an aerosol or “cloud” that is inhaled through a hose attached to a hookah device. Overall, the tobacco content of flavored molasses, commonly around 15% to 25% by weight is significantly lower than that of cigarettes.

Shisha is consumed by inhaling a heated shisha mixture through a hookah. In a typical setup, hot charcoal is placed on foil or a heat management device that covers the bowl, or “head,” of the hookah, which contains the flavored molasses and sits above the water pipe. As the mixture heats, the resulting vapor is drawn through the water in the base reservoir, cooling and humidifying it before inhalation through the hose. This process is characteristic of a “heat-not-burn” product, whereby the shisha mixture is heated to release its active components without combustion. Combustion occurs only in the charcoal, which is physically separated from the molasses by an air gap and a barrier, which is either foil or a heat management device. Use of a heat management device is generally considered superior for limiting charcoal smoke from entering the waterpipe.

Typically, flavored molasses is consumed in on-premises channels, such as shisha/hookah lounges, or off-premises channels, such as private homes, often during social gatherings. It may also be enjoyed alone during a time of relaxation and contemplation and may accompany activities such as watching televised sporting events, videogaming or enjoying card and board games. Shisha is consumed throughout the day and night in lounges and other hospitality outlets as well as at home. The experience is sensorial due to the pleasant flavors, act of inhalation and exhalation and the produced cloud of vapor. For more information on our consumers, see “—Our Consumers.”

We believe that shisha smoking may present a lower risk to consumer health compared to conventional cigarettes. In support of this, a laboratory study commissioned by AIR, which later formed the basis of a peer-reviewed published paper in Scientific Reports in 2025 observed reductions in the machine-measured yields of certain aerosol constituents from a conventional waterpipe relative to published reference cigarette smoke yields, with selected constituents showing lower levels compared to combustible tobacco products. Flavored molasses in shisha are heated rather than burned (without reaching the point of combustion), and their tobacco content is relatively low compared to conventional cigarettes. Consequently, the average shisha aerosol contains higher proportions of water and humectants, such as glycerol, and lower proportions of combustion byproducts than cigarette smoke.

For more information on the flavored molasses industry, see “Industry.”

Our Products

We employ a multi-brand strategy, offering a diverse range of products tailored to specific customer groups. Our portfolio includes numerous brands in both flavored molasses and inhalation devices. Our flavored molasses brands include Al Fakher, NameLess and Al Aseel in addition to our inhalation devices, including OOKA, VANT and our vapes. We have also recently begun to manufacture and sell Crown Gems and Al Fakher branded nicotine pouches.

Our Flavored Molasses Products

Flavored molasses, particularly our flagship Al Fakher brand, remains the cornerstone of our FSM Business, contributing to a large majority of our revenues. We specialize in the production and distribution of flavored molasses, which constitute the significant majority of shisha produced globally. Unflavored molasses, which is consumed by placing burning charcoal directly on top of the tobacco mixture, is not part of our product offering and, though historically relevant, it is estimated to not account for a significant proportion of shisha consumption worldwide barring select markets, according to the 2025 Market Assessment Report.

We produce our flavored molasses by using four major ingredients: tobacco, flavor ingredients and additives, glycerin and fructose, which we then mix and package into four primary sizes: 50g, 250g, 500g and 1kg. We also produce 20g (packaged exclusively in our Poland Facility), 200g and 950g pack sizes. The following chart sets forth our cost of goods sold (“COGS”) by volume and value, based on an average of our flavored molasses products offered in markets across the world.

	COGS Mix by Volume (per kg)		COGS Mix by Value ($/kg)
	For the year ended December 31,		For the year ended December 31,
	2025	2024	2025	2024
	(%)
Component
Tobacco	14%	14%	33%	33%
Flavors	5%	5%	16%	16%
Glycerin	42%	40%	7%	8%
Fructose	39%	40%	4%	6%
Packaging	N/A %	N/A %	14%	13%
Miscellaneous(1)	N/A %	N/A %	25%	24%

(1)
Miscellaneous includes overhead and other costs associated with goods sold.

We offer a diverse range of flavors, and three of the five best-selling flavors globally belong to the Al Fakher brand, based on internal estimates for the year ended December 31, 2025, comprising Two Apples (and its variants), Mint and Gum with Mint. These classic flavors resonate with our core consumers in traditional Middle Eastern markets and regions with a significant Middle Eastern diaspora, as shisha consumers, particularly regular users in the Middle East, often exhibit strong brand loyalty to specific flavors, according to the Penetration Report. Since 2018, we have also been focusing on developing innovative, modern flavor profiles tailored to local preferences in specific markets.

We believe our flavored molasses brands, Al Fakher, Shisha Kartel, Kloud King and Zødiac are highly trusted by consumers in the markets where we operate. We take significant measures to protect our reputation and our extensive trademark portfolio from imitators. These measures include filing oppositions against entities attempting to trademark our brand names or logos in jurisdictions worldwide, and we have achieved success in many of these cases. For more information, see “—Intellectual Property—Trademarks.”

Al Fakher

Established in 1999, our Al Fakher brand is our flagship flavored molasses brand and is recognized as one of the largest and most renowned shisha brands globally, particularly in the Middle East and the United States. It is celebrated for its quality and consistency. Based on internal estimates for the year ended December 31, 2025, three of the five best-selling flavors globally belong to the Al Fakher brand. Two Apples (and its variants), Mint and Gum with Mint are our most popular flavors by sales volume worldwide.

We are committed to further expanding and enhancing the Al Fakher brand, capitalizing on existing customer awareness and the strong preference that regular shisha consumers have for specific brands and flavors through our other products, such as our Al Fakher branded nicotine pouches. See “—Nicotine Pouches—Al Fakher.”

Shisha Kartel

In 2023, we introduced our Shisha Kartel brand, featuring 15 “fantasy” flavors, designed to captivate a trendy urban demographic. Such fusion flavors, such as Fatal Frenzy and Criminal Chaos, blend traditional shisha elements with contemporary twists and are particularly appealing to Western markets and consumers who value creativity and novelty in their consumption choices. Shisha Kartel is strategically positioned to resonate with individuals seeking a fresh take on the shisha experience, making it an ideal choice for those who enjoy exploring new tastes and socializing in vibrant settings.

Kloud King

Kloud King is a lifestyle-driven shisha brand, launched in June 2025 and positioned to extend our leadership in flavored hookah by addressing a distinct, high-energy consumer segment. Featuring flavors in single-serve sachets, such as Pine Xpress, Happy Puffs, Maui Melon and Velvet Haze, Kloud King offers unmistakable blends at an affordable entry price-point that complement our flagship Al Fakher range while broadening category reach into culturally expressive, trend-forward demand pools.

Zødiac

In 2023, we launched our Zødiac brand, offering distinctive tea-based shisha flavors that are both non-tobacco and nicotine-free. These products are designed to attract consumers seeking cleaner alternatives to traditional tobacco-based shisha. Zødiac products are crafted without tobacco or nicotine, to provide a pure and enjoyable smoking experience for those who are nicotine-adverse. From a business perspective, Zødiac offers higher margins, as these products are exempt from tobacco-related excise taxes in certain regions, further enhancing their appeal.

THE

ZØDIAC

ZØDIAC
LUNA
NOVA
STELLAR
CALLISTO
COSMOS
NEBULA
POLARIS
APOLLO
PROXIMA
COSMIC LOVE

ALL THE FLAVORS
ZERO NICOTINE

NameLess

We have recently acquired NameLess in September 2025, adding the German producer of premium shisha tobacco to our portfolio. Historically produced in the Stuttgart area, NameLess is known for its distinctive flavor range, spanning fruit, dessert and beverage inspirations with its flagship Black Nana (mint, grape), L’Oasis (pineapple, mango, pomegranate), P!na & Lada (pineapple, coconut), P!ches (peach), Big Red (chewing gum, cinnamon) and more. The acquisition of NameLess allows us to expand our growing portfolio at a time when hookah consumption continues to grow globally and further fortify our presence in Germany, building on our established digital and route‑to‑market footprint in the country.

Al Aseel

We have recently introduced Al Aseel in KSA in November 2025 as our entry‑level flavored molasses line, broadening our price‑tier coverage while maintaining our standards for flavor and quality. Al Aseel features a curated assortment of popular flavors tailored to regional preferences, including Two Apples, Grape, Grape with Mint, Grape with Berry, Lemon with Mint and Mint and Love, certain of which are featured below. This value‑led proposition strengthens our presence in the KSA, supports customer acquisition and retention, and provides a natural trade‑up pathway to our Al Fakher range.

Our Nicotine Pouches

Al Fakher

We manufacture and sell Al Fakher branded nicotine pouches, which are cellulose-based nicotine pouches for oral use available in a variety of flavors and strengths tailored to regional preferences. Our pouches provide a discreet and convenient method for nicotine consumption, eliminating the need for vapor or smoke, and are designed for adult consumers seeking alternatives to traditional smoking or vaping. Pouches are currently sold across the Middle East, where shisha culture and consumer familiarity with the Al Fakher brand provide a strong foundation for category adoption.

In October 2024, we established ZeroSmoke – F.Z.C, a UAE-based entity, as a joint venture with Pioneer Delivery Systems Holdings L.L.C FZ (an entity controlled by Mr. Mamoori) for the manufacture and distribution of our nicotine pouches in markets across the world (excluding the United States, India and certain other markets where our products are offered). In July 2026, we acquired the remaining 50% interest in ZeroSmoke for consideration of approximately $0.8 million, resulting in full ownership of the entity. As a result, we now manufacture and distribute our pouches directly without a joint venture partner. For additional information regarding the ZeroSmoke arrangement and our relationship with Mr. Mamoori, see “Certain Relationships and Related Party Transactions — Relationship with Khaleel Mamoori — Nicotine Pouch Commercial Agreement.”

We believe nicotine pouches represent a natural extension of the Al Fakher brand into an adjacent consumption format and are expected to broaden our total addressable market. Based on the 2025 Market Assessment Report, we believe the nicotine pouch market represents a $7 to 9 billion total addressable market globally. The nicotine pouch market across our Focus Markets is estimated at approximately $4.3 billion in 2025 and is anticipated to grow at a CAGR of 22.4% between 2025 and 2030, according to Arthur D. Little estimates. This category also presents a strategic opportunity to enhance our revenue with limited incremental capital investment, as we leverage our existing manufacturing capabilities and established brand equity in the Middle East.

Crown Gems

Crown Gems is our nicotine pouch brand, developed to extend our product portfolio into the modern oral nicotine category as part of our NGC segment. Crown Gems pouches are formulated with tobacco-derived nicotine and contain no tobacco leaf, offering a discreet, smoke-free and vapor-free nicotine delivery format designed for on-the-go consumption. The brand will initially offer four flavors, including Sweet Mint, Mint Freeze, Lemon Lime and Sweet Blueberry Ice, in two nicotine strengths (4 mg and 8 mg), with 20 pouches per can. Crown Gems has not yet commercially launched, but we believe Crown Gems, together with our existing Al Fakher branded nicotine pouches, will further strengthen our position in the nicotine pouch category and broaden our addressable consumer base. Crown Gems has recently launched in Spain with Sweet Mint, Mint Freeze, Lemon Lime and Sweet Blueberry flavors.

Our Inhalation Devices

OOKA

Initially launched in March 2023 in Dubai and subsequently introduced to the United States and Germany in 2024, OOKA is an innovative, charcoal-free, electrically heated hookah that we believe redefines the traditional smoking experience. Positioned as a high-end, luxury product, OOKA targets consumers with price elasticity and a willingness to pay for an enhanced convenient, hassle-free home consumption compared to traditional hookah. OOKA features a minimalist industrial design offered in black and white finishes and uses premium materials, such as an aluminum oven, smooth-touch silicone hose and all-metal mouthpiece. Reflecting its premium positioning and materials, we have invested over $110 million in OOKA as of December 31, 2025, and the device is priced at $399 in the United States, €399 in Europe and AED 1,699 in the UAE, each as of December 31, 2025. The device is supported by a dedicated pod system engineered specifically for OOKA. Tea-based and tobacco hookah pods are sold in two-pod packs priced at $15 to $20 in the United States, €13.99 in Europe and AED 60.00 to AED 70.00 in the UAE, each as of December 31, 2025. In the United States, OOKA previously offered pods containing CBD developed through our collaborations with Cookies and Pacific Realms CBD; however, as of June 30, 2026, we discontinued all CBD-containing products from our portfolio.

OOKA represents the natural evolution of the traditional hookah, with precision electric heating (as opposed to charcoal in traditional hookah) to heat prepared molasses blends contained in our OOKA pods. Similar to coffee pods, OOKA pods offer a consistent, clean and convenient experience, without the skill, setup, or heat management required by traditional shisha. By integrating electric heat with our pre-packaged formulations, OOKA transforms the category with a ready-to-use solution at the push of a button, eliminating preparation time and resulting in a consistent session every time.

Source: Based on company information.

OOKA does not rely on any combustion to heat pod mixtures, unlike traditional shisha, which does rely on combustion from charcoal. Our patent-protected electronic heating mechanism eliminates the need for charcoal, along with its strong taste and the production of carbon monoxide. While charcoal heating lacks precise control, OOKA constantly measures temperature across two points in the oven, ensuring the pod mixture is maintained at the optimal temperature for the perfect experience. A patented control system algorithm changes the heating profile throughout the session, to ensure a gradual release of flavors throughout the length of the session. Users may further customize their vapor cloud with an adjustable mouthpiece setting to suit their preferences, and sessions can be paused without the hassle associated with charcoal use. This clean, one-touch operation provides a consistent experience with each use, reducing setup hassles and risks.

To safeguard our proprietary OOKA system, each session begins with a secure, pod-to-device exchange of heating parameters using an encrypted RFID system. The instruction set embedded in each OOKA pod tag is encrypted with a 128-bit AES algorithm, which prevents unauthorized or emulated pods from delivering instructions to the device and limits compatibility to AIR-approved pods.

Each RFID tag is single-use and based on a proprietary feature of the NXP iCode DNA chipset. Upon use, the tag is irreversibly disabled, preventing reuse and reinforcing the integrity of the authentication process.

Our pod mixtures balance flavor and feature our consumable brand flavors. For instance, we produce tobacco-based pods under our Al Fakher brand and tea-based, tobacco-free pods under our Zødiac line. Furthermore, the unique patent-protected pod design and structure enable OOKA to deliver an optimized smoking experience. Airflow is strategically directed across the pod to provide a substantial vapor cloud and low draw pressure. A specially designed valve further reduces the risk of water entering the pod chamber due to accidental backdraft. The individual packaging and moisture-tight seal covering the perforated lid of each OOKA pod ensure optimal moisture retention and convenient storage compared to traditional shisha containers. Additionally, each pod is equipped with a tag containing operating instructions that guide the safe heating of flavored molasses, allowing for multi-phase, multi-temperature profiles to fine-tune heating for a consistent experience throughout each session. This innovation addresses a key drawback of traditional hookah consumption—unfavorable vapor draw due to inconsistent head-packing or heat application from excessive charcoal and/or an insufficient air gap between the foil or heat management device and the molasses. We have sold over 500,000 OOKA pods from launch in March 2023 to December 31, 2025.

We believe OOKA has the lowest levels of common toxicants among tobacco inhalation products based on a laboratory study commissioned by us. OOKA generated a significantly reduced level of toxicants, as depicted in the graphic below, with common toxicant levels in OOKA aerosol measured below those observed in the three conventional waterpipe aerosols evaluated as comparators.

Source: Underlying data extracted from published scientific literature, including our peer-reviewed study published in Scientific Reports in 2025, which we commissioned and from: Eldridge, A., et al., (2015). Variation in tobacco and mainstream smoke toxicant yields from selected commercial cigarette products. Regul. Toxicol. Pharmacol, 71:409-427 Jaccard, G., et al., (2017). Comparative assessment of HPHC yields in the tobacco heating system THS2.2 and commercial cigarettes. Regul. Toxicol. Pharmacol. 90:1-8, -Schaller, JP., et al., (2016). Evaluation of the Tobacco Heating System 2.2. Part 2: Chemical composition. Genotoxicity, cytotoxicity and physical properties of the aerosol. Regul. Toxicol. Pharmacol, 81:527-547.

VANT

VANT is our proprietary, pod-based inhalation system designed to reimagine modern rituals through targeted, on‑demand experiences. Marrying advanced aerosol technology with precisely formulated ingredients, VANT delivers a sleek, user-friendly platform that prioritizes consistency, convenience and control.

Each VANT pod is developed for a distinct functional profile—Boost, Dream and Focus—using active ingredients selected for their established properties. Boost features caffeine for a quick lift in alertness and physical readiness. Dream includes valerian root and passionflower extracts to encourage relaxation and support restful sleep without a pharmaceutical approach. Focus includes axorine, a patent-pending nootropic ingredient tailored to aid mental clarity and concentration during periods of intensive work or study. As of June 30, 2026, we discontinued the Zen pod, which was based on CBD (cannabidiol), as part of our decision to discontinue all CBD-containing products from our portfolio.

switch pods. shift gears.

Now you can

with CBD
with Caffeine
with Axorine™
with Valerian Root
ZERO
vânt
focus
2×2ml PODS
UP TO 1,000 INHALES
MANGO PEACH FROST
boost
BERRY LEMON
dream
1×2ml POD
UP TO 30 NIGHTS*
HERBAL
zen
AMBER NOON

vânt

advanced inhalation system

We have developed VANT in partnership with Greentank, a leading vaping technology company specializing in atomization and advanced material science in Canada, whose Quantum Chip platform delivers precise atomization for delicate wellness liquids. This chip-based aerosolization, is based on a unique, proprietary micro-fluidic pump, which does not require traditional coil and wick systems, and is designed without ceramics or heavy metals. The micro-fluidic channels produce smaller aerosol particles intended to support rapid onset and consistent dosing while reducing potential exposure to heavy metals and ceramic particles associated with traditional vaporizer hardware. The technology is uniquely available to us for formulations that are nicotine‑free and devoid of cannabinoid compounds upon inhalation. To optimize onset, peak and duration, we have conducted research with Zentrela based in Toronto, Canada, which uses proprietary EEG brainwave analysis and structured questionnaires to evaluate device behavior and formulation design.

We have initiated trial launches of VANT in New York City and Madrid in November 2025. We believe the introduction of VANT advances our strategy to create cleaner and more sophisticated inhalation solutions, reinforcing our leadership at the intersection of science, design and ritual while meeting the evolving preferences of contemporary consumers.

Crown vapes

We license the Al Fakher brand to a third‑party manufacturer to develop and commercialize our Crown Bar disposable vapes which provides us with a strategic opportunity to boost revenue with minimal capital investment.

Introduced in 2023, Crown Bar by Al Fakher brings a high‑capacity disposable format engineered to emulate a premium shisha experience. Devices are pre‑filled across a curated flavor range that translates Al Fakher’s signature taste profiles into a modern vaping format. Crown Bar extends our heritage in flavor and ritual into an accessible, on‑the‑go proposition that complements our flavored molasses.

Launched in Germany in November 2025, Crown Switch is our next‑generation, pod‑based rechargeable platform positioned as a higher‑caliber device offering enhanced performance and user control. Powered by Quantum Vape technology from Greentank, Crown Switch is designed to deliver an improved inhalation experience and flavor clarity in a compact format.

Collaborations and Partnerships

In addition to our primary product offerings, we strategically engage in a series of high-profile collaborations and strategic partnerships that underscore our commitment to innovation, cultural relevance and market expansion.

We actively seek to align with influential figures and brands that resonate with contemporary consumers. Notably, we have engaged in collaborations with cultural icons such as Snoop Dogg, whose longstanding association with smoking culture and lifestyle branding brings significant visibility and credibility to our offerings. The collaboration between Snoop Dogg and Al Fakher, announced in November 2025, introduces a premium collection of five exclusive, co-branded hookah flavors, available for purchase in the U.S. and three exclusive, co-branded hookah flavors, available for purchase in Germany.

Snoop Dogg’s participation extends beyond endorsement and reflects a shared focus on elevating hookah culture and expanding our reach among trend-driven adult consumers.

In July 2025, we launched a collaboration in the United States with Cookies, the globally recognized lifestyle brand co-founded by Berner, to introduce a co-branded OOKA device and a dedicated portfolio of Cookies-branded OOKA pods, including tea-based, non-nicotine pods and authentic hookah tobacco pods. The Cookies x OOKA device and pods (as pictured below) extend our existing flavor portfolio and draw upon our extensive back catalog of grandfathered flavors. By collaborating with Cookies, we expect to gain access to a network of dispensaries, retail partners and a devoted following that values quality and cutting-edge experiences. The collaboration previously included CBD pods; however, as of June 30, 2026, we discontinued all CBD-containing products from our portfolio.

Cookies × AL FAKHER
Purple SUNSET
JUICY GRAPES WITH COOLING MINT
AUTHENTIC HOOKAH TOBACCO
AL FAKHER
Cookies × AL FAKHER
Blueberry CAVIAR
FRUITY BLUEBERRIES, CITRUS & MINT
AUTHENTIC HOOKAH TOBACCO
AL FAKHER
Cookies × AL FAKHER
Sandia
REFERESHINGLY COOL WATERMELON
AUTHENTIC HOOKAH TOBACCO
AL FAKHER
Cookies × AL FAKHER
Citrus Zen
MINTY CITRUSY ORANGE
AUTHENTIC HOOKAH TOBACCO
AL FAKHER
Cookies × AL FAKHER
Lemon Icy
TANGY LEMON WITH ICE
AUTHENTIC HOOKAH TOBACCO
AL FAKHER

Furthermore, we have cross-collaborations within our own brands. For example, our Shisha Kartel and Zødiac flavors are available in OOKA pods (as pictured below for Zødiac), allowing us to leverage internal synergies and maximize the reach of our proprietary flavor innovations.

Our Consumers

The market for flavored molasses and shisha products is expansive, appealing to a wide range of consumers with varying preferences and consumption habits. Our offerings cater to both seasoned shisha enthusiasts and newcomers to the experience.

Traditional shisha users, who appreciate the rich flavors and cultural heritage of the practice, often gravitate towards our Al Fakher brand, known for its high-quality and classic flavor profiles. These consumers typically engage in regular shisha sessions, valuing the authenticity and depth of flavor that Al Fakher provides. In contrast, OOKA tends to attract a different group of customers—those who are less frequent shisha users and prioritize convenience and ease of use. OOKA appeals to newer customers who may not be as familiar with traditional shisha setups but are drawn to the modern, hassle-free experience that OOKA offers. This product is designed for individuals who seek a quick and clean way to enjoy shisha without the complexities of charcoal and intricate setups, making it an ideal choice for those who prefer a more casual and spontaneous consumption style.

Furthermore, our Penetration Report demonstrates that shisha is enjoyed across a wide variety of consumer demographics in the western world, as demonstrated by the below chart, which compares hookah consumption by consumer demographics in the United States and Germany:

(1)
Western World in this context includes the United States and Germany.

Our Principal Markets

Global demand for shisha continues to grow, fueled by the enduring appeal of social inhalation, the vibrancy of café culture and the proliferation of flavored molasses across continents. As one of the world’s largest producers of flavored molasses, we have established a robust presence in over 90 markets as of December 31, 2025, with a distribution network that spans the Middle East, the Americas, Europe and beyond. As of June 30, 2026 and December 31, 2025, our largest markets by sales volume are the Middle East, Africa and Asia (generating 66.3% and 64.2% of revenue, respectively), the Americas (generating 20.8% and 20.0% of revenue, respectively) and Europe (generating 12.8% and 15.8% of revenue, respectively), with the remainder of our revenue generated from a growing footprint in other regions. In particular, we aim to expand our Focus Markets.

Focus Markets

Our Focus Markets are countries that are identified for their high economic value. Currently, the United States, Germany, Spain and KSA stand out as our most important territories, collectively accounting for a significant share of our revenue in 2025. These regions are characterized by customers with substantial disposable income and stringent regulatory environments, where we either hold a meaningful market share or see clear potential for growth. Our Focus Markets offer both established positions and significant expansion opportunities, and we pursue them through a structured, compliance-driven approach that aligns with evolving regulations and tailored market development plans.

The United States

The United States is our largest market in a singular country by gross margin for the year ended December 31, 2025, reflecting both the scale of the opportunity and the success of our market entry strategy. We estimate our market share in the United States at approximately 60% to 65% by sales volume for the year ended December 31, 2024, according to the 2025 Market Assessment Report.

Our operations in the United States leverage a multi-channel approach, combining online sales, distributor partnerships and premium lounge collaborations to maximize reach and engagement. In particular, our acquisition of Hookah.com in 2022, the largest online shisha retailer in the United States as of September 30, 2025 based on site traffic, has further fueled our operations. Generally, such direct channels to consumers increase our margins and allow us to gain further insight into consumer preferences and market trends upon which we hope to capitalize and promote further growth. See also “—Supply Chain—Distribution” and “—Supply Chain— Distribution— E‑commerce Channels.”

Europe

Europe represents a dynamic and diverse market for us, encompassing a wide array of countries with shisha cultures and significant growth potential, and two of our Focus Markets including Spain and Germany. For the year ended December 31, 2025 and the six months ended June 30, 2026, Europe accounted for 15.8% and 12.8% of our revenue, respectively, and we anticipate continued expansion as we deepen our presence in high-income economies.

We are an established market player in Spain with an approximate market share of 30% to 40% by sales volume as of December 31, 2024, according to the 2025 Market Assessment Report. Our leadership in Spain is complemented by a strong performance in Germany, where large Middle Eastern diaspora populations and evolving consumer preferences drive demand, notwithstanding regulatory complexity. Our market share in Germany is approximately 20% to 30% by sales volume as of December 31, 2024, according to the 2025 Market Assessment Report.

We see significant potential to increase both penetration and frequency of shisha consumption in Europe, particularly through the introduction of our charcoal- and tobacco-free innovations, OOKA and VANT. The region’s higher disposable incomes and robust regulatory frameworks favor us, providing a competitive advantage in both traditional and emerging product categories. Strict regulations on advertising tobacco-inclusive products in many European countries pose challenges for new entrants, making the widespread availability of our products a valuable asset for protecting and expanding our market share.

Further, since 2019, our manufacturing facility in Poland, which spans 8,900 square meters and provides an annual production capacity of flavored molasses of approximately 5,500 tons, has enhanced our ability to serve European consumers efficiently, leveraging low production costs and duty-free access to EU markets. This strategic investment underscores our commitment to growth and operational excellence in Europe. See also “— Manufacturing—Our Production Facilities.”

Middle East, Africa and Asia (“MEAA”)

Our operations in our KSA focus market represent the cornerstone of our presence in the MEAA region. The MEAA region generated 64.2% and 66.3% of our revenue for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively. We hold a leading position in KSA’s flavored molasses market, supported by a substantial market share of 50-55% by sales volume for the year ended December 31, 2024, according to the 2025 Market Assessment Report.

KSA’s role as a member of the GCC and its participation in the Gulf Union has facilitated greater economic integration and reduced barriers to trade, allowing us to operate with agility and scale. KSA’s large, youthful population regards shisha as an integral part of its heritage, and the market is further buoyed by higher-than-average disposable incomes and ongoing economic liberalization. Regulatory reforms in recent years, including the lifting of bans on flavored shisha in 2018, relaxation of pack size restrictions in 2020 and various exemptions granted to our OOKA and Zødiac products in anticipation of their launches in this market, have all created a favorable environment for growth and innovation. Strategically located at the crossroads of the Middle East, KSA serves as a vital hub for our operations and a gateway to the wider region.

Other markets such as Egypt and the remainder of GCC countries enjoy a long-standing shisha tradition. Here, shisha is woven into daily life: used frequently, shared socially and enjoyed in bustling cafés and private homes. Consumers favor flavored molasses, with classic profiles such as Apple, Grape and Mint driving demand, while contemporary blends are adopted more selectively. Our growth is anchored by a large, experienced user base, dense café networks and broad acceptance of traditional flavors. We defend and expand our share by offering a comprehensive range of classic flavors, maintaining uncompromising quality and forging strong partnerships with café operators. In parallel, we have introduced inhalation devices such as OOKA without compromising the culture that defines shisha.

Our presence continues to grow across the rest of the world, reflecting the universal appeal of shisha and the adaptability of our products to a wide range of cultural contexts. In Africa and Asia-Pacific, we are witnessing rising demand for both traditional and innovative shisha offerings. These regions are characterized by a blend of established shisha traditions—often rooted in local hospitality and social rituals—and a new wave of interest among consumers under 30 years old. This growth is driven by increasing urbanization, rising disposable incomes and the global spread of café culture. Our approach in these diverse markets is highly localized: we work closely with distributors, specialty retailers and hospitality partners to build brand awareness and foster adoption. By remaining attuned to local regulatory developments and evolving consumer preferences, we ensure that our portfolio remains both relevant and compliant to capture emerging opportunities and sustain long-term growth.

Duty-Free Market

A cornerstone of our international expansion strategy is our robust duty-free business, which is strategically positioned in key global travel hubs, notably in French and international airports and in certain railway stations across Europe, the Middle East, Africa and Asia. By leveraging duty-free exemptions, we are able to offer our shisha products without the burden of local excise taxes, import duties or other regulatory tariffs typically associated with tobacco-related goods. This allows us to provide our products at highly competitive prices while maintaining strong profit margins. For the year ended December 31, 2025 and the six months ended June 30, 2026, our duty-free channel generated $24.9 million and $6.6 million in revenue, respectively.

Our presence in duty-free zones—including prominent airport retail locations—gives us direct access to a diverse international consumer base. This includes travelers and high-net-worth individuals seeking premium shisha products at tax-free prices. The duty-free channel not only broadens our reach but also insulates our business from local tax policy fluctuations and regulatory changes, creating a more stable and predictable commercial environment.

By capitalizing on the duty-free market, we have significantly enhanced our global brand visibility, improved accessibility for international consumers and secured a distinct competitive advantage in the premium shisha segment—particularly in Morocco and other gateway markets. This strategy is fully aligned with our broader growth objectives, supporting our expansion into new territories and optimizing revenue generation through tax-efficient sales channels. As we continue to invest in and expand our duty-free operations, we are well positioned to further strengthen our leadership in the global shisha market.

Marketing

We employ a variety of marketing channels to market our products and to strengthen our brand awareness while at the same time ensuring strict compliance with various restrictions on the marketing and advertising of tobacco and nicotine-inclusive products to consumers in various markets where we operate. See also “—Regulations.” For our flavored molasses, we predominantly target lounges for feedback, trial and education. We are active in premium lounges around the world, increasing our visibility among high-profile and influential clientele. Our products are also regularly endorsed by social media influencers, with our official Al Fakher Instagram profile at 16,000 followers as of December 2025. We are also focused on expanding reach to new and emerging consumer segments through capturing whitespace in the market, including initiatives to develop and launch products for the value segment, targeting more price-sensitive customers.

For Crown Switch, our marketing strategy centers on building awareness in key European markets, beginning with Germany where the product launched in November 2025. Crown Switch is positioned as a premium, rechargeable alternative within the pre-filled pod system vape category, and our go-to-market approach leverages the established Al Fakher brand to differentiate the product in a competitive landscape estimated at approximately $15.2 billion across our Focus Markets, according to the 2025 Market Assessment Report. We target adult consumers seeking enhanced performance and flavor clarity through digital channels, retail activations and strategic placement alongside our existing hookah distribution footprint.

For our Al Fakher branded nicotine pouches, we focus on building category awareness in the U.S. as well as across the Middle East, where we manufacture pouches for sale in a variety of flavors and strengths tailored to regional preferences. Our marketing approach leverages the Al Fakher brand’s established trust and consumer loyalty in these markets to drive trial and adoption among adult consumers seeking convenient, smoke-free alternatives to traditional shisha. We believe the pouch category, estimated at approximately $4.3 billion across our Focus Markets, according to the 2025 Market Assessment Report, represents a significant opportunity for brand extension with minimal incremental capital investment given our existing manufacturing capabilities.

Our marketing strategy for OOKA focuses on expanding our presence in the HoReCa sector, which we believe is crucial for enhancing familiarity with OOKA. In the UAE, HoReCa establishments require a shisha license to offer traditional shisha but do not need such a license for OOKA. This presents an opportunity for these venues to generate additional revenue with minimal downside. We believe HoReCa serves as a vital marketing tool, allowing consumers to experience OOKA multiple times before committing to a purchase.

Supply Chain

We maintain a global and vertically integrated supply chain that is pivotal to our operational efficiency, quality assurance and regulatory compliance in the production and distribution of our products. Our established global presence enables us to leverage our supply chain as a key driver of market leadership and scalability.

Sourcing and Procurement

Our raw materials, including tobacco leaves, tea leaves, glycerin and packaging, are sourced from a diverse network of third-party suppliers across Europe and Asia. We strategically select suppliers based on factors such as cost, quality, safety, reliability, environmental impact and ethical practices. We have established our own Standards of Business Conduct, covering antibribery, corruption, sanctions and other global policies. This approach is designed to ensure a robust and flexible supply chain, minimizing dependency on any single supplier and allowing for substitution opportunities to optimize pricing and quality.

In particular, our tobacco and tea leaves are primarily sourced from trusted growers in Europe and India, who select leaves for consistent quality and traceability. The tobacco leaf used for flavored molasses production is extracted from around the base of the tobacco plant and is lower in nicotine‑content than the leaves towards the top of the plant used for other tobacco‑inclusive products such as cigarettes. The leaves used for flavored molasses production are also relatively higher in cost, as the plant cannot survive after extraction of their lower base leaves. Furthermore, we primarily source glycerin from Asia and fructose from Turkey.

Our flavor ingredients and additives are primarily sourced from Europe, the United States and India. We consider flavor ingredients to be the most important ingredient in our production process, as the unique formulations developed by our suppliers are paramount to the success of the flavors we produce. To protect against our competitors replicating the same or similar flavors that we produce, we ensure that all of our supply agreements with flavor ingredient suppliers contain exclusivity clauses that prohibit our suppliers from selling specific combination of flavor ingredients to third parties.

We regularly evaluate our needs and suppliers’ capacities and may occasionally switch suppliers for pricing, quality or other strategic reasons. We are not dependent on any one single supplier for most of the raw materials we use to produce our flavored molasses due to our ability to source from a multitude of suppliers. Raw materials used in our products may be substituted between suppliers. As such, our supplier contracts are typically for short durational periods of one to two years. However, we rely on specific third-party manufacturers to produce flavoring ingredients, which we further process to develop our proprietary shisha flavors. We also rely on third-party manufacturers to produce the individual components for our devices, including OOKA, VANT and our vapes. Upon expiration of the term of an agreement, we may choose to reengage with a certain supplier on a mutual basis.

For OOKA, we source all machine and pod components from third-party suppliers. The components for OOKA are a mixture of off-the-shelf parts that are also used by other producers in other appliances as well as parts that are individually produced for us based on our own design. For our own designs, we select the suppliers through a thorough vetting process to ensure that they have the capabilities to produce OOKA parts to our quality standards at a competitive price. Once we have selected the suppliers, we work closely with them to finalize the product specifications before the production begins. In the case of OOKA pods, we then fill the components with our own flavored molasses.

Manufacturing

Manufacturing Process

We produce flavored molasses through a tightly controlled process that begins with shredding tobacco leaves, followed by blending with corn syrup, glycerin and proprietary flavor ingredients and culminates in packaging that complies with applicable market regulations. For our tea-based flavored molasses, we procure semi-finished product in bulk from qualified third-party suppliers who manufacture to our specifications; because it contains no tobacco, it does not require the same regulatory approvals before packaging. We manage our in-house production at our state‑of‑the‑art facilities in the UAE and Poland, where we are transitioning to fully automated lines to ensure consistent quality. These lines use in-line weighing systems that continuously monitor fill levels and automatically recalibrate the filling mechanism to maintain average packaged weight within pre-set tolerances. Flavor addition and exact mix ratios are governed by a centralized control system located off the production floor.

Our OOKA device is produced by sourcing approximately 250 components from suppliers, assembling the device through a third-party manufacturer in Malaysia and packaging in the UAE for distribution from Poland. Our OOKA pods are filled with our flavored molasses in our flavored molasses facilities. Each pod includes an RFID tag supplied by a third party that is programmed with the heating profile inside our factories, tailoring the heating instructions to the pod mixture, enabling OOKA to automatically adjust heat to the pod’s contents. After filling, we crimp a perforated lid onto the pod and apply a heat seal to preserve flavor and integrity, then package the pods in blister packs for additional protection before placing them into various outer retail formats to meet market and regulatory requirements. The pod manufacturing process is currently semi‑automated. The process for Zødiac is largely the same, except that the tea leaves are sourced pre‑shredded.

We maintain strict controls over our proprietary formulations and manufacturing processes, including confidentiality agreements with suppliers and restricted access to sensitive production steps.

Our Production Facilities

Our products are produced at seven production facilities, including three company-operated sites in the UAE and Poland and five third-party partner sites worldwide. Our facilities are strategically located to serve key markets in the Middle East, Europe and beyond, with our two facilities in the UAE catering to Heritage Markets and exports and our Poland Facility supporting distribution to European markets. In particular, our Poland Facility capitalizes on its proximity to Spain, which is one of the fastest growing markets for our products and benefits from a relatively lower cost base than in other European countries. Our flavored molasses products are manufactured in all seven of our production facilities, and our OOKA devices are produced in Malaysia with packaging completed in the UAE for distribution from Poland.

We directly operate three facilities, two in the UAE and one in Poland. All three facilities are equipped with a mix of fully automated and manual production lines, allowing for flexibility in product formats and efficient scaling to meet demand. Our largest facility is located in the Ajman Free Zone in the UAE (the “Ajman Free Zone Facility”), which began operations in 2009. The Ajman Free Zone Facility spans 25,700 square meters and offers an annual production capacity of approximately 28,300 tons, featuring significant cold storage to maintain product quality. We also have a production facility in the Ajman Industrial Zone Facility, which began operations in 2006 and spans 10,700 square meters with a capacity of about 11,000 tons per year. Our facility in the Ajman Industrial Zone (the “Ajman Industrial Zone Facility”) supports the manufacturing activities of the Ajman Free Zone Facility, providing synergies in certain parts of the production process. We also have a facility in Godzisk Mazowiecki, Poland (the “Poland Facility”), which was completed in 2019. The Poland Facility spans 8,900 square meters and provides a capacity of roughly 5,500 tons per year.

We have also taken steps to invest in a new company-operated facility in Romania (the “Romania Facility”), for which we have secured a lease and are progressing licensing, permitting and site buildout. The Romania Facility is expected to complement our existing Poland Facility by providing additional production capacity within the European Union, with duty-free access to EU markets. We believe Romania offers a favorable cost base, including competitive labor and occupancy costs relative to our other European operations, while maintaining the logistical advantages of an EU-based production site. The Romania Facility is intended to serve as additional contingency capacity, enabling us to further diversify our production base and reduce our reliance on any single manufacturing location. The timing, scale and scope of the Romania Facility remain subject to ongoing evaluation and applicable regulatory approvals.

In addition to the three production facilities operated by us, we partner with four third‑party facilities in Egypt, Iraq, Lebanon and Malaysia. Our partner facility in Malaysia is dedicated to the production of OOKA. Our partner facility in Lebanon also supplies certain markets in the Levant, including Syria.

Distribution

Our market position is supported by an extensive distribution network worldwide, which integrates both direct and third‑party routes to market to both maximize geographical reach while enhancing our profit margin where possible. We have our own in‑house distribution operations in the United States, KSA, Germany and the UAE, complemented by a network of third‑party distributors worldwide.

Our products are distributed through two primary channels: (i) a business-to-consumer (“B2C”) channel, underpinned by our proprietary e‑commerce platforms that enable us to sell directly to end consumers and (ii) a business-to-business (“B2B”) channel, where products move from exporters and importers/distributors to wholesalers, who then supply retailers and on‑premises venues. We directly manage part of our B2B channel distribution where we sell products directly to (i) wholesalers, (ii) retailers for off‑premises sales and (iii) commercial venues, such as lounges and HoReCa for on‑premises sales. In addition, we partner with third-party distributors who oversee the export/import process and the further distribution of our products to wholesalers and retailers. The chart below provides a summary of our distribution channels and highlights the specific roles we play in the distribution of our products.

AIR's Position in Product Distribution

Internalized vs. Third-Party Distribution (2023)*
Third-Party [XX%]
Controlled [XX%]
advanced inhalation rituals
Factory
Raw Materials Suppliers
air advanced inhalation rituals
Exporter
Importer / Distributor
Wholesaler
Salesforce
Salesforce
Retailer
On-Premise
End Consumer
End Consumer
E-commerce Channels
HOOKAH WHOLESALERS
South Smoke
shisha-world
HOOKAH-SHISHA

By increasing control over our distribution network and prioritizing the development of in‑house distribution and direct e-commerce channels, we are positioned to capture a greater share of the value chain, realize higher profitability and improve data visibility. At the same time, our select third‑party partners extend our market reach.

E-Commerce

We currently operate our own e-commerce platforms in the United States and Germany (for sales throughout Europe). Between 2019 and 2022, we acquired a suite of North American and European e-commerce assets to extend our reach along the value chain, open new channels to consumers and improve margins through the removal of intermediaries and wholesalers. In 2025, we combined Hookah-Shisha.com and SouthSmoke.com and launched Hookah.com as a unified, consumer-facing platform that brings together the best of our online offerings for United States customers. Our platforms now include Shisha-World.com in Germany, Hookah.com in the United States, SouthSmoke.com in the United States, OOKA.com in the Middle East, Europe and the United States and Shisha.com worldwide.

Our e-commerce channels allow us to reach both end and wholesale customers directly, increasing our margins by eliminating intermediaries, gaining deeper customer insights and further strengthening our brand awareness. Today, our digital reach in the United States and Germany is substantial, with over 35% share of United States category traffic (calculated as our own website traffic in the United States divided by category traffic data from external sources for the year ended December 31, 2025) and over 40% share of German category traffic (calculated as our own website traffic in Germany divided by category traffic data from external sources for the year ended December 31, 2025).

Our current e-commerce platforms include:

•
Hookah.com as one of the leading B2B online hookah e-commerce sites in the United States, offering a premium selection of shisha, hookahs and accessories;
•
Shisha-World.com as one of the leading B2C online shisha stores in Europe, selling hookahs, flavored molasses and related products from everyday essentials to premium picks, bringing quality and convenience together under one digital roof;
•
OOKA.com as our designated sales website for OOKA and serves as a regional gateway for the Middle East, the United States and Germany, offering direct-to-consumer sales of OOKA devices and flavor pods (including tobacco and tea-based nicotine-free options) along with accessories. It also provides product education, FAQs, scientific assessments of emissions and support resources. For hospitality and venues, the site features OOKA’s professional offering and partner programs; and
•
Shisha.com as a global online shisha community platform for shisha and hookah lovers, offering an index of places to experience shisha around the world, connecting lounge and shisha shop owners with their customers online and providing a global source of shisha education. For the year ended December 31, 2025, the site had over 14 million impressions (each impression means a single view or loading of the website information on a user’s screen).

With Hookah.com, we now operate the largest shisha-focused e-commerce platform in the United States as of December 31, 2025 based on site traffic and sales volume. Our team combines an in-house e-commerce development group with external programming resources. We intend to increase the share of sales through our own e‑commerce platforms to further enhance margins and customer understanding. Our platforms are integrated into our sales operations and leverage purchasing data from hundreds of thousands of consumers and thousands of retailers and lounges to support direct‑to‑consumer offers, price elasticity testing and compliant operations.

Licensing and Royalty Agreements

In addition to our distribution channels mentioned above, we also enter into joint venture or licensing arrangements with our partners to further expand our market presence, which enable us to generate royalty-based revenue, reduce capital intensity and mitigate operational risk while maintaining control over our intellectual property. For example, we have entered into licensing arrangements with the KM Group to produce and distribute our flavored molasses brands in Iraq and Egypt. Under such arrangements, we provide the KM Group with the necessary instructions, technologies and raw materials to produce specific flavored molasses in accordance with our specifications and receive royalties in return, while retaining ownership of the relevant intellectual property related to our products. We have also established similar manufacturing and royalty-based arrangements in Jordan and Lebanon. These contracts allow third parties to produce and sell our branded flavored molasses, providing us with relatively stable revenue streams while mitigating risks associated with operational challenges in certain jurisdictions. For the year ended December 31, 2025 and the six months ended June 30, 2026, 12.5% and 12.8% of our revenue, respectively, was derived from royalties from sales of tobacco and related products.

Research, Development and Design

Our Research, Development & Design (“RDD”) division is responsible for creating all new flavors, products and technologies. We continuously conduct research across all our geographic markets, leveraging our extensive relationships with distributors, wholesalers and suppliers, combined with insights from our consumers and e-commerce data, to track market developments, customer preferences and consumer trends. These insights inform the development of new products and flavors and guide updates to existing flavor formulations.

The formulation process begins with a brief to our flavor suppliers based on consumer insights and a target product profile. Suppliers develop proposed ingredients and send samples with recommended dosages. Our science team reviews all new ingredients and any materially different quantities of familiar ingredients to confirm compliance with applicable safety standards and our duty of care to consumers. We then prepare multiple samples for qualitative consumer trials. Formulations receiving positive feedback proceed to quality assurance for production. If consumer testing yields negative feedback at any stage, our RDD team iterates on the formulation until results are satisfactorily positive.

Employees

As of December 31, 2025, we had 885 employees globally, of which 177 employees are based in our headquarters in Dubai. The number of our employees by geography is summarized below as of December 31, 2025 and 2024.

	As of December 31,
	2025	2024
Total Employee Count	885	875
MEAA	622	610
Europe (including the United Kingdom)	166	167
Americas	97	98

The terms and conditions for employees, including working hours, termination rights and benefits, are governed by standard employee contracts. No employees are represented by labor unions, collective bargaining agreements or other similar agreements, except for a collective bargaining agreement in place in Spain and in Germany, certain employees have initiated a works council (Betriebsrat) election administered by an elected electoral board. We have not experienced labor-related work stoppages or strikes and believe that our relations with our employees are satisfactory.

Property

We lease four warehouses in Poland, Germany, Romania and the UAE and offices in the United States, United Kingdom, UAE, India, KSA, Germany, Spain and Poland. We summarize our principal properties below.

Property Name / Function	Location (City, Country)	Size (square meters)	Ownership Status
Dubai Headquarters	Dubai, UAE	1,880	Leased
Manufacturing Facility	Ajman Free Zone, UAE	25,700	Leased
Manufacturing Facility	Ajman Industrial Zone, UAE	10,700	Owned
Manufacturing Facility	Grodzisk Mazowiecki, Poland	8,900	Leased
Manufacturing Facility	Stefanestii de Jos, Romania	6,425	Leased

Competition

We operate in a highly competitive global market for shisha (including flavored molasses and related accessories) and inhalation devices. Competitive dynamics vary by category and geography and include a mix of international brands and numerous regional and local producers. Competitive conditions are driven primarily by brand strength, product quality and consistency, innovation and product development, breadth and depth of distribution, regulatory compliance, pricing and the ability to secure and manage supply of key inputs and logistics. Certain competitors, including those affiliated with multinational tobacco companies, have substantially greater financial and operational resources, enabling sustained investment in innovation, marketing and route‑to‑market. Industry consolidation and evolving regulation also shape market structure, cost to comply and consumer preferences.

In flavored molasses, competition is fragmented and includes both established international brands and local or regional participants, as well as lounge “house blends.” Material competitors in this category include Nakhla (Japan Tobacco International) and various regional producers in the Middle East, North Africa, Europe and the United States. We also face competition from duty-not-paid and counterfeit products. Competition in this category is primarily based on flavor portfolio, sensory consistency, price and distribution reach, including on-premise lounge channels and specialty retail.

In inhalation devices and accessories, we compete with traditional hookah hardware manufacturers and emerging electrically heated or charcoal‑free systems, as well as adjacent nicotine‑inclusive platforms and heat‑not‑burn devices that may address overlapping consumer demands. Although we believe we are currently the sole producer of both a charcoal-free and electrically heated hookah device, OOKA, OOKA and our flavored molasses offerings face indirect competition from other heat‑not‑burn or nicotine‑inclusive inhalation products, including platforms such as IQOS by Philip Morris International and from producers targeting overlapping consumer occasions across cigarettes and e‑cigarettes/vapes. In select markets, our pod‑based and wellness inhalation offerings also compete with adjacent vape categories where our brands are licensed.

In nicotine pouches, we face both global and regional pouch brands, particularly in markets where the Al Fakher brand is licensed, such as ZYN and VELO.

Competition spans channels as well as products. As an operator of shisha‑focused e‑commerce websites, we compete with other online retailers offering flavored molasses, hookah devices and heat‑not‑burn or nicotine‑inclusive inhalation products, alongside traditional offline wholesale and retail channels. These dynamics influence traffic acquisition, conversion, merchandising and pricing across geographies.

Information Technology

As we operate in countries with numerous data security and privacy laws, our IT systems and online e-commerce platforms are designed not only to drive operational efficiency and quality assurance but also to ensure robust data protection, regulatory compliance and global scalability. We engage in industry standard IT practices, employing encryption, firewalls, virtual private networks and disaster recovery protocols to safeguard our digital infrastructure. Our IT professionals are dedicated to implementing systems and practices that protect against the loss of sensitive or confidential information, by conducting regular penetration and vulnerability testing and spearhead awareness campaigns to integrate information protection and security into our organizational culture.

Intellectual Property

Intellectual property, which includes patents, designs, copyrights and trademarks, as well as trade secrets and expertise, is critical to our business. Our intellectual property is currently held and managed by three of our subsidiaries: (i) AIR IP Holdings Limited, a company incorporated under the laws of the UAE; (ii) AIR Group Ventures Limited, a company incorporated under the laws of the UAE DIFC; and (iii) Al Fakher International Co, a company registered under the laws of the Cayman Islands. Under these three subsidiaries, our intellectual property management team performs and controls the strategic functions related to intellectual property and provides all assets necessary to the development, enhancement, maintenance and protection of our intellectual property.

Patents

As of December 31, 2025, we own 175 patent cases within 26 patent families. Of the 175 cases, we have 94 granted patents and 79 pending patent applications in Europe (including Turkey and the United Kingdom), the United States, the UAE, China, Hong Kong, India, Japan, South Korea and Russia. 20 of the patent families relate to OOKA, our charcoal-free, electrically heated hookah, representing the majority of all patent related intellectual property that we own. Our patents are registered in more than twenty countries, including certain major markets in which OOKA devices are sold, which are the United States, Spain, Germany and the United Kingdom, with registration pending in the UAE.

Our OOKA patent portfolio comprises the following two complementary components: (i) patents acquired as part of our strategic evaluation of the intellectual property landscape (including portfolios associated with Jimmy’z, Kanben, Hauni and Elookah) and (ii) our own patents developed in-house, with many of these patent families encompassing multiple inventions. This approach reflects our strategy to secure a fundamental patent portfolio in e shisha technology by provisionally protecting a broad range of innovations that we can select to protect in the future.

In addition to the OOKA portfolio, we have pending patent applications relating to our vape device VANT and our new vaping formulation Axorine. Within the current schedule, 4 of the 26 patent families are no longer aligned with our product roadmap.

Furthermore, we also own 71 industrial design registrations and applications across 6 design families, of which 63 are registered and 8 are pending. Two design families pertain to the acquired Jimmy’z portfolio, which we no longer consider relevant. Three design families relate to OOKA and one to VANT. OOKA designs are pending and/or registered in the UAE, EU, the United Kingdom, the United States, China, Japan and Turkey. VANT designs are additionally registered in Canada, South Korea, the UAE, China, the EU, the United Kingdom and Japan.

Trademarks

Our principal trademarks registered globally are Al Fakher, OOKA, Shisha Kartel, Zødiac and their corresponding logos. As of December 31, 2025, we own 544 registered trademarks and have 74 pending applications for 16 brands, with registrations for our traditional Al Fakher brands in 146 jurisdictions worldwide and registrations for our current Al Fakher ‘brushstroke’ branding in 50 jurisdictions. We have applied for trademark protection for more-recently-developed brands in a limited core set of initial countries with a view to expanding geographical scope over time in line with commercial plans for those brands.

Trademark protection is important to our business. We assert, to the fullest extent under applicable law, our rights to our trademarks, trade names and service marks. We monitor potential infringement of our trademarks. If one of our important trademarks is or may be infringed, we take appropriate legal action to protect our rights. We routinely file oppositions to trademark applications that may potentially infringe our rights in jurisdictions globally, and in many instances, we are successful in our opposition. For risks relating to infringement of our intellectual property, see “Risk Factors—Risks Related to Regulatory, Legal and Taxation Matters.”

Trade Secrets and Proprietary Know-How

We rely on a robust portfolio of trade secrets and proprietary know-how that are central to our product differentiation and sustained competitive advantage. Our trade secrets are embedded throughout our value chain— from raw material handling and flavor development to manufacturing, packaging and product stabilization—and collectively form a durable competitive advantage that is both difficult to replicate and resilient across markets.

At the formulation level, we maintain undisclosed flavoring recipes, infusion ratios and layering techniques that create our signature flavor profiles. These formulations are built around complex interactions of tobacco leaf type and molasses aromatic compounds, developed in-house through a specialist team trained in sensory and flavor science. Equally critical are our manufacturing processes, which focus on leaf preparation, moisture management and careful blending to help maintain product quality and consistency across markets.

Access to these processes and formulations is strictly limited, supported by physical and digital access controls, employee segmentation and binding confidentiality and non-compete agreements across all relevant personnel and third-party partners. We do not rely on any single individual for the preservation of our core formulations or processes. Our formulas are shared on a need-to-know basis within our toxicology and formulation teams. This approach is designed to ensure continuity, protects against intellectual property leakage, particularly in jurisdictions with limited intellectual property enforcement and provides a long-term barrier to entry that is difficult to replicate through reverse engineering or third-party sourcing.

Regulation

We are subject to government regulation with respect to the manufacture, distribution and sale of flavored molasses products in the countries in which we operate, and these products are governed by a diverse and increasingly complex set of regulatory frameworks across our global footprint. Flavored molasses tobacco is often treated differently from combustible cigarettes and other nicotine products, and we are subject to a wide range of regulatory requirements, including those relating to product classification, ingredient disclosure, health warnings, packaging standards, flavor usage, excise taxation, distribution controls and restrictions on marketing and distribution.

Given the fragmented and jurisdiction-specific nature of these regulatory regimes, we have built a cross-functional regulatory infrastructure designed to ensure compliance and operational continuity across markets. We maintain in-house regulatory and legal personnel based in Dubai, KSA, Europe and the United States, supported by a network of local advisors and specialized counsel in each of our core operating regions. We monitor legislative changes in real time, adapt to regulatory changes and ensure that our commercial strategies remain aligned with prevailing legal requirements.

Our compliance protocols span the full product lifecycle, from formulation and packaging through to registration, labeling and distribution. We tailor product attributes, including packaging configurations, flavor composition and warning formats, to meet local requirements while preserving brand consistency and product quality. We also maintain rigorous audit trails, regulatory filings and internal controls to ensure that we remain at a high level of compliance with applicable laws, taking account of local market practices and enforcement priorities.

We are unable to predict the effect that any future regulatory change, or any overlapping or unclear regulations, may have on us, but such change, overlap or lack of clarity could be substantial and make it difficult for us to operate our business or materially impact the market for shisha products. We continue to monitor and proactively engage in dialogue on legislative matters related to our industry. See also “Risk Factors—Risks Related to Regulatory, Legal and Taxation Matters.”

United States

Our business in the United States is subject to comprehensive regulation at the federal, state and local levels. The FDA is the primary federal regulator, overseeing the manufacture, import, packaging, labeling, marketing and sale of tobacco-inclusive products and certain related components. The Alcohol and Tobacco Tax and Trade Bureau (“TTB”) administers federal excise taxes, while state and local authorities impose additional requirements, including tax, retail sale and age restrictions, marketing and public-place usage.

The Family Smoking Prevention and Tobacco Control Act (“TCA”) amended the Federal Food, Drug and Cosmetic Act (“FDCA”) to provide the FDA with broad authority to regulate the manufacture, quality control, advertising, promotion, labeling, packaging, storage, distribution, recordkeeping, premarket authorization, post-authorization monitoring and post-authorization reporting of tobacco products, including our shisha tobacco products.

Among its authorities, FDA requires that manufacturers of tobacco products first introduced or modified after February 15, 2007 undergo premarket review and obtain premarket authorization prior to commercialization. Under Section 910(b) of the FDCA, a manufacturer can submit a Premarket Tobacco Product Application (“PMTA”) to obtain a Marketing Granted Order (“MGO”)

authorizing the commercialization of a new tobacco product in the United States. To obtain an MGO, the PMTA must enable FDA to determine that: (1) permitting the marketing of the new tobacco product would be appropriate for the protection of the public health; (2) the methods used in, or the facilities and controls used for, the manufacture, processing, or packing of the product conform to the requirements of Section 906(e) of the FDCA (21 U.S.C. § 387f(e)); (3) the product labeling is not false or misleading in any particular; and (4) the product complies with any applicable product standard in effect under section 907 of the FDCA (21 U.S.C. § 387f) or that there is adequate information to justify a deviation from such a standard. In determining whether authorizing a new tobacco product would be appropriate for the protection of the public health, FDA considers, among other things:

•
Risks and benefits to the population as a whole, including people who would use the proposed new tobacco product, as well as nonusers;
•
Whether people who currently use any tobacco product would be more or less likely to stop using such products if the proposed new tobacco product were available;
•
Whether people who currently do not use any tobacco products would be more or less likely to begin using tobacco products if the new product were available; and
•
The methods, facilities and controls used to manufacture, process and pack the new tobacco product.

FDA may authorize the marketing of certain new tobacco products based on a determination that they are “substantially equivalent” to a predicate tobacco product, or a tobacco product that was commercially marketed in the United States as of February 15, 2007. A new tobacco product is “substantially equivalent” to a predicate tobacco product if it has the same characteristics of the predicate product or has different characteristics that do not raise different questions of public health. To receive marketing authorization based on a determination of “substantial equivalence,” manufacturers must submit a Substantial Equivalence report, or SE Report, to FDA. FDA has issued a guidance document advising manufacturers on the content recommendations for SE Reports. FDA may also exempt tobacco products from the requirement to demonstrate substantial equivalence. Tobacco products that have been modified by adding or deleting a tobacco additive, or increasing or decreasing the quantity of an existing tobacco additive, are eligible for this exemption. For FDA to exempt such products from the requirement to demonstrate substantial equivalence, manufacturers must submit an Exemption Request (“EX REQ”) to FDA establishing that (1) the modification would be considered minor and (2) an SE Report that demonstrates substantial equivalence would not be necessary to ensure that marketing the tobacco product would be appropriate for the protection of the public health and (3) that an exemption is “otherwise appropriate.” The vast majority of AIR’s tobacco containing products on sale in the United States are either grandfathered or authorized by way of exemptions from the requirement to demonstrate substantial equivalence. In addition, AIR’s OOKA system is the subject of a pending Substantial Equivalence application and a PMTA is being prepared in case the FDA rejects that application.

The TCA prohibits cigarettes or any of its components or parts from containing artificial or natural flavors or herbs or spices that serve as characterizing flavors of the tobacco product or tobacco smoke, except for menthol. There is currently no such ban on characterizing flavors in shisha tobacco, but manufacturers are required to disclose product ingredients and report certain HPHCs.

The TCA prohibits manufacturers of tobacco products, including shisha, from distributing free samples of these products, and it bans the use of descriptors such as “light” or “mild” on packaging and advertising. Tobacco products must also bear warning statements regarding the addictiveness of nicotine.

In addition to federal oversight, our U.S. operations are subject to state and local licensing and permitting regimes that vary by jurisdiction. A few states and a number of municipalities, including California have enacted broad restrictions on flavored tobacco products, often expressly exempting shisha from these restrictions. For example, the state of California prohibits most flavored tobacco sales but expressly allows flavored hookah tobacco in licensed stores that comply with applicable laws for customers 21 years of age and older and permits hookah lounges, subject to state and local requirements. Massachusetts similarly restricts the sale of all flavored tobacco products statewide. Flavored products may be sold only for on-site consumption in licensed hookah lounges for customers 21 years of age and older. Other states, such as New York and Rhode Island, restrict flavored vape products with limited exceptions. States and municipalities may also impose more expansive restrictions on advertising, point-of-sale displays and sponsorships, and these requirements can vary significantly by jurisdiction. Retail sales are subject to strict age-verification requirements, with a federal minimum age of 21, and vending machine sales are generally limited to adult-only venues. Public-place usage of shisha is also regulated at the state and local level, with substantial jurisdictional variation. This regulatory patchwork can increase monitoring and compliance costs and affect our ability to access and expand our reach in certain markets. Additionally, the availability, renewal, or tightening of required state or local licenses, amendments to state or local regulations or any changes to exemption conditions under flavor restrictions, could limit our ability to operate or expand in affected markets, increase compliance costs, and adversely impact sales.

Shisha tobacco is subject to federal excise tax at the rate applicable to pipe tobacco, with additional state taxes that can be substantial and vary widely. Bills have been introduced in Congress that could significantly increase federal excise taxes on tobacco products, including shisha and eliminate certain tax deductions for advertising. If enacted, these changes would increase our tax burden and could adversely affect pricing, sales volumes and profitability.

All 50 states and the District of Colombia have state licensure and excise tax regimes for tobacco sales, each with their own tax rate. Tax rates vary widely by how they are assessed (if by weight or percentage of price), the type of transaction and the rate itself. Depending on the type of transaction, each state requires a seller to obtain a tobacco license and remit excise taxes on a regular basis. State tax rates are regularly reviewed and adjusted by state legislatures or regulatory authorities.

Spain

Our business in Spain is subject to extensive regulation at the national and regional levels. The primary regulatory authorities are the Ministry of Health, which oversees public health and tobacco control policy and is responsible for the implementation of European Union directives relating to product regulation and Ministry of Finance, which transposes EU excise and also oversees the Commissioner for the Tobacco Market, which supervises tobacco market operators and enforces compliance with applicable regulations. In addition, regional and local governments may impose further requirements, particularly regarding retail, marketing and public use.

In Spain, shisha tobacco products are classified as “smoking tobacco” and are subject to the same core regulations as other tobacco products. All tobacco-containing shisha must comply with national product standards, ingredient and emissions reporting and packaging and labeling requirements, including prominent health warnings covering 65% of the front and back of the package. Spanish law also prohibits packaging from containing economic incentives, for example, vouchers, any elements or features that could be considered promotional, or references that could create a misleading impression of the product’s characteristics, health effects, flavors, or risks.

While there is currently no ban on flavors or nicotine content for shisha tobacco in Spain, all characterizing flavors are banned in cigarettes and roll-your-own tobacco, which stems from the EU Tobacco Products Directive. Member States cannot unilaterally ban characterizing flavors for shisha tobacco under the current TPD. They can, however, ban specific ingredients, which other Member States have done, in particular, in relation to menthol and its substitutes.

There is currently no requirement for pre-market product authorization specific to shisha products in Spain, but manufacturers and importers must submit ingredient lists before products are placed on the market. They must also submit pack designs to the Tobacco Commission for pre-approval. Spanish law also prohibits all forms of advertising, sponsorship and promotion of tobacco products, including shisha, with limited exceptions for industry publications and in-store promotion within licensed tobacconists (estancos). Retail sales of shisha tobacco are strictly limited to state-licensed tobacconists and authorized vending machines and sales to minors under 18 are prohibited. Public use of shisha tobacco is generally restricted to designated outdoor spaces, and indoor use is prohibited in most public places. However, a regulatory loophole currently allows tobacco-free shisha to be consumed indoors in some bars and clubs, though this may be addressed in future legislation. This complex regulatory environment, and any changes to EU or national standards could require us to reformulate our products, increase costs on additional compliance measures and result in additional operational complexity that could adversely affect our financial position, results of operations and cash flows.

Shisha tobacco is subject to a national excise tax as ‘other smoking tobacco,’ currently set at 28.4% of the retail selling price, with a minimum duty of €30 per kilogram. The tax regime is under review, and both national and EU-level proposals could result in significant increases in excise rates and a shift toward a higher fixed tax component albeit with a gradual transition period. Any such changes would increase our tax burden and could adversely affect pricing, sales volumes and profitability.

Enforcement of tobacco regulations in Spain is generally strict, particularly regarding retail sales, advertising and public use. The Ministry of Health and the Commissioner for the Tobacco Market have increased inspection and enforcement activities in recent years, and penalties for non-compliance can be significant, including fines, sanctions, suspension or revocation of licenses, product seizures, or other enforcement actions.

Since May 2024, all tobacco products, including shisha, are required to carry unique identification codes and security features as part of the EU-wide track and trace system. This system obliges manufacturers, importers, and supply chain operators to record and report the movement of tobacco products throughout the supply chain, with the aim of combating illicit trade and improving regulatory oversight. Further changes in national or EU regulation, or shifts in enforcement priorities, could materially affect our operations, supply chain, financial condition and ability to compete in the Spanish market.

Germany

Our business in Germany is governed by national law and EU requirements and is subject to extensive regulation at the federal, state and local levels. The principal regulatory authorities include the Federal Ministry of Food and Agriculture, which oversees tobacco product regulation, the Federal Office of Consumer Protection and Food Safety, which manages product notifications and cross-border sales registration and the Ministry of Finance, which oversees excise and the issuance of tax stamps. State and local governments also play a significant role, particularly in regulating public use and retail practices.

Shisha tobacco in Germany is classified as “tobacco for waterpipes” and is regulated under the same framework as other smoking tobacco products. All tobacco-containing shisha must comply with national and EU product standards, including ingredient and emissions reporting and packaging and labeling requirements. Health warnings must cover 65% of the front and back of the package, and packaging may not contain any elements or features that could be considered promotional, misleading, or that reference product characteristics, health effects, flavors, or economic advantages, such as discounts and vouchers. Since May 2024, all tobacco products, including shisha, are required to carry unique identification codes and security features as part of the EU-wide track and trace system, which obliges manufacturers, importers and supply chain operators to record and report the movement of tobacco products throughout the supply chain. The implementation of this system has increased compliance obligations and operational complexity for market participants.

There is currently no general ban on flavors or nicotine content for shisha tobacco in Germany, and flavored shisha products remain permitted, subject to rules regulating the use of ingredients in tobacco products (under which certain specific ingredients such as menthol, and linalool are prohibited). However, flavors are banned in cigarettes, roll-your-own, and heated tobacco products, and future EU or national legislation could extend such restrictions to shisha. While plain packaging is not currently required for shisha, this measure is under discussion at the EU level and could be introduced in the coming years. Any such changes could require product reformulation, repackaging, or additional spending on compliance measures.

Advertising, sponsorship and promotion of tobacco products, including shisha, are strictly limited. Most forms of advertising are prohibited, with only limited point-of-sale promotion permitted. Advertising prohibitions cover product placement, electronic media and print media with narrow exceptions. Retail sales of shisha tobacco are allowed through registered outlets with age verification, and online sales are permitted if registered and compliant with age-verification requirements. Sales to minors under 18 are prohibited. Public use of shisha tobacco is regulated at the state and local level, with significant variation across jurisdictions. While some states permit indoor use in designated shisha lounges, others impose broader restrictions or bans. Monitoring for changes in and complying with this patchwork of regulations could represent a regulatory risk for us as well as necessitating increased legal and compliance spend.

Shisha tobacco is subject to a national excise tax, which was recently increased and may rise further in the coming years. The tax consists of a base tax of €15.66 plus a specific tax of €23/kg (having increased from €19.21/kg in January 2026) plus an ad valorem component of 13.13% of the retail selling price. On July 6, 2026, the German Federal Cabinet adopted a draft bill providing for annual tobacco tax increases through 2030. For water pipe tobacco, total tax may rise to approximately €188/kg. E-cigarette liquid taxes would increase from €0.33/ml to €0.36/ml. The bill has not yet been enacted by the Bundestag. The tax regime is also under review at the EU level, and proposals could result in significant increases in excise rates and a shift toward a higher fixed tax component albeit with a gradual transition period. For instance, the European Commission published a proposal (COM(2025) 580) to recast the Tobacco Excise Directive, introducing a separate product category for water pipe tobacco with an EU-wide minimum rate of 50% of retail price or €107/kg. Although the related legislative procedure remains pending, any such changes would increase our tax burden and could adversely affect pricing, sales volumes and profitability.

Enforcement of tobacco regulations in Germany is generally strict, particularly regarding product standards, packaging and taxation. However, recent changes to packaging and tax rules have contributed to a rise in illicit trade and created additional compliance challenges for legitimate market participants. Penalties for non-compliance can be significant, and enforcement actions may include fines, product seizures, or criminal sanctions.

Ongoing and potential regulatory developments, including possible national or EU flavor bans, new packaging and labeling requirements, expanded track-and-trace obligations, and further restrictions on sales channels or public use, could create additional uncertainty, increase our compliance costs, restrict market access and impede business outcomes. In addition, the fragmented nature of public use regulation and the risk of further tax increases or advertising restrictions may impact our ability to compete effectively in the German market, materially impacting our operations, supply chain and financial results.

KSA

Our business in the KSA is subject to comprehensive regulation at the national level. The principal regulatory authorities include the Ministry of Health, which oversees tobacco control policy and public health and the Zakat, Tax and Customs Authority, which administers excise and customs duties. The National Tobacco Control Committee and the KSA Food and Drug Authority also play key roles in policy development, enforcement and product standards.

Shisha tobacco in the KSA is regulated under the same framework as other tobacco products. All tobacco-containing shisha must comply with national product standards, including ingredient restrictions, limits on nicotine content and packaging and labeling requirements. Shisha tobacco may contain flavors, provided only permitted food-grade additives are used that comply with Gulf Cooperation Council standards, and the nicotine content does not exceed 0.5% on a dry weight basis. Strict plain packaging rules apply to all tobacco products, including shisha, requiring standardized colors, fonts, prominent health warnings, covering 65% of the pack and pictorial warnings. The government has previously considered further restrictions on flavors and packaging, and these measures may be revisited in the coming years. Any such changes could require us to reformulate our products and increase spending on compliance measures.

Advertising, sponsorship and promotion of tobacco products, including shisha, are almost completely banned. All forms of advertising in media at point of sale and through sponsorships are prohibited with enforcement actions targeting both traditional and digital channels. Tobacco products may not be discounted or given away as free samples. Retail sales of shisha tobacco are limited to licensed outlets, and sales to minors under 18 are prohibited. Hospitality premises serving shisha must obtain a special license, and additional fees apply to the sale or service of tobacco products in these venues. Sales via vending machines, on public transport, in the central zones of Mecca and Al-Madina, and within 100 meters of schools or mosques are strictly prohibited.

Shisha tobacco is subject to a national excise tax at a rate of 100% of the retail selling price, in addition to a 100% customs duty and value-added tax.

Quality Control, Health and Safety

We maintain rigorous health and safety standards across all production stages to ensure product quality and consistency, regulatory compliance and the safety of our personnel and facilities under the oversight of our safety department. Quality control is central to our operations, and we emphasize product consistency, superior service, employee technical proficiency and process efficiency and have implemented strict protocols at every production stage to enhance client satisfaction and reduce production risks.

Our process begins with sourcing high‑grade tobacco, molasses, glycerin, flavorings and packaging from trusted, pre‑vetted suppliers. Our internal Quality Assurance (“QA”) team and where applicable independent third‑party inspectors conduct on‑site audits to verify facility standards, handling and storage practices, hygiene and ethical sourcing. Suppliers must maintain full traceability documentation and promptly notify us of any process or material changes affecting product integrity.

From receipt through delivery, all raw and packaging materials undergo QA‑led inspections. The QA team collects batch samples for visual, physical, sensory, analytical and machine testing, as applicable. During production, tobacco is mixed with proprietary flavorings in food‑safe stainless‑steel mixers for uniform distribution, matured and then packed in tamper‑evident, airtight packaging in a cleanroom environment. Before each shift, weighing equipment is calibrated. QA conducts in‑process inspections at each stage, and retention samples are kept for each batch. Packaging artwork is reviewed by QA before printing to ensure compliance with applicable labeling requirements, including health warnings, ingredient disclosures and usage instructions.

Our facilities undergo regular internal audits and third‑party inspections, supported by documented procedures for sanitation, quality assurance, equipment maintenance and occupational safety. Daily safety inspections and production‑line tours proactively identify risks, including machinery hazards, housekeeping and hygiene issues, non-compliance with standard safety procedures and fire safety concerns. Identified hazards are documented by the safety coordinator; upon approval by the safety officer, reports are sent to the violations department for corrective action prioritized by risk level.

Safety officers and coordinators ensure that all manufacturing employees receive basic production safety training; all incidents are investigated with preventive measures implemented; first‑aid supplies are readily available; inappropriate workplace behavior is monitored and addressed and employees performing hazardous activities are properly licensed and permitted.

Environmental, Social and Corporate Governance

Our commitment to Environmental, Social, and Corporate Governance (“ESG”) is integral to our long-term vision and reflects our responsibility to maximize our long-term economic performance while benefiting a wide range of stakeholders.

Sustainability is a key focus of our supply chain and production operations, to ensure regulatory compliance and long-term sustainability. We collaborate with suppliers who are committed to sustainable agricultural practices in the cultivation of key ingredients. Our waste management protocols emphasize recycling and safe disposal, ensuring systematic handling of waste.

As outlined in our Code of Conduct, we have policies in place to uphold principles of fair labor, safe working conditions, and community empowerment, in line with relevant regulatory requirements. We prohibit child labor, forced labor, and discrimination of any kind within our facilities, and require our suppliers to also comply with such standards. Employees receive formal employment contracts, and regular training in health, safety, and professional development, fostering a culture of respect, inclusion, and opportunity. Our suppliers are expected to comply with our Supplier Code of Conduct, which sets out these principles. In cases of serious, material, or persistent non-compliance, or when a supplier demonstrates inadequate commitment, persistent inaction, or a lack of improvement, we reserve the right to terminate the business relationship with that supplier.

Our governance structure is designed to ensure accountability at every level of the organization. Our board of directors, particularly our Sustainability Committee, provides oversight on key business and ESG matters, conducting regular reviews of performance indicators related to sustainability, ethics and compliance. We maintain a Code of Conduct that sets clear expectations regarding business integrity, anti-corruption, responsible marketing and adherence to international and local laws.

Legal Proceedings

We are subject to various legal and regulatory proceedings, claims and actions. Although the outcome of these proceedings, claims and actions cannot be predicted with certainty, other than as described below, we do not believe that the outcome of any such proceedings, claims and actions would, in our management’s judgment, have a material adverse effect on our financial condition or results of operation, nor are we aware of any material legal and regulatory proceedings, claims and actions threatened against us. See “Risk Factors—Risks Related to Regulatory, Legal and Taxation Matters—Our operations are subject to the risk of litigation.”

Dispute with our former distributors

Our former U.S. distributors, Rose ML Inc. (“Rose”) and Shisha Aroma, Inc. (“Shisha Aroma”), each filed separate lawsuits against Air Distribution USA, Inc., one of our U.S. subsidiaries, in the Superior Court of the State of California, County of Los Angeles, alleging that, among other claims, we breached exclusivity provisions in their respective distribution arrangements and engaged in fraudulent pricing practices. We have filed counterclaims against each of Rose and Shisha Aroma. Rose sought damages, interest and court and legal fees, and we have asserted counterclaims seeking $2.8 million for unpaid product, plus interest and attorneys’ fees. Shisha Aroma sought damages, interest and court and legal fees, and we have asserted counterclaims seeking $6.4 million. Trial dates for both actions have been scheduled for November 2026. In both cases, we are awaiting entry of judgment, and no damages have been awarded.

We have recorded a litigation provision of 51% as of December 31, 2025 of the outstanding arrears of $4.8 million, reflecting the amount we deem to be unrecoverable despite a judgment in our favor, in connection with these matters in accordance with applicable accounting standards. In light of the current stage of the proceedings and subject to the inherent uncertainties of litigation, we are unable to predict the ultimate outcome or estimate any additional loss or range of losses, if any. We intend to continue to defend our interests vigorously and to pursue all available counterclaims and cross-claims.

In March 2026, two related putative class action lawsuits were filed in the Superior Court of the State of California, County of Los Angeles, against Air Distribution USA, Inc., certain of its current and former officers and employees (including the Chief Executive Officer), and affiliated entities. The plaintiffs in these actions include parties to, or otherwise associated with, the litigation against Air Distribution USA, Inc. described above, including Rose and Shisha Aroma. The complaints allege a spectrum of claims and other causes of action arising from the same underlying distribution relationships at issue in the Rose and Shisha Aroma proceedings, as well as from alleged regulatory violations and related misconduct, among other things, and seek damages and penalties in unspecified amounts. We believe these putative class actions are without merit, and we intend to defend vigorously against all such claims.

Based on information currently available, we do not expect these matters, individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations.

Dispute with former customers

Certain of our former customers in Saudi Arabia remain in default in relation to payments for their previous purchases of our products. The aggregate amount outstanding as of the year ended December 31, 2025 was $7.5 million. We believe that the customer who owes the largest of such payments, owing $4.6 million, has had its accounts frozen by the Saudi tax authority and its principal has fled the country. As a result, we expect recovery to be very difficult in that case. We have appointed an external firm to collect these outstanding debts, and certain of these debtors have recently settled, however a majority of these payments remains unpaid. We have recorded a provision of 63% of the outstanding arrears of 4.7 million as of December 31, 2025, reflecting the amount we deem to be unrecoverable despite a judgment in our favor. We cannot guarantee that we will be able to recover all or even most of this sum.

Disputes with our former Ajman Sponsor

We are involved in ongoing legal disputes with Ahmed Ibrahim Rashed Al Ghamlasi Al Shamsi, who served as the local sponsor to our domestic UAE entity, from 1999 to 2023. Since 2024, Mr. Al Ghamlasi has filed several lawsuits against us and our former employees, all of which are ongoing. Historically, our domestic UAE manufacturing and operating company entered into a nominal sponsorship/51% shareholding arrangement with Mr. Al Ghamlasi, in accordance with the then-applicable UAE law requiring a UAE national own a 51% shareholding in onshore companies. Following legal reforms in 2021 that allowed for 100% foreign ownership, we transitioned our operations servicing the UAE market to a wholly owned subsidiary and terminated the nominal sponsorship arrangement with Mr. Al Ghamlasi.

In 2024, Mr. Al Ghamlasi filed a civil lawsuit in the Ajman Court of First Instance against certain of our affiliated UAE companies and a former manager of one such affiliate. The lawsuit alleges that AIR and its general manager failed to pay Mr. Al Ghamlasi his due profits. In 2025, the Ajman Court of First Instance dismissed the claim against AIR, on the ground that Mr. Al Ghamlasi’s partnership interest and shareholding were nominal arrangements designed solely to satisfy a legal technicality, for which Mr. Al Ghamlasi was paid an annual fee. Mr. Al Ghamlasi appealed this decision to the Ajman Court of Appeal, which, in January 2026, issued a split ruling: the court rejected Mr. Al Ghamlasi’s appeal on his profit claim and annulled the Ajman First Instance court decision, which had ordered the re-registration of his shares in the ownership of Al Fakher Tobacco Factory FZE and the removal of his name from commercial licenses. We have since appealed this decision to the UAE Federal Supreme Court in Abu Dhabi, asserting that Mr. Al Ghamlasi was not a genuine partner but rather a nominal shareholder with no substantive ownership rights (the “Shareholder Appeal”). The UAE Federal Supreme Court has since set aside the Ajman Court of Appeal’s judgment and remitted the case to the Ajman Court of Appeal for reconsideration before a different panel of judges. The UAE Federal Supreme Court’s written opinion concluded that the Ajman Court of Appeal, among other errors and omissions, failed to address our core argument that Mr. Al Ghamlasi’s partnership was fictitious and that he was merely a local sponsor receiving fixed annual payments, and failed to evaluate crucial evidence supporting this defense, which was determined to constitute serious legal errors warranting remand. The remitted proceeding is currently pending before the Ajman Court of Appeal.

In connection with this case, the Ajman Urgent Matters Court issued precautionary attachment orders over certain assets of our Ajman subsidiary, including, among others, our manufacturing facility in the Ajman Free Zone and its bank account which resulted in a temporary closure of the manufacturing facility in December 2025, lasting approximately five weeks. This temporary closure did not negatively impact our business, as we used spare capacity at other locations. To ensure against any further precautionary attachment affecting our production in the Ajman Free Zone as a result of this case, we have posted a bank guarantee in the amount of $18.2 million in favor of the Ajman Court of First Instance, which we have classified as restricted deposit on our balance sheet. The guarantee cannot be drawn unless and until a final, non-appealable judgment is rendered. Since the posting of the bank guarantee, the precautionary attachments over the manufacturing facility and its bank account have been lifted and our manufacturing facility has reopened and resumed operations in the ordinary course.

In January 2026, Mr. Al Ghamlasi filed a new claim in the Ajman Court of First Instance seeking repayment of AED 66,862,213 (approximately $18 million), which he alleges to be the amount of profit due to him under the nominal sponsorship arrangement. This claim is contingent on the outcome of the Shareholder Appeal.

Separately, in 2025, Mr. Al Ghamlasi filed a criminal complaint in the Ajman criminal court against three former employees and an AIR Group company. The AIR Group company was subsequently removed as a defendant. The pending criminal proceeding pertains to transfers effected by the former employees of certain trademarks from our domestic UAE entity to another Group company (as part of an IP consolidation exercise across the Group) but did not assert claims against AIR as a defendant, although we are funding the defense of the former employees. Two of the employees were convicted and received a fine of AED 20,000 (approximately $5,400) each. In March 2026, the Federal Supreme Court overturned these convictions citing fundamental deficiencies in the relevant judgments and concluding that they were unsound. Accordingly, the Court ordered the annulment of the judgments and remitted the case to the Ajman Court of Appeal for reconsideration before a different panel of judges than those who issued the previous ruling.

Prior to the delivery of the Federal Supreme Court judgment overturning the criminal convictions, the Urgent Matters Court in Ajman had issued a precautionary attachment preventing the disposal of three old UAE-registered trademarks formerly held by our UAE domestic entity which were amongst those that had previously been transferred to another AIR subsidiary. In addition, Mr. Al Ghamlasi filed a substantive claim in relation to those transfers, seeking their annulment, citing the criminal convictions as an evidentiary basis.

In addition, in November 2025, our Ajman free zone subsidiary filed a separate civil lawsuit in the Dubai Court of First Instance against Al Fakher Tobacco Factory LLC, Al-Qumma for Tobacco Trading and Mr. Al Ghamlasi personally. The lawsuit alleges that Mr. Al Ghamlasi registered a new entity under a trade name nearly identical to that of our Ajman subsidiary and began using that name on tobacco products in the market. The lawsuit seeks an order requiring the defendants to change the allegedly infringing trade name, an injunction requiring them to cease all use of our trade name on their products and joint and several damages of $20 million (AED 73,400,000). In January 2026, the Dubai Court of First Instance issued a judgment in favor of AIR, ordering the defendant to cease using the Al Fakher tradename, including on its products but did not award damages. The defendant has appealed the judgment.

To date, neither the bank guarantee nor the attachment on the three trademarks has had a material impact on our business, operations or financial results.

The substantive proceedings on the profit claim remain pending before the Ajman Court of First Instance and are subject to applicable limitation periods under UAE law (generally five years). The outcome of the Shareholder Appeal will determine the profit claim and the trademark claim. The Court has stayed the trademark claim pending the outcome of the Shareholder Appeal but has appointed experts to assess the dividend claim.

We have not recorded any litigation provisions in connection with the dispute with our former Ajman sponsor generally. In light of the current stage of the proceedings and subject to the inherent uncertainties of litigation, we are unable to predict the ultimate outcome or estimate any additional loss or range of losses, if any. Based on the information currently available, we do not expect these legal matters to have a material adverse effect on our business, financial condition, or results of operations as they pertain to a UAE based company whose business was entirely dedicated to the UAE market only.

Investigation with German customs authorities

In April 2026, German customs authorities commenced an investigation into our German subsidiaries relating to the excise tax for certain tobacco products under the German Tobacco Tax Act (Tabaksteuergesetz, or “TabStG”). The investigation relates to tobacco products sold in the German market during 2023 and 2024 as a dry tobacco component packaged separately from a liquid glycerin component. While we have remitted excise taxes classifying the dry tobacco component as pipe tobacco pursuant to Section 2(1)(4) of the TabStG, the customs authorities intend to hold us liable for certain higher taxes arising from the mixing of the two components dry tobacco and glycerin by the end consumer and treat the mixed product as waterpipe tobacco (Wasserpfeifentabak), which is subject to a higher rate of excise tax under Section 2(1)(6) of the TabStG.

As part of the investigation, on April 9, 2026, customs authorities from Augsburg, Germany visited our facility in Landsberg am Lech, Germany and seized products from our premises, including warehouse stock and third-party branded inventory.

In parallel to the excise tax investigation, criminal investigative proceedings have also been initiated against certain present and past directors of our German subsidiaries, pursuant to Section 370(1) of the German Fiscal Code (Abgabenordnung, or “AO”), which provides for criminal liability in cases of alleged tax evasion. We have engaged external counsel to advise on the excise tax investigations and criminal investigative proceedings. If the authorities’ position were ultimately to prevail, our German subsidiaries may be held liable for certain excise taxes and may be required to pay administrative fines as well as to make payments in the amount of any profits from the sale of the respective products in 2023 and 2024. We have further commissioned lab reports to substantiate our defense.

INDUSTRY

Unless stated otherwise, the information presented in this section and elsewhere in this prospectus that relates to our industry has been derived from the 2025 Market Assessment Report, which we commissioned to provide information regarding our industry and market position. We have not independently verified such information and make no representation as to the accuracy or completeness of such information.

Arthur D. Little has advised that the information and analyses presented herein, developed on a best-effort basis, reflect its opinions and include market-size estimates, growth assessments, and other forward-looking indicators. These analyses draw on publicly available data, selected third-party industry reports, limited primary research, inputs from industry participants, and internal and market information provided by AIR, supplemented by assumptions that Arthur D. Little considers reasonable. Arthur D. Little has noted that the sectors addressed are evolving and characterized by fragmented, inconsistent, and continuously evolving data-collection and reporting practices, as well as varying market-measurement methodologies across markets and channels, which materially constrain the consistency, granularity, comparability, and reliability of available market and industry information and necessitate the application of judgment, the accuracy of which cannot be assured. Where data gaps existed or sources diverged, Arthur D. Little applied reasonable assumptions that may or may not ultimately prove accurate. As a result, any estimates, including market size, growth trajectories, and competitive positioning, should be understood as directionally indicative approximations rather than precise measurements. Forward-looking views, including projections, market-development expectations, and addressable-market assessments, are subject to inherent uncertainty and may differ materially from actual outcomes due to regulatory, competitive, consumer, macroeconomic, and other factors influencing industry evolution. Unless otherwise indicated, Arthur D. Little’s work reflects information available to it as of September 2025.

The market analysis is intended to provide context regarding market dynamics and does not evaluate or opine on the merits of any investment in AIR or other entity. Investors are expressly cautioned not to place undue reliance on the information, including any statistics or estimates, set forth in this section or on similar information included elsewhere in this prospectus, and they must exercise and rely upon their own independent, informed, and competent business judgment for any potential investment decision or for any other purpose.

Global Overview

The global nicotine products market comprises products with a wide range of delivery formats designed to provide nicotine or sensory experiences through inhalation or oral absorption. These products include combustion-based tobacco products, such as cigarettes; non-combustion vapor and heating systems, such as flavored molasses, e-cigarettes and vapes; and oral nicotine products, such as pouches, lozenges, and gums. For AIR, the FSM Business is flavored molasses, while the NGCs includes vapes, nicotine pouches and functional inhalation.

Macroeconomic Overview

Across AIR’s Focus Markets, the macroeconomic conditions, including projected real GDP growth of 0.9% to 3.7% per year (IMF, October 2024) and broadly stable legal-age populations except for a slight decline in Germany (UN data), are expected to support continued demand for goods and services, with consumer spending on alcohol and tobacco categories estimated to grow at a 2.5% to 5.8% CAGR from 2025 to 2030 (Statista), which indicates a favorable outlook for flavored molasses and other segments relevant to AIR.

Flavored Molasses Overview

The flavored molasses category comprises products used in hookahs or waterpipe devices, typically prepared from a base of molasses, glycerin and flavoring agents, blended with tobacco. The molasses is heated in hookah devices to produce flavored smoke for inhalation. Flavored molasses products are commonly sold in formats such as 50g, 250g, 500g and 1kg packs. Generally, smaller pack formats, such as less than 500g are expected to be purchased by home users, whereas 500g and greater than 500g are expected to be purchased by HoReCa customers. The key distribution channels for flavored molasses include specialty tobacco retailers, general stores, online platforms and hookah lounges.

Flavored Molasses Market

The global flavored molasses market is estimated to be approximately $15–19 billion in consumer sales value in the year ended December 31, 2024, inclusive of consumer spending in lounges and on shisha devices and accessories. Overall sales growth is expected to grow at a CAGR of 4% to 6% from December 31, 2025 to December 31, 2030, according to Arthur D. Little estimates.

The flavored molasses market across AIR’s Focus Markets is estimated to be approximately $475 million in 2025, measured at manufacturer selling value. The market is projected to grow at a CAGR of 3.6%, between 2025 and 2030. The following table sets forth the approximate estimated market size by sales to consumers and volume of the flavored molasses market by AIR’s Focus Markets:

	Flavored molasses
	For the years ended December 31,			For the years ended December 31,
	2025	2030	2025-2030	2025	2030	2025-2030
	($ million)		(%)	(kiloton)		(%)
Country
U.S.	123	145	3.4%	4.9	5.2	1.2%
KSA	166	208	4.5%	5.8	6.6	2.5%
Germany	143	164	2.8%	3.5	3.6	0.7%
Spain	43	50	3.4%	1.7	1.8	1.3%

AIR offers various brands in this category such as Al Fakher, and Shisha Kartel and NameLess, with a wide range of flavor offerings.

Markets for Adjacent Products

Vapes

The vape category comprises of nicotine-containing, battery-powered vapor devices designed to deliver aerosolized nicotine through inhalation. The vape market value, in terms of consumer sales across AIR’s Focus Markets is estimated at approximately $15.2 billion in 2025. The market across Focus Markets is estimated to grow at a CAGR of 5.2% between 2025 and 2030, as per Arthur D. Little estimates. The following table sets forth the approximate estimated market size in consumer sales value and CAGR of the vape market by AIR’s Focus Market:

	Estimated vape market size and CAGR
	For the year ended December 31,
	2025	2030	CAGR for 2025 - 2030
	($ million)		(%)
Country
U.S.	13,509	17,644	5.5%
KSA	233	304	5.4%
Germany	1,198	1,374	2.8%
Spain	220	258	3.3%

In this segment, AIR currently offers vapes under the brand “Crown Switch by Al Fakher.”

Nicotine pouches

The nicotine pouch segment comprises of smokeless, non-tobacco, oral-delivery products that provide nicotine without combustion. Across AIR’s Focus Markets, the category is estimated to be approximately $4.3 billion in 2025. The market across Focus Markets is anticipated to grow with a CAGR of 22.4% between 2025 and 2030, based on Arthur D. Little estimates. The following table sets forth the estimated market size in consumer sales value and CAGR of the nicotine pouch market by key AIR’s geographies:

	Estimated nicotine pouch market size and CAGR
	For the year ended December 31,
	2025	2030	CAGR for 2025 - 2030
	($ million)		(%)
Country
U.S.	3,989	10,782	22.0%
KSA	153	575	30.4%
Germany	158	481	25.0%
Spain	37	85	18.2%

In this segment, AIR currently offers nicotine pouches under the “Al Fakher” and “Crown Gems” brands.

Functional Inhalation

The functional inhalation segment encompasses non-nicotine, vaporized products formulated with ingredients that targets to offer function benefits (without any medical or therapeutic benefits or claims) such as relaxation, focus and energy enhancement. As a relatively new segment, its market value and size continues to evolve. Within this context, AIR’s “VANT” brand participates in the emerging segment of functional inhalation products.

MANAGEMENT

Our board of directors consists of eight directors, six of whom are independent directors. The following sets forth certain information concerning our executive officers and directors.

Name	Age	Position/Title
Executive Officers:
Stuart Brazier	55	Chief Executive Officer and Director
Bassem Lotfy	57	Chief Financial Officer
Ronan Barry	51	Chief Legal and Corporate Affairs Officer
Shane George	39	Chief People Officer, Senior Vice President, Europe and IT
Directors:
Tamir Saeed	41	Chairman
Faisal Bari	62	Director
Ian Fearon	53	Director
Andrew Gundlach	55	Director
Husam Manna	62	Director
Reinhard Mieck	59	Director
Manuel Stotz	42	Director

Unless otherwise indicated, the business address of each director and executive officer is Festival Office Tower, Dubai Festival City, 7th Floor, Dubai, United Arab Emirates. A description of the business experience and present position of each director and executive officer is provided below:

Stuart Brazier serves as our Chief Executive Officer and is a member of our board of directors. Mr. Brazier joined AIR Limited in January 2019, bringing over 22 years of international business experience from British American Tobacco (“BAT”), where he held senior roles including Head of Finance for BAT’s Europe and North Africa Region, Area Director for North Africa and Regional Manager for Asia Pacific. Mr. Brazier was subsequently appointed Chief Executive Officer of AIR Limited in 2024. Mr. Brazier holds a Bachelor of Arts with honors in Economics with Accountancy from the University of East Anglia, Norwich, U.K. and completed executive studies at Harvard Business School and IMD. Mr. Brazier is also a Chartered Management Accountant.

Bassem Lotfy serves as our Chief Financial Officer. Mr. Lotfy joined AIR Limited in July 2020 and has served as Chief Financial Officer of AIR Limited since January 2024. In this capacity, he is responsible for our global finance strategy, including tax, treasury, financial and management reporting, capital structure and bank financing. Previously, Mr. Lotfy served as Director of Corporate Finance at AIR Limited from July 2020 to December 2023. Prior to joining AIR Limited, Mr. Lotfy spent over 23 years in several senior finance director roles at British American Tobacco across Europe and the Middle East. Mr. Lotfy holds a Bachelor of Arts in Business and a MBA from Webster University in Bellevue, Switzerland.

Ronan Barry serves as our Chief Legal and Corporate Affairs Officer. Mr. Barry joined AIR Limited in September 2019 and is responsible for our legal, compliance and governance functions, as well as science and product stewardship, security, and government and public relations. Previously, Mr. Barry held several roles at British American Tobacco from August 2006 to September 2019, including as CORA and Legal Director for the Europe Region from 2014 to 2018 and as CORA and Legal Director for Southern Africa and Group Head of Regulatory Affairs from 2018 to 2019. Mr. Barry holds a Bachelor of Corporate Law from University College Galway.

Shane S. George serves as our Chief People Officer, Senior Vice President, Europe and IT. Mr. George has served as Chief People Officer of AIR Limited since December 2021, taking on progressively expanding responsibilities, first as Chief People Officer / SVP IT in July 2024 and Chief People Officer / SVP Europe and IT in August 2025. In these capacities, he is responsible for our global human resources and information technology functions and oversees operations across Europe. Previously, he served in various roles at Reckitt from June 2010 to November 2021, including as Vice President, HR, North America Hygiene from April 2019 to November 2021 and as Vice President, HR Operations from January 2018 to April 2019. Mr. George holds degrees of Bachelor of Arts in Economics and Bachelor of Science in Finance from Pennsylvania State University.

Tamir Saeed serves as Chairman of our board of directors. Mr. Saeed has served on the board of directors of AIR Limited since 2020 and has also served on the audit and risk committee, remuneration and nomination committee (as chair) and Sustainability Committee of AIR Limited since 2020. Mr. Saeed is a Managing Partner at Kingsway since 2015, where he has overseen successful consumer-focused investments and served on the board of directors for a number of portfolio companies. Prior to joining Kingsway, Mr. Saeed held various roles at Goldman Sachs between 2006 and 2014. Mr. Saeed holds a Bachelor of Arts degree in Economics from the University of Cambridge and is a Chartered Financial Analyst.

Manuel Stotz serves as a member of our board of directors. Mr. Stotz has served as a director of AIR Limited since November 2020. Mr. Stotz founded Kingsway in July 2015 and has served as its Chief Executive Officer and Chief Investment Officer since April 2017. Prior to founding Kingsway, Mr. Stotz served as a portfolio manager and partner at THS Partners LLP from June 2011 to June 2015 and as an investment analyst at Goldman Sachs Investment Partners from January 2008 to April 2011. Mr. Stotz received a Bachelor of Science (Honors) degree in Economics from the London School of Economics and Political Science.

Faisal Bari serves as a member of our board of directors and as chairperson of the audit and risk committee. Mr. Bari served as Group Chief Financial Officer of Kuwait Food Co (Americana) Ltd from June 2017 to January 2026, where he also served as a Steering Committee member of the Risk Committee. Prior to Americana, Mr. Bari served as GCC Business Unit Chief Financial Officer at PepsiCo International and as Group Chief Financial Officer of Olayan Group KSA. Mr. Bari holds a Diploma from the University of the West of England and is a Chartered Accountant qualified by the Institute of Chartered Accountants in England & Wales.

Ian Fearon serves as a member of our board of directors and as chairperson of the sustainability committee. Dr. Fearon is the founder and Director of whatIF? Consulting Ltd, a regulatory science consulting company he established in June 2017. Prior to founding whatIF? Consulting Ltd, Dr. Fearon held various roles at British American Tobacco from March 2008 to December 2017, including International Regulatory Affairs Manager, Clinical Research Manager, Principal Scientist (Human Studies and Regulatory Affairs), and Principal Scientist/Head of Clinical Research. Dr. Fearon also served as Senior Director of Clinical and Regulatory Affairs EMEA at JUUL Labs from July 2018 to December 2018, and as Chief Scientific Officer at McKinney Regulatory Science Advisors from June 2023 to January 2024. Dr. Fearon currently serves as a director of IM2 Property Ltd and IM2 Holdings Ltd and a scientific advisory board member for Qnovia, Inc. Dr. Fearon holds a Bachelor of Science with First Class Honors in Pharmacology and a Ph.D. in Cardiovascular Studies, both from the University of Leeds.

Andrew S. Gundlach serves as a member of our board of directors. Mr. Gundlach is the President and Chief Executive Officer and Director of Bleichroeder LP, a registered investment advisor he founded in 2019. Mr. Gundlach is also the Chairman and CEO of Bleichroeder Acquisition Corp. II, a special purpose acquisition company. Mr. Gundlach currently serves on the Board of Directors of Welltower, Inc., a publicly traded health care infrastructure REIT, where he serves on the Audit and Investment Committees. Previously, Mr. Gundlach served as a Director of First Eagle Holdings for over 15 years and held roles in the Investment Banking and M&A departments of Morgan Stanley and JPMorgan between 1994 and 2000. Mr. Gundlach holds degrees of Bachelor of Science and Masters of Science in Foreign Service from Georgetown University, a Certificat d’Etudes Politiques from Institut d’Etudes Politiques in Paris and an MBA from Columbia Business School.

Husam Manna serves as a member of our board of directors. Mr. Manna has served on the board of directors of Bank of Jordan plc since July 2015, where he also serves on the Executive Committee and the Early Warning Signals Committee. During his tenure on Bank of Jordan’s board, Mr. Manna has also served on the Corporate Governance and Strategy Committee, Compliance Committee and Governance and Management of Information Technology Committee. Mr. Manna holds degrees of Bachelor of Science in Business Administration/International Business from California State University, Chico and Master of Business Administration from California State University, Chico.

Reinhard Mieck serves as a member of our board of directors. Mr. Mieck served as Chairman of the Board of AIR Limited, a position he held from January 2024 until the closing of the Business Combination. Mr. Mieck previously served as Chief Executive Officer and Director of AIR Limited from May 2021 to December 2023. Prior to joining AIR Limited, Mr. Mieck served as Executive Vice President of Europe, Australia and New Zealand at Reckitt plc from November 2018 to April 2021. Mr. Mieck was also a co-founder of Métier Group Ltd., a luxury leather goods company, in 2015, serving as its Chief Executive Officer until October 2018, and since November 2018 as Chairman of its Board of Directors and member of the Compensation Committee. From 2010 to 2014, Mr. Mieck served as Chief Executive Officer and Executive Director of LABELUX Group, where he also served as Chairman of Jimmy Choo and Bally. Mr. Mieck also held various senior roles at Reckitt Benckiser from 1997 to 2009, including Senior Vice President & Regional Director for Eastern Europe. Mr. Mieck studied business at the Universities of Trier, Germany and Dublin, Ireland, and holds an MBA in Marketing and Strategic Management.

Board of Directors

Our board of directors consists of eight directors. Tamir Saeed serves as chairman of our board of directors. Of these eight directors, Mr. Saeed, Mr. Stotz, Mr. Bari, Mr. Gundlach, Mr. Manna and Dr. Fearon are “independent” as defined in the Nasdaq listing standards. The authorized number of directors may be changed by resolution of our board of directors.

In accordance with our A&R Articles, our directors are divided into three classes serving staggered three-year terms. Each class consists, as nearly as possible, of one third of the total number of directors. If the total number of directors is not evenly divisible by three, our board of directors allocates the number of directors among the classes so that the difference between any two classes does not exceed one and may reallocate directors among the classes from time to time to maintain such balance following any increase or decrease in the number of directors. At each annual meeting of shareholders, directors are elected to succeed the class of directors whose terms have expired.

Our directors are divided among the three classes as follows:

•
the Class I directors consist of Reinhard Mieck and Faisal Bari, and their terms expire at the 2027 annual meeting of shareholders;
•
the Class II directors consist of Andrew Gundlach, Ian Fearon, and Husam Manna, and their terms expire at the second annual meeting of shareholders following the closing of the Business Combination; and
•
the Class III directors consist of Tamir Saeed, Stuart Brazier and Manuel Stotz, and their terms expire at the third annual meeting of shareholders following the closing of the Business Combination.

Directors in a particular class will be elected for three-year terms at the annual meeting of shareholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, retirement, disqualification or removal.

The classification of our board of directors, together with the ability of the shareholders to remove our directors only for cause by the affirmative vote of at least 66 2/3% in voting power of the then outstanding Ordinary Shares entitled to vote, may have the effect of delaying or preventing a change of control or management. See “Risk Factors — Risks Related to Ownership of Ordinary Shares — Our A&R Articles contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their Ordinary Shares at a premium” and “Description of Share Capital and Articles of Association — Anti‑Takeover Provisions” for a discussion of anti-takeover provisions that are included in our A&R Articles.

Nasdaq listing standards generally require that a majority of the members of a listed company’s board of directors be independent. As discussed below, as a “controlled company” and a foreign private issuer, we are exempt from this requirement. However, we do not currently intend to take advantage of this exemption. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including AIR, to comply with various corporate governance practices.

As a foreign private issuer, we intend to follow home country practice in lieu of Nasdaq Rule 5635, which generally requires shareholder approval for: (a) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% or more shareholder has greater than a 5% interest in the target company or the consideration to be received; (b) the issuance of shares leading to a change of control; (c) adoption or material amendment of equity compensation arrangements; and (d) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% or more shareholders) if such equity is issued (or sold) below a specified minimum price.

Although we may rely on certain home country corporate governance practices, we must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement that a listed company cannot disparately reduce or restrict the voting rights of existing shareholders through a corporate action or issuance of securities (Nasdaq Rule 5640). Further, we must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority, and must ensure that our Audit Committee consists of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii) (including that, subject to phase-in accommodations, the Audit Committee has at least three members and that all Audit Committee members meet the independence requirements for Audit Committee service).

Other than as discussed above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following our home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq corporate governance rules and listing standards.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit restrictions under Section 16(b) of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 16(a) and Section 13 of the Exchange Act and related SEC rules.

Controlled Company Status

The Kingsway Holders beneficially own approximately 60% of our outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of Nasdaq corporate governance rules. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including that (i) a majority of our board of directors consist of independent directors, as defined under Nasdaq listing rules, (ii) a majority of the independent directors select or recommend director nominees or a nominations committee comprised solely of independent directors, (iii) the compensation committee be responsible for determining or recommending the remuneration of executive officers and (iv) we have a compensation committee that consists entirely of independent directors. We do not currently intend to take advantage of the foregoing exemptions. However, if we decide to take advantage of one or more of the foregoing exemptions, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will continue to rely on the exemptions afforded to foreign private issuers described above. In the event that we cease to be a “controlled company” and no longer qualify as a foreign private issuer, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to Being a Public Company—As a ‘controlled company’ within the meaning of the rules of Nasdaq, we will qualify for certain exemptions from Nasdaq corporate governance requirements.”

Committees of our Board of Directors

Audit and Risk Committee

Under Nasdaq corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and at least one of whom has accounting or related financial management expertise. Our audit and risk committee consists of Faisal Bari, Tamir Saeed and Andrew Gundlach. Mr. Bari serves as the chairperson of the audit and risk committee.

All members of our audit and risk committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq corporate governance rules. Our board of directors has determined that Mr. Bari is an “audit committee financial expert” as defined in applicable SEC rules and has the requisite financial experience as defined by Nasdaq corporate governance rules. Mr. Bari and Mr. Gundlach are “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. We intend to rely on the “phase-in” exceptions under the Nasdaq corporate governance rules and the Exchange Act, which allows us to phase in our independent audit committee by having one independent member at the time of listing on Nasdaq, a majority of independent members within 90 days of listing and a fully independent committee within one year of listing.

Our board of directors has adopted a charter setting forth the responsibilities of the audit committee, which is posted on our website. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The audit and risk committee is responsible for, among other things:

•
the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;
•
pre-approving any audit and non-audit services to be provided by the independent auditor before the firm is engaged to render such services;
•
evaluating the independent auditor’s independence on at least an annual basis;

•
reviewing and discussing with management and the independent auditor the annual financial statements and quarterly financial statements, as well as any related earnings releases, prior to the filing of the annual report or public disclosure of such financial information;
•
reviewing and discussing with management and the independent auditor the adequacy of internal control over financial reporting;
•
establishing procedures for the receipt, retention and treatment of complaints received by AIR Global regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•
discussing AIR Global’s policies with respect to risk assessment and risk management and overseeing management of its financial risks and information technology risks, including cybersecurity and data privacy risks;
•
reviewing and, if appropriate, approving related party transactions and overseeing such transactions on an ongoing basis; and
•
reviewing with management and the independent auditor the Code of Business Conduct and Ethics and reviewing and reassessing the adequacy of the procedures in place to enforce the Code.

Compensation and Nominating Committee

Under Nasdaq corporate governance rules, as a foreign private issuer and a controlled company, we are not required to maintain a compensation and nominating committee consisting entirely of independent directors. Our compensation and nominating committee consists of Manuel Stotz, Tamir Saeed and Andrew Gundlach. Mr. Stotz serves as chairperson of the compensation and nominating committee. Mr. Stotz, Mr. Saeed and Mr. Gundlach are independent under Nasdaq corporate governance rules, including the additional independence requirements applicable to members of a compensation committee.

Our board of directors has adopted a charter setting forth the responsibilities of the compensation and nominating committee, which is posted on our website. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The compensation and nominating committee is responsible for, among other things:

•
reviewing and approving corporate goals and objectives relevant to executive compensation and evaluating performance against those goals;
•
reviewing and approving executive officer compensation, including salary, bonus, incentive compensation, deferred compensation, perquisites, equity compensation, severance arrangements and change-in-control benefits;
•
reviewing and approving employment and severance agreements for executive officers;
•
reviewing and recommending director compensation;
•
reviewing, approving and administering incentive compensation and equity-based plans;
•
overseeing compliance with the compensation recovery policy required by SEC and Nasdaq rules;
•
overseeing succession planning for executive officers;
•
reviewing with management AIR Global’s human capital management strategies, including workplace culture, employee engagement and effectiveness and talent recruitment, development and retention;
•
identifying qualified director candidates with requisite expertise and independent backgrounds;
•
recommending director nominees for election at the annual meeting of shareholders;
•
annually reviewing committee structure and recommending directors to serve on each committee;
•
periodically reviewing the AIR Global Board leadership structure;
•
developing, recommending and periodically reviewing the Corporate Governance Guidelines;
•
overseeing periodic self-evaluations of the AIR Global Board and its committees; and
•
making recommendations regarding governance matters, including organizational documents and committee charters.

Sustainability Committee

Our sustainability committee consists of Ian Fearon, Reinhard Mieck and Faisal Bari. Dr. Fearon serves as chairperson of the sustainability committee.

Our board of directors has adopted a charter setting forth the responsibilities of the sustainability committee, which is posted on our website. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The sustainability committee is responsible for, among other things:

•
recommending to the AIR Global Board the overall general strategy with respect to sustainability matters, including sustainability, climate change, human rights, ethical business conduct, and other environmental and social matters;
•
overseeing AIR Global’s policies, practices and performance with respect to sustainability matters;
•
overseeing AIR Global’s approach to reporting, including alignment with relevant regulatory requirements and relevant standards, in relation to sustainability matters, including any sustainability report produced by AIR Global;
•
reviewing and approving any material public disclosures concerning sustainability matters; and
•
advising the AIR Global Board on shareholder proposals and other significant stakeholder concerns relating to sustainability matters.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We seek to conduct business ethically, honestly and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles and policies designed to guide our business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, corporate opportunities, confidentiality, fair dealing, the protection and proper use of company assets, compliance with laws, rules and regulations, reporting of any illegal or unethical behavior, anti-corruption compliance and public communications. Any waivers of the code for executive officers or directors may be made only by our board of directors and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq, when applicable. We expect that any substantive amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed in our annual report on Form 20-F. The Code of Business Conduct and Ethics is posted on our website. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Limitation on Liability and Indemnification Matters

Pursuant to the A&R Articles, we will indemnify and hold harmless our directors and senior managers from and against all actions, costs, charges, liabilities, losses, damages and expenses in connection with any act done, concurred in or omitted in the execution of our business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent authorized by Jersey law. The foregoing indemnity does not apply (and any funds advanced are required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. We have also entered into separate indemnification agreements with certain of our directors and senior managers. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Jersey law, subject to certain exceptions contained in those agreements. We have also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Historical Executive Officer and Director Compensation

The aggregate cash compensation paid by AIR and its subsidiaries to its executive officers and directors who serve as our executive officers and directors following the completion of the Business Combination for the year ended December 31, 2025 was $2,300,605. This amount includes $82,722 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses. In addition, the aggregate equity compensation granted (based on the accounting grant date fair value) in respect of such persons for the year ended December 31, 2025 was $7,610,812.

Executive Officer and Director Compensation

Our policies with respect to the compensation of our executive officers are administered by our board of directors in consultation with the compensation and nominating committee. The compensation decisions regarding our executives are based on the need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. To that end, we have established an executive compensation program that is intended to be competitive with other similarly-situated companies in our industry. This includes establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, intended to be consistent with market practices and designed to incentivize, motivate and retain key employees.

Incentive Compensation Plans

Existing Equity Plans

AIR maintains the Company ESP and the Company MIP (together, the “Prior AIR Plans”). Pursuant to the Business Combination Agreement, we assumed the Prior AIR Plans and the outstanding conditional awards thereunder were converted to awards with respect to our Ordinary Shares and subject to substantially the same terms and conditions applicable to such conditional award immediately prior to the Jersey Closing, including vesting conditions. Each outstanding option to purchase ordinary shares of AIR, whether or not vested, that had not been exercised immediately prior to the Jersey Effective time was cancelled for no consideration. Upon Closing, AIR ceased granting new awards under the Prior AIR Plan and any outstanding awards under the Prior AIR Plan remain subject to the terms of the applicable Prior AIR Plan.

All awards granted under the Prior AIR Plans are generally granted with respect to a target dollar or equivalent local currency award value (and in the case of performance-based awards, with respect to threshold and maximum values as well) other than Milestone Awards under the Company MIP, which were originally granted on a percentage basis. Upon vesting of the award, the number of AIR Ordinary Shares subject to such award would be determined using a share price in accordance with the terms of the applicable Prior AIR Plan.

Each Assumed Conditional Award that was vested prior to the Business Combination or vested in connection with the consummation of the Business Combination (or will vest in connection with the expiration of the lock-up period) (“Vested Company Equity Awards”) (which also may include bonus awards under the Prior AIR Plans in respect of the 2025 fiscal year that have crystallized over a number of ordinary shares of AIR as a result of AIR determining the achievement levels with respect to the applicable 2025 annual bonus performance metrics prior to the Closing Date) shall be settled following the expiration of the lock-up period. Unvested awards under the Prior AIR Plans continue to be eligible to vest in accordance with their terms; provided, however, that to the extent such awards vest, the number of shares issuable in respect of such awards shall be issued (and credited against the available share reserve) under the Incentive Plan.

Company ESP

The Company ESP provides for certain designated eligible employees of AIR and its subsidiaries, including current or former employees and executive directors, the opportunity to receive equity and equity-based awards including options, ESP LTI Awards and conditional awards (including Deferred Bonus Awards). Shares may be newly issued shares, existing shares or treasury shares, or AIR may arrange through the transfer to the award holder of the beneficial interest in the number of shares in respect of which the award has vested, with the legal title to those shares being held by the trustee of an Employee Benefit Trust (or by another nominee) as nominee on behalf of the holder.

Awards are non-transferable, save to personal representatives following death.

Under the Company ESP, in the event of a variation of the equity share capital of AIR (including a capitalization or rights issue, sub-division, consolidation or reduction of share capital), demerger, winding-up, special dividend or distribution or similar event affecting the value of shares, the plan administrator may adjust the number or class of shares subject to the awards outstanding under the Company ESP as the plan administrator considers appropriate. In the event of a takeover or change of control other than in connection with a “qualifying listing” the awards will vest unless the compensation and nominating committee determines that the awards should be exchanged for new awards.

The compensation and nominating committee may apply malus or clawback (including cancelling, reducing or requiring repayment under an award in accordance with the terms of the Company ESP) where at any time before or within five years following grant it determines that our financial results were misstated, that an error was made in any calculation or in assessing performance, which resulted in the number of shares in respect of which the award was granted or vested being more than it should have been, or in the event of certain misconduct by the award holder.

An award holder may be treated as a “Good Leaver” for purposes of the Company ESP if they depart due to disability, retirement, a transfer of their position outside the control of the company, or for any other reason as determined by the compensation and nominating committee.

LTI Awards. The Company ESP provides for the grant of awards that are subject to performance-based vesting conditions over three, one-year performance periods (the “ESP LTI Awards”). The ESP LTI Awards are settleable in shares based on a target value divided by the most recent share price. As of December 31, 2025, there were outstanding ESP LTI Awards equal to an aggregate amount of $124,000.

Deferred Bonus Awards. The Company ESP also provides for the grant of awards in respect of annual performance bonuses in which a portion of such annual bonus will be deferred in the form of an equity award (the “Deferred Bonus Awards”). The Deferred Bonus Awards are settleable in shares based on an award value (determined based on a participant’s target value and actual performance achievement for the applicable bonus year) divided by the share price at vesting. The Deferred Bonus Awards will vest upon the expiration of the lock-up. As of December 31, 2025, there were outstanding Deferred Bonus Awards equal to an aggregate amount of $2,586,000.

This summary is not a complete description of all provisions of the Company ESP and is qualified in its entirety by reference to the Company ESP, which is filed as an exhibit to the registration statement of which this prospectus is part.

Company MIP

The Company MIP provides for certain designated eligible employees of AIR and its subsidiaries the opportunity to receive equity and equity-based awards including annual bonuses, long-term incentive awards, milestone awards and retention awards, all of which are in the form of restricted stock units, or conditional rights to receive shares or cash. Shares may be newly issued shares, existing shares or treasury shares, or AIR may arrange through the transfer to the award holder of the beneficial interest in the number of shares in respect of which the award has vested, with the legal title to those shares being held by the trustee of an Employee Benefit Trust (or by another nominee) as nominee on behalf of the holder. Awards are non-transferable, save to personal representatives following death.

Under the Company MIP, in the event of a variation of the equity share capital of AIR (including a capitalization or rights issue, sub-division, consolidation or reduction of share capital), demerger, winding-up, special dividend or distribution or similar event affecting the value of shares, the plan administrator may adjust the number or class of shares subject to the awards outstanding under the Company MIP as the plan administrator considers appropriate. In the event of a takeover or change of control other than in connection with a “qualifying listing” the awards will vest unless the compensation and nominating committee determines that the awards should be exchanged for new awards. The compensation and nominating committee may apply malus or clawback (including cancelling, reducing or requiring repayment under an award in accordance with the terms of the Company MIP) where at any time before or within five years following grant it determines that our financial results were misstated, that an error was made in any calculation or in assessing performance, which resulted in the number of shares in respect of which the award was granted or vested being more than it should have been, or in the event of certain misconduct by the award holder.

An award holder may be treated as a “Good Leaver” for purposes of the Company MIP if they depart due to disability, retirement, a transfer of their position outside the control of the company, or for any other reason as determined by the compensation and nominating committee.

Annual Bonus Awards. The Company MIP provides for the grant of annual bonus awards (the “Annual Bonus Awards”), which, to the extent earned, are generally settleable as to 50% of the award in cash and 50% of the award in shares (though for certain individuals the Annual Bonus Award is settleable as to 25% of the award in cash and 75% of the award in shares). The value of the amount of the Annual Bonus Awards settleable in shares is based on an award value (determined based on a participant’s target value (as a percentage of base salary) and actual performance achievement for the applicable bonus year) divided by the most recent share price at vesting. The Annual Bonus Awards vest as to 75% of the total award (generally, 50% settleable in cash and 25% settleable in shares) on the date the compensation and nominating committee approves the outcomes of the performance metrics for the relevant fiscal year and as to the remaining 25% of the award (all settleable in shares) on the first anniversary of such approval.

Notwithstanding the foregoing, for Annual Bonus Awards granted prior to 2025, the vesting and delivery of prior performance-earned share installments has been delayed until expiration of the lock-up. As of December 31, 2025, there were no outstanding Annual Bonus Awards granted prior to 2025 covering ordinary shares of AIR. As of December 31, 2025, there were outstanding Annual Bonus Awards granted in 2025 equal to an aggregate estimated value of $519,000. In addition, to the extent Annual Bonus Awards in respect of 2025 crystallize over a number of ordinary shares of AIR due to AIR determining the achievement levels with respect to the applicable performance metrics, such shares will constitute Vested Company Equity Awards and be settled at expiration of the lock-up in Ordinary Shares.

LTI Awards. The Company MIP provides for the grant of awards that are subject to performance-based vesting conditions over a three-year period, comprised of consecutive one-year performance periods (the “MIP LTI Awards”). The MIP LTI Awards are settleable in shares based on an award value (determined based on a participant’s target value (as a percentage of base salary), and actual performance achievement) divided by the most recent share price to which the tranche relates. Pursuant to the Business Combination Agreement, vesting of outstanding MIP LTI Awards which constitute Vested Company Equity Awards will occur upon the expiration of the lock-up, while any MIP LTI Awards which are eligible to vest based on any determination of performance-based vesting by AIR that has not been made as of the Jersey Effective Time remained outstanding and eligible to vest. As of December 31, 2025, there were outstanding MIP LTI Awards equal to an aggregate estimated value of approximately $317,000.

Milestone Awards. The Company MIP provides for the grant of awards that are subject to liquidity event and time-based vesting conditions (the “Milestone Awards”). The Milestone Awards vest upon a qualifying sale or qualifying listing (as defined in the Company MIP), as to 50% of the award in connection with such event and as to 50% of the award on the first anniversary of the date of such event, subject to the grantee’s continued employment through each vesting date. For purposes of the Milestone Awards, the Business Combination and the related Transactions will constitute a “qualifying listing”, with the first tranche of Milestone Awards determined to vest upon the expiration of the lock-up period associated with the Business Combination and the second tranche vesting on the first anniversary of the Closing. As of December 31, 2025, there were outstanding Milestone Awards equal to an aggregate value of approximately $14,800,000.

Retention Awards. The Retention Awards are restricted stock unit awards which were contemplated under the Company MIP to be granted in connection with a qualifying listing, and will be granted as soon as reasonably practicable following the filing of the applicable Form S-8 registration statement covering the Incentive Plan. The Retention Awards will vest in three tranches, with the first tranche vesting based on continued employment for the 18 month period following the Closing Date, the second tranche vesting based on continued employment for the 36 month period following the Closing Date and the third tranche vesting based on achievement of certain total shareholder return metrics over the three year period following the Closing Date. Such total shareholder return metrics were approved by the Board of Directors on August 19, 2026 and the grant date fair value of the third tranche of the Retention Awards based on such total shareholder return metrics is currently under calculation. Notwithstanding this, based on fair value calculations performed for the year ended December 31, 2025, we expect that we will grant Retention Awards under the Incentive Plan covering a number of our Ordinary Shares equal to a maximum aggregate target grant value of approximately $75,000,000 with a grant date fair value of such Retention Awards equal to approximately $21,424,506.

This summary is not a complete description of all provisions of the Company MIP and is qualified in its entirety by reference to the Company MIP, which is filed as an exhibit to the registration statement of which this prospectus is part.

Incentive Plan

In connection with the consummation of the Business Combination, our board of directors adopted the Incentive Plan. The material terms of the Incentive Plan are summarized below.

Eligibility and Administration. Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries, are eligible to receive awards under the Incentive Plan. The Incentive Plan is administered by our board of directors with respect to awards to non-employee directors and by the remuneration and nominating committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions, other than with respect to certain awards which have already been committed to under the Incentive Plan, as described further below.

Limitation on Awards and Shares Available. Pursuant to the Business Combination Agreement and the Incentive Plan, the Incentive Plan initially reserves a number of our Ordinary Shares equal to 14,559,998 shares with an annual evergreen increase on the first day of each calendar year beginning January 1, 2027 and ending on and including January 1, 2036 equal to the lesser of (i) 3% of the aggregate number of our Ordinary Shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by our board of directors.

Shares may be issued under the Incentive Plan as our Ordinary Shares, which shares may be authorized but unissued shares, treasury shares or shares purchased in the open market. Notwithstanding anything to the contrary in the Incentive Plan, no more than 14,559,998 of our Ordinary Shares may be issued pursuant to the exercise of incentive stock options within the meaning of Section 422 of the Code (“ISOs”) under the Incentive Plan.

If an award under the Incentive Plan expires, lapses or is terminated, exchanged for or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, not be used again for new grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan. However, the following shares may not be used again for grant under the Incentive Plan: (i) shares subject to share appreciation rights, or SARs, that are not issued in connection with the share settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options and (iii) shares delivered to us to satisfy the applicable exercise or purchase price of an award and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Incentive Plan being exercised or purchased and/or creating the tax obligation).

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which AIR Global enters into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under FASB ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed an amount equal to $750,000, which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation or in other exceptional circumstances determined by the Board.

Awards. The Incentive Plan provides for the grant of share options, including ISOs and nonqualified share options (“NSOs”), restricted share, dividend equivalents, share payments, restricted share units (“RSUs”), performance shares, other incentive awards, share appreciation rights (“SARs”), and cash awards. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in Ordinary Shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Share Options. Share options provide for the purchase of Ordinary Shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a share option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to individuals then owning more than 10% of the total combined voting power of Ordinary Shares), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a share option may not be longer than ten years (or five years in the case of ISOs granted to individuals then owning more than 10% of the total combined voting power of all classes of Ordinary Shares). Vesting conditions determined by the plan administrator may apply to share options and may include continued service, performance and/or other conditions.
•
SARs. SARs entitle their holder, upon exercise, to receive from AIR Global an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Share and RSUs. A restricted share is an award of nontransferable Ordinary Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on Ordinary Shares prior to the delivery of the underlying shares. Settlement of RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted share and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•
Other Share- or Cash-Based Awards. Other share- or cash-based awards include cash, fully vested Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, Ordinary Shares. Other share- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on Ordinary Shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions. The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Ordinary Shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a “change in control” (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Additionally, in the event of a change in control in which the surviving entity assumed the outstanding award, if a participant’s employment is terminated without cause (other than as a result of such participant’s death or disability) on or within 12 months following the change in control, then such awards will become fully vested and exercisable on the date of such termination of employment and option or SAR holders shall have six months following such termination (or such longer period as may be set forth in the applicable award agreement) to exercise such option or SAR to the extent eligible. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and/or payment provisions.

Repricing. The plan administrator may not, without approval of the shareholders, reduce the exercise price of any share option or SAR, or cancel any share option or SAR in exchange for cash, other awards or share options or SARs with an exercise price per share that is less than the exercise price per share of the original share options or SARs.

Foreign Participants, Clawback Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy implemented by the Company from time to time to the extent set forth in such clawback policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, Ordinary Shares that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. The Board may amend or terminate the Incentive Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the Incentive Plan. Generally, no award may be granted pursuant to the Incentive Plan after the tenth anniversary of the date on which the Board adopted the Incentive Plan and no ISOs may be granted pursuant to the Incentive Plan after the earlier of (i) the date on which the Board adopted the Incentive Plan and (ii) the date the shareholders approved the Plan.

Retention Awards, Company Top Up Awards and AIR Global Earnout RSUs will be granted under the Incentive Plan as soon as reasonably practicable following the filing of the applicable Form S-8 registration statement covering Ordinary Shares issuable under the Incentive Plan.

To the extent that any Prior AIR Plan entitles the management of AIR Global to receive awards, the Prior AIR Plan will remain valid and such awards will be subject to the terms and conditions of such Prior AIR Plan.

This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

Director Compensation

We approved and implemented a compensation program for our eligible non-employee directors that consists of annual long-term equity awards and annual retainer fees. The program provides eligible non-employee directors with an annual equity award, prorated for the initial year of service, which will vest on the earlier to occur of the first anniversary of the grant date and the date immediately preceding the date of the next annual meeting following the grant date, subject to continued service on our board of directors. Each equity award is expected to be denominated as a restricted share unit award with an aggregate value of $90,000. Each equity award granted to an eligible non-employee director will vest in full immediately prior to the occurrence of a “change in control” (as defined in the Incentive Plan). Each eligible non-employee director is also expected to receive annual cash retainers for service on the board of directors or committees of the board of directors, paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service, as follows:

•
Annual Retainer: $90,000
•
Annual Committee Chairperson Retainer:
o
Audit and Risk Committee: $20,000
o
Compensation and Nominating Committee: $20,000
o
Sustainability Committee: $10,000
•
Annual Committee Member (Non-Chairperson) Retainer:
o
Audit and Risk Committee: $10,000
o
Compensation and Nominating Committee: $10,000
o
Sustainability Committee: $5,000

Notwithstanding the foregoing, one eligible non-employee director will receive annual compensation for his service on the board of directors entirely in cash in an aggregate amount of $180,000, paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service. Such non-employee director will not be eligible to receive any equity award under the non-employee director compensation program. In addition, one eligible non-employee director will receive annual compensation for his service on the board of directors entirely in the form of an annual equity award in an amount equal to $180,000. Such non-employee director will not be eligible to receive any cash compensation or any other equity awards under the non-employee director compensation program.

Compensation under the program will be subject to annual limits on non-employee director compensation set forth in the Incentive Plan. Certain non-employee directors may receive compensation that differs from the standard program pursuant to individual arrangements approved by the board of directors.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description of the material terms of our securities includes a summary of specified provisions of our A&R Articles as well as applicable provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”). This description is qualified by reference to our A&R Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated in this prospectus by reference, and the Jersey Companies Law. The summaries and descriptions below also do not purport to be complete statements of the Jersey Companies Law, and we urge you to read our A&R Articles in their entirety.

We are a public limited company incorporated under the laws of Jersey. Our affairs are governed by our A&R Articles. Under the Jersey Companies Law, the doctrine of ultra vires has been abolished, and accordingly, we have unrestricted corporate capacity.

Authorized Share Capital

Under our A&R Articles, our authorized share capital consists of $60,000 divided into (i) 500,000,000 Ordinary Shares with a par value of $0.0001 each, (ii) 50,000,000 Redeemable Deferred Shares with a par value of $0.0001 each and (iii) 50,000,000 preferred shares with a par value of $0.0001 each, each of which with such rights and restrictions as set out in our A&R Articles.

Under our A&R Articles, the unissued shares for the time being in our capital are at the disposal of our board of directors, which may allot, issue, grant options over, or otherwise dispose of them, and may issue unissued shares and sell or transfer treasury shares, to such persons, at such times and on such terms as our board of directors thinks proper, without any obligation to first offer such shares to existing shareholders, in each case subject to our A&R Articles and the Jersey Companies Law.

We may alter our share capital in any manner permitted by the Jersey Companies Law by special resolution, including, without limitation, consolidating and dividing shares, subdividing shares, converting shares into different classes, converting shares into redeemable shares, cancelling shares that have not been taken or agreed to be taken and reducing our share capital.

Description of Share Capital

Ordinary Shares

Except as set out under “—Special Rights Attaching to Redeemable Deferred Shares” (if applicable), each Ordinary Share is entitled, subject to our A&R Articles and Jersey Companies Law, to:

(1)
receive notice of, attend and speak at general meetings and to vote thereat as provided under “— Shareholders’ Meetings” and “—Voting;”
(2)
dividends and other distributions declared, paid or made on the Ordinary Shares as set out under “— Dividends;”
(3)
on a winding up, repayment of the amount paid up as to par on such share and, if there is a surplus, to participate in the distribution of surplus assets as set out under “—Liquidation Rights;” and
(4)
such other rights as are set out in A&R Articles and are not inconsistent with the Jersey Companies Law.

Holders of fully paid Ordinary Shares have no liability to make further contributions to our assets.

Special Rights Attaching to Redeemable Deferred Shares

If and to the extent any redeemable deferred shares are in issue from time to time (Redeemable Deferred Shares), such Redeemable Deferred Shares shall have the rights and be subject to the restrictions set out below and in our Articles of Association:

•
Redemption. Subject to the Jersey Companies Law, we may redeem, at any time, any or all Redeemable Deferred Shares in accordance with our A&R Articles, on notice specifying the shares to be redeemed and the redemption date. The amount payable on redemption is limited to the aggregate cash sum actually received by us (if any) on the issue of such shares in respect of the amount paid up at the time of issue, and any such redemption cancels any obligation or undertaking to pay up any outstanding amount on such Redeemable Deferred Shares.
•
Voting. Holders of Redeemable Deferred Shares are not entitled to receive notice of, attend or vote at any general meeting.
•
Dividends. Holders of Redeemable Deferred Shares are not entitled to dividends except as expressly provided in the A&R Articles.
•
Transfers. Redeemable Deferred Shares are transferable in accordance with the A&R Articles and the Jersey Companies Law.

If no Redeemable Deferred Shares are in issue, the foregoing provisions do not apply.

Shareholders’ Meetings

Shareholders’ meetings (also known as general meetings) are convened and held in accordance with our A&R Articles and the Jersey Companies Law. The directors may call a general meeting. Shareholders holding the requisite threshold under the Jersey Companies Law may requisition a general meeting, in which case no business other than that stated in the requisition may be transacted at such meeting unless otherwise permitted by law.

Annual General Meeting

Jersey Companies Law requires us to have an annual general meeting once every calendar year (within a period of not more than 18 months after the last preceding annual general meeting). General meetings may be held at one or more places or by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and electronic participation constitutes presence in person at such meeting.

General Meetings

General meetings may be convened by our board of directors whenever it sees fit. Shareholders holding the requisite threshold may requisition our board of directors to convene a general meeting in accordance with the Jersey Companies Law and our A&R Articles. Each general meeting shall be held at such time and place as our board of directors shall determine.

Notice of General Meetings

At least 14 clear days’ notice shall be given of every general meeting (including any meeting called to consider a special resolution). The notice shall state the date, time and place (or means of electronic participation, if applicable) of the meeting and, as far as possible and particularly if a special resolution is proposed, the text or general nature of such business.

Notice of meetings may be delivered in person, sent by post or courier, transmitted electronically, or made available on a website, or through other means in accordance with the A&R Articles and the Jersey Companies Law.

Postponement or Cancellation of General Meetings

Our board of directors may postpone or cancel any general meeting called in accordance with our A&R Articles, other than a meeting requisitioned under our A&R Articles, provided that notice of postponement or cancellation is given to each shareholder before the time for such meeting, subject to the Jersey Companies Law.

Proceedings at General Meetings

Quorum

The quorum required for an ordinary meeting of shareholders consists of no fewer than two shareholders present in person or by proxy representing at least one-third of the voting power of all of the then outstanding shares entitled to vote at an election of directors (and not less than two individuals constituting the quorum), provided that if all issued shares are held by one shareholder, that shareholder present in person constitutes a quorum. If a quorum is not present within the time specified in our A&R Articles from the time appointed for the meeting, the meeting shall be adjourned as provided in our A&R Articles.

Voting

Except as otherwise provided by the Jersey Companies Law or our A&R Articles, resolutions are decided in the first instance on a show of hands, with each shareholder present in person having one vote. Alternatively, a poll may be duly demanded by the chair or a shareholder. On a poll, each Ordinary Share entitles its holder to one vote. Fractions of shares (if any) do not carry voting rights.

Class rights may be varied only in accordance with our A&R Articles and the Jersey Companies Law. See “— Variation of Rights.”

Shareholder Action by Written Resolution

Shareholders may not pass resolutions in writing without holding a meeting as provided in our A&R Articles.

Transfer Restrictions

For such time as our Ordinary Shares are listed on Nasdaq or another national securities exchange, there are no Jersey law transfer restrictions applicable to our Ordinary Shares.

Foreign Shareholders

Our A&R Articles do not impose any limitations on the rights of non-resident or foreign shareholders to hold or vote their shares.

Board of Directors

We are governed by our board of directors. Our board of directors is responsible for managing our business and may delegate day‑to‑day management to one or more executive directors, officers, or other delegates, as permitted by our A&R Articles and Jersey law. We have a single class of directors who are elected at the annual general meeting.

Our A&R Articles provide that our board of directors shall initially consist of eight directors. The authorized number of directors may be changed by resolution of our board of directors. Our A&R Articles further provide that our directors will be divided into three classes serving staggered three-year terms. Each class will consist, as nearly as possible, of one third of the total number of directors. If the total number of directors is not evenly divisible by three, our board of directors will allocate the number of directors among the classes so that the difference between any two classes does not exceed one and may reallocate directors among the classes from time to time to maintain such balance following any increase or decrease in the number of directors. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.

Under our A&R Articles, the amount of any fees or other remuneration payable to directors is determined by our board of directors upon the recommendation of the Compensation and Nominating Committee of our board of directors, to which our board of directors can from time to time delegate certain of its responsibility for review and determination of compensation, among other things. We may repay to any director such reasonable costs and expenses as he or she may properly incur in the performance of his or her duties.

There is no statutory right under the Jersey Companies Law for shareholders to nominate, appoint or remove directors of a company. Our A&R Articles govern the nomination, appointment and removal of directors. If a director is removed from office pursuant to our A&R Articles or is prohibited from being a director by operation of law or otherwise, our board of directors may, by resolution, appoint a director to fill such vacancy on our board of directors.

Dividends

Subject to the Jersey Companies Law and our A&R Articles, shareholders may declare dividends by ordinary resolution at any time and out of any source (other than the nominal capital account or capital redemption reserve and not exceeding the amount recommended by our board of directors). Our board of directors may also pay interim dividends and make other distributions at such times and in such amounts as it determines.

We may pay a dividend or make any other distribution only if the directors authorizing it make the statutory solvency statement required by the Jersey Companies Law confirming that, immediately after the distribution and for the next 12 months, we will be able to discharge our liabilities as they fall due.

Unless otherwise specified, dividends are paid by reference to the amounts paid up on the shares held on the relevant record date. We are not required to pay interest on unpaid dividends. Dividends that remain unclaimed for ten years from the date of declaration may be forfeited if our board of directors so resolves.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class and, where applicable, subject to the rules and regulations of the stock exchange on which our Ordinary Shares are listed (the “Designated Stock Exchange”)) may be varied or abrogated, either while we are a going concern or during or in contemplation of a winding up, with the sanction of an ordinary resolution of the holders of the shares of that class passed at a separate meeting of the holders of shares of that class.

Anti-Takeover Provisions

Jersey law prescribes no specific anti‑takeover statutes. Our A&R Articles authorize our board of directors to issue additional shares (up to the maximum authorized share capital) without seeking additional consent from shareholders, which could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans, subject to the Jersey Companies Law and, where applicable, the rules and regulations of the Designated Stock Exchange. In addition, our A&R Articles authorize our board of directors to create one or more series of preferred shares and fix their rights, preferences, and limitations without any further vote or action by the shareholders, subject to Jersey Companies Law and, where applicable, the rules and regulations of the Designated Stock Exchange. Our A&R Articles further provide that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at three or more annual general meetings.

Jersey law does not prohibit a company from issuing additional shares or adopting a shareholder rights plan (or “poison pill”) as an anti‑takeover measure, in each case subject to the directors’ fiduciary duties and our A&R Articles. The Jersey Companies Law also provides compulsory acquisition provisions, permitting a bidder who acquires or agrees to acquire 90% or more of the shares to which a takeover offer relates to acquire the remaining shares on the same terms, subject to the court rights of minority holders.

Change of Control; Appraisal/Dissenters’ Rights

Under the Jersey Companies Law, mergers and certain other fundamental transactions are subject to shareholder approval thresholds, with two‑thirds as a minimum threshold. The Jersey Companies Law does not provide a general statutory appraisal right for shareholders in connection with a sale of all or substantially all assets or other transactions unless effected by a court‑sanctioned scheme or other process providing dissenting shareholder protections under Jersey law.

Interested Party Transactions; Conflicts of Interest

Subject to Jersey law and the disclosure requirements in our A&R Articles, directors are permitted to enter into or be interested in transactions or arrangements with us or with entities in which we are interested, to hold any other office or position with us, and to provide professional services to us (other than as auditor). Subject to the disclosure requirements in our A&R Articles, a director may also retain for his or her own benefit any remuneration, profit, or other benefit arising from any such office, position or arrangement.

An interested transaction is not void solely because of a director’s interest. Provided the nature and extent of the interest is disclosed in accordance with our A&R Articles, an interested director may be counted in the quorum and may vote on the relevant matter, except to the extent our A&R Articles provide otherwise. These provisions operate alongside directors’ duties under Jersey law to act honestly and in good faith with a view to our best interests and to exercise appropriate care, diligence and skill.

Indemnification of Directors and Officers; Limitation on Liability

To the fullest extent permitted by the Jersey Companies Law, every present and former officer is to be indemnified out of our assets against any loss or liability incurred by such officer by reason of being or having been an officer. We may purchase and maintain insurance for the benefit of any officer in respect of any such loss or liability. Any indemnity is subject to the limitations imposed by the Jersey Companies Law.

Liquidation Rights

On a winding up, assets available for distribution are applied first in repaying shareholders the amount paid up as to par on their shares and, if there is a surplus, distributed among members in proportion to their holdings at the commencement of the winding up.

With the sanction of a special resolution and any other sanction required by the Jersey Companies Law, we may divide all or any part of our assets in specie among shareholders. For that purpose, the liquidator or, if there is no liquidator, the directors may value any assets, determine how any division is to be carried out as between shareholders or classes of members and, with the same sanction, vest the whole or any part of the assets in trustees on such trusts for the benefit of the members as they determine. No shareholder is compelled to accept assets upon which there is a liability.

Under the Jersey Companies Law, a Jersey company may be voluntarily wound up by special resolution. The Royal Court of Jersey may also wind up a company if it considers it just and equitable to do so or expedient in the public interest.

Register of Shareholders; Inspection of Books and Records

We are required to keep a register of shareholders in accordance with the Jersey Companies Law. The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders must, during business hours, be open to inspection by our shareholders without charge, subject to such reasonable restrictions as we may impose so that not less than two hours in each business day are allowed for inspection. Other books and records are available only to the extent provided by law or authorized by our board of directors; shareholders have no general right to inspect accounting or other records merely by virtue of being a shareholder.

Shareholder Litigation Rights

Under Article 141 of the Jersey Companies Law, a shareholder may apply to the court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of the shareholders, including at least the shareholder making the application. There may also be customary law personal actions available to shareholders. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings, and providing for the purchase of shares by a company or by any of its other shareholders.

Amendments to Governing Documents

Amendments to our A&R Articles may only be effected by special resolution of shareholders in general meeting (being at least a two‑thirds majority) who vote in person or by proxy on the resolution at such general meeting.

Pre-emption Rights

Under our A&R Articles, no pre‑emptive rights attach to our Ordinary Shares. Accordingly, our board of directors may allot, issue, grant options over, or otherwise dispose of unissued shares or treasury shares without any obligation to first offer such shares to existing shareholders, in each case subject to the Jersey Companies Law.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of related party transactions that AIR has entered into since January 1, 2023.

Relationship with Ian Fearon

Mr. Ian Fearon has served as a director of AIR Global PLC since May 12, 2026, and previously served as a director of AIR Limited from December 8, 2022 to May 15, 2026. He does not beneficially own any Ordinary Shares.

Mr. Fearon is the sole director and shareholder of whatIF? Consulting Ltd (“whatIF?”), a United Kingdom-based regulatory science consulting firm, with whom our subsidiary AIR Global Brands Limited has entered into a services agreement relating to clinical and behavioral studies of tobacco and nicotine products, regulatory science and scientific engagement, involving aggregate fees of up to $933,750 (excluding post-submission work and any additional studies). The engagement with whatIF? predates Mr. Fearon's appointment to our board of directors. The terms of the engagement were negotiated on an arm's-length basis and have been reviewed and approved by our board of directors. For the six months ended June 30, 2026 and the years ended December 31, 2025, 2024 and 2023, we paid whatIF? approximately $487,000, $0, $0 and $0, respectively, for consulting services rendered.

Relationship with Khaleel Mamoori

Mr. Khaleel Mamoori served as a director of AIR Limited since November 5, 2020 to May 15, 2026, and was the beneficial owner of approximately 10% of AIR’s outstanding share capital for the years ended December 31, 2025, 2024 and 2023. Mr. Mamoori does not serve as a director of AIR Global PLC, however his interest in the Group remains at approximately 10% of AIR’s outstanding share capital. Entities that he owns or controls, directly or indirectly, have been acting as our principal manufacturing partners and distributors in several territories, as detailed below. All amounts set forth below represent payments made by partners and distributors during the fiscal years ended December 31, 2025, 2024 and 2023, respectively.

Egypt Manufacturing and Distribution Agreements

On May 16, 2022, we entered into a manufacturing agreement with Al Mithaliya Molasses Factory, an entity controlled by Mr. Mamoori, to manufacture and distribute Al Fakher branded products in Egypt. The initial term expires on March 1, 2032 and renews automatically for successive five-year periods up to an aggregate term of 25 years unless otherwise agreed. Pursuant to this agreement, we received no amounts for the year ended December 31, 2025 and 2024 and $6.3 million for the year ended December 31, 2023 from Idealism General Trading FZ-LLC on behalf of Al Mithaliya Molasses Factory.

Effective January 1, 2023, we entered into a Distributor’s Nomination Agreement with Al Mithaliya Molasses Factory, United General Trading FZ-LLC and Khan El Khalily For Supplies And Distribution Co., pursuant to which United General Trading FZ-LLC, an entity controlled by Mr. Mamoori, is appointed as the sole distributor of Al Fakher products in Egypt. The agreement remains in force until the expiry or termination of the foregoing manufacturing agreement.

For the years ended December 31, 2025, 2024 and 2023, we received from United General Trading FZ-LLC on behalf of Al Mithaliya Molasses Factory approximately $6.7 million, $4.6 million and $0.9 million, respectively, pursuant to this agreement.

Our revenue from United General Trading FZ-LLC and Idealism General Trading FZ-LLC in Egypt was $7.5 million and $3.8 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (or 1.9% and 1.9% of our total revenue for the same periods), compared to $7.8 million and $5.6 million for the years ended December 31, 2024 and 2023 (or 2.1% and 1.5% of our total revenue), respectively.

Iraq Manufacturing, Licensing, Raw Materials Supply and Option Agreements

On November 24, 2021, we granted KM Holdings Limited (100% owned by Mr. Mamoori) the right to manufacture and manage sales of certain of our products in Iraq, pursuant to a Manufacturing and Sales Operations Licensing Agreement. The licensing agreement has an initial term of ten years, automatically renewable for additional five-year periods up to a total of 25 years.

On November 24, 2021, we entered into a Raw Materials Supply Agreement with KM Tobacco General Trading FZ-LLC, an entity owned by Mr. Mamoori, pursuant to which we granted KM Tobacco General Trading FZ-LLC the right to place orders and pay for Al Fakher goods, which we supply, that are needed for KM Holdings Limited to manufacture and sell Al Fakher products in Iraq. The agreement remains in force until the expiry or termination of the foregoing license agreement. For the years ended December 31, 2025, 2024 and 2023, we received from KM Tobacco General Trading FZ-LLC $26.6 million, $25.5 million, and $57.0 million, respectively, pursuant to this agreement.

On November 1, 2023, we entered into a licensing agreement with Al Fakher Al Mithaliya for Manufacturing Tobacco, Molasses & Cigarettes Ltd, an entity wholly owned by Mr. Mamoori, granting exclusive production and sales rights for Al Fakher flavored molasses in Iraq through November 1, 2033, subject to automatic five-year renewals up to 25 years. We receive a royalty payment in consideration for the grant of rights to the licensee. For the years ended December 31, 2025, 2024 and 2023, we received from Al Fakher Al Mithaliya for Manufacturing Tobacco, Molasses & Cigarettes Ltd $32.9 million, $21.7 million and $0, respectively, pursuant to this agreement.

Our revenue from related parties in Iraq was $50.5 million and $22.3 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (or 12.6% and 10.8% of our total revenue for the same periods), compared to $46.2 million and $48.2 million for the years ended December 31, 2024 and 2023 (or 12.3% and 13.3% of our total revenue), respectively.

Latin America/Rest of World Distribution Agreement

On April 7, 2021, we entered into a Distribution Agreement with Al Raed General Trading (FZE), a UAE-based distributor of finished goods that is controlled by Mr. Mamoori, pursuant to which Al Raed General Trading (FZE) was established as a distributor of our products across Latin America. For the years ended December 31, 2025, 2024 and 2023, we received from Al Raed General Trading (FZE) $16.8 million, $20.4 million and $12.7 million, respectively, pursuant to this agreement.

In late 2025, with management approval, the distribution activities previously conducted through Al Raed General Trading (FZE) were migrated to KMMS General Trading FZ-LLC, a UAE-based entity also controlled by Mr. Mamoori, which continues to distribute our products across Latin America on substantially the same terms. For the six months ended June 30, 2026, we received from KMMS General Trading FZ-LLC approximately $2.9 million pursuant to this arrangement.

Our revenue pursuant to Al Raed General Trading (FZE) was $12.4 million and $nil for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (or 3.1% and nil% of our total revenue for the same periods), compared to $17.8 million and $11.9 million for the years ended December 31, 2024 and 2023 (or 4.7% and 3.3% of our total revenue), respectively. Our revenue pursuant to KMMS General Trading FZ-LLC was $2.4 million for the six months ended June 30, 2026 (or 1.1% of our total revenue for the same period); we did not generate any revenue pursuant to this arrangement for the years ended December 31, 2025, 2024 or 2023.

North Africa Distribution Agreement

On June 24, 2021, we entered into a distribution agreement with Expert Global General Trading FZ-LLC for the distribution of finished goods in North Africa. Expert Global General Trading FZ-LLC is controlled by Mr. Mamoori. For the years ended December 31, 2025, 2024 and 2023, we received from Expert Global General Trading FZ-LLC $16.6 million, $12.9 million and $13.5 million, respectively, pursuant to this agreement.

Our revenue from Expert Global General Trading FZ-LLC was $16.2 million and $nil million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively (or 4.1% and nil% of our total revenue for the same periods), compared to $12.5 million and $11.3 million for the years ended December 31, 2024 and 2023 (or 3.0% and 3.8% of our total revenue), respectively. As of 2026, we no longer distribute through Expert Global General Trading FZ-LLC in North Africa; manufacturing and distribution in the region is now conducted through unaffiliated third parties.

Nicotine Pouch Commercial Agreement

On October 3, 2024, we entered into an agreement to establish a UAE based joint-venture (ZeroSmoke – F.Z.C), owned, at the time, 50% by AIR and 50% by Pioneer Delivery Systems Holdings L.L.C FZ, which was 100% held by Mr. Mamoori, for the purpose of the manufacture and distribution of cellulose nicotine pouches. Under this arrangement, we licensed the Al Fakher trademark for the manufacture and distribution of cellulose-based nicotine pouches for oral use in markets across the world (excluding the U.S., India and certain other markets where our products are offered). For the year ended December 31, 2025 and the six months ended June 30, 2026, we received $0.3 million and $0.1 million, respectively, pursuant to this agreement. For the year ended December 31, 2024, we received no amounts pursuant to this agreement.

The Group entered into a termination and release agreement which became effective on July 7, 2026, pursuant to which it acquired the remaining 50% interest in ZeroSmoke for consideration of approximately $0.8 million, resulting in full ownership of the entity upon completion of the share transfer.

Equity Repurchase

On May 28, 2025, we repurchased 8,299 shares for an aggregate purchase price of $321,976.30 pursuant to a Settlement Agreement between AIR Group Ventures Limited and our shareholder and former employee Saqib Mehmood.

On April 5, 2023, we also entered into a Settlement Agreement with our shareholder and former employee Othman Tahboub pursuant to which we agreed to repurchase 7,500 shares for an aggregate purchase price of $148,092, which settled on July 21, 2025.

In December 2018, a Kingsway portfolio company (“SPC 1”) entered into an agreement with certain companies owned by members of the Fakhouri family (the “Fakhouri Parties”), pursuant to which SPC 1 obtained, among other rights, an option to acquire 9 million shares in the Company from the Fakhouri Parties (the “Option Shares”) (such right being the “Option”). Separately, on September 30, 2022, we acquired the Option from Kingsway (SPC 1) by entering into an assignment agreement, for a total consideration of $54,225 thousand divided into a cash consideration of $21,150 thousand which was paid in March 2023 and a shares consideration of $33,075 thousand. In connection with that assignment, we issued 876,158 shares with a par value of $19.7456 to Kingsway (SPC 1). The Fakhouri Parties were not parties to, nor beneficiaries of, that assignment or such consideration.

Subsidiary Distribution

On October 31 2024, and November 29 2024, respectively, AIR distributed its subsidiaries, Advanced Inhalation Rituals Bidco Limited and AIR Limited USA to Pioneer International Group Limited, a company controlled by the same shareholders as AIR Limited, the current top company in the group, but held by the nominee Mourant on behalf of such shareholders. This distribution was part of our broader restructuring carried out to focus on core operations. The distribution was undertaken under the direction of the shareholder and was recorded as a distribution to the shareholders. We recognized a distribution to owners of $12,800 thousand owing to a change in the Group’s ownership in an existing subsidiary in our consolidated statement of changes in equity for the year ended December 31, 2024.

PRINCIPAL SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of Ordinary Shares as of the date of this prospectus by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding Ordinary Shares;
•
each of our directors;
•
each of our named executive officers; and
•
all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 160,386,602 Ordinary Shares issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Beneficial Owners	Number of Ordinary Shares	Percentage of all Ordinary Shares
Directors and Executive Officers
Stuart Brazier(1)	725,494	*	%
Bassem Lotfy(2)	145,976
Ronan Barry(3)	222,694	*	%
Shane George(4)	37,191	*	%
Tamir Saeed	—	*	%
Ian Michael Fearon	—	*	%
Manuel Stotz(5)	97,404,379	60.73%
Andrew Gundlach	—	—
Reinhard Mieck(6)	908,300	*	%
Faisal Bari	—	—
Husam Manna	—	—
All AIR Global directors and executive officers as a group (eleven individuals)	99,761,498	62.00%
Other 5% Shareholders
Affiliates of Kingsway Capital Partners Limited(5)	97,404,379	60.73%
KIM AIR Limited(7)	15,463,722	9.64%
Affiliates of Acacia Funds(8)	10,150,130	6.33%
Bank of Jordan plc(9)	9,906,941	6.18%

* Indicates beneficial ownership of less than one percent (1%) of the total outstanding Ordinary Shares.

(1)
Includes 34,547 AIR Earnout Shares that are subject to AIR Earnout Conditions.
(2)
Includes 6,951 AIR Earnout Shares that are subject to AIR Earnout Conditions.
(3)
Includes 10,604 AIR Earnout Shares that are subject to AIR Earnout Conditions.
(4)
Includes 1,771 AIR Earnout Shares that are subject to AIR Earnout Conditions.
(5)
Includes 4,638,302 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents (i) 46,876,625 Ordinary Shares held by Kingsway Fund – Frontier Consumer Franchises, (ii) 30,921,786 Ordinary Shares held by Kingsway FCF Overflow SPC – Segregated Portfolio One, (iii) 2,567,069 Ordinary Shares held by Kingsway FCF Overflow SPC – Segregated Portfolio Two, (iv) 6,064,204 Ordinary Shares held by Kingsway FCF Overflow SPC – Segregated Portfolio Five, and (v) 10,974,695 Ordinary Shares held by Kingsway FCF Overflow SPC – Segregated Portfolio Six (collectively, the “Kingsway Entities”). Kingsway Capital Partners Limited (“Kingsway”) acts as the investment manager of each of the Kingsway Entities. Manuel Stotz, as Chief Executive Officer and control person of Kingsway, has voting and investment control of the shares held by each of the Kingsway Entities and may be deemed to be the beneficial owner of such shares. The registered address of Kingsway Fund – Frontier Consumer Franchises is 15 Avenue J.F. Kennedy, L-1855 Luxembourg. The registered address of each of the other Kingsway Entities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)
Includes 43,252 AIR Earnout Shares that are subject to AIR Earnout Conditions.
(7)
Includes 736,367 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents 15,463,722 Ordinary Shares held by KIM AIR Limited, a Jersey company whose registered address is 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR. Khaleel Mamoori exercises voting control and investment power over the Ordinary Shares held by KIM AIR Limited and may be deemed to have beneficial ownership of all of these Ordinary Shares.
(8)
Includes 483,339 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents (i) 3,646,842 Ordinary Shares held by ACACIA Partners, L.P., (ii) 3,434,072 Ordinary Shares held by ACACIA Conservation Fund, L.P., (iii) 383,649 Ordinary Shares held by ACACIA II Partners, L.P., and (iv) 2,685,567 Ordinary Shares held by ACACIA Conservation Master Fund (Offshore) L.P. (collectively, the “Acacia Entities”). Conifer Management, L.L.C. is the Registered Investment Adviser and Investment Manager of the Acacia Entities. Gregory Alexander is the portfolio manager of Conifer Management, L.L.C. and exercises sole voting and investment power over the Ordinary Shares held by the Acacia Entities. The Acacia Entities are deemed to have beneficial ownership of all of these Ordinary Shares. The registered address of ACACIA Partners, L.P. and ACACIA II Partners, L.P. is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered address of ACACIA Conservation Fund, L.P. is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, USA. The registered address of ACACIA Conservation Master Fund (Offshore) L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands.
(9)
Includes 471,759 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents 9,906,941 Ordinary Shares held by Bank of Jordan plc, a Jordanian public limited company whose registered address is 15 Abdul Hameed Sharaf Street, Shmeisani, Amman, Jordan. Bank of Jordan plc is publicly listed on the Amman Stock Exchange.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Shareholders”), of up to 154,623,867 of our Ordinary Shares, as described below.

The Ordinary Shares to be offered and sold by the Selling Shareholders under this prospectus include (i) 149,599,712 Ordinary Shares issued to the AIR Shareholders in connection with the Business Combination, including 7,123,774 AIR Earnout Shares that are subject to the AIR Earnout Conditions, (ii) 4,182,009 Ordinary Shares issued to the Sponsor in connection with the Cayman Merger, including 1,500,000 Sponsor Earnout Shares that are subject to the Sponsor Earnout Conditions, and (iii) 842,146 Ordinary Shares issued or issuable under certain Assumed Conditional Awards (the “AIR Equity Award Shares”). The Selling Shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Shares Eligible for Future Resale — Lock-Up.”

The following table sets forth the names of each Selling Shareholder, the number of Ordinary Shares owned by such Selling Shareholder as of the date of this prospectus, the maximum number of Ordinary Shares which may be offered by such Selling Shareholder pursuant to this prospectus, and the number and percentage of Ordinary Shares to be beneficially owned by such Selling Shareholder assuming all of the Ordinary Shares which may be offered by such Selling Shareholder pursuant to this prospectus are sold.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of their Ordinary Shares. The Selling Shareholders may offer all or part of the Ordinary Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Shareholders may offer all, some or none of their Ordinary Shares, no definitive estimate as to the number of Ordinary Shares that will be held by the Selling Shareholders after an offering can be provided. A Selling Shareholder may sell or otherwise transfer all, some or none of such securities in any offering. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the Ordinary Shares sold by the Selling Shareholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Therefore, beneficial ownership of the Ordinary Shares by each Selling Shareholder includes Ordinary Shares underlying any securities held by such Selling Shareholder that are currently exercisable or convertible, or exercisable or convertible within sixty (60) days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to Ordinary Shares beneficially owned by them.

Except as described in the footnotes to the table below, none of the Selling Shareholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the Selling Shareholders. Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s Ordinary Shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of Ordinary Shares registered on its behalf. Unless otherwise noted below, each Selling Shareholder’s address is: c/o AIR Global PLC, Festival Office Tower, Dubai Festival City, 7th Floor, Dubai, United Arab Emirates.

Name of the Selling Shareholder	Shares owned before the Offering	Shares owned before the offering (%)(1)	Shares being offered	Shares owned after the Offering(1)(2)	Shares owned after the Offering (%)
Cantor EP Holdings III, LLC(3)	4,182,009	1.6%	4,182,009	—	—
Acacia Conservation Fund, L.P.(4)	3,434,072	2.1%	3,434,072	—	—
Acacia Conservation Master Fund (Offshore) L.P.(4)	2,685,567	1.7%	2,685,567	—	—
Acacia II Partners, L.P.(4)	383,649	*	383,649	—	—
Acacia Partners, L.P.(4)	3,646,842	2.3%	3,646,842	—	—
Al Eqbal for General Trading(5)	6,272,154	3.9%	6,272,154	—	—
Alan Yong(6)	54,367	*	54,367	—	—
Alexander Xerxes Pe(7)	147	*	147	—	—
Angelie Zaslavsky(8)	1,634	*	1,634	—	—
Ashok Bhat(9)	20,806	*	20,806	—	—
Bank of Jordan PLC(10)	9,906,941	6.2%	9,906,941	—	—
Bassem Lotfy(11)	250,189	*	250,189	—	—
Ashley Edward Bock(12)	13,278	*	13,278	—	—
Bilal Raja(13)	1,472	*	1,472	—	—
Brandon Davis(14)	363	*	363	—	—
Carlos Ricardo Sosa Reyes(15)	23,037	*	23,037	—	—
Cavamont Master Fund(16)	1,629,831	1.0%	1,629,831	—	—
Chapter II AIR Limited(17)	2,667,602	1.7%	2,667,602	—	—
Chris Chauvin(18)	1,113	*	1,113	—	—
Christopher Butler(19)	509	*	509	—	—
Christopher Hudgins(20)	3,777	*	3,777	—	—
Christian Gunther Hertz(21)	255,192	*	255,192	—	—
Collin Rodolitz(22)	141	*	141	—	—
Daniel Lipton(23)	1,926	*	1,926	—	—
Fahad Cheema(24)	4,422	*	4,422	—	—
Faisal Choughle(25)	263	*	263	—	—

Name of the Selling Shareholder	Shares owned before the Offering	Shares owned before the offering (%)(1)	Shares being offered	Shares owned after the Offering(1)(2)	Shares owned after the Offering (%)
Imad Tharwat Kamel Irani(26)	50,127	*	50,127	—	—
Ismail Kayed(27)	210,387	*	210,387	—	—
Jack Nicola Yacoub Kattan(28)	123,075	*	123,075	—	—
Jimmy Lee(29)	315	*	315	—	—
Jacobo Sarmiento(30)	66,529	*	66,529	—	—
Jorge Guil Rivera(31)	109,300	*	109,300	—	—
Joseph Bilman(32)	59,702	*	59,702	—	—
Julian Urquidi(33)	656	*	656	—	—
Katrina Jennison(34)	807	*	807	—	—
Keaton Kovach(35)	358	*	358	—	—
Keil Nitz(36)	740	*	740	—	—
Kelly O’Hara(37)	989	*	989	—	—
KIM AIR Limited(38)	15,463,722	9.6%	15,463,722	—	—
Kingsway FCF Overflow SPC – Segregated Portfolio One(39)	30,921,786	19.3%	30,921,786	—	—
Kingsway FCF Overflow SPC – Segregated Portfolio Two(39)	2,567,069	1.6%	2,567,069	—	—
Kingsway FCF Overflow SPC – Segregated Portfolio Five(39)	6,064,204	3.8%	6,064,204	—	—
Kingsway FCF Overflow SPC – Segregated Portfolio Six(39)	10,974,695	6.8%	10,974,695	—	—
Kingsway Fund – Frontier Consumer Franchises(39)	46,876,625	29.2%	46,876,625	—	—
Lucia Martin Gomez(40)	21,982	*	21,982	—	—
Marc Messer(41)	555	*	555	—	—
Mark Sidey(42)	160,406	*	160,406	—	—
Michael Bauer(43)	13,303	*	13,303	—	—
Michael DeMarchis(44)	526	*	526	—	—
Michael David Maillard(45)	2,752	*	2,752	—	—
Michael Scott(46)	538	*	538	—	—
Michael Wu(47)	18,919	*	18,919	—	—
Middle East Insurance Co. PLC(48)	607,601	*	607,601	—	—
Moomal Chhabria Ameet Doulat(49)	1,211	*	1,211	—	—
Moritz Axel Schutze(50)	259,135	*	259,135	—	—
Nicholas Uribe(51)	551	*	551	—	—
Omar Abou-Arab(52)	572	*	572	—	—
Omar Suhaib Bseiso(53)	5,738	*	5,738	—	—
Osman Bin Enaam(54)	59,908	*	59,908	—	—
Othman Ishan Othman Tahboub(55)	187,992	*	187,992	—	—
Paul Dawson(56)	44,320	*	44,320	—	—
Paul Maurice Clermont(57)	1,165	*	1,165	—	—
Payam Dadgar(58)	43,782	*	43,782	—	—
Peter Alain Leger(59)	119,393	*	119,393	—	—
Portland House Partners LLC(60)	365,817	*	365,817	—	—
Prosperitas Assets Holding Ltd(61)	88,478	*	88,478	—	—
Ramzi Kayed(62)	269,774	*	269,774	—	—
Razvan Dragos Budiaci(63)	14,727	*	14,727	—	—
Reinhard Mieck(64)	908,300	*	908,300	—	—
Renato Piai(65)	9,849	*	9,849	—	—
Robert Maneson(66)	770	*	770	—	—
Robert Sindelar(67)	35,243	*	35,243	—	—
Ronan Barry(68)	303,732	*	303,732	—	—
Saif Mousa Mustafa Saleh(69)	241,861	*	241,861	—	—
Sami Romman(70)	10,271	*	10,271	—	—
Saqib Mehmood Latif Mehmood(71)	109,164	*	109,164	—	—
Sawsan Tharwat Kamel Irani Ajami(72)	12,042	*	12,042	—	—
Sergio Aristy(73)	746	*	746	—	—
Shane Finemore(74)	365,817	*	365,817	—	—
Shane George(75)	124,274	*	124,274	—	—
Shaunn Collier(76)	653	*	653	—	—
Sotirios Kostouros(77)	34,344	*	34,344	—	—
Stefano Sassu(78)	1,993	*	1,993	—	—
Stephen Tobin(79)	575	*	575	—	—
Steven John Wichary(80)	84,255	*	84,255	—	—
Stuart Damon Brazier(81)	1,081,757	*	1,081,757	—	—
Travis Wilcox(82)	2,765	*	2,765	—	—
Tyler Powell(83)	537	*	537	—	—
Wendy Perez(84)	326	*	326	—	—
White Matter Holding Limited(85)	70,967	*	70,967	—	—

Ziad Ghassan Jabre(86)	2,092	*	2,092	—	—
Total	154,623,867		154,623,867	—	—

1)
The percentage of Ordinary Shares beneficially owned is computed on the basis of 160,386,602 Ordinary Shares issued and outstanding on the Closing Date.
2)
Assumes the sale of all Ordinary Shares offered in this prospectus.
3)
Cantor EP Holdings III, LLC (“CEP Holdings III”) is the record holder of these shares. Cantor is the sole member of CEP Holdings III. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Brandon G. Lutnick is the controlling trustee of the trusts owning all of the voting shares of CFGM and the Chairman and Chief Executive Officer of CEP Holdings III, Cantor and CFGM. Each of Cantor, CFGM and Brandon G. Lutnick may be deemed to have beneficial ownership of the Ordinary Shares held directly by CEP Holdings III. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The principal business address of Cantor EP Holdings III, LLC is 110 East 59th Street, New York, NY 10022.
4)
Includes 483,339 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents (i) 3,646,842 Ordinary Shares held by ACACIA Partners, L.P., (ii) 3,434,072 Ordinary Shares held by ACACIA Conservation Fund, L.P., (iii) 383,649 Ordinary Shares held by ACACIA II Partners, L.P., and (iv) 2,685,567 Ordinary Shares held by ACACIA Conservation Master Fund (Offshore) L.P. (collectively, the “Acacia Entities”). Conifer Management, L.L.C. is the Registered Investment Adviser and Investment Manager of the Acacia Entities. Gregory Alexander is the portfolio manager of Conifer Management, L.L.C and exercises sole voting and investment power over the Ordinary Shares held by the Acacia Entities. The Acacia Entities are deemed to have beneficial ownership of all of these Ordinary Shares. The registered address of ACACIA Partners, L.P. and ACACIA II Partners, L.P. is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered address of ACACIA Conservation Fund, L.P. is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, USA.

The registered address of ACACIA Conservation Master Fund (Offshore) L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands.
5)
Includes 298,674 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Al Eqbal for General Trading is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (mailing address: 2nd Floor, 15 King Street, St. James's, London SW1Y 6QU).
6)
Includes 2,588 AIR Earnout Shares that are subject to AIR Earnout Conditions. Alan Yong previously served as VP Online Sales at the Company. The address of Alan Yong is 84 Chuan Drive, Singapore 554561.
7)
Includes 147 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards.Alexander Xerxes Pe currently serves as Legal Counsel at the Company.

8)
Includes 1,634 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Angelie Zaslavsky currently serves as Global Head of Consumer Experience at the Company.
9)
Includes 990 AIR Earnout Shares that are subject to AIR Earnout Conditions. Ashok Bhat serves as Chief Supply and Operations Officer at the Company.
10)
Includes 471,759 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents 9,906,941 Ordinary Shares held by Bank of Jordan plc, a Jordanian public limited company whose registered address is 15 Abdul Hameed Sharaf Street, Shmeisani, Amman, Jordan. Bank of Jordan plc is publicly listed on the Amman Stock Exchange. Husam Manna serves as a member of the board of directors of Bank of Jordan plc and as a member of the board of directors of the Company.
11)
Includes 6,951 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 104,213 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Bassem Lotfy currently serves as Chief Financial Officer at the Company.
12)
Includes 13,278 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Ashley Edward Bock currently serves as Senior Global Brand Marketing Manager at the Company.
13)
Includes 1,472 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Bilal Raja currently serves as OOKA GM at the Company.
14)
Includes 363 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards.Brandon Davis currently serves as Customer Experience Manager at the Company.
15)
Includes 1,097 AIR Earnout Shares that are subject to AIR Earnout Conditions. Carlos Ricardo Sosa Reyes currently serves as VP Branding and Partnership at the Company.
16)
Includes 77,611 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Cavamont Master Fund is C/O Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1 -1104, Cayman Islands.
17)
Includes 127,028 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Chapter II AIR Limited is 4th Floor, St Paul's Gate,22-24 New Street, St Helier, Jersey, JE1 4TR.
18)
Includes 1,113 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Chris Chauvin currently serves as Brand Manager at the Company
19)
Includes 509 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Christopher Butler currently serves as GM, Hookah.com at the Company.
20)
Includes 3,777 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards.Christopher Hudgins currently serves as CORA Director, Americas at the Company.
21)
Includes 12,152 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Christian Gunther Hertz is Palm Jumeirah, Frond C, No. 111, P.O. Box 346632, Dubai, UAE.
22)
Includes 141 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Collin Rodolitz serves as Global Head of Digital Technology at the Company.
23)
Includes 1,926 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Daniel Lipton currently serves as Global Head of Data / Analytics at the Company.
24)
Includes 4,422 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Fahad Cheema currently serves as Commercial Finance Manager
25)
Includes 263 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Faisal Choughle currently serves as Sales Development Manager at the Company.
26)
Includes 2,387 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Imad Tharwat Kamel Irani is Building 55, Abdullah Qamar Street, Alshmeisani, Jordan.
27)
Includes 10,018 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Ismail Kayed is Apartment 6201, Elite Residences Tower, Dubai Marina, Dubai, United Arab Emirates.
28)
Includes 5,860 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Jack Nicola Yacoub Kattan is PO Box 2466, Amman, 11181, Jordan.
29)
Includes 315 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Jimmy Lee is a Senior Finance Manager at the Company.
30)
Includes 123 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 63,933 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Jacobo Sarmiento currently serves as EVP Americas at the Company. The address of Jacobo Sarmiento is c/o AIR Distribution, 3525 Whitehall Park Drive, Suite 300, Charlotte, North Carolina 28273, USA.
31)
Includes 5,204 AIR Earnout Shares that are subject to AIR Earnout Conditions. Jorge Guil Rivera serves as Chief Marketing Officer at the Company.
32)
Includes 202 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 55,447 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Joseph Bilman serves as Chief Digital Officer at the Company. The address of Joseph Bilman is c/o AIR Distribution, 3525 Whitehall Park Drive, Suite 300, Charlotte, North Carolina 28273, USA.
33)
Includes 656 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Julian Urquidi currently serves as Corporate Finance Controller at the Company.
34)
Includes 807 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Katrina Jennison currently serves as S&OP Manager at the Company.
35)
Includes 358 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Keaton Kovach currently serves as Associate HORECA Activation Manager at the Company.
36)
Includes 740 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Keil Nitz currently serves as Senior Manager, Distribution, Fulfilment & Customer Experience at the Company.
37)
Includes 989 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Kelly O’Hara currently serves as Project Manager at the Company.
38)
Includes 736,367 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents 15,463,722 Ordinary Shares held by KIM AIR Limited, a Jersey company whose registered address is 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR. Khaleel Mamoori exercises voting control and investment power over the Ordinary Shares held by KIM AIR Limited and may be deemed to have beneficial ownership of all of these Ordinary Shares. Mr. Mamoori previously served as director of AIR Limited from November 5, 2020 to May 15, 2026.
39)
Includes 4,638,302 AIR Earnout Shares that are subject to AIR Earnout Conditions. Represents (i) 46,876,625 Ordinary Shares held by Kingsway Fund - Frontier Consumer Franchises, (ii) 30,921,786 Ordinary Shares held by Kingsway FCF Overflow SPC - Segregated Portfolio One, (iii) 2,567,069 Ordinary Shares held by Kingsway FCF Overflow SPC - Segregated Portfolio Two, (iv) 6,064,204 Ordinary Shares held by Kingsway FCF Overflow SPC - Segregated Portfolio Five, and (v) 10,974,695 Ordinary Shares held by Kingsway FCF Overflow SPC - Segregated Portfolio Six (collectively, the “Kingsway Entities”). Kingsway Capital Partners Limited (“Kingsway”) acts as the investment manager of each of the Kingsway Entities. Manuel Stotz, as Chief Executive Officer and control person of Kingsway, has voting and investment control of the shares held by each of the Kingsway Entities and may be deemed to be the beneficial owner of such shares. Mr. Stotz also serves as a member of the board of directors of the Company. Additionally, Tamir Saeed serves as a managing partner of Kingsway and as a member of the board of directors of the Company. The registered address of Kingsway Fund - Frontier Consumer Franchises is 15 Avenue J.F. Kennedy, L-1855 Luxembourg. The registered address of each of the other Kingsway Entities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.”
40)
Includes 1,046 AIR Earnout Shares that are subject to AIR Earnout Conditions. Lucia Martin Gomez serves as VP, Marketing Innovation & Activation at the Company.
41)
Includes 555 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Marc Messer currently serves as a Customer Success & Ops Manager at the Company.
42)
Includes 7,638 AIR Earnout Shares that are subject to AIR Earnout Conditions. Mark Sidey previously served as Chief Sales Officer & EVP Heritage & Emerging Markets. The address of Mark Sidey is Villa V44 Grand Views Nad Al Sheba One Meydan Dubai UAE.
43)
Includes 13,303 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Michael Bauer currently serves as Operations & Supply Chain Director, Americas at the Company.
44)
Includes 526 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Michael DeMarchis currently serves as Senior Product Manager at the Company.
45)
Includes 131 AIR Earnout Shares that are subject to AIR Earnout Conditions. Michael David Maillard previously served as VP, OOKA Activation at the Company. The address of Michael David Maillard is Al Barari, Chorisia 1, Villa 165, Dubai, UAE.
46)
Includes 538 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Michael Scott currently serves as Global Head of Digital B2B at the Company.
47)
Includes 900 AIR Earnout Shares that are subject to AIR Earnout Conditions. Michael Wu previously served as Finance Director, Americas at the Company. The address of Michael Wu is 543 S Melrose St, Anaheim, CA 92805.
48)
Includes 28,933 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Middle East Insurance Co. PLC is 4 Zahran Street, Third Circle, Jabal Amman, Amman 11118, Jordan.
49)
Includes 1,211 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards Moomal Chhabria Ameet Doulat currently serves as HR Director, Americas at the Company.
50)
Includes 12,339 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Moritz Axel Schutze is Pappelstr. 23b, 86899 Landsberg am Lech, Germany.
51)
Includes 551 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Nicholas Uribe currently serves as Digital Manager at the Company.
52)
Includes 572 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Omar Abou-Arab currently serves as Regional Sales Manager, East at the Company.
53)
Includes 273 AIR Earnout Shares that are subject to AIR Earnout Conditions. Omar Suhaib Bseiso serves as EVP MEAA at the Company.
54)
Includes 2,852 AIR Earnout Shares that are subject to AIR Earnout Conditions. Osman Bin Enaam previously served as Head of Digital at the Company. The address of Osman Bin Enaam is Jumeirah Islands, cluster 45, Villa 11, Dubai, UAE.

55)
Includes 8,952 AIR Earnout Shares that are subject to AIR Earnout Conditions. Othman Ishan Othman Tahboub previously served as Chief Operations Officer of the Company. The address of Othman Ishan Othman Tahboub is Apartment 301, Building 14, Abban Ben Affan Street, Dahet Alrashid, Amman, Jordan.
56)
Includes 2,110 AIR Earnout Shares that are subject to AIR Earnout Conditions. Paul Dawson serves as Chief Product Officer at the Company.
57)
Includes 1,165 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Paul Maurice Clermont currently serves as Finance Director, Americas at the Company.
58)
Includes 2,084 AIR Earnout Shares that are subject to AIR Earnout Conditions. Payam Dadgar previously served as VP Europe and US at the Company. The address of Payam Dadgar is 150 Campden Hill Road, W8 7AS London, UK.
59)
Includes 5,685 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Peter Alain Leger is 1 Chesterfield Road, Oranjezicht, Cape Town 8001, South Africa.
60)
Includes 17,419 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Portland House Partners LLC is 600 Madison Avenue, New York NY 10022.
61)
Includes 4,213 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Prosperitas Assets Holding Ltd is Suite 2, Global Village, Jivan’s Complex, Mount Fleuri, Mahe, Seychelles.
62)
Includes 12,846 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Ramzi Kayed is Apartment 6201, Elite Residences Tower, Dubai Marina, Dubai, United Arab Emirates.
63)
Includes 701 AIR Earnout Shares that are subject to AIR Earnout Conditions. Razvan Dragos Budiaci previously served as VP Global Trade Marketing at the Company. The address of Razvan Dragos Budiaci is Al Besheen Street, Villa 95, Umm Suqeim 2, Dubai, UAE.
64)
Includes 43,252 AIR Earnout Shares that are subject to AIR Earnout Conditions. Reinhard Mieck serves as a member of the board of directors of the Company and was previously the Chair of AIR Limited.
65)
Includes 469 AIR Earnout Shares that are subject to AIR Earnout Conditions. Renato Piai previously served as Head of Digital & Data Analytics, Europe at the Company. The address of Renato Piai is Terschellingstraat 60, 1181HK, Amstelveen, Netherlands.
66)
Includes 36 AIR Earnout Shares that are subject to AIR Earnout Conditions. Robert Maneson previously served as Sales Director, US at the Company. The address of Robert Maneson is 3100 Menchaca Rd #28, Austin, TX 78704.
67)
Includes 35,243 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Robert Sindelar currently serves as R&D Director at the Company.
68)
Includes 10,604 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 81,038 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Ronan Barry serves as Chief Legal and Corporate Affairs Officer at the Company.
69)
Includes 11,517 AIR Earnout Shares that are subject to AIR Earnout Conditions. Saif Mousa Mustafa Saleh previously served as Chief Markets Officer at the Company. The address of Saif Mousa Mustafa Saleh is Emirates Oasis Villas 12 Thanya St. Dubai UAE.
70)
Includes 489 AIR Earnout Shares that are subject to AIR Earnout Conditions. Sami Romman previously served as VP Sales at the Company. The address of Sami Romman is 607 Dawson Road, Austin, TX 78704, U.S.A.
71)
Includes 5,198 AIR Earnout Shares that are subject to AIR Earnout Conditions. Saqib Mehmood Latif Mehmood previously served as Chief eCommerce Officer at the Company. The address of Saqib Mehmood Latif Mehmood is Villa 9, Al-Naseem B1, Mudon, Dubai, UAE.
72)
Includes 573 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Sawsan Tharwat Kamel Irani Ajami is First Floor, Building 38, Khaled Shouman Street, Fourth Circle, Jordan.
73)
Includes 746 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Sergio Aristy currently serves as Procurement Manager at the Company.
74)
Includes 17,419 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of Shane Finemore is 14 Burran Avenue, Mosman, New South Wales 2088, Australia.
75)
Includes 1,771 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 87,083 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Shane George serves as Chief People Officer and SVP Europe and IT at the Company.
76)
Includes 653 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Shaunn Collier currently serves as Manager, Digital Merchandising & Experience.
77)
Includes 1,635 AIR Earnout Shares that are subject to AIR Earnout Conditions. Sotirios Kostouros serves as VP Commercial Finance at the Company.
78)
Includes 1,993 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Stefano Sassu currently serves as Global Head of Digital Product at the Company.
79)
Includes 575 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Stephen Tobin currently serves as Sr. Activation Manager (HORECA) at the Company.
80)
Includes 4,012 AIR Earnout Shares that are subject to AIR Earnout Conditions. Steven John Wichary previously served as EVP New Growth Categories at the Company. The address of Steven John Wichary is The Old Rectory Little Langford Salisbury Wiltshire SP34NU.
81)
Includes 34,547 AIR Earnout Shares that are subject to AIR Earnout Conditions. Also includes 356,263 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Stuart Damon Brazier serves as Chief Executive Officer and a member of the board of directors at the Company.
82)
Includes 2,765 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Travis Wilcox currently serves as Senior Logistics Manager at the Company.
83)
Includes 537 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Tyler Powell currently serves as Digital Brand Manager at the Company.

84)
Includes 326 Ordinary Shares underlying awards pursuant to the Company’s incentive and compensation arrangements, which shares vest in accordance with the terms of the underlying awards. Wendy Perez currently serves as SOX Finance Manager at the Company.
85)
Includes 3,379 AIR Earnout Shares that are subject to AIR Earnout Conditions. The address of White Matter Holding Limited is P.O. Box: 114429, c/o Al Kttbi & Associates Chartered Accountants, Saeed Tower 2, Sheikh Zayed Road, Dubai, United Arab Emirates (mailing address: Units 2101 & 2106, 21st Floor, Single Business Tower, Business Bay, Dubai, United Arab Emirates).
86)
Includes 99 AIR Earnout Shares that are subject to AIR Earnout Conditions. Ziad Ghassan Jabre previously served as VP, GTR at the Company. The address of Ziad Ghassan Jabre is Jumeirah Park, District 6, street F1, Villa D26, Dubai, UAE.

TAXATION

Material Jersey Tax Considerations

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following summary is based on Jersey taxation law and practice as they are understood to apply at the date hereof and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Holders should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Ordinary Shares under the laws of any jurisdiction in which they may be liable to taxation.

The holders of Ordinary Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Ordinary Shares.

In Jersey, no stamp duty is levied on the issue or transfer of the Ordinary Shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate. In addition, land transaction tax is payable in Jersey if the shares confer a right of occupation of a residential property in Jersey, and enveloped property transaction tax is payable if commercial real estate situated in Jersey is held within a Jersey company.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

Under the Income Tax (Jersey) Law 1961 (as amended), we would be regarded as tax resident in Jersey if it is incorporated under the Jersey Companies Law, unless:

(i)
its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and
(ii)
We are resident for tax purposes in that country or territory.

We are not resident for tax purposes in Jersey and not subject to any rate of tax in Jersey We are resident for tax purposes in the UK, where the tax rate is in excess of 10%.

Economic Substance

The Taxation (Companies - Economic Substance) (Jersey) Law 2019 (the “Substance Law”) came into force on January 1, 2019. The Substance Law addresses the concerns of the EU Code of Conduct Group (Business Taxation) regarding economic substance raised as part of the Base Erosion and Profit Shifting (BEPS) project.

The Substance Law requires that a Jersey tax resident company conducting relevant activities from which it receives gross income must satisfy the economic substance tests set out in that law. The relevant activities within the scope of the Substance Law include acting as an equity holding company, financing and leasing activities and acting as a headquarters company.

The Substance Law provides progressive sanctions for non-compliance including financial penalties, disclosure and striking off from the register.

We are managed and controlled in the U.K. and therefore are not deemed to be tax resident in Jersey. Accordingly, the Substance Law does not apply to us.

Material U.S. Federal Income Tax Considerations for U.S. holders

This section describes certain material U.S. federal income tax considerations to U.S. holders (as defined below) of an investment in our Ordinary Shares. All prospective holders of our Ordinary Shares should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Ordinary Shares.

This discussion deals only with U.S. holders that hold their Ordinary Shares as capital assets within the meaning of Section 1221 of the Code (as defined herein) and does not cover all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum tax or net investment income tax or any aspect of U.S. state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to investors that own or will own (directly, indirectly or by attribution) 10% or more of the Ordinary Shares by vote or value, nor does this section discuss all of the U.S. federal income tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, pension plans, cooperatives, regulated investment companies, real estate investment trusts, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations (including private foundations), dealers in securities or currencies, traders that elect to use a mark-to-market method of accounting, investors that hold Ordinary Shares as part of straddles, hedging transactions, conversion transactions, constructive sales or other integrated transactions for U.S. federal income tax purposes, persons that received Ordinary Shares as compensation for services or pursuant to any employee share option, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Ordinary Shares in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States, passive foreign investment companies, controlled foreign corporations, foreign controlled foreign corporations, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Ordinary Shares being taken into account in an applicable financial statement, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and persons holding Ordinary Shares through such entities, or U.S. holders whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. holder” means a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Ordinary Shares will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of the ownership and disposition of Ordinary Shares.

This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax treatment of the ownership and disposition of Ordinary Shares. The statements in this prospectus are not binding on the IRS or any court. Thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

ALL HOLDERS OF ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Ownership of Ordinary Shares

Distributions on Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Ordinary Shares that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. We do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles. A U.S. holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes.

Dividends paid by us generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that we are considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a corporation the class of shares with respect to which a distribution is made are readily tradable on an established securities market in the United States. In this regard, the Ordinary Shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as the Ordinary Shares are. There can be no assurance, however, that Ordinary Shares will be considered readily tradable on an established securities market in later years. A U.S. holder will not be able to claim the reduced rate on dividends received from us if we are treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year. See “— Passive Foreign Investment Company Rules” below.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by us may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. A U.S. holder that does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. Certain U.S. Treasury Regulations may restrict the availability of any foreign tax credit based on, among other things, the nature of the withholding tax imposed by the foreign jurisdiction. However, the IRS has provided temporary relief from the application of certain aspects of these regulations until new guidance or regulations are issued. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances and the possibility of claiming an itemized deduction in lieu of the U.S. foreign tax credit for any foreign taxes paid or withheld.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any withholding tax imposed on a sale, exchange, redemption or other taxable disposition. Moreover, the U.S. Treasury Regulations discussed above under “— Distributions on Ordinary Shares” may further restrict the availability of any such credit. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to withholding tax.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as us, will be a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value of its assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are generally categorized as passive assets. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on the composition of our gross assets and income and the manner in which we expect to operate our business in future years, we do not expect to be classified as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future.

Whether we are a PFIC is a factual determination made annually after the close of each taxable year, and involves extensive factual investigation, including ascertainment of the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, all of which is subject to uncertainty in several respects. Further, fluctuations in the market price of our Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our intangible assets, may be determined by reference to the market price of our Ordinary Shares from time to time (which may be volatile). Among other matters, if our market capitalization subsequently declines, we may be a PFIC for the current taxable year or future taxable years. The determination also may be affected by how, and how quickly, we spend our liquid assets. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year, or that the IRS will agree with our determination regarding PFIC status for any taxable year.

If we were a PFIC in any year during which a U.S. holder owns Ordinary Shares, subject to the discussion below regarding the mark-to-market or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether we continue to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the Ordinary Shares to market annually. The election is available only if the Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the mark-to-market election, any gain from marking the Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. Ordinary Shares, which are listed on Nasdaq, are expected to qualify as “marketable stock” for purposes of the PFIC rules. No assurance can be given that the Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Ordinary Shares cease to be “marketable stock.”

If we were a PFIC for any taxable year during which a U.S. holder holds Ordinary Shares and any of our subsidiaries or other non-U.S. corporate entities in which we own equity interests were also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder who makes a mark-to-market election may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any investment held by us, including shares of any of our non-U.S. subsidiaries, that is treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries or other non-U.S. corporate entities in which we own equity interests.

U.S. holders can also generally mitigate the adverse consequences of holding PFIC stock by making QEF elections with respect to such stock. A QEF election results in tax treatment different from (and generally less adverse than) the treatment under the excess distribution regime described above. We do not, however, intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Ordinary Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning our possible PFIC status and the consequences to them, including potential reporting requirements, if we were classified as a PFIC for any taxable year.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares, and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding.

Any proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Ordinary Shares, including reporting obligations related to the holding of certain foreign financial assets.

Additional withholding tax on payments made to foreign accounts

Pursuant to Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”) and subject to the proposed regulations discussed below, a “foreign financial institution” may be required to withhold U.S. tax on certain “foreign passthru payments” to the extent such payments are treated as attributable to certain U.S. source payments. Under proposed regulations, any withholding on foreign passthru payments would apply to passthru payments made on or after the date that is two years after the date of publication in the Federal Register of applicable final regulations defining foreign passthru payments. Taxpayers generally may rely on these proposed regulations until final regulations are issued.

Non-U.S. governments have entered into agreements with the United States (and additional non-U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Holders should consult their own tax advisors on how these rules may apply to their investment in the Ordinary Shares.

PLAN OF DISTRIBUTION

Resales of Ordinary Shares by Selling Shareholders

We are registering the possible resale by the Selling Shareholders of up to 154,623,867 Ordinary Shares. The prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or similar transactions.

We will not receive any proceeds from any sale by the Selling Shareholders of Ordinary Shares being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Shareholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

The Selling Shareholders may use any one or more of the following methods when disposing of Ordinary Shares:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•
privately negotiated transactions;
•
through one or more underwritten offerings on a firm commitment or best efforts basis;
•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
broker-dealers may agree with the Selling Shareholders to sell a specified number of such Ordinary Shares at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
a combination of any such methods of sale; and
•
any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of the Ordinary Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which Ordinary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Shareholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares are listed on Nasdaq under the symbol “AIIR.”

Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Ordinary Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholders and any other persons participating in the sale or distribution of the securities will be subject to the applicable rules of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, rules of Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Shareholders or any other person, which limitations may affect the marketability of the shares of the securities. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities

Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

We have agreed with each Selling Shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of, among other things, (a) the term specified in relation to the registration rights granted to such Selling Shareholder and (b) the date on which such Selling Shareholder ceases to hold any of the Ordinary Shares covered by this prospectus.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Lock-Up Agreements

The Sponsor and the AIR Shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Shares Eligible for Future Resale — Lock-Up.”

SHARES ELIGIBLE FOR FUTURE RESALE

Our authorized share capital is 500,000,000 Ordinary Shares. As of the date of this prospectus, we have 160,386,602 Ordinary Shares issued and outstanding, including 7,189,417 AIR Earnout Shares and 1,500,000 Sponsor Earnout Shares. Because only a limited number of Ordinary Shares are currently available for sale after the closing of our Business Combination due to contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of Ordinary Shares in the public market after the restrictions lapse, which could adversely affect prevailing market prices of our Ordinary Shares.

Lock-Up

2,500,000 Ordinary Shares held by the Sponsor and 150,967,333 Ordinary Shares held by AIR Shareholders are locked up for six months following the Closing, subject to certain early release events as specified in the Business Combination Agreement or the Sponsor Support Agreement, including if we consummate a liquidation, merger, share exchange or other similar transaction after the Closing which results in all of shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

In addition, 1,500,000 Ordinary Shares received by the Sponsor at Closing are subject to certain vesting conditions (the “Sponsor Earnout Shares”), releasable only if specified price targets for the Ordinary Shares are achieved, or certain transactions occur, prior to the fifth anniversary of the Closing Date.

In addition, pursuant to the terms of the Business Combination Agreement, 7,189,417 Ordinary Shares issued to the AIR Shareholders at Closing are subject to certain vesting conditions (the “AIR Earnout Shares”), releasable only if specified price targets for the Ordinary Shares are achieved, or certain transactions occur, prior to the fifth (5th) anniversary of the Closing Date, in each case on the terms and subject to the conditions set forth in the Business Combination Agreement (“AIR Earnout Shares”).

Rule 144

All Ordinary Shares issued and outstanding upon the completion of the Business Combination, other than those registered pursuant to the registration statement on Form F-4 (File No. 333-294714), initially filed with the SEC on March 27, 2026, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning one year after the date we filed Form 20-F type information with the SEC, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us. Persons who are affiliates of ours and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•
1% of the then outstanding Ordinary Shares; or
•
the average weekly reported trading volume of Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by Affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and
•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company, which we filed on May 21, 2026.

Registration Rights

In connection with the Business Combination, we, CAEP, the Sponsor and certain AIR Shareholders (collectively, the “Registration Rights Holders”) entered into the A&R Registration Rights Agreement, which supersedes and replaces the registration rights agreement that was entered into by CAEP and the Sponsor in connection with the CAEP IPO. Pursuant to the A&R Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, the Ordinary Shares that are held by the parties thereto. Pursuant to the A&R Registration Rights Agreement, the Registration Rights Holders have certain other registration rights, including unlimited demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Ordinary Shares held by such parties. The Ordinary Shares that are the subject of the registration rights granted under the A&R Registration Rights Agreement are being offered hereunder.

The A&R Registration Rights Agreement will terminate on the earlier of (a) the tenth year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

EXPENSES RELATED TO THE OFFERING

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Amount
SEC Registration Fee		$146,415.77
FINRA Filing Fee	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Printing Expenses	$	*
Miscellaneous Expenses	$	*
Total	$	*

* The calculation of these fees and expenses is dependent on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.

ENFORCEMENT OF CIVIL LIABILITIES

AIR Global PLC is incorporated and existing under the laws of Jersey. Certain individuals, who may be directors and executive officers of AIR Global PLC, and certain experts named in this prospectus reside outside of the United States. All or a substantial portion of the assets of such individuals and of AIR Global PLC may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or AIR Global PLC, or to enforce against such individuals or AIR Global PLC in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by counsel that there is doubt as to the enforceability in Jersey, in original actions or in actions for the enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S. or enforcement of claims for punitive damages.

EXPERTS

The financial statements of AIR Limited as of December 31, 2025 and 2024 and for years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Limited Partnership Dubai Branch, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered address of PricewaterhouseCoopers Limited Partnership Dubai Branch is Emaar Square Building 5, P.O. Box 11987, Dubai, United Arab Emirates.

The financial statements of AIR Holdings Limited as of December 31, 2025 and for the period from October 28, 2025 (inception) to December 31, 2025 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to AIR Holdings Limited’s ability to continue as a going concern as described in Note 1.2 to the financial statements) of PricewaterhouseCoopers Limited Partnership Dubai Branch, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered address of PricewaterhouseCoopers Limited Partnership Dubai Branch is Emaar Square Building 5, P.O. Box 11987, Dubai, United Arab Emirates.

Certain statistical data and other information included in this prospectus, including all information set forth under the section titled “Industry,” and certain information set forth under the section titled “Business,” has been derived from and included herein in reliance upon a research report titled “Market Assessment Report – AIR” prepared by Arthur D. Little, an independent provider of research and analysis, commissioned by AIR, and issued as of December 2025, upon the authority of said firm as experts with respect to the matters covered by its report. Arthur D. Little does not have any interest in our securities.

LEGAL MATTERS

Walkers (Jersey) LLP, as Jersey counsel to the Company, has passed upon the validity of the Ordinary Shares offered by this prospectus under Jersey law. We are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, of which this prospectus forms a part, including exhibits, under the Securities Act with respect to the Ordinary Shares offered by this prospectus. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our shares. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://ir.air.global/. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

AIR Limited

Consolidated financial statements

for the year ended 31 December 2025

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of AIR Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of AIR Limited and its subsidiaries (the “Company”) as of 31 December 2025 and 2024, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Limited Partnership Dubai Branch

Dubai, United Arab Emirates

27 March 2026

We have served as the Company's auditor since 2022.

AIR Limited

Consolidated statement of financial position

		As at 31 December
		2025	2024
	Note	$000	$000
ASSETS
Non-current assets
Property, plant and equipment	14	28,410	28,639
Right-of-use assets	15	11,663	12,192
Intangible assets	16	371,277	360,268
Investments in joint ventures	11	2,255	—
Trade and other receivables	24	293	—
Investment property	19	—	382
Deferred tax assets	22	41,071	38,192
		454,969	439,673
Current assets
Inventories	23	55,331	55,348
Trade and other receivables	24	93,160	89,109
Advance tax		274	185
Cash and cash equivalents	25	119,456	71,702
		268,221	216,344
Total assets		723,190	656,017
LIABILITIES
Non-current liabilities
Derivative financial instruments	20	1,216	—
Other interest-bearing loans and borrowings	26	357,679	250,298
Lease liabilities	26	9,935	10,754
Employee benefits	28	6,542	6,671
Payables relating to acquisitions	21	—	140
Deferred tax liabilities	22	436	506
		375,808	268,369
Current liabilities
Other interest-bearing loans and borrowings	26	29,852	136,704
Derivative financial instruments	20	558	—
Lease liabilities	26	3,348	2,179
Employee benefits	28	1,320	—
Trade and other payables	27	99,121	84,936
Tax payable		2,053	4,370
Payables relating to acquisitions	21	1,760	7,180
		138,012	235,369
Total liabilities		513,820	503,738
Net assets		209,370	152,279
EQUITY
Capital and reserves
Share capital	30	968,768	966,563
Share premium	30	39,834	37,593
Merger reserve	2	(1,100,361)	(1,100,361)
Cash flow hedge reserve	20	(1,614)	—
Translation reserve	30	9,194	8,976
Other reserve	30	31,101	22,489
Retained earnings		262,448	217,019
Equity attributable to the equity holder of the Company		209,370	152,279
Non-controlling interests	37,17	—	—
Net equity		209,370	152,279

The accompanying notes are an integral part of these consolidated financial statements.

AIR Limited

Consolidated statement of comprehensive income

		For the years ended 31 December
		2025	2024
	Note	$000	$000
Revenue	4	399,737	376,638
Cost of sales	6	(175,401)	(159,009)
Gross profit		224,336	217,629
Distribution expenses	8	(46,915)	(52,567)
General and administrative expenses	7	(93,933)	(71,429)
Provision for expected credit losses on trade receivables	32	(2,392)	(1,188)
Impairment losses on intangible assets	16	—	(881)
Other operating income		2,055	515
Other losses	9	—	(1,051)
Operating profit		83,151	91,028
Share of net loss of investments accounted for using the equity method	11	(618)	—
Finance income	12	6,568	4,315
Finance costs	12	(36,265)	(38,333)
Profit before taxation		52,836	57,010
Taxation	13	(6,032)	(22,924)
Profit for the year		46,804	34,086
Other comprehensive income
Items that may be reclassified to profit or loss:
Foreign currency translation differences - foreign operations		218	(2,114)
Changes in fair value of cash flow hedges	20	(3,089)	—
Amounts reclassified to profit or loss from cash flow hedges	12, 20	1,475	—
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	28	(682)	—
Other comprehensive income for the year, net of income tax		(2,078)	(2,114)
Total comprehensive income for the year		44,726	31,972
Profit for the year attributable to:
Shareholders of the Company		46,804	34,120
Non-controlling interests		—	(34)
		46,804	34,086
Total comprehensive income attributable to:
Shareholders of the Company		44,726	32,006
Non-controlling interests		—	(34)
		44,726	31,972
Earnings per share for profit attributable to the ordinary equity holders of the Company:		$	$
Basic earnings per share	31	0.940	0.687
Diluted earnings per share	31	0.937	0.685

The accompanying notes are an integral part of these consolidated financial statements.

AIR Limited

Consolidated statement of changes in equity

	Equity attributable to the equity holder of the Company
	Share capital	Share premium	Merger reserve	Cash flow hedge reserve	Translation reserve	Other reserve	Retained Earnings	Total attributable to the equity holder of the Company	Non- controlling interests	Net equity
	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
Balance at 1 January 2025	966,563	37,593	(1,100,361)	—	8,976	22,489	217,019	152,279	—	152,279
Total comprehensive income for the year
Profit for the year	—	—	—	—	—	—	46,804	46,804	—	46,804
Other comprehensive income:
Net loss on cash flow hedges – net of tax (Note 20)	—	—	—	(3,089)	—	—	—	(3,089)	—	(3,089)
Remeasurements of defined benefit plans (Note 28)	—	—	—	—	—	—	(682)	(682)	—	(682)
Amounts reclassified to profit or loss from cash flow hedges (Note 12, 20)	—	—	—	1,475	—	—	—	1,475	—	1,475
Foreign exchange translation difference – foreign operations	—	—	—	—	218	—	—	218	—	218
Total comprehensive income for the year	—	—	—	(1,614)	218	—	46,122	44,726	—	44,726

Transactions with shareholders
Equity-settled share-based payments (Note 28)	—	—	—	—	—	12,622	—	12,622	—	12,622
Share-based awards vested during the period (Note 30)	2,056	1,954	—	—	—	(4,010)	—	—	—	—
Shares issued in respect of acquisitions (Note 11)	461	445	—	—	—	—	—	906	—	906
Shares bought back from shareholders	(312)	(158)	—	—	—	—	—	(470)	—	(470)
Shareholder distributions	—	—	—	—	—	—	(693)	(693)		(693)
Balance at 31 December 2025	968,768	39,834	(1,100,361)	(1,614)	9,194	31,101	262,448	209,370	—	209,370

Balance at 1 January 2024	957,321	30,596	(1,100,361)	—	11,090	24,013	195,202	117,861	7,761	125,622
Total comprehensive income for the year
Profit for the year	—	—	—	—	—	—	34,120	34,120	(34)	34,086
Other comprehensive income:
Foreign exchange translation difference – foreign operations	—	—	—	—	(2,114)	—	—	(2,114)	—	(2,114)
Total comprehensive income for the year	—	—	—	—	(2,114)	—	34,120	32,006	(34)	31,972

Transactions with shareholders
Equity-settled share-based payments (Note 28)	—	—	—	—	—	11,794	—	11,794	—	11,794
Share-based awards vested during the period (Note 30)	7,558	5,760	—	—	—	(13,318)	—	—	—	—
Acquisition of non-controlling interests (Note 17)	1,684	1,237	—	—	—	—	497	3,418	(7,727)	(4,309)
Change in the Group’s ownership in existing subsidiary (Note 3)	—	—	—	—	—	—	(12,800)	(12,800)	—	(12,800)
Balance at 31 December 2024	966,563	37,593	(1,100,361)	—	8,976	22,489	217,019	152,279	—	152,279

The accompanying notes are an integral part of these consolidated financial statements.

AIR Limited

Consolidated statement of cash flows

		As at 31 December
		2025	2024
	Note	$000	$000
Cash flows from operating activities
Profit for the year		46,804	34,086
Adjustments for:
Depreciation and amortisation	14,15,16	20,068	17,648
Income tax expense	13	6,032	22,924
Finance income	12	(423)	(3,862)
Finance costs	12	36,265	38,333
Gain on disposal of property, plant and equipment		(111)	(62)
Loss on disposal of intangible assets	16	83	—
Impairment losses on intangible assets	16	—	881
Loss on write off of property, plant and equipment	14	103	—
Gain on write off of payables for acquisitions	21	(140)	—
Gain on disposal of investment property	19	(517)	—
Gain on disposal of right-of-use assets	15	(64)	(32)
Provision for slow-moving items	23	9,223	(576)
Provision for expected credit losses on trade receivables	32	2,392	1,188
Equity settled share-based payments	28	11,122	9,820
Share of net loss of investments accounted for using the equity method	11	618	—
Exchange gain – net		(3,576)	(2,340)
VAT written off	9	—	1,051
Current service costs	28	2,374	2,373
		130,253	121,432
Changes in working capital:
(Increase) / decrease in trade and other receivables		(7,418)	24,470
(Increase) / decrease in inventories		(8,932)	1,160
Increase in trade and other payables		14,253	16,227
Operating cash flows before payments for employee benefits and payments for income tax		128,156	163,289
Income tax paid		(10,446)	(9,330)
Employee benefits paid	28	(1,816)	(3,094)
Net cash generated from operating activities		115,894	150,865

The accompanying notes are an integral part of these consolidated financial statements.

AIR Limited

Consolidated statement of cash flows (continued)

		As at 31 December
		2025	2024
	Note	$000	$000
Cash flows from investing activities
Proceeds from sale of property, plant and equipment		158	95
Interest received	12	406	430
Payment made for acquisitions	21	(2,500)	(3,500)
Acquisition of property, plant and equipment	14	(3,479)	(3,480)
Acquisition of intangible assets	16	(22,338)	(18,936)
Payment made for acquisitions of shares in joint venture	11	(155)	—
Proceeds on sale of investment property	19	899	—
Interest received on lease receivables		234	—
Proceeds from disposal of subsidiaries – net of cash disposed	3	—	(786)
Net cash used in investing activities		(26,775)	(26,177)
Cash flows from financing activities
Proceeds from loans and borrowings	26	405,200	—
Payment of transaction costs related to loans	26	(11,054)	—
Proceeds from interest rate swaps	12	1,475	6,299
Interest paid on loans and borrowings	26	(30,527)	(35,074)
Interest paid on lease liabilities	26	(982)	(739)
Employee shared based payments consideration received	28	1,500	1,974
Transaction with non-controlling interest	37	(1,680)	(2,629)
Shareholder distributions		(693)	—
Cash paid for shares bought back from shareholders		(470)	—
Repayment of borrowings	26	(400,880)	(70,710)
Payment of lease liabilities	26	(3,254)	(3,265)
Net cash used in financing activities		(41,365)	(104,144)
Net increase in cash and cash equivalents		47,754	20,544
Cash and cash equivalents at beginning of the year		71,702	51,158
Cash and cash equivalents at 31 December		119,456	71,702

Refer to Note 15, 26 and 11 for non-cash transactions pertaining to additions of right-of-use assets, lease liabilities and investments in joint venture.

The accompanying notes are an integral part of these consolidated financial statements.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

1.
General information and accounting policies
1.1.
Basis of preparation

The consolidated financial statements consolidate the results of AIR Limited the ("Company") and its subsidiaries (together referred to as the “Group”). The consolidated financial statements have been prepared and approved by the Directors in accordance with International Financial Reporting Standards ("IFRS") Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the IFRS Interpretation Committee (‘IFRS IC’) applicable to companies reporting under IFRS Accounting Standards.

The consolidated financial statements comply with IFRS Accounting Standards as issued by the IASB. The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these consolidated financial statements. The Company’s principal activity during the period was that of a holding company. The Group specialises in the manufacture and distribution of molasses. AIR Limited is a private company incorporated, domiciled and registered in Jersey. The registered number is 129914 and the registered address is 22 Grenville Street, St Helier, JE4 8PX, Jersey.

The preparation of the consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the financial statements. The key estimates and assumptions are set out in the accounting policies below, together with the related notes to the accounts.

Judgements made by the Company, in the application of these accounting policies that have significant effect on the consolidated financial statements and estimates with a significant risk of material adjustment in the next year are discussed in Note 39.

These consolidated financial statements were authorized for issue by the Board on 27 March 2026.

1.2.
Material accounting policies
1.2.1.
Change in accounting policy
(a)
New and amended standards adopted by the Group

The following amendments of IFRS Accounting Standards that have been adopted by the Group:

•
Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates relating to Lack of Exchangeability.
•
Amendments to IFRS 9 Financial Instruments.
•
IFRS 7 Financial Instruments: Disclosures regarding the classification and measurement of financial instruments.

The application of this revised IFRS Accounting Standards, except where stated, have not had any material impact on the amounts reported for the current and prior periods.

There are no other new standards, amendments and interpretations of IFRS Accounting Standards that are effective that would be expected to have a material impact on the Group.

(b)
New standards and interpretations not yet adopted

In April 2024, the IASB has issued IFRS 18, the new standard on presentation and disclosure in financial statements, with a focus on updates to the statement of profit or loss. The key new concepts introduced in IFRS 18 relate to:

•
the structure of the statement of profit or loss;
•
required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures); and
•
enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

IFRS 18 will replace IAS 1; many of the other existing principles in IAS 1 are retained, with limited changes. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but it might change what an entity reports as its ‘operating profit or loss’. IFRS 18 will apply for reporting periods beginning on or after 1 January 2027 and also applies to comparative information. The Group plans to adopt IFRS 18 on its effective date and is currently in the process of assessing the impact of the adoption.

There are no other new standards, amendments and interpretations of IFRS Accounting Standards that are not yet effective that would be expected to have a material impact on the Company.

1.2.2.
Measurement convention

The consolidated financial statements are prepared on the historical cost basis unless otherwise stated.

1.2.3.
Going concern

The consolidated financial statements have been prepared on a going concern basis which the Directors consider to be appropriate for the following reasons:

•
The Directors have prepared forecasts, including profitability, working capital, and cashflow expectations for a period of at least 12 months from the date of these consolidated financial statements, and in addition have also prepared forecasts for the year 2027 which indicates that, taking account of reasonably possible downsides scenarios, the Group and Company will have sufficient funds to meet its liabilities as they fall due.
•
Forecasts have been prepared and consider a range of possible scenarios, including plausible downside scenarios. In such scenarios, the Group will continue to be profitable, cash generative and remain in compliance with all financial covenants over the forecast period. The Directors considered this appropriate, noting the Group’s continued growth, strong cash generation potential and the Group’s new business pipeline, while also remaining cognisant of the residual uncertainty in the macro-economic environment. After careful consideration of these downside scenarios, the Directors are satisfied that the Group’s existing resources are adequate to meet its requirements as they fall due.
•
The Group reported a profit for the year ended 31 December 2025 of $46,804, compared with a $34,086 profit in the year ended 31 December 2024, had positive operating cashflows of $115,894 (2024: $150,865), and net current assets of $130,209 as at 31 December 2025 (2024: net current liabilities of $19,025). Net revenue has increased by $23,099 and gross margins of 56.1% for the year ended 31 December 2025 softened marginally compared with 57.8% for the year ended 31 December 2024.
•
Consequently, the Directors are confident that the Group and Company will have sufficient funds to continue to meet its liabilities as they fall due for at least 12 months from the date of approval of the consolidated financial statements and therefore have prepared the consolidated financial statements on a going concern basis.
1.2.4.
Basis of consolidation
(a)
Subsidiaries

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all the relevant facts and circumstances in assessing whether it has power over an investee, including:

•
The size of the Group's holding of voting rights relative to the size and dispersion of holdings of the other vote holders;
•
Potential voting rights held by the Group, other vote holders or other parties;
•
Rights arising from other contractual agreements; and
•
Any additional facts and circumstances that indicate that the Group has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement and fair value of any pre-existing equity interest in the subsidiary. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill. If the total of consideration transferred, non-controlling interest recognised and previously held interest measured is less than the fair value of the net assets of the investee acquired in the case of a bargain purchase, the difference is recognised directly within profit or loss in the consolidated statement of comprehensive income. On a transaction-by-transaction basis, the Group elects to measure non-controlling interests, which have present ownership interests and are entitled to a proportionate share of net assets of the acquiree in the event of liquidation, either at fair value or at the proportionate interest in the recognised amount of the identifiable net assets of the acquiree at the acquisition date. All other non-controlling interests are measured at fair value at the acquisition date. If the business combination is achieved in stages, the acquisition-date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date; any gains or losses arising from such remeasurement are recognised in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognised in profit or loss.

Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Contingent consideration is classified either as equity or a financial liability. Amounts classified as financial liability are subsequently remeasured to fair value with changes in fair value recognised in profit or loss. Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Inter-company transactions, balances and unrealised gains on transactions between the Group companies are eliminated. Unrealised losses are also eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with the Group’s accounting policies. Inter-company loans are assessed to determine whether they form part of the Group’s net investment in a foreign operation. Loans for which settlement is planned or likely to occur are not considered part of the Group’s net investment. Exchange differences arising on such loans are recognised in profit or loss in the period in which they arise. Settlement or write-off of inter-company loans does not change their classification unless the loan had previously met the definition of a net investment monetary item.

Transactions with non-controlling interests that do not result in change of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(b)
Acquisitions from entities under common control

Predecessor carrying values are the carrying values related to the acquired entity. They are generally the carrying amounts of assets and liabilities of the acquired entity from the consolidated financial statements of the highest entity that has common control for which consolidated financial statements are prepared.

The Group accounts for business combinations under common control using the widely known method of predecessor accounting. The principles of predecessor accounting are:

•
Assets and liabilities of the acquired entity are stated at predecessor carrying values. Fair value measurement is not required.
•
No new goodwill arises in predecessor accounting.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

•
Any difference between the consideration given and the aggregate book value of the assets and liabilities of the acquired entity at the date of the transaction is included in equity in retained earnings or in a separate reserve.
•
No impact in the consolidated financial statements of the Group.

The acquired entity’s results and consolidated statement of financial position are incorporated as if both entities (acquirer and acquiree) had always been combined, or using the results from the date when either entity joined the Group, where such a date is later.

(c)
Investments in joint venture

Interests in joint ventures are accounted for using the equity method. A joint arrangement is an arrangement in which two or more parties have joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture.

Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivable from joint ventures are recognised as a reduction in the carrying amount of the investment. The consolidated income statement reflects the Group’s net share of results of operations of joint ventures. This represents the net results attributable to the equity holders of the joint ventures. Where there has been a change recognised directly in the equity of joint ventures and associates, the Group recognises its share of any changes in the consolidated statement of changes in equity.

The goodwill relating to a joint venture is included in the carrying amount of the investment and is neither amortised nor individually tested for impairment.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealised losses are also eliminated, unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by the Group.

Upon loss of joint control over a joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the joint venture whose joint control has been lost and the sum of the fair value of the retained investment and the proceeds from disposal is recognised in the consolidated income statement.

When the Group retains significant influence over the remaining investment in the joint venture, the investment is accounted for as an investment in an associate.

Upon loss of significant influence over an associate, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of such an associate and the sum of the fair value of the retained investment and the proceeds from disposal is recognised in the consolidated income statement.

If the Group’s ownership in a joint venture is partially disposed of or diluted but the Group retains significant influence the related gain or loss recognised in the consolidated income statement is calculated as the difference between:

•
the net disposal proceeds; and
•
the proportionate carrying value of the joint venture that is disposed of or diluted, adjusted for the share of the movement in the joint venture’s net assets as a result of the dilution.

The Group also reclassifies a proportionate share of the amounts previously recognised in other comprehensive income relating to the reduction in the ownership interest to the consolidated income statement, if such amount would be required to be reclassified to the consolidated income statement on the disposal of the related assets or liabilities.

At each reporting date, the Group assesses whether there is any objective evidence that its investments in joint ventures may be impaired and if such evidence exists, the Group estimates the recoverable amount of the investment. An impairment loss is recognised when the recoverable amount of the investment is less than its carrying amount. The recoverable amount is determined as the higher of the investment’s value in use and its fair value less costs of disposal, and the investment is tested for impairment as a single asset. Any impairment loss recognised is included in profit or loss as part of the Group’s share of results of equity-accounted investees.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(d)
Distribution under the direction of shareholder

The Group may make non-monetary distributions to its controlling shareholder as part of a common-control reorganisation. Where the assets transferred remain under the control of the same ultimate controlling party before and after the transaction, the Group accounts for the transfer at carrying value, with any resulting difference recognised in equity. This policy applies only to common-control transactions and not to ordinary non-cash distributions to owners.

1.2.5.
Functional and presentational currency

These consolidated financial statements are presented in United States Dollars (“USD”), which is the Group’s presentational currency and the functional currency of the Company and majority of its subsidiaries. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

1.2.6.
Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated statement of comprehensive income over the period of the borrowings using the effective interest method. Fees paid on the inception of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down and the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a pre-payment and amortised over the period of the facility to which it relates.

When the terms of borrowings are renegotiated or otherwise modified, the Group assesses whether the revised terms are substantially different from the original terms. In making this assessment, the Group considers both quantitative and qualitative factors. The quantitative assessment includes comparing the present value of the cash flows under the revised terms, including any fees paid net of any fees received, discounted using the original effective interest rate, with the present value of the remaining cash flows of the original borrowing. The Group also considers qualitative changes in the contractual terms of the arrangement. Where the revised terms are assessed as substantially different, the original borrowing is derecognised and a new financial liability is recognised at fair value. Any difference between the carrying amount of the extinguished borrowing and the consideration paid is recognised in profit or loss. Costs or fees incurred in connection with an extinguishment are recognised in profit or loss as part of the gain or loss on extinguishment, except for directly attributable transaction costs incurred on the new borrowing, which are included in the initial measurement of the new financial liability. Where the revised terms are not substantially different, the borrowing is not derecognised and any related costs or fees adjust the carrying amount of the liability and are amortised over the remaining term using the effective interest method.

1.2.7.
Foreign currency

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the consolidated statement of comprehensive income.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, USD, at foreign exchange rates ruling at the consolidated statement of financial position date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Exchange differences arising from this translation of foreign operations are reported as an item of other comprehensive income and accumulated in the translation reserve or non-controlling interest, as the case may be. When a foreign operation is disposed of, such that control, joint control or significant influence (as the case may be) is lost, the entire accumulated amount in the translation reserve, net of amounts previously attributed to non-controlling interests, is recycled to profit or loss as part of the gain or loss on disposal.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while still retaining control, the relevant proportion of the accumulated amount is reattributed to non-controlling interests. When the Group disposes of only part of its investment in an associate or joint venture that includes a foreign operation while still retaining significant influence or joint control, the relevant proportion of the cumulative amount is recycled to profit or loss.

1.2.8.
Financial instruments
(a)
Recognition and initial measurement

Trade receivables issued are initially recognised when they are originated. All other financial assets and financial liabilities are initially recognised when the Group becomes a party to the contractual provisions of the instrument. A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

(b)
Classification and subsequent measurement
(i)
Financial assets

Classification

On initial recognition, a financial asset is classified as measured at: amortised cost; FVOCI (fair value through other comprehensive income) – debt investment; FVOCI – equity investment; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortised cost if it meets both of the following conditions:

•
it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions:

•
it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortised cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortised cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Transaction costs for instruments at FVTPL are expensed in consolidated statement of comprehensive income.

Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term highly liquid investments, which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, with original maturities of three months or less.

Subsequent measurement and gains and losses

Financial assets at FVTPL - these assets (other than derivatives designated as hedging instruments) are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognised in profit or loss.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Financial assets at amortised cost - These assets are subsequently measured at amortised cost using the effective interest method. The amortised cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognised in profit or loss. Any gain or loss on derecognition is recognised in profit or loss.

Debt investments at FVOCI - these assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognised in profit or loss. Other net gains and losses are recognised in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI - these assets are subsequently measured at fair value. Dividends are recognised as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognised in OCI and are never reclassified to profit or loss.

(ii)
Financial liabilities and equity

Financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions:

1.
they include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and
2.
where the instrument will or may be settled in the Group’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Group’s own equity instruments or is a derivative that will be settled by the Group’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of the Group’s own shares, the amounts presented in these consolidated financial statements for called up share capital and share premium account exclude amounts in relation to those shares.

Financial liabilities are classified as measured at amortised cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative, or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognised in profit or loss. Other financial liabilities are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. Any gain or loss on derecognition is also recognised in profit or loss.

Intra-group financial instruments

Where the Company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group, the Company considers these to be insurance arrangements and accounts for them as such. In this respect, the Company treats the guarantee contract as a contingent liability until such time as it becomes probable that the Company will be required to make a payment under the guarantee.

(c)
Impairment

The Group recognises loss allowances for expected credit losses (ECLs) on financial assets measured at amortised cost and contract assets (as defined in IFRS 15).

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and including forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables.

The Group has identified the inflation rate of the respective country in which it operates as the most relevant factor, and accordingly adjusts the loss rates based on expected changes in these factors. The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 90 days past due. The Group measures loss allowances at an amount equal to lifetime ECL, except for bank balances, refundable deposits, advance payment to suppliers, advance payment for acquisitions (Note 38), interest receivable and other receivables, for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition, which are measured as 12-month ECL.

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime ECL. Trade receivables and contract assets with significant financing component are measured using the general model described above. The Group considers a financial asset to be in default when:

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

•
the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realising security (if any is held); or
•
the financial asset is more than 31 days past due.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk. Impairment losses are presented as separate line item within consolidated statement of comprehensive income.

(i)
Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit losses are adjusted for forward looking factor.

(ii)
Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortised cost and debt securities at FVOCI are credit impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

(iii)
Write-offs

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. The Group initially assesses a receivable for write-off when a debtor fails to make contractual payments greater than 360 days past due. Trade receivables are written off when there is no reasonable expectation of recovery, such as a debtor failing to engage in a repayment plan with the Group. Where receivables have been written off, the Group continues to engage in activity to attempt to recover the receivable due. Where recoveries are made, these are recognised in the consolidated statement of comprehensive income.

(d)
Derecognition
(i)
Financial assets

The Group derecognises a financial asset when:

-
the contractual rights to the cash flows from the financial asset expire; or
-
it transfers the rights to receive the contractual cash flows in a transaction in which either substantially all of the risks and rewards of ownership of the financial asset are transferred; or the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognised in its consolidated statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognised.

(ii)
Financial liabilities

The Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognised in profit or loss.

1.2.9.
Property, plant and equipment

All items of property, plant and equipment are stated at historical cost less accumulated depreciation and impairment, if any. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognised. All other repairs and maintenance costs are recognised in the consolidated statement of comprehensive income during the financial period in which they are incurred. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

Capital work in progress is stated at cost and not depreciated until such time the assets are ready for intended use and transferred to the respective category under property, plant and equipment. Properties under construction for production or administrative purposes, or for purposes not yet determined, are carried at cost, less any recognised impairment loss. Cost includes professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group's accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within other operating income in the consolidated statement of comprehensive income. Capital work in progress is stated at cost and includes equipment that is being developed for future use. When commissioned, capital work in progress is transferred to appropriate category of property and equipment and depreciated in accordance with the Group’s policies.

Specific borrowing costs directly attributable to the construction of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets is substantially ready for their intended use or sale. All other borrowing costs are recognised as expense in the consolidated statement of comprehensive income in the period in which they are incurred. Depreciation is charged to the consolidated statement of comprehensive income on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

Assets	Years
Buildings	10 - 20
Vehicles	4 – 5
Tools, machines and other	4 – 10
Fixtures and IT equipment	4 – 10
Leasehold improvements	shorter of lease term or 5 years

1.2.10.
Business combinations

All business combinations are accounted for by applying the acquisition method. Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group.

To identify a business combination, the Group determines whether a particular set of activities and assets is a business by assessing whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs. The Group has an option to apply a 'concentration test' that permits a simplified assessment of whether an acquired set of activities and assets is not a business. This election can be applied on a transaction-by-transaction basis. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The Group measures goodwill at the acquisition date as:

•
the fair value of the consideration transferred; plus
•
the recognised amount of any non-controlling interests in the acquiree; plus
•
the fair value of the existing equity interest in the acquiree; less
•
the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss.

On a transaction-by-transaction basis, the Group elects to measure non-controlling interests, which have both present ownership interests and are entitled to a proportionate share of net assets of the acquiree in the event of liquidation, either at its fair value or at its proportionate interest in the recognised amount of the identifiable net assets of the acquiree at the acquisition date. All other non-controlling interests are measured at their fair value at the acquisition date.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

1.2.11.
Intangible assets and goodwill
(a)
Goodwill

Goodwill acquired in a business combination is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is not amortised but is tested annually for impairment. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment in the investee.

Goodwill is tested for impairment on an annual basis or more frequently if there are indications of impairment. The impairment test involves comparing the carrying value of the reporting unit, including goodwill, with the fair value of the reporting unit. If the carrying value exceeds the fair value, an impairment loss is recognised. The fair value of the reporting unit is determined using various valuation techniques, including discounted cash flow analysis and market-based valuation multiples. These techniques require significant management judgement and involve the use of assumptions and estimates related to future cash flows, growth rates, discount rates, and other relevant factors. Management assesses the key assumptions and estimates used in the impairment test for reasonableness and consistency with available information and considers the impact of possible changes in those assumptions and estimates.

The sensitivity of the impairment test to changes in key assumptions and estimates is also considered, and potential changes in those assumptions and estimates are monitored for any indications of impairment (Note 16). During the year, the Group performed an impairment test for goodwill, and management determined that no impairment was necessary based on the results of the test. The key assumptions and estimates used in the impairment test were considered reasonable and consistent with available information at the time of the test. However, the carrying value of goodwill may be affected by changes in the Group's operating results, future business plans, market conditions, or other factors, which may require a future impairment test.

The Group will continue to monitor the key assumptions and estimates used in the impairment test, and any significant changes in those assumptions and estimates will be disclosed in the future periods.

(b)
Other intangible assets arising on acquisition

On acquisition, intangible assets such as distribution rights and customer relationships are recognised if they can be identified through being separable from the acquired entity or arising from specific contractual or legal rights. Once recognised, such intangible assets will be initially valued using an appropriate methodology and subsequently stated at cost less accumulated amortisation and accumulated impairment losses.

(c)
Internally generated intangible assets

These assets mainly relate to development and IP under construction. Expenditure on research activities is recognised in the consolidated statement of comprehensive income as an expense as incurred.

Expenditure on development activities is capitalised only if a project meets all of the following criteria: (a) the product or process is technically and commercially feasible, (b) the Group intends to and has the technical ability and sufficient resources to complete development, (c) the Group can demonstrate its ability to use or sell the product or process, (d) future economic benefits are probable, (e) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and (f) the Group can measure reliably the expenditure attributable to the intangible asset during its development. Development activities involve a plan or design for the production of new or substantially improved products or processes. The expenditure capitalised includes the cost of materials, direct labour and an appropriate proportion of overheads and capitalised borrowing costs. Other development expenditure is recognised in the consolidated statement of comprehensive income as an expense as incurred. Capitalised development expenditure is stated at cost less accumulated amortisation and less accumulated impairment losses Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(d)
OOKA

Capitalised costs of OOKA consists of costs of know-how of the brand “Ooka” acquired by the Company and the expenditure incurred on the development activities of the product Ooka only if they meet the all of the following criteria: a) the product is technically and commercially feasible, (b) the Group intends to and has the technical ability and sufficient resources to complete development, (c) the Group can demonstrate its ability to use or sell the product, (d) future economic benefits are probable, (e) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and (f) the Group can measure reliably the expenditure attributable to the product during its development. The expenditure capitalised includes the cost of materials, direct labour and an appropriate proportion of overheads and capitalised borrowing costs.

Other development expenditure is recognised in the consolidated statement of comprehensive income as an expense as incurred. Once capitalised, the intangible assets are stated at costs less accumulated amortisation and accumulated impairment if any.

(e)
Other intangible assets, including Domains.

Other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation and accumulated impairment losses.

(f)
Amortisation

Amortisation is charged to the consolidated statement of comprehensive income on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Intangible assets with an indefinite useful life and goodwill are systematically tested for impairment on an annual basis at each statement of financial position date. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

Assets	Years
KM Distribution rights	indefinite life
Distribution rights (excluding KM Distribution)	15
Customer relationships	10 - 15
OOKA	5 - 15
VANT, Websites, trademarks, non-compete agreements, brand name, software (other intangibles)	5 - 10
Domains	5

Impairment of intangible assets

Intangible assets comprise assets such as distribution rights, customer relationships, development and IP under construction, domains and other intangible assets (non-compete agreements, software, websites, trademarks, and brand names). These assets are assessed for impairment whenever there is an indication of potential impairment, either through internal or external sources. The impairment assessment is performed at the individual asset level or, if not possible, at the cash-generating unit (CGU) level, which is the smallest identifiable group of assets that generates cash flows that are largely independent of the cash flows from other assets or groups of assets Judgements and estimates involved in the impairment assessment of intangible assets include:

(i)
Identification of indicators of impairment: Management exercises judgement in identifying indicators of impairment, which may include significant adverse changes in the market or industry, legal restrictions, loss of key personnel, changes in the expected use of the asset, or an asset's performance falling short of expectations.
(ii)
Determination of recoverable amount: The recoverable amount of an intangible asset is the higher of its fair value less costs of disposal (market approach) or its value in use (income approach). Estimation of fair value involves judgement and may require the use of valuation techniques such as discounted cash flow models, market comparable or royalty relief methods. The value in use is determined using cash flow projections based on management's best estimates, including revenue growth rates, discount rates, and expected future economic conditions.
(iii)
Allocation of impairment loss: If an intangible asset is deemed impaired, the impairment loss is allocated first to reduce the carrying amount of any goodwill associated with the asset and then to the other intangible assets on a pro-rata basis. The allocation of the impairment loss requires management's judgement in assessing the relative fair values and useful lives of the assets.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Management reviews these judgements, estimates, and assumptions on a regular basis and updates them when necessary to reflect changes in circumstances. For intangible assets with finite useful lives, management assesses at each reporting date whether there are any indicators of impairment and, where such indicators exist, performs an impairment test in accordance with IAS 36. No significant impairment indicators were identified during the year. Intangible assets with indefinite useful lives are tested for impairment annually, or more frequently if indicators of impairment exist. Any impairment losses are recognised in the consolidated statement of comprehensive income. Actual results may differ from these estimates due to uncertainties inherent in the assessment process. Changes in judgements and estimates in future periods could have a significant impact on the carrying amounts of intangible assets and related impairment charges, which could affect the financial position and results of operations reported in the consolidated financial statements. Sensitivity analyses in respect of key assumptions used in the impairment testing of indefinite useful life intangible assets are disclosed in Note 16.

1.2.12.
Investment property

The Group classifies land that is held for long-term rental yields and / or for capital appreciation as investment properties in accordance with IAS 40 ‘Investment Property’. Investment properties are initially recognised at cost.

The Group assesses the carrying amount of its investment properties for impairment whenever there is an indication that the carrying amount may not be recoverable. The carrying amount is compared to the estimated recoverable amount, which is the higher of the property's fair value less costs to sell and its value in use. If the carrying amount exceeds the estimated recoverable amount, the investment property is written down to its estimated recoverable amount.

Investment property is derecognised when it is disposed of or when no future economic benefits are expected from its use or disposal. The gain or loss on disposal is calculated as the difference between the net disposal proceeds and the carrying amount of the investment property and is recognised in the consolidated statement of comprehensive income.

1.2.13.
Inventories

Inventories are stated at the lower of cost and estimated net realisable value. Cost is based on the weighted average principle and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of overheads based on normal operating capacity. Net realisable value is the estimate of the selling price in the ordinary course of business, less applicable variable selling expenses. Goods in transit are inventory items that have been shipped but have not yet arrived at the destination warehouse or store as of the reporting date. They are valued based on the purchase price and other costs directly attributable to bringing the goods to their current location.

1.2.14.
Impairment of non-financial assets

The carrying amounts of the Group’s non-financial assets (property, plant and equipment, intangible assets, right-of-use assets and investment property) are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units, or (“CGU”). Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis. An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.2.15.
Employee benefits
(a)
Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a social security institution in connection with government pension plans in various countries where the Group operates and will have no legal or constructive obligation to pay further amounts once the contributions are paid. Obligations for contributions to defined contribution pension plans are recognised as an expense in the consolidated statement of comprehensive income in the periods during which services are rendered by employees.

(b)
Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. In accordance with labour laws prevailing in the countries in which the Company and its subsidiaries operate, the Group provides end of service benefits to its employees. The entitlement to these benefits is usually based upon the employees’ salary and length of service, subject to the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment.

The Group provides post-employment defined benefit plans under several jurisdictions in which the Group operates. However, the major jurisdiction in which employees end of service benefits are accrued is the United Arab Emirates. These benefits are currently un-funded. The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method.

Remeasurement gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in the period in which they occur, directly in other comprehensive income. They are included in the retained earnings in the consolidated statement of changes in equity. Changes in the present value of the defined benefit obligation resulting from plan amendments or curtailments are recognised immediately in the consolidated statement of comprehensive income as past service costs.

The interest cost component is expensed to the consolidated statement of comprehensive income is calculated by applying the discount rate to the balance of the defined benefit obligation. The defined benefit liability comprises the present value of the defined benefit obligations which is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms approximating to the terms of the related obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used. The Group has not currently allocated any assets to such plans.

(c)
Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term benefit plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(d)
Share-based payment transactions

Share-based payment arrangements in which the Group receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Group.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The grant date fair value of share-based payments awards granted to employees is recognised as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards. The fair value of the awards granted is measured using the fair value of the shares and / or option valuation model as appropriate, taking into account the terms and conditions upon which the awards were granted. The amount recognised as an expense is adjusted to reflect the actual number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognised as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. In circumstances where employees begin providing services before the grant date is established, the Group recognises the services received as they are rendered using an estimate of the grant-date fair value, which is subsequently trued up once the grant date is determined.

Share-based payment transactions in which the Group receives goods or services by incurring a liability to transfer cash or other assets that is based on the price of the Group’s equity instruments are accounted for as cash-settled share-based payments. The fair value of the amount payable to employees is recognised as an expense, with a corresponding increase in liabilities, over the period in which the employees become unconditionally entitled to payment. The liability is remeasured at each statement of financial position date and at settlement date. Any changes in the fair value of the liability are recognised as personnel expense in profit or loss.

1.2.16.
Revenue

The Group’s customer contracts generally include a single performance obligation but may include two separate performance obligations for contracts with Business to Business (B2B) customers where shipment of products is considered a separate performance obligation from the associated product sale. Revenue is measured based on the consideration specified in a contract with a customer. For contracts containing two separate performance obligations, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price of the promised good or service. The transaction price is primarily fixed but can be variable due to impacts from products with a right of return, rebates and other similar discounts and incentives to customers. When the transaction price is variable, the Group recognises revenue only to the extent that it is highly probably that a significant revenue reversal will not occur when the uncertainty with the variable consideration is subsequently removed.

The Group recognises revenue when it transfers control over a good or service to a customer. The following provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies.

(a)
Tobacco and related products

Dependent on individual contractual terms, customers obtain control of tobacco molasses and related products at the point in time at which the goods are dispatched or when the goods are delivered to customers. Invoices are generated at that point in time and revenue is recognised. Invoices are usually payable within 30-90 days. Revenue is recognised when the Group transfers the control of goods to the customer and cash recovery of the consideration is probable, when the associated costs and costs of goods can be estimated reliably, and there is no continuing management control over the goods.

(b)
Logistics services

For B2B and/or Business to Customer (B2C) product sales transactions where the transfer of control occurs upon delivery to the customer and shipping is integrated into the overall performance obligation to provide products to the customer, the Group recognises revenue at a point in time on gross basis due to the Group’s level of control prior to the transfer of the products.

For B2B product sales transactions where the transfer of control occurs upon dispatch from the Group’s warehouse and the Group provides shipment services through third-party providers, shipment of products is considered a separate performance obligation from the associated product sale.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Principal vs. Agent considerations

Performance obligations to provide tobacco and related products where the transfer of control occurs upon delivery to the customer’s premises, and the performance obligation to arrange for shipment of tobacco and related products after transfer of control for tobacco and related products, require evaluation of the nature of the promise to the customer since another party is involved in providing goods and services to the customer to determine if the Group entity is acting as principal and should recognise revenue on a gross basis or is acting as agent and should recognise revenue on a net basis (net of cost).

The Group is considered to control the shipping service and primarily responsible for providing the service to the customer when the Group selects and directs the third-party shipping provider to fulfil the shipping service. For any situations where the Group is acting solely as a facilitator and does not assume control or risk over the shipping service after the transfer of control for the products, the Group is considered to be the agent in the arrangement. In these situations, the Group recognises revenue on a net basis for the difference between the gross revenue amount allocated to the performance obligation to arrange for shipping and the amount owed to the shipping provider.

The Group is most commonly the principal in these arrangements and recognises revenue for shipment of products on a gross basis upon delivery to the customer’s location due to the Group’s level of control prior to the transfer of the service. Where the Group is facilitating shipment services but are not in control of the service prior to service transfer to the customer, the Group is the agent in the arrangement and recognises revenue on a net basis upon arranging for shipment.

(c)
Royalty income

Royalty income represents revenue derived from the use of intangible assets owned by the Group, such as brand names, trademarks, licensed know-how and intellectual property rights. Royalty income is recognised when the following conditions are met:

(i)
The Group has transferred the significant risks and rewards associated with the intangible asset to the licensee.
(ii)
It is probable that the economic benefits associated with the royalty income will flow to the Group.
(iii)
The amount of revenue can be reliably measured.

Revenue is measured at the fair value of the consideration received or receivable. The fair value is determined based on the terms of the agreement with the licensee.

As required by IFRS 15 'Revenue from Contracts with Customers', royalty income is recognised at a point in time or over time based on the contractual agreements with the counterparty. For contracts with time-based licenses, the customer is provided with a license that grants it a right to access the Group’s brand for its products over a time period. In consideration for the license, the customer pays a fixed royalty fee for the period. Such contracts are recognised over time. For contracts with usage-based royalty agreements, royalty income is recognised at a point in time when the usage conditions are met. Invoices are generated according to the standard contracting terms and payable within the agreed contractual period.

1.2.17.
Financing income and costs

Financing costs include interest charges on financial liabilities measured at amortised cost, unwinding of deferred transaction costs, interest charges on lease liabilities recognised in profit or loss, and net foreign exchange losses that are recognised in the consolidated statement of comprehensive income (see foreign currency accounting policy). Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial time to be prepared for use, are capitalised as part of the cost of that asset.

Financing income comprises interest income

Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.

1.2.18.
Provisions

A provision is recognised in the consolidated statement of financial position when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

1.2.19.
Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the consolidated statement of comprehensive income except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity. For income tax arising on dividends, the related tax is recognised in the consolidated statement of comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

The Group recognises tax liabilities or assets for uncertain tax positions when it is probable that a liability will be incurred or an asset will be realised, and the amount can be reliably estimated. The Group reviews uncertain tax positions on a regular basis, and any changes are recognised in the consolidated statement of comprehensive income.

The accounting policy for taxation is applied consistently to all subsidiaries and branches of the Group. Any changes in the policy are applied retrospectively and disclosed in the consolidated financial statements.

Excise tax

Excise tax represents a government-imposed tax on the sale of specific goods or services. The Group recognises excise tax in accordance when the following conditions are met: the Group has a present obligation to pay the excise tax as a result of past transactions or events; it is probable that an outflow of economic benefits will be required to settle the obligation; and the amount of the obligation can be reliably measured.

Excise tax may vary depending on the different tax regimes in various jurisdictions. Excise tax is recognised at the time of import the goods, production or sale depending on the country regulation and entity operation. The amount is based on the applicable tax rate and the value of the underlying transaction subject to excise tax. Excise tax is recognised within assets or liabilities accounts, as applicable, in the consolidated financial statements when the taxable event occurs, and it’s not included either in sales or cost of sales for the purpose of preparation of the consolidated statement of comprehensive income.

1.2.20.
Non-current asset classified as held for sale and discontinued operations

A non-current asset or a group of assets containing a non-current asset (a disposal group) is classified as held for sale if its carrying amount will be recovered principally through sale rather than through continuing use, it is available for immediate sale and sale is highly probable within one year.

On initial classification as held for sale, non-current assets and disposal groups are measured at the lower of previous carrying amount and fair value less costs to sell with any adjustments taken to profit or loss. The same applies to gains and losses on subsequent remeasurement although gains are not recognised in excess of any cumulative impairment loss. Any impairment loss on a disposal group first is allocated to goodwill, and then to remaining assets and liabilities on pro rata basis, except that no loss is allocated to financial assets, deferred tax assets and employee benefit assets, which continue to be measured in accordance with the Group’s accounting policies. Intangible assets and property, plant and equipment once classified as held for sale or distribution are not amortised or depreciated.

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the profit and loss and net cashflows attributable to the operating and investing activities of these operations are disclosed as discontinued operations and the consolidated statement of comprehensive income and respective notes are re-presented accordingly.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

1.2.21.
Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the year which are unpaid. The amounts are unsecured and are usually paid within 30 to 90 days of recognition. Trade payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

1.2.22.
Leases

At the inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

(a)
As a lessee

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group's incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise the following:

-
fixed payments, including in-substance fixed payments;
-
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
-
amounts expected to be payable under a residual value guarantee;
-
the exercise price under a purchase option that the Group is reasonably certain to exercise;
-
lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option; and
-
penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in the lease term, change in future lease payments arising from a change in an index or rate, there is a change in the Group's estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, to the extent that the right-of-use asset is reduced to nil, with any further adjustment required from the remeasurement being recorded in profit or loss. The Group leases various land and buildings comprising warehouses and office space. Rental contracts for buildings are typically made for fixed periods of 3 to 10 years but may have extension options as described below. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not typically impose any covenants.

(b)
Short-term leases and leases of low-value assets

The Group has elected not to recognise right-of-use assets and lease liabilities for lease of low-value assets (less than $5) and short-term leases (less than 12 months). The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(c)
As a lessor

At inception or on modification of a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract applying IFRS 15.

When the Group acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, the Group makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, the Group considers certain indicators such as whether the lease is for the major part of the economic life of the asset.

When the Group is an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset.

The Group applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease (see the financial instruments note). The Group further regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. The Group recognises lease payments received under operating leases as income on a straight-line basis over the lease term as part of 'other operating income'.

(d)
Lease acquired in a business combination

For leases acquired in a business combination, the Group measures the acquired lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease at the acquisition date. The right-of-use asset is measured at acquisition at the same amount as the lease liability, adjusted to reflect favourable or unfavourable terms of the lease when compared with market terms.

1.2.23.
Borrowing costs

The Group recognises borrowing costs as an expense in the period in which they are incurred, except to the extent that they are directly attributable to the acquisition, construction, or production of a qualifying asset, in which case they are capitalised as part of the cost of that asset.

Borrowing costs that are directly attributable to the acquisition, construction, or production of a qualifying asset are capitalised as part of the cost of that asset. The capitalisation period commences when the activities to prepare the asset for its intended use or sale are in progress and expenditures and borrowing costs are being incurred. The capitalisation period ends when substantially all the activities necessary to prepare the asset for its intended use or sale are complete.

The amount of borrowing costs capitalised during a period is determined by applying a capitalisation rate to the expenditures on the qualifying asset. The capitalisation rate used is the weighted average cost of borrowings applicable to the Group's borrowing during the period in which the expenditures were incurred.

The capitalisation of borrowing costs ceases when the activities necessary to prepare the asset for its intended use or sale are substantially complete. Any remaining borrowing costs are recognised as an expense in the period in which they are incurred.

The Group's policy for determining the capitalisation rate takes into account the specific borrowing arrangements used to finance the construction of qualifying assets. The capitalisation rate is reviewed and adjusted, if necessary, at the end of each reporting period.

This accounting policy on borrowing costs is applied consistently to all qualifying assets. Any changes in the policy are applied retrospectively and disclosed in the consolidated financial statements.

1.2.24.
Earnings per share ("EPS")

Basic EPS is calculated by dividing the profit for the period attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is calculated by dividing the profit for the period attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the period plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

1.2.25.
Segment reporting

The Group’s operating segments are defined as components of the Group that engage in business activities from which they may earn revenues and incur expenses, including revenues and expenses relating to transactions with other components of the Group. These segments are regularly reviewed by the Group’s Chief Operating Decision Maker (CODM) to make decisions about resource allocation and assess their performance.

A segment is identified based on the internal reporting provided to the CODM and represents a distinguishable component of the Group with discrete financial information available. The CODM allocates resources based on adjusted EBITDA, which is reported and reviewed monthly. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, further adjusted to exclude items such as non-recurring expenses, share-based compensation and other non operating expenses. Adjusted EBITDA is not a measure specifically defined under IFRS Accounting Standards. Segmental asset and liability information is not provided to the CODM.

The Group operates through four reportable segments:

(i)
Core – Americas – Includes the production and sale of traditional shisha tobacco and other non-New Growth Categories (“non-NGC”) brands, distributed in the Americas through wholesale, retail, and direct-to-consumer channels.
(ii)
Core - Europe – Includes the production and sale of traditional shisha tobacco under the Al Fakher brand and other non-NGC brands, distributed throughout Europe through wholesale, retail, and direct-to-consumer channels.
(iii)
Core - MEAA – Includes the production and sale of traditional shisha tobacco under the Al Fakher brand and other non-NGC brands, distributed throughout the Middle East, Africa and Asia through wholesale, retail, and direct-to-consumer channels. Core – MEAA also includes various royalty arrangements linked to the Al Fakher brand.
(iv)
New Growth Categories (“NGCs”) – This segment covers the Group’s offering under the OOKA brand (including proprietary devices and related consumables), modern oral nicotine pouches, and both nicotine and non-nicotine inhalation devices under the VANT and Crown Switch brands.
1.2.26.
Dividend distribution

Dividends to the Company's shareholders are recognised in the consolidated financial statements in the period in which the dividends are approved by the Company's shareholders.

1.2.27.
Derivative financial instruments

The Group uses derivative financial instruments to hedge its risks associated with interest rates. Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value at the end of each reporting period. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.

Any gains or losses arising from changes in fair value of derivatives that do not qualify for hedge accounting are taken directly to profit or loss. The Group applies hedge accounting only if all of the following conditions are met:

• there is formal designation and written documentation at the inception of the hedge;

• there is ‘an economic relationship’ between the hedged item and the hedging instrument;

• the effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship; and

• the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the entity actually hedges and the quantity of the hedging instrument that the entity actually uses to hedge that quantity of hedged item.

For the purpose of hedge accounting, hedges are classified as:

• Hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedges); or

• Hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges).

The Group uses interest rate swaps for hedging, which are commitments to exchange one set of cash flows for another. Swaps result in an economic exchange of interest rates (for example, floating rate for fixed rate). No exchange of principal takes place. The Group’s credit risk represents the potential cost to replace the interest rate swap contracts if counterparties fail to perform

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

their obligation. This risk is monitored on an ongoing basis with reference to the current fair value, a proportion of the notional amount of the contracts and the liquidity of the market.

At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. The documentation also includes the hedge ratio and potential sources of ineffectiveness.

Cash flow hedge

When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss, the effective portion of changes in the fair value of derivative is recognised in other comprehensive income. Any gain or loss in fair value relating to an ineffective portion is recognised immediately in the profit or loss within ‘Finance costs’

The accumulated gains and losses recognised in other comprehensive income are reclassified to the profit or loss in the years in which the hedged item will affect profit or loss. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously recognised in other comprehensive income are removed from equity and included in the initial measurement of the cost of the asset or liability. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, then hedge accounting is discontinued prospectively, any cumulative gain or loss recognised in other comprehensive income at that time remains in equity until the forecast transaction is eventually recognised in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was recognised in other comprehensive income is immediately reclassified to profit or loss.

2.
Merger reserve

Al-Eqbal Investment Co plc (“EICO”) was under common control of funds managed by Kingsway Capital Partners ("Kingsway") both before and after 5 November 2020, and as such this group reorganisation had been accounted for as a business combination outside of the scope of a business combination as defined IFRS 3. Book value accounting had been adopted, meaning that the carrying values of the assets and liabilities of the parties to the combination were not adjusted to fair value on consolidation, and the results and cashflows of EICO and the Company were brought into the consolidated financial statements of AIR Limited for the full financial year and its comparative periods.

On 5 November 2020, the shareholders of Al-Eqbal Investment Co plc (“EICO”) transferred 59,750,183 shares from the total share capital of 60,000,000 to Advanced Inhalation Rituals Bidco Limited, which is a wholly owned subsidiary of the Company. A further 143,778 shares were transferred on 8 November 2020, and 26,243 shares on 9 November 2020. The remaining 79,796 shares comprise 49,796 shares to be paid at a later date once released, and 30,000 Director shares which were waived. The total value of the shares amounting to $84,626 was recorded as an investment against merger reserve in the consolidated financial statements.

Certain continuing shareholders of EICO exchanged their 49,040,200 share equity interests in EICO for equity interests in AIR Limited; each share in AIR Limited had nominal value of $19.7456, equating to a total value of $968,328. Other exiting shareholders in EICO exchanged their 10,959,800 share equity interests in EICO for cash at $19.7456 per share, with cash totalling $216,659. EICO became a wholly owned subsidiary of Advanced Inhalation Rituals Bidco Limited, and the Company became the ultimate parent undertaking of the Group. The Company did not trade prior to the Group restructuring involving EICO. Relating to this 2020 common control transaction between EICO and Advanced Inhalation Rituals Bidco Limited, the merger reserve represents the difference between the nominal or par value of shares issued and the nominal or par value of the shares acquired.

The merger reserve is presented in the equity section of the consolidated statement of financial position as a separate component of shareholders' equity. The balance of the merger reserve is not distributable as dividends or other forms of return to shareholders, except as expressly permitted by applicable laws and regulations. Significant movements in the merger reserve during the reporting period, including reversals or reclassifications, are disclosed separately in the notes to the consolidated financial statements. The merger reserve is recognised at the date of the merger when the legal combination of entities takes effect. In certain circumstances, such as a subsequent disposal of the acquired shares or a subsequent restructuring, the merger reserve may be reversed or reclassified to another component of equity, subject to compliance with applicable legal and regulatory requirements. Reversals or reclassifications of the merger reserve are recognised directly in equity and are not recognised in the consolidated statement of comprehensive income.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

3.
Disposals of subsidiaries

Year ended 31 December 2024

(a)
AIR Limited USA

AIR Limited USA, a subsidiary of the Group held an interest in the form of an option in a United States of America (“USA” or “US”) privately held entity engaged in the research and development of new and innovative products.

In December 2023, management committed to a plan to sell its interest in the entity and efforts to sell the entity started in the year. The plan was in line with the Group’s strategy to focus on its existing operations. Consequently, the interest in the entity was classified as held for sale.

On 30 November 2024, the Group distributed its fully owned subsidiary, AIR Limited USA to Pioneer International Group Limited (an entity owned by the same shareholders of AIR Limited). The distribution of AIR Limited USA resulted in the derecognition of the investment in this subsidiary. The distribution to owners of $8,319 was recognised in the consolidated statement of changes in equity in the current year.

Identifiable net assets disposed	30 November 2024
Assets held for sale	3,339
Trade and other receivables	4,815
Cash and cash equivalents	165
Net identifiable assets disposed	8,319

AIR Limited USA is not material to the Group’s consolidated financial statements and does not represent a separate line of business or geographical area of operations. Therefore, it is not presented as discontinued operations in the consolidated statement of comprehensive income.

(b)
Advanced Inhalation Rituals Bidco Limited

The Group distributed its subsidiary, Advanced Inhalation Rituals Bidco Limited to Pioneer International Group Limited on 31 October 2024. The distribution to owners of $4,481 was recognised in the consolidated statement of changes in equity in the current year. The distribution of Advanced Inhalation Rituals Bidco Limited resulted in the derecognition of the investment in this entity and its subsidiaries, namely:

-
Al Fakher International Co.
-
Al Fakher Tobacco Factory Tutun Mamulleri A S
-
Al Eqbal Investment Co. LLC
-
Al Fakher for Tobacco Trading and Agencies LLC
-
Al Fakher Holding for Tobacco Trading and Agencies

Identifiable net assets disposed	31 October 2024
Property, plant and equipment	1,163
Deferred tax assets	2,711
Trade and other receivables	1,713
Cash and cash equivalents	621
Provisions	(585)
Trade and other payables	(1,142)
Net identifiable assets disposed	4,481

Advanced Inhalation Rituals Bidco Limited is not material to the Group’s consolidated financial statements and does not represent a separate line of business or geographical area of operations. Therefore, it is not presented as discontinued operations in the consolidated statement of comprehensive income.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

4.
Revenue
(a)
Disaggregation of revenue

The Group generates revenue primarily from the sale of tobacco molasses and collection of royalty income generated from the sale of raw materials, and licensing of its brands for use in related industries. In the following table, revenue is disaggregated by major products / service lines, primary geographical markets and timing of revenue recognition.

	2025	2024
	$000	$000
Major products / service lines
Tobacco and related products	345,618	335,491
Royalty income from sales of tobacco and related products	50,293	38,545
Logistics services	3,826	2,602
	399,737	376,638
Primary geographical markets
MEAA	256,627	253,975
Americas	79,931	74,479
Europe	63,179	48,184
	399,737	376,638
Timing of transfer of goods or services
Tobacco and related products transferred at a point in time	345,618	335,491
Royalty income from sales of tobacco and related products transferred at a point in time	36,293	30,745
Royalty income from sales of tobacco and related products transferred over time	14,000	7,800
Logistics services transferred over time	3,826	2,602
	399,737	376,638
(b)
Contract balances

The following table provides information about receivables and contract liabilities from contracts with customers.

		2025	2024
	Note	$000	$000
Receivables	24	68,051	70,502
Contract liabilities	27	7,872	5,685

The contract liabilities primarily relate to the advance consideration received from customers.

(c)
Transaction price allocated to the remaining performance obligations

The amount of revenue recognised in the current period that was included in the contract liability balance at the beginning of the period was $3,790 (2024: $3,176). There are unsatisfied performance obligations of $7,872 at the year-end (2024: $5,685).

Management expects that the entire transaction price allocated to unsatisfied performance obligations as of 31 December 2025 will be recognised as revenue during the next reporting period.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

5.
Segment information

The Group's management has identified four reportable operating segments, as reviewed by the CODM, the Executive Committee. For management purposes, the Group is organized into the following divisions:

I.
Core - Americas – Includes the production and sale of traditional shisha tobacco and other non-New Growth Categories (“non-NGC”) brands, distributed in the Americas through wholesale, retail, and direct-to-consumer channels.
II.
Core - Europe – Includes the production and sale of traditional shisha tobacco under the Al Fakher and other non-NGC brands, distributed throughout Europe through wholesale, retail, and direct-to-consumer channels.
III.
Core - MEAA – Includes the production and sale of traditional shisha tobacco under the Al Fakher and other non-NGC brands, distributed throughout the Middle East through wholesale, retail, and direct-to-consumer channels. Core – MEAA also includes various royalty arrangements linked to the Al Fakher brand
IV.
NGCs – This segment covers the Group’s offering under the OOKA brand (including proprietary devices and related consumables), modern oral nicotine pouches, and both nicotine and non-nicotine inhalation devices under the VANT and Crown Switch brands.

The CODM allocates resources based on adjusted EBITDA, which is reported and reviewed monthly. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, further adjusted to exclude items such as non-recurring expenses, share-based compensation and other non operating expenses. Adjusted EBITDA is not a measure specifically defined under IFRS. Segmental asset information is not provided to the CODM.

Segmental information

	2025
	Core - Americas	Core - Europe	Core - MEAA	New Growth Categories	Total
	$000	$000	$000	$000	$000
Revenue	79,414	61,966	255,275	3,082	399,737
Adjusted EBITDA	36,978	5,811	115,374	(18,861)	139,302

	2024
	Core - Americas	Core - Europe	Core - MEAA	New Growth Categories	Total
	$000	$000	$000	$000	$000
Revenue	74,453	46,230	253,112	2,843	376,638
Adjusted EBITDA	27,748	9,631	110,710	(18,541)	129,548

Material Revenue from Customers by Country

	2025	2024
	$000	$000
United States	78,840	73,304
Iraq	50,529	46,150
KSA	48,623	77,455
Germany	41,478	24,426
Rest of World*	180,267	155,303
	399,737	376,638

* No individual country within Rest of World category represents more than 10% of the Group total revenue.

The Group attributes revenues from external customers to individual countries based on the country in which the customer is domiciled.

During the year, the Group had one external customer and one group of related party companies that in aggregate each comprised more than 10% of the Group’s revenues totalling $48,623 and $89,205 respectively, included in the Core - MEAA segment (2024: one external customer and one group of related party companies totalling $77,189 and $83,169 respectively included in the Core - MEAA segment).

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Material non-current assets* by Country

	2025	2024
	$000	$000
United Arab Emirates	309,594	301,414
US	69,662	74,203
United Kingdom	18,739	16,815
Rest of World	13,354	8,667
	411,349	401,099

* These exclude other financial assets at FVTPL, investment property, and deferred tax assets.

Reconciliation of profit for the year to adjusted EBITDA

	2025	2024
	$000	$000
Profit for the year	46,804	34,086
Add / (subtract):
Taxation	6,032	22,924
Finance costs	36,265	38,333
Finance income	(6,568)	(4,315)
Depreciation – property, plant and equipment	5,242	5,015
Depreciation – right-of-use assets	3,299	3,386
Amortisation	11,527	9,247
Share of results in joint venture	618	—

Non Recurring items:
Share-based compensations (i)	10,059	6,344
Corporate restructuring costs (ii)	1,051	6,305
Significant provisions, write-offs and associated legal costs (iii)	10,634	3,372
Impairment of intangible asset associated with discontinued operations (iv)	—	881
Expenses of discontinued entities (v)	—	633
Inventory charge driven by exceptional regulatory change (vi)	—	1,305
Public company readiness cost (vii)	14,339	1,624
Extra-ordinary supply chain costs (viii)	—	408
Adjusted EBITDA	139,302	129,548

i.
During the period, the Group recognised share-based expenses mainly in relation to the Milestone Incentive Plan (“Milestone”), and the Retention Award, both being equity-settled share-based compensation arrangements established for senior executives in connection with a listing event and the period following.
ii.
AIR continued its comprehensive programme of corporate restructuring initiatives across key markets, including KSA, the UAE, and the USA. These actions include restructuring key operating units, realigning reporting lines, simplifying the organisational structure, and strengthening the overall control environment.
iii.
Current year amounts include costs relating to provision of old stock no longer relevant to the Group, plus provision for future destruction of devices following a strategic decision on product direction. In the year ended 31 December 2024 these included a one-time write-off in the UAE relating to historical input VAT that was deemed non-recoverable. This also includes a write-off of dividend receivable from a subsidiary in the year ended 31 December 2024.
iv.
The Group recorded an impairment of brand which was discontinued during the year ended 31 December 2024.
v.
In the year ended 31 December 2024, one-off costs arising from the expenses from operations of certain entities in Jordan, Turkey, and the United States that were divested.
vi.
In the year ended 31 December 2024, regulatory changes during the period resulted in certain inventory items becoming unusable and were written down accordingly.
vii.
Non-recurring costs (albeit across multiple periods) directly related to public company readiness activities.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

viii.
One-off logistics and transportation costs in the year ended 31 December 2024 arising from temporary supply chain adjustments driven by the shift from Jeddah port to Dammam port in response to deteriorating geopolitical situation.
6.
Cost of sales

	2025	2024
	$000	$000
Raw and packing materials consumed	146,417	131,126
Staff costs (Note 10)	11,986	14,031
Amortisation (Note 16)	4,395	3,523
Depreciation (Note 14 and 15)	4,278	3,957
Freight and associated costs	4,113	2,386
Utilities	1,305	1,461
Consumable and damaged materials	1,256	883
Maintenance	1,179	1,050
Insurance	143	99
Fees and subscriptions	119	157
Business travel	70	77
Consultancy and professional fees	45	137
Others	95	122
	175,401	159,009

7.
General and administrative expenses

	2025	2024
	$000	$000
Staff costs (Note 10)	44,916	40,537
Consultancy and professional fees	25,024	10,244
Amortisation (Note 16)	5,133	5,147
Fees and subscriptions	4,697	3,473
Commissions and bank charges	4,083	2,113
Depreciation (Note 14 and 15)	3,752	3,995
User fees	1,784	491
Office expenses	1,143	1,448
Business travel	1,032	1,095
Insurance	970	907
Utilities	603	546
Maintenance	307	280
Consumables and tooling	254	390
Rent	235	685
Others	—	78
	93,933	71,429

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

8.
Distribution expenses

	2025	2024
	$000	$000
Staff costs (Note 10)	28,303	29,357
Marketing expenses	11,107	14,086
Amortisation (Note 16)	1,999	577
Business travel	1,201	1,306
Consultancy and professional fees	767	1,861
Rent	595	443
Depreciation (Note 14 and 15)	511	449
Consumables and samples	502	479
Commissions and bank charges	482	51
Office expenses	372	280
Freight and associated costs	292	2,513
Insurance	230	331
Fees and subscriptions	224	461
Utilities	189	283
Maintenance	141	90
	46,915	52,567

9.
Other losses

	2025	2024
	$000	$000
VAT written off	—	1,051
	—	1,051

In the year ended 31 December 2024, $1,051 relating to VAT receivables from prior years was written off, as the receivable could no longer be recovered.

10.
Staff costs

The aggregate payroll costs of persons employed by the Group were as follows:

	2025	2024
	$000	$000
Wages and salaries	52,015	53,276
Employee allowances	15,676	15,007
Share-based payments (Note 28)	12,022	10,833
Social security costs	3,118	2,436
End of service benefits (Note 28)	2,374	2,373
	85,205	83,925
Cost of sales (Note 6)	11,986	14,031
General and administrative expenses (Note 7)	44,916	40,537
Distribution expenses (Note 8)	28,303	29,357
	85,205	83,925

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

11. Investments in joint ventures

	2025	2024
	$000	$000
Investments in joint ventures	2,255	—

The tables below provide summarised financial information for the Group’s material joint ventures. The information disclosed reflects the amounts presented in the financial statements of the relevant joint ventures and not the Group's share of those amounts. The amounts have been amended to reflect adjustments made by the entity when using the equity method, including fair value adjustments and modifications for differences in accounting policies:

	2025	2025
	$000	$000
Summarised statement of financial position as at 31 December 2025	Cloudz Holding Ltd	ZeroSmoke F.Z.C.
Current assets	522	684
Non current assets	644	—
Total assets	1,166	684
Current liabilities	466	1,108
Non current liabilities	57	—
Total liabilities	523	1,108
Net assets	643	(424)

Reconciliation to carrying amounts:
Opening net assets as at 1 January	887	—
Loss for the year	(244)	(452)
Contributions	—	28
Closing net assets at 31 December	643	(424)

Group’s share in %	50%	50%
Group’s share*	322	—
Intangible assets	1,933	—
Carrying amount	2,255	—

Summarized statement of comprehensive income for the year ended 31 December 2025
Revenue	2,260	171
Cost of sales	(765)	(134)
Other operating expenses	(1,648)	(489)
Depreciation and amortization	(91)	—
Loss for the year	(244)	(452)
Other comprehensive income	—	—
Total comprehensive income	(244)	(452)

* The unrecognised Group’s share of losses of ZeroSmoke F.Z.C. for 2025 is $212.

Cloudz Holding Ltd

The Group holds a 50% equity interest in Cloudz Holding Ltd (“Cloudz”), a joint venture established with White Matter Holding Ltd (“White Matter”) to develop and commercialize premium shisha and lifestyle products targeted at the hotels, restaurants and cafes consumer segment (“Horeca”) within the United Arab Emirates. The joint venture was formed during 2025 with the aim of combining the Group’s industry expertise and manufacturing capabilities with the partner’s creative and execution capabilities in Horeca, in order to expand into a differentiated product category within the local inhalation market.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

As part of the agreement, the notional purchase price is derived as follows:

23 January 2025
Description	$000
Fair value of PVG Trading LLC net assets contributed by the Group*	851
Cash paid in advance to White Matter	1,000
Waiver of receivables by the Group to White Matter	102
Fair value of AIR shares issued to White Matter	906
Total notional purchase price	2,859

*As part of the establishment of Cloudz, the Group contributed the net assets of PVG Trading LLC to the joint venture. The contribution as a result of deconsolidation of PVG Trading LLC was measured at fair value and formed part of the notional purchase price of the investment in Cloudz. PVG Trading LLC, a fully owned subsidiary of the Group before disposal, was not material to the Group’s consolidated financial statements and did not represent a separate line of business or geographical area of operations. Therefore, it was not presented as discontinued operations in the consolidated statement of comprehensive income as at 31 December 2025.

Assets and liabilities of PVG Trading LLC as at the date of disposal were as follows:

23 January 2025
Assets	$000
Inventories	23
Trade and other receivables	135
Cash and cash equivalents	155
Property, plant and equipment	58
Intangible assets	597
968
Liabilities
Employee benefits	49
Trade and other payables	68
117
Net assets	851

On inception, Cloudz had total net assets of $887. Therefore, the Group’s share of the net assets of Cloudz amounted to $443. Identifiable intangible assets resulting from the joint venture amounted to $2,416. These are amortised over the assessed useful life of 5 years.

The Group’s exposure is limited to the carrying amount of its investment, and there are no unrecognised commitments or contingent liabilities relating to the Cloudz. The Group’s investments in Cloudz are accounted for using the equity method. The movement for the year is as follows:

2025
$000
Balance as of 1 January	—
Additions during the period	2,859
Amortization of intangible assets	(482)
Share of results for the period	(122)
At 31 December	2,255

ZeroSmoke F.Z.C

The Group holds a 50% equity interest in ZeroSmoke F.Z.C (“ZeroSmoke”), a joint venture established with Pioneer Delivery Systems Holdings L.L.C-FZ (“Pioneer”) to commercialise a new sales category of nicotine pouches in worldwide markets (excluding certain restricted markets) under some of the Group’s proprietary owned brands within the United Arab Emirates.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The joint venture was formed during 2025, with the aim of combining the Group’s industry expertise and manufacturing capabilities with the partner’s distribution network in order to gain market share in the growth of the nicotine pouch category in many key markets. ZeroSmoke became operational in June 2025.

As part of the agreement, the Group has contributed capital amounting to $14 and worldwide markets (excluding certain restricted markets) distribution rights of the Group branded nicotine pouches to ZeroSmoke.

The worldwide distribution rights of the Group branded nicotine pouches has not previously been recognised in the consolidated statement of financial position as this represents a new category for the Group. Management is of the view that future economic benefits of the category cannot be determined with a reliable estimation and hence the value of the worldwide markets (excluding certain restricted markets) distribution rights been determined by management to have a nil value.

On inception, ZeroSmoke had total net assets of $28 representing capital contributed equally by both parties. Therefore, the Group’s share of the net assets of ZeroSmoke amounted to $14.

The Group’s exposure is limited to the carrying amount of its investment, and there are no unrecognised commitments or contingent liabilities relating to ZeroSmoke. The unrecognised share of losses of this joint venture for the year is $212.

The Group’s investments in ZeroSmoke are accounted for using the equity method. The movement for the year is as follows:

2025
$000
Balance as of 1 January	—
Additions during the period	14
Share of results for the period	(14)
At 31 December	—

12.
Finance income and costs
12.1.
Finance income

	2025	2024
	$000	$000
Interest income on refundable deposits	406	203
Interest income on leases	17	—
Interest rate swap income – net	—	3,659
Net foreign exchange gain	6,145	453
	6,568	4,315
12.2.
Finance costs

	2025	2024
	$000	$000
Interest charges on financial liabilities measured at amortised cost (Note 26)*	29,355	37,332
Expense relating to previously recognised deferred finance costs	5,928	—
Unwinding of discount (Note 21)	—	262
Interest charges on lease liabilities (Note 26)	982	739
	36,265	38,333

*During the year, $1,032 (2024: $983) of borrowing costs were capitalised (Note 14 and 16). During the year, net settlements of $1,475 (2024: Nil) received on interest rate swaps designated as cash flow hedges were presented within interest charges.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

13.
Taxation
13.1.
Recognised in the consolidated statement of comprehensive income

	2025	2024
	$000	$000
UK corporation tax
Current tax on income for the year – foreign tax	9,603	12,364
Adjustments for prior years – foreign tax	(1,563)	—
Current tax expense	8,040	12,364
Deferred tax expense
Changes in temporary differences arising during the year	(2,813)	10,558
Adjustments for prior years	805	2
Deferred tax (income) / expense (Note 22)	(2,008)	10,560
Income tax expense	6,032	22,924
13.2.
Reconciliation of effective tax rate

The Company is incorporated in Jersey but is not tax resident in Jersey. The Company is tax resident in the UK and is therefore subject to UK corporation tax at a rate of 25% (2024: 25%), which has been used as the applicable tax rate in the reconciliation of the effective tax rate.

	2025	2024
	$000	$000
Profit for the year	46,804	34,086
Income tax expense	6,032	22,924
Profit before taxation	52,836	57,010
Tax using the UK corporation tax rate of 25%	13,209	14,253
Deferred tax on intangibles	269	7,125
Uncertain tax provisions	55	49
(Over) / under provision in prior years	(756)	816
Current year losses for which no deferred tax asset was recognised	3,030	5,951
Non deductible expenses	281	246
Income in tax-free jurisdictions	(17,557)	(17,774)
Income which is exempt from taxation	(45)	(90)
(Reversal) / origination of temporary differences	(485)	1,469
Movement of deferred tax on recognised tax losses	(1,793)	6,739
Effects of different tax rates in other countries	9,824	4,140
Income tax expense	6,032	22,924
13.3.
Tax provision

The Group recognises an immaterial uncertain tax provision relating to the US. The Group remains committed to continuously monitoring and reviewing its tax positions to ensure compliance with applicable laws and regulations. Should any uncertainties arise, the Group will assess the situation and take appropriate actions in accordance with relevant accounting standards and legal requirements.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

14.
Property, plant and equipment

	Land and Buildings (i)	Vehicles	Tools, machines and other	Fixtures and IT equipment	Leasehold improvements	Capital work in progress (ii) (iii)	Total
	$000	$000	$000	$000	$000	$000	$000
Cost
Balance at 1 January 2024	31,010	736	35,479	7,437	485	10,190	85,337
Additions	—	39	380	685	—	2,869	3,973
Disposals	(627)	(52)	(1,542)	(1,540)	—	—	(3,761)
Transfers	393	—	5,602	363	—	(6,358)	—
Disposal of subsidiaries (Note 3)	(1,162)	(31)	(119)	(60)	(3)	—	(1,375)
Impact of exchange rates	(48)	(15)	(258)	(104)	—	(41)	(466)
Balance at 31 December 2024	29,566	677	39,542	6,781	482	6,660	83,708
Additions	—	—	776	293	152	3,122	4,343
Disposals	(325)	(103)	(438)	(187)	—	—	(1,053)
Transfers	263	—	6,942	90	—	(7,295)	—
Written-off during the year	—	—	—	—	—	(103)	(103)
Disposal of subsidiaries (Note 11)	—	—	(150)	(35)	—	—	(185)
Transfers between categories	—	(157)	472	(315)	—	—	—
Impact of exchange rates	165	46	1,210	325	—	11	1,757
Balance at 31 December 2025	29,669	463	48,354	6,952	634	2,395	88,467

	Land and Buildings (i)	Vehicles	Tools, machines and other	Fixtures and IT equipment	Leasehold improvements	Capital work in Progress (ii) (iii)	Total
	$000	$000	$000	$000	$000	$000	$000
Depreciation and impairment
Balance at 1 January 2024	20,138	668	27,068	5,140	33	1,177	54,224
Depreciation for the year	911	26	2,788	1,193	97	—	5,015
Disposals	(627)	(50)	(1,525)	(1,526)	—	—	(3,728)
Disposal of subsidiaries (Note 3)	—	(31)	(118)	(60)	(3)	—	(212)
Impact of exchange rates	(36)	(3)	(139)	(52)	—	—	(230)
Balance at 31 December 2024	20,386	610	28,074	4,695	127	1,177	55,069
Depreciation for the year	1,025	—	3,087	1,020	110	—	5,242
Disposals	(325)	(64)	(436)	(181)	—	—	(1,006)
Disposal of subsidiaries (Note 11)	—	—	(107)	(20)	—	—	(127)
Transfers between categories	—	(97)	295	(198)	—	—	—
Impact of exchange rates	126	14	581	158	—	—	879
Balance at 31 December 2025	21,212	463	31,494	5,474	237	1,177	60,057
Net book amount
At 31 December 2024	9,180	67	11,468	2,086	355	5,483	28,639
At 31 December 2025	8,457	—	16,860	1,478	397	1,218	28,410

(i)
Land and buildings include land of $3,797 (2024: $3,797) which is not depreciated.
(ii)
Capital work in progress consists of amounts capitalised relating to manufacturing tools.
(iii)
The capitalisation rate used to determine the amount of borrowing costs to be capitalised is the weighted average interest rate applicable to the Group’s general borrowings in the year which was 8.02% (2024: 9.1%). During the year, $189 (2024: $493) of borrowing costs were capitalised.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

15.
Right-of-use assets

Right-of-use assets comprise leased land and buildings.

	2025	2024
	$000	$000
Cost
Balance at 1 January	18,324	19,894
Additions (Note 26)	1,869	4,872
Effect due to lease modifications	1,492	409
Disposals	(1,630)	(6,636)
Impact of exchange rates	582	(215)
Balance at 31 December	20,637	18,324

Depreciation
Balance at 1 January	6,132	9,384
Depreciation charge for the year	3,299	3,386
Disposals	(852)	(6,422)
Impact of exchange rates	395	(216)
Balance at 31 December	8,974	6,132

Net book amount
At 31 December	11,663	12,192

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

16.
Intangible assets

	Goodwill	Distribution rights	Customer relationships	OOKA	Other intangibles	Development and IP under construction	Domains	Total
	$000	$000	$000	$000	$000	$000	$000	$000
Cost
Balance at 1 January 2024	143,926	119,760	34,413	59,241	8,142	1,018	992	367,492
Additions – internally developed	—	—	—	68	—	2,027	—	2,095
Additions – externally purchased	—	—	—	—	11,179	9,152	—	20,331
Disposals	(797)	—	—	—	(1,375)	—	(836)	(3,008)
Transfers	—	—	(78)	(1,587)	4,853	(3,188)	—	—
Impact of exchange rates	(4)	—	—	—	(2)	—	—	(6)
Balance at 31 December 2024	143,125	119,760	34,335	57,722	22,797	9,009	156	386,904
Additions – internally developed	—	—	—	—	—	2,399	—	2,399
Additions – externally purchased	—	—	—	—	9,832	8,738	—	18,570
Disposals	—	—	—	—	(229)	—	—	(229)
Disposal of subsidiaries (Note 11)	(297)	—	(210)	—	(220)	—	—	(727)
Transfers	—	—	—	2,384	11,544	(13,928)	—	—
Impact of exchange rates	1,958	—	—	—	421	—	—	2,379
Balance at 31 December 2025	144,786	119,760	34,125	60,106	44,145	6,218	156	409,296

Amortisation and impairment
Balance at 1 January 2024	797	40	12,464	3,056	2,298	—	867	19,522
Amortisation for the year	—	485	2,516	3,521	2,694	—	31	9,247
Impairment for the year	—	—	—	—	881	—	—	881
Disposals	(797)	—	—	—	(1,375)	—	(836)	(3,008)
Impact of exchange rates	—	—	—	—	(6)	—	—	(6)
Balance at 31 December 2024	—	525	14,980	6,577	4,492	—	62	26,636
Amortisation for the year	—	485	2,502	3,893	4,616	—	31	11,527
Disposals	—	—	—	—	(146)	—	—	(146)
Disposal of subsidiaries (Note 11)	—	—	(61)	—	(69)	—	—	(130)
Impact of exchange rates	—	—	—	—	132	—	—	132
Balance at 31 December 2025	—	1,010	17,421	10,470	9,025	—	93	38,019

Net book amount
At 31 December 2024	143,125	119,235	19,355	51,145	18,305	9,009	94	360,268
At 31 December 2025	144,786	118,750	16,704	49,636	35,120	6,218	63	371,277

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The capitalisation rate used to determine the amount of borrowing costs to be capitalised is the weighted average interest rate applicable to the Group’s general borrowings in the year which was 8.02% (2024: 9.1%). During the year, $843 (2024: $490) of borrowing costs were capitalised. During the year, $957 (2024: $629) of research and development expenditure was recognised as an expense.

During the year ended 31 December 2024, the Group acquired rights in relation to a new technology licence agreement for $8,000. As at 31 December 2024, $3,000 (Note 21) was unpaid in accordance with the terms of the acquisition agreement and was paid in 2025.

As of 31 December 2025 and 2024, internally developed intangible assets primarily consisted of OOKA and also included development costs of Crown Switch, VANT and IP under construction.

(a)
Change in Cash Generating Units (CGU)

During the year ended 31 December 2024, management reassessed the composition of the Cash Generating Units (CGUs) within the Core – Americas segment. Previously, the Core – Americas segment was divided into three separate CGUs: Sierra, Romman, and Global Hookah and have been consolidated into a single CGU to reflect the integrated nature of their cash flows and operations. The change in CGU treatment was made in accordance with IAS 36, Impairment of Assets. Under IAS 36, a CGU is defined as the smallest identifiable group of assets that generates cash inflows largely independent of other assets. Management determined that the cash flows of Sierra, Romman, and Global Hookah are no longer largely independent due to the change in the following factors:

•
Interconnected cash flows: The units share significant revenue streams due to cross-selling and integrated distribution channels;
•
Shared resources: Common logistics, managerial personnel, and marketing efforts have created operational synergies; and
•
Unified strategic direction: The units now operate under a consolidated strategy, with overlapping customer bases and similar risk profiles.

Given these considerations, treating the Core – Americas segment as a single CGU provides a more accurate representation of its financial performance and risks. Accordingly, the recoverable amount of the Core – Americas segment is assessed as a single CGU for impairment testing purposes. Prior to the reassessment and consolidation of the individual units into a single CGU, each CGU was tested separately for impairment in accordance with IAS 36 Impairment of Assets, and no impairment indicators or impairment losses were identified. The carrying amount of the consolidated CGU has subsequently been tested for impairment, and no impairment loss has been recognized as at 31 December 2025 and 2024.

(b)
Impairment testing for goodwill and indefinite life intangible assets

Goodwill and related intangible assets considered significant in comparison to the Group’s total carrying amount of such assets have been allocated to cash generating units or groups of cash generating units as follows:

	Goodwill		Indefinite life intangible assets
	2025	2024	2025	2024
	$000	$000	$000	$000
KM Distribution	75,050	75,050	112,487	112,487
Core – Americas	43,435	43,435	—	—
Shisha World*	16,986	15,028	—	—
Ajman Factory	9,315	9,315	—	—
Para Art (Note 11)	—	297	—	—
	144,786	143,125	112,487	112,487

*Movement in the goodwill amount for Shisha World relates to translation impact of exchange rates.

The recoverable amount of all the above Cash Generating Units (CGUs) has been calculated with reference to its value in use. The key assumptions of this calculation are shown below

KM Distribution	2025	2024
Period for management approved forecasts	5 years	5 years
Growth rate applied beyond approved forecast period	2.0%	2.0%
Discount rate	23.2%	26.4%

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The 2025 discount rate was a post-tax measure estimated based on the historical industry average weighted average cost of capital, with a possible average debt leveraging of 19.0% (2024: 20.0%) at an average market interest rate of 4.7% (2024: 4.1%), along with a cost of equity of 27.3% (2024: 30.9%).

Core – Americas segment	2025	2024
Period for management approved forecasts	5 years	5 years
Growth rate applied beyond approved forecast period	2.0%	2.0%
Discount rate	20.6%	26.2%

The 2025 discount rate was a post-tax measure estimated based on the historical industry average weighted average cost of capital, with a possible average debt leveraging of 19.0% (2024: 25.0%) at an average market interest rate of 4.7% (2024: 4.1%), along with an average cost of equity of 24.2% (2024: 32.5%).

Shisha world	2025	2024
Period for management approved forecasts	5 years	5 years
Growth rate applied beyond approved forecast period	2.0%	2.0%
Discount rate	18.1%	16.1%

The 2025 discount rate was a post-tax measure estimated based on the historical industry average weighted average cost of capital, with a possible average debt leveraging of 19.0% (2024: 40.0%) at an average market interest rate of 4.7% (2024: 4.1%), along with a cost of equity of 21.2% (2024: 22.1%).

Ajman Factory	2025	2024
Period for management approved forecasts	1 year	1 year
Growth rate applied beyond approved forecast period	2.0%	2.0%
Discount rate	12.5%	15.9%

The 2025 discount rate was a post-tax measure estimated based on the historical industry average weighted average cost of capital, with a possible average debt leveraging of 19.0% (2024: 17.5%) at an average market interest rate of 4.7% (2024: 4.1%), along with a cost of equity of 14.0% (2024: 17.4%).

Management has used an approved forecast period of five years because this is the most relevant period that can be reasonably estimated for each of the above CGUs (except for Ajman Factory) as at the valuation date with a reasonable amount of foresight. Projections longer than 5 years would be too far away to be reliably estimated.

The long-term growth rate selected for the CGUs is in line with the long-term average growth rate for the market of 2% (2024: 2%), at which a business would be expected to a grow at in the long term once they reach a mature stage. The short-term growth rates used in value in use calculation reflect the average growth rate experienced by the Group for the products globally over the last 4 to 5 years and is in line with current business development efforts and strategic initiatives being undertaken by management.

Each of the assumptions used above are based on inputs that are widely available in the market. While all valuations are sensitive to key inputs to the calculation such as discount rates and long-term growth rates, for the year ended December 31, 2025 the fair value of each investment was found to be sufficiently above the carrying value of each item as part of this exercise. Hence no impairment loss has been recognised for the year ended 31 December 2025 (31 December 2024: $881).

17.
Acquisition of businesses

Acquisitions in the year ended 31 December 2024

On 8 July 2024, the Group acquired the remaining 33% of Emtrada GmbH and Finis Direct GmbH, together “Shisha World”, through an agreement dated 8 July 2024 for a consideration of $7,230 (€6,700). As a result, the effective ownership has increased from 66.7% to 100%. The Group undertook this strategic initiative to capitalize on the anticipated growth opportunities within the European market. Accordingly, $497 (the difference between the amount of the adjustment to non-controlling interests and the consideration paid for change in ownership interests) has been recorded in retained earnings. Consideration was agreed in part cash payment of $4,309 and part issuance of AIR Limited shares with a fair value of $2,921, determined based on an external valuation report with $1,461 issued in 2024, and $1,460 in 2025. The balance of deferred cash consideration amounting to $1,680 was settled in 2025. Both entities are based in Germany and are engaged in the sales of shisha products.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

18.
Investment in subsidiaries

Details of the Company’s directly and indirectly held subsidiary undertakings are set out below:

	Principal place of business	Principal activity	Class of shares	Ownership
				2025	2024
Direct holdings
Advanced Inhalation Rituals Bidco 2 Ltd	UK	Holding company	Ordinary	100%	100%
AIR Group Ventures Limited	UAE	Non-trading investment	Ordinary	100%	100%
AIR Group Ventures Ltd Rep. Office	UAE	Non-trading investment	Ordinary	100%	100%
Advanced Inhalation Rituals Holdco Limited (a)	UK	Holding company	Ordinary	100%	100%
Advanced Inhalation Rituals Midco Limited (a)	UK	Holding company	Ordinary	100%	100%
Advanced Inhalation Rituals Finco Plc (a)	UK	Holding company	Ordinary	100%	100%
AIR Limited USA, Inc (d)	USA	Non-trading investment	Ordinary	—%	—%
Indirect holdings
Al Fakher Tobacco Factory FZE	UAE	Tobacco trading import & export	Ordinary	100%	100%
AIR IP Holdings Limited	UAE	Non-trading	Ordinary	100%	100%
PVG Trading LLC (h)	UAE	Shisha services	Ordinary	—%	100%
Al Fakher for Treated Tobacco Manufacturing Factory LLC	UAE	Tobacco trading, import & export	Ordinary	100%	100%
Al Fakher Tobacco Trading LLC*	UAE	Non-trading	Ordinary	49%	49%
Al Fakher Tobacco FZE (Ajman Free Zone)	UAE	Tobacco manufacturing and trading	Ordinary	100%	100%
Ooka Trading FZE	UAE	Smoking & tobacco heating devices trading	Ordinary	100%	100%
Ooka Heating Devices LLC	UAE	Smoking & tobacco heating devices trading	Ordinary	100%	100%
Al Fakher Pioneers for Trading	KSA	Tobacco distribution	Ordinary	100%	100%
Advanced Inhalation Rituals India Private Limited	India	Tobacco distribution	Ordinary	100%	100%
Emtrada GmbH (e)	Germany	Smoking & tobacco heating devices trading	Ordinary	100%	100%
Finis Direct GmbH (e) (b)	Germany	Smoking & tobacco heating devices trading	Ordinary	—%	100%
AF Unity Labs GmbH (b)	Germany	Non-trading	Ordinary	—%	100%
AIR Distribution Germany GmbH (b)	Germany	Import and export Molasses	Ordinary	—%	100%
Ooka GmbH (b)	Germany	Smoking & tobacco heating devices trading	Ordinary	—%	100%
AIR Global Brands Limited	UK	Tobacco distribution	Ordinary	100%	100%
Ooka Limited (a)	UK	Smoking & tobacco heating devices trading	Ordinary	100%	100%
AIR Distribution USA, Inc.	USA	Smoking & tobacco heating devices trading	Ordinary	100%	100%
AIR Holding USA, Inc. (c)	USA	Holding company	Ordinary	100%	100%
Ooka, Inc. (c)	USA	Smoking & tobacco heating devices trading	Ordinary	100%	100%
Global Hookah, Inc. (c)	USA	Smoking & tobacco heating devices trading	Ordinary	100%	100%
AN3RRZ, LLC (c)	USA	Non-trading	Ordinary	100%	100%
Hookah Digital Services, Inc. (c)	USA	Non-trading	Ordinary	100%	100%
Al Fakher Factory Sp. z o.o.	Poland	Tobacco Manufacturing and Trading	Ordinary	100%	100%
Advanced Inhalation Rituals, S.L	Spain	Marketing and sales support	Ordinary	100%	100%
Advanced Inhalation Rituals Bidco Limited (d)	UK	Holding company	Ordinary	—%	—%
Al Fakher Tobacco Factory Tutun Mamulleri A.S (d)	Turkey	Non-trading	Ordinary	—%	—%
Al Fakher for Tobacco Trading and Agencies LLC (d)	Jordan	Non-trading	Ordinary	—%	—%
Al Fakher Holding for Tobacco Trading and Agencies (d)	Cayman Islands	Non-trading	Ordinary	—%	—%
Al Fakher International Co. (d) (Note 3)	Cayman Islands	Non-trading	Ordinary	—%	—%
Al Eqbal Investment Co. LLC (d) (Note 3)	Jordan	Non-trading	Ordinary	—%	—%
United Brands of Shisha South Africa Limited (f)	South Africa	Non-trading	Ordinary	—%	—%
Al Fakher Trading Hong Kong Limited (g)	Hong Kong	Non-trading	Ordinary	—%	—%

* Al Fakher Tobacco Trading LLC is a 100% controlled subsidiary of the Group.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(a)
Under liquidation.
(b)
Amalgamated into Emtrada GmbH in the year ended 31 December 2025.
(c)
Operations are amalgamated in AIR Distribution USA, Inc. and the legal entity will be liquidated in 2026.
(d)
Disposed in the year ended 31 December 2024.
(e)
Remaining 33% of shares were acquired in the year ended 31 December 2024. Refer to Note 17 for further information.
(f)
On 21 January 2024, the Group liquidated the entity United Brands of Shisha South Africa Limited. No loss or gain has been recognised.
(g)
On 7 June 2024, the Group liquidated the entity Al Fakher Trading Hong Kong Limited. No loss or gain has been recognised.
(h)
Divested via establishment of a joint venture. Refer to Note 11 for further information.
19.
Investment property

	2025	2024
	$000	$000
Balance at 1 January and 31 December	—	382

Investment properties are accounted for under the cost model, being at cost less accumulated depreciation and impairment, if any. The investment property relates to land located in the Al Jurf district of Ajman in the UAE. The property was held for capital appreciation purposes and was not earning rental income for the Group. This property was sold during 2025. The proceeds from the sale of the investment property was $899, this resulted in gain amounting to $517. The fair value of the investment property as at 31 December 2024 was $790.

20.
Derivative financial instruments

During the year, the Group entered into derivatives for economic hedging purposes and not as speculative investments. In particular, the Group uses interest rate swaps to minimise the effect of interest rate fluctuations on its borrowings. The contracts entered into by the Group are principally denominated in USD. The fair values of these contracts are recorded in the consolidated statement of financial position and is determined by reference to valuations by reputable external financial institutions.

Interest rate swaps are commitments to exchange one set of cash flows for another. The swaps result in an economic exchange of interest rates, no exchange of principal takes place. These swap transactions entitle the Group to receive or pay amounts derived from interest rate differentials between an agreed fixed interest rate and the applicable floating rate prevailing at the beginning of each interest period.

	2025	2024
	$000	$000
Interest rate swaps
Carrying amount (current)	558	—
Carrying amount (non-current)	1,216	—
Interest received	1,475	—
Notional amount	405,200	—
Maturity date	10 Sept 2027	—
Hedge ratio	1:1	—

At 31 December 2025, the fixed interest rates range from 3.59% to 3.60% per annum (31 December 2024: Nil). The floating rates are linked to Secured Overnight Financing Rate (“SOFR”).

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument.

Hedge ineffectiveness for interest rate swaps is assessed using the following principles:

• the credit value / debit value adjustment on the interest rate swaps which is not matched by the loan, and

• differences in critical terms between the interest rate swaps and loans.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Movement in hedge reserve

The following table provides a reconciliation by risk category of components of equity and analysis of other comprehensive income items, net of tax, resulting from cash flow hedge accounting.

	2025	2024
	$000	$000
At 1 January	—	—
Changes in fair value	3,249	—
Amounts reclassified to profit or loss from cash flow hedges	(1,475)	—
Tax movements during the year	(160)	—
At 31 December	1,614	—

Changes in the fair market values of interest rate swaps that are considered effective and designated as cash flow hedges are recognised in the hedge reserve in other comprehensive income. Amounts are reclassified to profit or loss when the associated hedged transaction affects profit or loss. There was no ineffectiveness to be recorded from the cash flow hedges. The changes in fair values of interest rate swaps designated as cash flow hedges for the year ended 31 December 2025 amounted to a loss of $3,249 (2024: Nil). The related tax benefit for the year is $160 (2024: Nil) which has been set of against the fair value loss disclosed in the other comprehensive income.

During the year ended 31 December 2024, the Group exercised its option to settle the outstanding interest rate swap. This instrument was not classified as a cash flow hedge. Total cash received was $6,299 with a net gain recorded in swap interest income of $3,659.

21.
Payables relating to acquisitions

	2025	2024
	$000	$000
Non-current
Payables relating to acquisitions	—	140

Current
Payables relating to acquisition	1,760	7,180

A reconciliation of the movements in the current and year ended 31 December 2024 is provided in the tables below.

2025	Deferred consideration
$000
Balance at 1 January 2025	7,320
Additions	9,975
Release	(140)
Cash payments made	(15,395)
Balance at 31 December 2025	1,760

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

On 10 September 2025, the Company entered into an asset purchase agreement with NameLess Tobacco GmbH (“NameLess”) for a total consideration of $9,975 comprising intangible assets, property, plant and equipment, and certain inventory. Of the total consideration, $9,003 was allocated to intangible assets based on their relative standalone fair value, as determined by an external valuer, and is presented within additions to other intangible assets. The remaining balance was allocated between property, plant and equipment and inventory Of this amount, $8,215 was paid in cash, with the remaining $1,760 is deferred for 12 months from the date of signing and is payable in cash. As the deferred amount is due within 12 months, no discounting has been applied. During the year, the Company also paid $3,000 in respect of the technology licence agreement acquired in the year ended 31 December 2024 and $2,500 relating to the Global Hookah acquisition. The remaining cash payments made of $1,680 related to the Emtrada and Finis acquisitions.

2024	Deferred consideration
$000
Balance at 1 January 2024	4,878
Additions	4,680
Unwinding of discount (Note 12)	262
Cash payment made for prior period acquisitions	(2,500)
Balance at 31 December 2024	7,320

The additions of deferred consideration in the year ended 31 December 2024 are related to a technology license agreement ($3,000) (Note 16) and the remainder of the purchase consideration of the Emtrada and Finis entities ($1,680) (Note 17.1). The discount unwinding during 2024 is in relation to the Global Hookah acquisition from prior years. The cash payment made in the year relates to the payment in respect of the Global Hookah acquisition. In addition to the above, the closing balance of deferred consideration includes amounts relating to Global Hookah ($2,500) and other acquisitions ($140) made in prior year.

22.
Deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2025	2024	2025	2024	2025	2024
	$000	$000	$000	$000	$000	$000
Property, plant and equipment	—	—	2	2	2	2
Intangible assets	(21,906)	(22,175)	—	—	(21,906)	(22,175)
Other interest-bearing loans and borrowings	(2,952)	(955)	—	—	(2,952)	(955)
Provisions	(726)	(287)	—	—	(726)	(287)
Carried forward losses	(13,660)	(11,047)	—	—	(13,660)	(11,047)
Payables relating to acquisition / contingent consideration	(335)	(335)	—	—	(335)	(335)
Expenses deductible on cash basis	(59)	(1,657)	—	—	(59)	(1,657)
Other	(1,433)	(1,736)	434	504	(999)	(1,232)
Tax (assets) / liabilities	(41,071)	(38,192)	436	506	(40,635)	(37,686)

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

22.1.
Movement in deferred tax during the year

	1 January 2025	Recognised in consolidated statement of comprehensive income	31 December 2025
	$000	$000	$000
Property, plant and equipment	2	—	2
Intangible assets	(22,175)	269	(21,906)
Other interest-bearing loans and borrowings	(955)	(1,997)	(2,952)
Provisions	(287)	(439)	(726)
Carried forward losses	(11,047)	(2,613)	(13,660)
Contingent consideration	(335)	—	(335)
Expenses deductible on cash basis	(1,657)	1,598	(59)
Other	(1,232)	233	(999)
Tax (assets) / liabilities	(37,686)	(2,949)	(40,635)

The deferred tax recognised in the consolidated statement of comprehensive income amounted to $2,949, out of which $2,008 was recognized in the consolidated statement of profit or loss and $941 was recognized in other comprehensive income.

22.2.
Movement in deferred tax during the year ended 31 December 2024

	1 January 2024	Recognised in consolidated statement of comprehensive income	Included in disposal	31 December 2024
	$000	$000		$000
Property, plant and equipment	416	(414)	—	2
Intangible assets	(25,573)	3,398	—	(22,175)
Other interest-bearing loans and borrowings	(1,298)	343	—	(955)
Provisions	31	(318)	—	(287)
Carried forward losses	(19,255)	5,497	2,711	(11,047)
Contingent consideration	(1,140)	805	—	(335)
Expenses deductible on cash basis	(1,769)	112	—	(1,657)
Other	(2,369)	1,137	—	(1,232)
	(50,957)	10,560	2,711	(37,686)

The deferred tax recognised in the consolidated statement of comprehensive income amounted to $10,560, which was entirely recognized in the consolidated statement of profit or loss.

Other deferred tax category includes the impact of changes in deferred tax assets and deferred tax liabilities due to impact of hedge accounting of $160 (2024: Nil) Deferred income tax assets are recorded to the extent that realisation of the related tax benefit is probable. This includes temporary difference expected to reverse in the future and the availability of sufficient future taxable profit against which the deductions can be utilised. The future taxable profits and the amount of tax benefits that are probable in the future are based on the medium-term business plan prepared by management and extrapolated results thereafter. The business plan is based on management expectations that are believed to be reasonable under the circumstances.

22.3.
Tax losses

	2025	2024
	$000	$000
Unused tax losses for which no deferred tax asset has been recognised	115,307	83,029
Potential tax benefit	22,846	18,152

The unused tax losses were incurred by group entities that are not likely to generate taxable income in the foreseeable future or that have not yet produced sufficient positive evidence to support the creation of a deferred tax asset.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The Group has unused tax losses of $115,307(2024: $83,029) for which no deferred tax asset has been recognised, as it is not considered probable that sufficient taxable profits will be available against which these losses can be utilised. These losses were incurred by group entities that have not yet produced sufficient positive evidence to support creation of a deferred tax asset.

The potential tax benefit of these losses, calculated at the applicable enacted tax rates, amounts to $22,846 (2024: $18,152). The unused tax losses can be carried forward indefinitely.

23.
Inventories

	2025	2024
	$000	$000
Finished goods	37,973	31,008
Raw materials	20,592	14,308
Goods in transit	4,957	11,154
Accessories and consumables	2,130	2,422
Spare parts	666	608
Work in progress	169	242
Consignment	161	288
Provision for slow-moving items	(11,317)	(4,682)
	55,331	55,348

Raw materials, consumables and changes in finished goods and work in progress (net of write-down) recognised as cost of sales in the year amounted to $146,417 (2024: $131,126).

The movement on the provision for slow moving items:

	2025	2024
	$000	$000
Balance as of 1 January	4,682	5,451
Additions during the year	9,438	2,764
Written off during the year	(2,588)	—
Reversals during the year	(215)	(3,340)
Impact of exchange rates	—	(193)
Balance as of 31 December	11,317	4,682

During 2025 additions to provisions mainly represent provision for destruction of devices following a strategic decision on product direction and provisions for stock that is considered to be slow moving. Inventory written off during the year of $2,588 (2024: Nil) consists of expired finished goods of $2,160 and expired flavours of $428.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

24.
Trade and other receivables

	2025	2024
	$000	$000
Trade receivables
Trade receivables due from external parties (b)(c)	53,842	45,346
Expected credit loss provision (Note 32)	(10,643)	(8,603)
	43,199	36,743
Trade receivables due from related parties (Note 35)	24,852	33,759
	68,051	70,502
Others
Advance payment to suppliers	9,730	3,058
Excise tax	5,717	3,506
VAT and tax receivables	2,050	3,042
Prepayments	2,112	1,789
Refundable deposits (a)	1,984	3,667
Lease receivable	569	—
Advance payment for acquisition (Note 11)	—	1,000
Other receivables	3,240	2,545
	25,402	18,607
Total trade and other receivables (d) (e)	93,453	89,109

(a)
Refundable deposits include margin deposits amounting to $964 (2024: $595) held as collateral against certain letters of guarantees (Note 34). The Group considers the held to collect business model to remain appropriate for trade and other receivables and hence measure them at amortised cost. Other receivables do not contain impaired assets.
(b)
$7,928 (2024: $4,565) of trade receivables are subject to insurance arrangements where the Group has a right to claim from insurance companies in case of default by the counterparties.
(c)
The Group holds a number of cheques as security covering trade receivable balances. As at 31 December 2025, these amounted to $1,580 (2024: $1,364).
(d)
The maximum exposure to credit risk at the reporting date is the carrying amount of trade receivables and other receivables mentioned above. The Group does not hold any collateral as security except as disclosed in note ‘c’ above.
(e)
Out of the total trade and other receivable balance $293 (2024: Nil) is the non-current portion and $93,160 (2024: $89,109) is the current portion.
25.
Cash and cash equivalents

	2025	2024
	$000	$000
Cash on hand	16	13
Current accounts at banks	112,807	71,689
Deposits at banks*	6,633	—
	119,456	71,702
Cash and cash equivalents per the consolidated statement of cash flows	119,456	71,702

*The maturity of the deposits is 30 days or less and the interest rate is 3.85% - 4.25% (2024: 3.0% - 4.0%).

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

26.
Other interest-bearing loans and borrowings and lease liabilities

The Group’s interest-bearing loans and borrowings, which are measured at amortised cost, consist of the following:

	2025	2024
	$000	$000
Non-current liabilities
Secured bank loans (net of unamortised transaction costs)	357,679	250,298
Lease liabilities	9,935	10,754
	367,614	261,052
Current liabilities
Secured bank loans (net of unamortised transaction costs)	29,852	136,704
Lease liabilities	3,348	2,179
	33,200	138,883
Unamortised transaction costs	9,212	6,323

26.1.
Terms and debt repayment schedule

	Year of maturity	Principal amount	Carrying amount	Principal amount	Carrying amount
		31 December 2025	31 December 2025	31 December 2024	31 December 2024
		$000	$000	$000	$000
Housing Bank (i)	2024	—	—	—	—
Senior Facilities Agreement (ii)	2027	—	—	326,250	323,645
Revolving credit facility (RCF) (iii)	2027	—	—	64,500	63,357
Syndicated loan	2030	395,070	387,531	—	—
Lease liabilities			13,283	—	12,933
			400,814		399,935

On 10 March 2025, the Group refinanced its existing syndicated loan facility through the arrangement of a new syndicated loan agreement with a consortium of lenders ("Syndicated Loan"); a mix of banks involved in the previous syndicate as well as new banks. The refinance agreement includes two facilities, a term loan and a revolving credit facility.

The new term loan facility replaces the previous syndicated loan, which was fully settled on the same date. The new facility has a principal amount of $405,200, bears interest at 3.00% p.a. + Term SOFR and matures after 5 years. The facility includes covenants relating to debt service cover, consolidated net leverage and is secured by certain subsidiaries of the Group. During 2025, $10,130 of the principal amount was repaid. The revolving credit facility of $75,000 remains undrawn. This facility bears interest at 2.75% p.a. + Term SOFR and matures after 3 years following drawdown.

In accordance with IFRS 9 ‘Financial Instruments’, the Group assessed whether the terms of the new loan were substantially different from those of the previous facility. Based on this assessment, the Group determined that the difference was substantial. As such, the refinancing is accounted for as an extinguishment of the previous loan and the recognition of a new financial liability. As a result, the carrying amount of the original loan was derecognised, and the new loan was initially recognised at its fair value, net of directly attributable transaction costs. The difference between the carrying amount of the old loan and the consideration paid (including any non-cash elements) was recognised in the profit and loss under finance costs. As at the reorganisation date,unamortised costs of $5,928 relating to the previous loan were expensed during the year ended 31 December 2025.

The new loan was recognised at $405,200, with transaction costs of $11,100 capitalised and amortised over the term of the loan using the effective interest method. The current portion of unamortised transaction costs as at the year ended 31 December 2025 is $2,211 (2024: $2,371).

The syndicated loan is secured by:

•
First-priority security over the issued share capital of Advanced Inhalation Rituals Holdco Limited, Advanced Inhalation Rituals Midco Limited, Advanced Inhalation Rituals Bidco 2 Limited, and the Borrower.
•
First-priority security over all material intercompany receivables owed to the Parent by Advanced Inhalation Rituals Holdco Limited (if any), to Advanced Inhalation Rituals Holdco Limited by Advanced Inhalation Rituals Midco Limited (if any), to Advanced Inhalation Rituals Midco Limited by Advanced Inhalation Rituals Bidco 2 Limited (if any), to Advanced Inhalation Rituals Bidco 2 Limited by the Borrower (if any), and to the Borrower by any member of the Group (if any).

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

•
First-priority security over all material bank accounts of Advanced Inhalation Rituals Holdco Limited, Advanced Inhalation Rituals Midco Limited, Advanced Inhalation Rituals Bidco 2 Limited, and the Borrower.
•
First-priority floating charge over substantially all present and future assets of Advanced Inhalation Rituals Holdco Limited, Advanced Inhalation Rituals Midco Limited, and Advanced Inhalation Rituals Bidco 2 Limited.

The Group has various debt covenants related to its facilities which require maintaining certain financial ratios within stipulated limits. These financial ratios address the liquidity and capital structure of the Group. The Group was in compliance with the covenants as of 31 December 2025.

For more information about the Group’s exposure to interest rate and foreign currency risk, see Note 32.

26.2.
Details of previous loans and borrowings
(i)
Al-Fakher for Tobacco Trading and Agencies LLC obtained credit facilities from the Housing Bank in Jordan of $14,000. The loan was paid over a maximum seven years including a one-year grace period. Instalments of $194 were paid monthly and consisted of interest on the loan of 1 month SOFRA + 2.25% with a minimum of 3.25%. The loan included a guarantee from Al Eqbal Investment Company. This loan was repaid in full in the course of 2024, with the final payment made on 1 April 2024.
(ii)
On 14 September 2022, the Group renegotiated its existing syndicated bank loan from Credit Suisse AG and First Abu Dhabi Bank PJSC (“Senior Facilities Agreement”). The total amount under the facility was increased to $450,000 with a revolving credit facility (“RCF”) of $75,000. As part of the renegotiation, Commercial Bank of Dubai PSC, Standard Chartered Bank and Mashreq Bank PSC were added to the Senior Facilities Agreement. The $450,000 loan had an initial interest rate of SOFR +3.25%. The loan was fully repayable within five years with quarterly instalment payments beginning 14 March 2023, however was fully settled on 10 March 2025 (Note 26).
(iii)
The RCF has an initial interest rate of SOFR +3.00%.
26.3.
Expenses relating to short-term leases

The following amounts have been recognised in profit or loss for which the Group is a lessee:

	2025	2024
	$000	$000
Expenses relating to short-term leases	829	805

26.4.
Changes in liabilities from financing activities

	Loans and borrowings	Lease liabilities
	$000	$000
Balance at 1 January 2025	387,002	12,933
Changes from financing cash flows
Proceeds from loans and borrowings	405,200	—
Repayment of borrowings	(400,880)	—
Interest paid	(30,527)	(982)
Transaction costs paid related to loans	(11,054)	—
Payment of principal elements of lease liabilities	—	(3,254)
Total changes from financing cash flows	(37,261)	(4,236)
Other changes
Interest expense (Note 12)	37,790	982
Additions (Note 15)	—	1,869
Disposal of right-of-use assets	—	(56)
Effect due to lease modifications	—	1,492
Impact of exchange rates	—	299
Total other changes	37,790	4,586
Balance at 31 December 2025	387,531	13,283

*During the year, $1,032 (2024: $983) of borrowing costs were capitalised (Note 14 and 16). During the year, net settlements of $1,475 (2024: Nil) received on interest rate swaps designated as cash flow hedges were presented within interest charges.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

	Loans and borrowings	Lease liabilities
	$000	$000
Balance at 1 January 2024	454,471	11,430
Changes from financing cash flows
Repayment of borrowings	(70,710)	—
Interest paid	(35,074)	(739)
Payment of principal elements of lease liabilities	—	(3,265)
Total changes from financing cash flows	(105,784)	(4,004)
Other changes
Interest expense (Note 12)	38,315	739
Additions (Note 15)	—	4,872
Disposal of right-of-use assets	—	(246)
Effect due to lease modifications	—	409
Impact of exchange rates	—	(267)
Total other changes	38,315	5,507
Balance at 31 December 2024	387,002	12,933

27.
Trade and other payables

	2025	2024
	$000	$000

Trade payables	54,029	48,177
Contract liabilities	7,872	5,685
	61,901	53,862
Other payables
Accrued expenses	14,168	9,027
Staff bonus payable	9,560	10,214
Excise tax and VAT payables	6,608	9,094
Other payables	6,884	2,739
	37,220	31,074
Total trade and other payables	99,121	84,936

28.
Employee benefits
(a)
End of service defined benefit obligations

The Group provides end of service compensation to its employees in accordance with the provisions of the Labour Law applicable in the United Arab Emirates (article 132 to 137). Certain other employees in territories other than United Arab Emirates are also entitled to end of service compensation in accordance with the provisions of the Labour Law of the respective countries. The entitlement to these benefits is based upon the employees’ latest basic salary and length of service, subject to completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment. Provision is made annually based on internal calculation performed by actuarial expert.

All past service costs are recognised as an expense immediately. All gains and losses on defined benefit obligations are recognised in consolidated statement of comprehensive income.

	2025	2024
	$000	$000
Net liability for defined benefit obligations (see following table)	7,862	6,671

Out of the total end of service defined benefit balance $6,542 is the non-current portion and $1,320 is the current portion (2024: total amount was presented as non-current).

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(b)
Movements in net defined benefit liability

	Defined benefit obligation
	2025	2024
	$000	$000
Balance at 1 January	6,671	7,393
Current service costs (included in profit or loss)	1,881	1,931
Benefits paid	(1,323)	(2,652)
Disposal of subsidiaries (Note 11)	(49)	—
Remeasurements of defined benefit plans	682	—
Impact of exchange rates	—	(1)
Balance at 31 December	7,862	6,671
(c)
Actuarial assumptions

The following are the principal actuarial assumptions at the reporting date (expressed as weighted averages):

	2025	2024
Discount rate at 31 December	4%	4%
Future salary increases	4%	3%

The assumptions relating to longevity underlying the pension liabilities at the consolidated statement of financial position date are based on standard actuarial mortality tables and include an allowance for future improvements in longevity. The assumptions are equivalent to expecting a 60-year-old to live for a number of years as follows:

•
Current pensioner aged 60 years (male), 60 years (female).
•
Future retiree upon reaching 60 years (male), 60 years (female).
(d)
Sensitivity analysis

The calculation of the defined benefit obligation is sensitive to the assumptions set out above. The following table summarises how the impact on the defined benefit obligation at the end of the reporting period would have increased / (decreased) as a result of a change in the respective assumptions by one percent.

	Increase	Decrease	Increase	Decrease
	2025	2025	2024	2024
	$000	$000	$000	$000
Discount rate (1% movement)	(334)	334	(259)	259
Future salary increases (1% movement)	337	(337)	263	(263)

The above sensitivities are based on the average duration of the end of service obligation determined at 31 December 2025 and are applied to adjust the defined benefit obligation at the end of the reporting period for the assumptions concerned. Whilst the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation to the sensitivity of the assumptions shown. The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the prior period.

(e)
Defined contribution plans

The Group operates a number of defined contribution pension plans. The total expense relating to these plans in the current year was $493 (2024: $442) and was fully paid during the year.

(f)
Share-based payments

The Group operates multiple share-based payments plans for its senior management and junior employees. The schemes for the senior management are equity settled share-based payments whereby the senior management are entitled to receive shares in AIR Limited upon satisfying the relevant vesting conditions. The schemes for junior employees are cash settled share-based payments whereby these employees are entitled to receive cash amounts for the value of shares vested to them upon satisfying the vesting conditions.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Nature of the share-based payment arrangement

Long term incentive scheme (“LTI Shares”)

The Long term incentive scheme for senior management provides them the right to receive shares in AIR Limited upon satisfying certain vesting conditions. The performance conditions require eligible senior employees to achieve certain cashflow targets, as set by the board of Directors for each financial year. Upon satisfying these Key Performance Indicators (“KPIs”), the eligible employees have the right to receive shares over the vesting period. The award for each year vests in three equal tranches, however future tranches of the award are also subject to satisfying the performance conditions of that future financial year: ⅓ of the award is payable on the date the Board approves the relevant financial year’s consolidated financial statements, ⅓ after 1 year and ⅓ after 2 years, respectively. Employees who leave are treated differently depending on the reason for leaving. The grant date for this award is defined as the date when the board approval is received for the awards.

Annual bonus scheme for senior management

The annual bonus scheme for senior management provides them the right to receive cash amounts and shares in AIR Limited upon satisfying certain vesting conditions, the proportion of shares awarded depends on which group the senior management personnel relates to (for example C-Suites, VPs etc.). The right to receive shares in AIR Limited is a share-based payment arrangement which is accounted for in accordance with IFRS 2, while the cash portion is accounted for under IAS 19.

The plan operates on an annual basis and there is no fixed commitment by the Group on the number of years the plan is likely to continue. Annual performance targets are determined by the board of Directors at the start of the year and communicated to participants. The performance conditions set require these employees to achieve certain non-market performance targets, as set by the board of Directors for each year.

Upon satisfying the performance targets, the shares-based element of the award vests in two equal tranches: ½ of the ward is payable on the date the Board approves the relevant financial year’s consolidated financial statements and ½ after 1 year respectively. Employees who remain in service throughout the period of the award will receive their shares based on the payment model described. Employees who leave are treated differently depending on the reason for leaving. The grant date for this award is defined as the date when the board of Directors approval is received for the awards.

Milestone incentive plan (“MIP”)

Milestone incentive plan (“MIP”) provides senior management the right to receive shares or cash based on the value of shares awarded in AIR Limited upon the occurrence of a Milestone Event. Under the original terms of the plan, vesting was subject to the achievement of an internal rate of return (“IRR”) of 15% or greater between the award date and the Milestone Event Date. The Milestone Event is described as either an initial public offering (“IPO”) or a private sale of the Group, and the method of settlement depended on the nature of the event: in the case of a private sale, award is expected to be settled in cash, and in the case of an IPO, award is expected to be settled in shares. Based on the assessment at inception that an IPO was the more probable outcome, the arrangement was accounted for as equity-settled. Eligibility required the employee to have been employed by the Group for at least 18 months prior to the date of the relevant Milestone Event.

In 2025, certain performance conditions of the MIP were modified for 16 participants. Specifically, the requirement to achieve an IRR of 15% or greater between the award date and the Milestone Event Date was removed and replaced with a fixed minimum equity value at the Milestone Event Date. The Group determined that these changes represent a beneficial modification in accordance with IFRS 2. As a result, the Group continues to recognise the original grant-date fair value of the awards over the remaining vesting period and recognises, in addition, the incremental fair value arising from the modification over the revised vesting period. The incremental fair value represents the excess of the fair value of the modified awards over the fair value of the original awards, both measured at the modification date. The incremental fair value is recognised as a non-cash charge in the consolidated statement of comprehensive income over the revised vesting period, which is currently expected to run up to and including the year ending 31 December 2027. The modification was accounted for from the date on which the amended terms were communicated to and acknowledged by the affected employees, being the date on which the employees had a shared understanding of the modified arrangement.

Upon occurrence of the Milestone event and achievement of the performance target, the award vests in two equal tranches: ½ of the award is payable on the date of Milestone Event and ½ after 1 year respectively. Employees who remain in service throughout the period of the award will receive their shares based on the payment model described. Employees who leave are treated differently depending on the reason for leaving. The grant date for this award is defined as the date when the employees have a shared understanding of the arrangement.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Share purchase awards

The share purchase award provides the eligible employees the right to purchase shares of AIR Limited at a predetermined price lower than fair value of the shares as form of compensation for their services rendered to the Group. There are no specific vesting conditions attached to these awards and the awards vest immediately to the eligible employees. The grant date is the date when the employees have a shared understanding of the arrangement. The awards are measured at the fair value of the equity instruments granted at the grant date in accordance with IFRS 2. As the awards vest immediately, the related expense is recognised at grant date.

Matched share awards

The matched share awards provide eligible employees the right to receive an extra share in AIR Limited when an employee purchases a share under the Share Purchase Award. The matched shares will be awarded to the employees on the earlier of 31 December 2025 or the date on which a Milestone Event occurs.

There are no performance conditions attached to these awards. To be eligible for the matched share awards, the employee needs to remain in service until the earlier of 31 December 2025 or the date on which a Milestone Event occurs. If an employee ceases to be an employee of the Company before any matched share awards have vested, the awards will lapse on the date they cease to be an employee. The expense for the award will be recorded from the date the related services for the awards rendered by the employee commences and the grant date for these awards is defined as the date when the employees have a shared understanding of the arrangement.

Sign on bonus shares

The compensation awards provides senior management with free or discounted shares upon joining the Group as part of their compensation package. The scheme is a single award scheme and designed to attract and retain top talent and align their interests with those of the Group. There are no performance conditions attached to these awards. To be eligible for the Compensation awards, the employee needs to remain in service for a period of 18 months from the date the shares are awarded. If an employee ceases to be an employee of the Group before the completion of vesting period, the awards will lapse on the date they cease to be an employee. The expense for the award will be recorded from the date the related services for the awards rendered by the employee commences and the grant date for these awards is defined as the date when the employees have a shared understanding of the arrangement.

Retention award

In 2025, the Group established a long-term incentive arrangement (the “Retention Award”) for 28 members of senior management and executive leadership. The Retention Award provides participants with rights to receive equity instruments of AIR Limited and is accounted for as an equity-settled share-based payment arrangement in accordance with IFRS 2.

The Retention Award comprises three tranches representing 12.5%, 12.5% and 75% of the maximum award, respectively. Tranches 1 and 2 are subject solely to service-based vesting conditions. Tranche 3 is subject to both a market-based performance condition, being Total Shareholder Return (“TSR”), and a service condition.

As at 31 December 2025, the specific TSR performance targets applicable to Tranche 3 had not been finalised or communicated to participants. Accordingly, management determined that the grant date for Tranche 3 had not occurred as of that date, as participants did not yet have a shared understanding of the relevant performance requirements. Notwithstanding the absence of a grant date for Tranche 3, employees commenced rendering services from 1 October 2025 pursuant to signed individual award letters. In accordance with IFRS 2, the Group recognised share-based compensation expense for services received during the year based on an estimate of the grant-date fair value, which will be adjusted upon establishment of the grant date.

Annual bonus plan – junior employees (cash settled)

The annual bonus scheme for junior employees provides them the right to receive cash amounts and reserve shares in AIR Limited upon satisfying certain performance conditions. The right to receive reserve shares in AIR Limited is a share-based payment arrangement which is accounted for in accordance with IFRS 2. The reserve shares awarded are not yet registered and do not have the right to vote or receive any dividends. The Group has a practice of settling these shares in cash at their fair value. Therefore, the Group has a constructive obligation to settle these shares in cash and the award is accounted as a cash-settled arrangement.

The annual targets are determined by the board at the start of the year and communicated to the employees. The performance conditions set require these employees to achieve certain non-market performance targets, as set by the board of Directors for each year. Upon satisfying the performance targets, the shares-based element of the awards are awarded to the eligible employees on the

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

date the Board approves the relevant financial year’s financial statements. Employees who remain in service throughout the period of the awards will receive their shares based on the payment model described. Employees who leave are treated differently depending on the reason for leaving.

The expense for the award will be recorded starting from the year the related services for each year’s annual awards rendered by the employee commences and the grant date for these awards is defined as the date when the board approval is received for the awards.

	Share scheme charge
	2025	2024
	$000	$000
Long term incentive scheme ("LTI Shares")*	1,674	2,404
Annual bonus scheme for senior management*	1,457	1,119
Milestone incentive plan ("MIP")*	4,564	3,172
Matched share awards	—	1,429
Retention award*	1,751	—
Share purchase award	1,636	1,656
Sign on bonus shares	40	40
Equity settled share-based payments charge	11,122	9,820
Cash settled annual bonus plan for junior employees	900	1,013
Share-based payments charge (Note 10)	12,022	10,833

* The above share-based payment schemes vest in instalments (referred to as ‘graded’ vesting). IFRS 2 requires such instalments to be treated as separate awards as the fair value of each tranche will be different. The expense for each tranche will be allocated starting from the year the related services rendered by the employee commences.

For cash settled share-based payment, the corresponding impact of the expenses is recorded as liability in the consolidated statement of financial position. As at 31 December 2025, the liability relating to the Annual Bonus scheme for junior employees amounts to $3,335 (2024: $3,183).

Equity-settled share-based payments as per consolidated statement of changes in equity:

	2025	2024
	$000	$000
Equity settled share-based payments charge	11,122	9,820
Consideration received in respect of share purchase awards	1,500	1,974
Equity settled share-based payments	12,622	11,794

Determination of the fair value

Long term incentive scheme, Annual bonus scheme for senior management, Matched share awards and Sign on bonus shares

The fair value of the service received is measured by reference to the fair value of the shares granted to the employees. The fair value of the shares is measured at the grant date. The grant date fair value of share-based payment awards granted to employees is recognised as an employee expense, with a corresponding increase in equity over the period that the employees become unconditionally entitled to the awards completely vested. The fair value of the shares is determined by the Group by reference to the valuation report provided by an external expert. To determine the fair value, the valuation report considers the Company’s discounted cash flow, expected dividend yield, the Company’s EV / Adjusted EBITDA and EV / Revenue ratios, and uses comparable companies’ analysis.

Milestone incentive plan

The fair value of the award is derived from the Monte Carlo simulation, which uses inputs and assumptions including the valuation of the Group with 37% volatility based on the annualized historical daily volatility of price returns for comparable publicly traded companies. This daily volatility is annualised by multiplying this with the square root of 252 which is the assumed number of trading days in a year.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The vesting date will be in 2026 and 2027 and the expense recognised in the year is based on the overall calculated weighted average value of the plan at grant date.

In 2024, the MIP was modified for three employees to extend the long-stop date for meeting performance conditions and to increase the number of shares or cash payable if the specified metrics were met. The incremental fair value arising from the modification was measured using a Monte Carlo simulation model applying a 37% expected volatility based on the annualised historical daily volatility of price returns for comparable publicly traded companies and amounted to $1,580. For the 2025 MIP modification, the total incremental fair value granted as a result of the modification amounted to $14,590. The fair value was determined using a Monte Carlo simulation model, incorporating assumptions including expected volatility of 22% based on comparable publicly traded companies and the expected timing of the Milestone Event.

Share purchase awards

The fair value of the share purchase award options is determined at the grant date using the Black-Scholes model.

Share purchase awards activity during the year ended 31 December 2025 was as follows:

	Number of Options	Weighted Average Exercise Price (Per Share)
Outstanding on 31 December 2024	—	$19.7456
Granted	101,284	$19.7456
Exercised	(75,963)	$19.7456
Outstanding on 31 December 2025	25,321	$19.7456
Exercisable on 31 December 2025	25,321	$19.7456

Share purchase awards activity during the year ended 31 December 2024 was as follows:

	Number of Options	Weighted Average Exercise Price (Per Share)
Outstanding on 31 December 2024	—	$—
Granted	100,000	$19.7456
Exercised	(100,000)	$19.7456
Outstanding on 31 December 2025	—	—
Exercisable on 31 December 2025	—	—

The weighted-average grant date fair value of options granted during the year ended 31 December 2025 was $19.7456 (2024: $19.7456). The total compensation expense recognized for share purchase awards during the year ended 31 December 2025 was $1,636 (2024: $1,656). During the year ended 31 December 2025 the Company has issued 15,799 ordinary shares to senior management as part of previously excercised options under share purchase awards (2024: Nil). The remaining ordinary shares relating to previously exercised options under share purchase awards are expected to be issued following completion of the required legal and registration procedures, which are anticipated to be finalised during 2026.

The following table provides the weighted average assumptions used in determining the fair value of the share purchase awards:

	2025	2024
Risk-free interest rate	4.0%	5.1%
Expected dividend yield	0%	0%
Expected volatility	26%	37%
Expected term (years)	0.3	0.9
Share Price	$35.90	$34.27

Expected volatility is based on the annualized historical daily volatility of price returns for comparable publicly traded companies.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Retention award

The grant-date fair value of the Retention Award is determined using appropriate valuation techniques. For awards that are subject solely to service-based vesting conditions, the Group determines fair value based on the present value of the expected payoff, incorporating the applicable risk-free discount rate and expected forfeiture assumptions. For awards that are subject to market-based performance conditions, the Company applies a Monte Carlo simulation model and key assumptions include expected volatility of 22%, derived from the annualised historical daily volatility of comparable publicly traded companies and the expected timing of vesting. Daily volatility is annualised using the square-root-of-time method based on 252 trading days and expected dividends are assumed to be nil.

The total estimated fair value of the Retention Award as at 31 December 2025 was $21,425, including $8,413 fair value of Tranche 3 based on management’s current estimate of the TSR performance parameters. Upon finalisation and communication of the TSR performance targets, which is expected during the year ending 31 December 2026, the grant date for Tranche 3 will be established and cumulative expense recognised to date will be adjusted, if necessary, to reflect the final grant-date fair value. The vesting dates for the respective tranches are currently expected to occur in 2027 and 2029.

Cash settled annual bonus plan for junior employees

The Group measures the services received from the eligible employees over the service period as an employee expense and records a corresponding liability at fair value. The fair value of the liability is re-measured at each reporting date and at the date of settlement. Any changes in fair value are recognised in the period in the consolidated statement of comprehensive income. The fair value of the liability is determined by the Group by reference to the valuation report provided by an external expert.

29.
Provisions

	2025	2024
	$000	$000
Balance at 1 January	—	585
Provisions removed on disposal of subsidiary (Note 3)	—	(585)
Balance at 31 December	—	—

30.
Capital and reserves

Share capital

	Ordinary shares
	2025	2024
On issue at beginning of the year	49,620,534	49,195,132
Milestone incentive plan (a)	—	138,986
Matched share awards (b)	—	99,591
Share-based payment compensation (c)	104,111	144,176
Purchase consideration (d)	66,009	42,649
Shares repurchased (e)	(15,799)	—
On issue at 31 December	49,774,855	49,620,534

	2025	2024
	$000	$000
Authorised capital: 253,220,000 shares of $19.7456 each	4,999,981	4,999,981
Allotted, called up and fully paid:
49,774,855 (2024: 49,620,534) ordinary shares of $19.7456 each (2024: $19.7456 each)	982,834	979,787
Shares under issue - nil (2024: 42,649) ordinary shares of $19.7456 each (2024: $19.7456)	—	842
1 (2024: 1) Ordinary share of $19.7456 each (2024: $19.7456 each) issued at a discount of $18.7456	—	—
712,748 (2024: 712,748) Ordinary shares of $19.7456 each (2024: $19.7456 each) issued at a discount of $19.7356	(14,066)	(14,066)
	968,768	966,563

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

(a)
In the year ended 31 December 2024, the Company issued 138,986 ordinary shares with a par value of $19.7456 to an executive in respect of the Milestone incentive plan at the weighted average fair value of $34.25 per share, which resulted in share premium of $2,015. The conditions of the vesting, and future performance obligations are still outstanding as at 31 December 2025.
(b)
In the year ended 31 December 2024, the Company issued 99,591 ordinary shares with a par value of $19.7456 to the Group’s executives as matched share awards as part of employee compensation at the weighted average fair value of $28.62 per share, which resulted in share premium of $884.
(c)
During the year, the Company issued 104,111 ordinary shares with a par value of $19.7456 to employees as part of the annual bonus scheme for senior management, LTI scheme, and purchased shares offered to senior management, at the weighted average fair value of $38.51 per share, which resulted in a share premium of $1,954. In the year ended 31 December 2024, the Company issued 144,176 ordinary shares with a par value of $19.7456 to employees as part of the annual bonus scheme for senior management and LTI scheme at the weighted average fair value of $39.59 per share, which resulted in a share premium of $2,861.
(d)
On 10 January 2025 the Group issued 42,649 ordinary shares with a par value of $19.7456 as part of the deferred consideration for the purchase of the remaining 33% of the Emtrada GmbH and Finis Direct GmbH shares at a weighted average fair value of $34.24 per share, which resulted in share premium of $619. On 31 July 2025 the Group issued 23,360 ordinary shares with a par value of $19.7456 in part consideration of the Group's ownership interest of a joint venture, at a fair value of $38.80 per share which resulted in share premium of $445. In the year ended 31 December 2024, the Company issued 42,649 ordinary shares with a par value of $19.7456 as part of the consideration of the purchase of the remaining 33% of the Emtrada GmbH and Finis Direct GmbH shares at a weighted average fair value of $34.24 per share, which resulted in share premium of $618.
(e)
During the year, the company re-purchased 15,799 ordinary shares with a par value of $19.7456 from shareholders subsequent to agreements entered into, at the weighted average fair value of $29.75, resulting in a reversal of share premium of $158.

Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations.

Other reserve

The cost of share-based payment awards is recognised as an expense in profit or loss, together with a corresponding increase in other reserve, in equity, over the period during which the vesting service conditions are fulfilled. Any payment received from an employee by the Group for these awards is credited to the reserve until the point in time such shares are issued. Once the shares are registered, the corresponding amount is transferred from other reserve to share capital and share premium. Upon expiration of these plans, any remaining balance in other reserve will be transferred to retained earnings.

31.
Earnings per share

	2025	2024
Earnings for the purposes of basic and diluted earnings per share as profit for the year attributable to ordinary equity holders of the parent company ($000)	46,804	34,120
Average of ordinary shares outstanding	49,815,145	49,654,137
Basic earnings per share attributable ($)	0.940	0.687
Average of diluted shares outstanding	49,967,173	49,828,703
Diluted earnings per share attributable ($)	0.937	0.685

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Weighted average number of shares used as the denominator:

	2025	2024
Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	49,815,145	49,654,137
Adjustments for calculation of diluted earnings per share:
Employee share options plans	152,028	174,566
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted earnings per share	49,967,173	49,828,703

32.
Financial instruments
32.1.
Fair values of financial instruments
(a)
Fair values

The table below analyses financial instruments, into a fair value hierarchy based on the valuation technique used to determine fair value.

•
Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities
•
Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)
•
Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value of financial instruments that are not traded in an active market is based on valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, these instruments are included in level 2. All derivative financial instruments held by the Group have been categorised as level 2 as shown below, where the fair valuation of such instruments has been determined based on discounting future cash flows using observable discount factors. Future cash flows are estimated based on forward interest rates. There is no change in the valuation technique in comparison to prior years. If one or more of the significant inputs is not based on observable market data, these instruments are included in level 3.

The following table presents the Group's assets and liabilities that are measured at fair value at 31 December 2025:

2025	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities	$000	$000	$000	$000	$000
Derivatives designated as a cash flow hedge	1,774	1,774	—	1,774	—

There were no transfers between the levels for recurring fair value measured during the year.

For 31 December 2025, the Group applies valuation techniques based on the present value of estimated future cash flows, utilizing observable yield curves as the primary input to fair value the financial instrument.

As at 31 December 2025, management has assessed that the fair values of the Group’s financial instruments are estimated to approximate their carrying values since the financial instruments are either short term in nature or carry interest rates which are based on prevailing market interest rates and / or are expected to be realised at their current carrying values within twelve months from the date of the consolidated statement of financial position.

Credit risk

(a)
Financial risk management

The Group’s Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Board of Directors has established the risk management committee, which is responsible for developing and monitoring the Group’s risk management policies. The committee reports regularly to the Board of Directors on its activities.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

procedures, aims to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.

The Group audit committee oversees how management monitors compliance with the Group’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Group. The Group audit committee is assisted in its oversight role by internal audit. Internal audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

(b)
Exposure to credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s trade and other receivables.

The carrying amount of the financial assets represents the maximum credit exposure. The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The demographics of the Group’s customer base, including the default risk of the industry and country in which customer operate, has less of an influence on credit risk.

The maximum exposure to credit risk at the consolidated statement of financial position for financial instruments (by class) and contract assets was:

	2025	2024
	$000	$000
Cash and cash equivalents* (Note 25)	119,440	71,689
Trade receivables due from external parties (Note 24)	43,199	36,743
Trade receivables due from related parties (Note 35)	24,852	33,759
Other receivables** (Note 24)	5,793	6,212
	193,284	148,403

* Excluding cash on hand

** Other receivables exclude prepayments of $2,112 (2024: $1,789), VAT and tax receivable of $2,050 (2024: $3,042), advance payments to suppliers of $9,730 (2024: $3,058), advance payments for acquisition of $ Nil (2024: 1,000), and excise tax of $5,717 (2024: $3,506).

The concentration of credit risk for trade receivables (net of expected credit loss provision) at the consolidated statement of financial position date by geographic region was:

	2025	2024
	$000	$000
MEAA	38,006	48,420
Americas	13,629	12,109
Europe	16,416	9,973
	68,051	70,502

There is no significant concentration risk arising from individual customers except for related party receivables as disclosed in Note 35. The management has disclosed the balances by geographical location. However, the management does not consider the concentration risk arising on each geographical location to be significant.

The Group applies the IFRS 9 simplified approach that measures the expected credit loss which uses the provision of expected aging credit loss for receivables.

-
For the purpose of measuring expected credit loss, receivables are gathered based on common credit risk characteristics and on the maturity of the receivables. The Group has therefore summarised the expected loss ratios for receivables as approximate and reasonable with respect to loss ratios for receivables.
-
The expected loss ratios have been prepared on the basis of payments / repayments of receivables during the period from 1 January 2025 to 31 December 2025 and similar historical credit losses tested during this period. The historical loss ratios have been adjusted to reflect the impact of research information on macroeconomic factors, affecting the ability of customers to repay receivables.

A summary of the Group’s exposure to credit risk for trade receivables from external customers by ageing is as follows:

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance
		$000	$000
31 December 2025
Ageing
Current	0.00%	23,209	—
0 to 90 days	0.01%	10,391	1
91 to 180 days	0.16%	2,426	4
181 to 365 days	6.57%	213	14
More than 365 days	60.35%	17,603	10,624
Total gross carrying amount		53,842	10,643

	Weighted average loss rate	Gross carrying amount	Impairment loss allowance
		$000	$000
31 December 2024
Ageing
Current	0.00%	20,076	—
0 to 90 days	0.04%	4,453	2
91 to 180 days	1.04%	575	6
181 to 365 days	12.27%	2,290	281
More than 365 days	46.31%	17,952	8,314
Total gross carrying amount		45,346	8,603

The movement in the allowance for impairment in respect of trade receivables from external customers during the year was as follows.

	2025	2024
	$000	$000
Balance at 1 January	8,603	9,523
Provision for expected credit losses on trade receivables	2,392	1,188
Amounts written off	(379)	(1,988)
Disposal of subsidiaries (Note 3)	—	(120)
Impact of foreign exchange	27	—
Balance at 31 December	10,643	8,603

The allowance account for trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly. Provision of impairment of trade receivables of $2,392 has been made during the year ended 31 December 2025 (2024: $1,188). The trade receivables from related parties are also subject to the impairment requirements of IFRS 9. However, the identified impairment loss on these receivables was insignificant.

(i)
Cash and cash equivalents

The Group manages the credit risk arising on the cash and cash equivalents by placing the balance with reputable banks and financial institutions. Cash balances are held with banks with sound credit ratings ranging from BBB- to A1. The identified risk of default arising on these balances is considered not to be material. The Group does not face any significant concentration risks in relation to its cash and cash equivalent balances.

(ii)
Other receivables

Other receivables are also subject to the impairment requirements of IFRS 9. The identified impairment loss on other receivables was insignificant. The Group does not face any significant concentration risks in relation to each class of financial assets. The expected credit loss on these receivables is insignificant.

32.3.
Liquidity risk

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group ensures that it has sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, the Group maintains a line of credit from its bank for sudden cash requirements. The following are the contractual maturities of non-derivative financial liabilities at the reporting date. The amounts are gross, undiscounted and include estimated contractual interest payments. Balances due within 1 year equal their carrying balances as the impact of discounting is not significant:

	Carrying amount	Contractual cash flows	1 year or less	1 to 2 years	2 to 5 years	5 years and over
	$000	$000	$000	$000	$000	$000
2025
Secured bank loans	387,531	473,392	55,985	78,353	216,129	122,925
Lease liabilities	13,283	15,425	4,181	3,971	5,679	1,594
Trade and other payables*	75,081	75,081	75,081	—	—	—
Derivative financial liabilities	1,774	1,774	558	1,216	—	—
Payables related to acquisitions	1,760	1,760	1,760	—	—	—
At 31 December 2025	479,429	567,432	137,565	83,540	221,808	124,519

	Carrying amount	Contractual cash flows	1 year or less	1 to 2 years	2 to 5 years	5 years and over
	$000	$000	$000	$000	$000	$000
2024
Secured bank loans	387,002	435,052	158,348	96,911	179,793	—
Lease liabilities	12,933	15,584	3,753	3,052	6,864	1,915
Trade and other payables*	59,943	59,943	59,943	—	—	—
Payables related to acquisitions	7,320	7,320	7,180	—	140	—
At 31 December 2024	467,198	517,899	229,224	99,963	186,797	1,915

* Trade and other payables excludes contract liabilities of $7,872 (2024: $5,685), staff bonus payable of $9,560 (2024: $10,214) and excise tax and VAT payables of $ 6,608 (2024: $9,094).

32.4.
Market risk
(a)
Financial risk management

Market risk is the risk that value of a financial instrument will fluctuate as a result of changes in market prices, such as currency risk, interest rates, and price risk that will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising returns. All such transactions are carried out within the guidelines set by the risk management committee.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(b)
Market risk – Foreign currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Most of the Group’s financial assets and liabilities are in USD and United Arab Emirates Dirhams (“UAE Dirham”), and since the UAE Dirham is pegged with the USD, the Group’s management believes that the foreign currency risk is not material on the consolidated financial statements. The Group’s exposure to foreign currency risk is as follows. This is based on the carrying amount for monetary financial instruments except derivatives when it is based on notional amounts.

	EURO	GBP	PLN	INR	Total
	$000	$000	$000	$000	$000
31 December 2025
Cash and cash equivalents	19,035	1,461	42	2,695	23,233
Trade and other receivables	20,368	7,055	615	620	28,658
Trade and other payables	(30,910)	(3,552)	(2,303)	(205)	(36,970)
Payables related to acquisitions	(1,761)	—	—	—	(1,761)
Statement of financial position exposure	6,732	4,964	(1,646)	3,110	13,160

	EURO	GBP	PLN	INR	Total
	$000	$000	$000	$000	$000
31 December 2024
Cash and cash equivalents	5,755	1,710	88	1,296	8,849
Trade and other receivables	13,536	7,482	1,255	1,947	24,220
Trade and other payables	(27,336)	(2,423)	(2,989)	(245)	(32,993)
Payables related to acquisitions	(1,670)	—	—	—	(1,670)
Statement of financial position exposure	(9,715)	6,769	(1,646)	2,998	(1,594)

(i)
Sensitivity analysis

A 10% percent strengthening of the following currencies against the USD at 31 December would have increased / (decreased) equity and profit or loss by the amounts shown below. This calculation assumes that the change occurred at the consolidated statement of financial position date and had been applied to risk exposures existing at that date.

This analysis assumes that all other variables, in particular other exchange rates and interest rates, remain constant. The analysis is performed on the same basis for 2024:

	Equity		Profit or loss
	2025	2024	2025	2024
	$000	$000	$000	$000
EURO	673	(972)	673	(972)
GBP	496	677	496	677
PLN	(165)	(165)	(165)	(165)
INR	311	300	311	300
	1,315	(160)	1,315	(160)

A 10% percent weakening of the above currencies against the USD at 31 December would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all others remain constant. The fluctuation in exchange rates are monitored on a continuous basis by the management and relevant decisions are taken by the management to reduce the risk and impact of the fluctuations.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(c)
Market risk – Interest rate risk

Interest rate risk is a risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The changes in interest rates effect either the fair value or future cash flows of financial instruments issued at either at fixed or variable rates. At the consolidated statement of financial position date, the interest rate profile of the Group’s interest-bearing financial instruments was:

	2025	2024
	$000	$000
Fixed rate instruments
Financial assets – bank deposits	6,633	—
Financial liabilities – lease liabilities	(13,283)	(12,933)
	(6,650)	(12,933)

	2025	2024
	$000	$000

Variable rate instruments
Financial liabilities – bank loans	(387,531)	(387,002)

The Group manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps (Note 20). Such interest rate swaps have the economic effect of converting borrowings from floating to fixed rates. In case of long-term borrowings from banks, the Group generally borrows funds at floating rates and swaps them into fixed rates. Under the interest rate swaps, the Group agrees with other parties to exchange, at specified intervals, the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional amounts. In the year ended 31 December 2024, the Group did not carry such instruments.

(i)
Sensitivity analysis

An increase of 100 basis points in interest rates at the consolidated statement of financial position date would have decreased equity and profit or loss by the amounts shown below. This calculation assumes that the change occurred at the consolidated statement of financial position date and had been applied to risk exposures existing at that date (variable interest rate borrowings without a corresponding derivative financial instruments).

	Equity		Profit or loss
	2025	2024	2025	2024
	$000	$000	$000	$000

Variable rate instruments	3,343	1,573	3,343	1,573

This analysis assumes that all instruments have been in place throughout the year and other variables, in particular foreign currency rates, remain constant. A decrease of 100 basis points in interest rates at the consolidated statement of financial position would have had the equal but opposite effect on the equity and profit or loss to the amounts shown above, on the basis that all other variables remain constant.

Lease liabilities issued and bank deposits placed at fixed rates exposes the Group to fair value interest rate risk. Management monitors on periodic basis and sets limits on the level of mismatch of interest rate repricing that may be undertaken.

(b)
Market risk – Price risk

Price risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market prices, whether those changes are caused by factors specific to the individual instrument or its issuer or factors affecting all the instruments traded in the market. The Group has no exposure to price risk as it does not have any price sensitive instruments.

32.5.
Capital management

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. Capital consists of ordinary shares, retained earnings and interests of the Group.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by the total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the consolidated statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated statement of financial position plus net debt.

The gearing ratios as at 31 December 2025 and 31 December 2024 were as follows:

	2025	2024
	$000	$000
Total borrowings (Note 26)	387,531	387,002
Less: Cash and cash equivalents (Note 25)	(119,456)	(71,702)
Net debt	268,075	315,300
Net equity	209,370	152,279
Total capital	477,445	467,579
Gearing ratio	56.15%	67.43%

32.6.
Financial instruments by category

	2025	2024
	$000	$000
Financial assets as per the consolidated statement of financial position
Financial assets at amortised cost
Trade and other receivables* (Note 24)	73,844	76,714
Cash and cash equivalents (Note 25)	119,456	71,702
	193,300	148,416

	2025	2024
	$000	$000
Financial liabilities as per the consolidated statement of financial position
Financial liabilities at amortised cost
Other interest-bearing loans and borrowings (Note 26)	387,531	387,002
Trade and other payables** (Note 27)	75,081	59,943
Derivative financial instruments	1,774	—
Lease liabilities (Note 26)	13,283	12,933
Payables relating to acquisitions (Note 21)	1,760	7,320
	479,429	467,198

* Trade and other receivables exclude prepayments of $2,112 (2024: $1,789), VAT and tax receivable of $2,050 (2024: $3,042), advance payments to suppliers of $9,730 (2024: $3,058), advance payments for acquisition of $Nil (2024: 1,000), and excise tax of $5,717 (2024: $3,506).

** Trade and other payables excludes contract liabilities of $7,872 (2024: $5,685), staff bonus payable of $9,560 (2024: $10,214) and excise tax and VAT payables of $6,608 (2024: $9,094).

33.
Commitments
(a)
Capital commitments

As at 31 December 2025, the Group has outstanding contracts to purchase property, plant and equipment for $934 (2024: $1,889).

(b)
Other commitments

The Company has ongoing contractual commitments arising from a long‑term lease arrangement, which include future payments and obligations to be settled over the duration of the agreement amounting to $4,413 (2024; $Nil).

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

34.
Bank guarantees

The amount as bank guarantees issued at 31 December 2025 was $8,299 (2024: $8,770). A portion of these guarantees is withheld by the bank under the normal terms of business and at 31 December 2025, $964 (2024: $595) is included within refundable deposits (Note 24). Bank guarantees issued subsequent to the year end are disclosed in Note 40.

35.
Related parties

Related parties include the ultimate controlling party, subsidiaries, associates, key management personnel, and businesses which are controlled directly or indirectly by them or over which they exercise significant management influence (“affiliates”). In addition, members of the Board of Directors, executives with strategic responsibilities and their close family members are also considered related parties. The Group carries out transactions with its related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

Transactions with key management personnel

Directors of the Group and their immediate relatives control 15.8% per cent of the voting shares of the Group. During the year ended 31 December 2025, the Group had 13 individuals (2024: 14) identified as key management personnel, which included 5 Directors (2024: 5). The compensation of key management personnel (including Directors) is as follows:

	2025	2024
	$000	$000
Short term employee benefits	6,709	7,091
Share-based payments	8,057	8,075
Post employment benefits	249	251
	15,015	15,417

Other related party transactions

During the year, the Group made sales on mutually agreed terms to a number of customers which are deemed to be related parties on the basis that they are owned and controlled by Mr. Khaleel Mamoori who is a shareholder and Director of the ultimate parent undertaking, AIR Limited, or those entities which are held as joint ventures by the Group. The amounts due from related parties are interest free and are classified as current based on agreed payment terms. The amounts due from and sales to these related parties were as follows:

Amounts due from related parties

	2025	2024
	$000	$000
Al Fakher Al Mithaliva for Manufacturing Tobacco	10,459	14,194
KM Tobacco General Trading FZ-LLC	9,075	13,454
United General Trading FZ-LLC	2,372	1,343
Expert Global General Trading FZ-LLC	1,908	2,370
KMMS General Trading FZ-LLC	533	—
ZeroSmoke F.Z.C.	253	—
Cloudz Holding Ltd	252	—
Al Raed General Trading (FZE)	—	2,398
Due from related parties (Note 24)	24,852	33,759

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Sales to related parties

Entity	Nature of the transaction	2025	2024
		$000	$000
Al Fakher Al Mithaliya for Manufacturing Tobacco	Royalty revenue	29,135	28,388
KM Tobacco General Trading FZ-LLC	Raw material sales	21,394	17,642
Expert Global General Trading FZ-LLC	Finished goods sales	16,181	11,285
Al Raed General Trading (FZE)	Finished goods sales	12,401	17,794
United General Trading FZ-LLC	Raw material sales	4,826	5,526
United General Trading FZ-LLC	Royalty revenue	2,697	2,272
KMMS General Trading FZ-LLC	Finished goods sales	2,571	—
Cloudz Holding Ltd	Finished goods sales	292	—
ZeroSmoke F.Z.C.	Finished goods sales	362	—
KM Tobacco General Trading FZ-LLC	Finished goods sales	—	120
Al Raed General Trading (FZE)	Raw material sales	—	21
Expert Global General Trading FZ-LLC	Raw material sales	—	1
		89,859	83,049

Transactions with the shareholders

In the year ended 31 December 2024, the Group distributed its subsidiaries, AIR Limited USA and Advanced Inhalation Rituals Bidco Limited to Pioneer International Group Limited (an entity owned by the same shareholders of AIR Limited). The distribution was undertaken under the direction of the shareholder and was recorded as a distribution to the shareholders. The Group recognised a distribution to owners of $693 (2024: 12,800) in the consolidated statement of changes in equity in the current year.

36.
Ultimate controlling party and ultimate parent company

The ultimate controlling party and ultimate parent company is Kingsway Capital Partners Limited.

37.
Non-controlling interests

The Company acquired the remaining 33% shares in Emtrada GmbH and Finis Direct GmbH in the year ended 31 December 2024 (Note 17) as such there is no NCI as at 31 December 2025 and 2024.

38.
Business Combination Agreement

On 7 November 2025, the Group, Cantor Equity Partners III, Inc (“CAEP”), a Cayman Islands exempted company, AIR Holdings Limited, a private limited company incorporated under the laws of Jersey (“Pubco”), Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company (“Cayman Merger Sub”), and Genesis Jersey Merger Sub Limited, a private limited company incorporated under the laws of Jersey (“Jersey Merger Sub”), entered into a business combination agreement (the “Business Combination Agreement”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the closing of the transactions contemplated by the Business Combination Agreement and its ancillary documents, Cayman Merger Sub will merge with and into CAEP, with CAEP continuing as the surviving company and a wholly owned direct subsidiary of Pubco, and Jersey Merger Sub will merge with and into the Group, with the Group continuing as the surviving company and a wholly owned direct subsidiary of Pubco. As a result, CAEP and the Group are expected to become wholly owned subsidiaries of Pubco and Pubco is expected to become a publicly traded company listed on the Nasdaq Global Market subject to the approval of the Securities and Exchange Commission.

39.
Accounting estimates and judgements

The application of the Group’s accounting policies requires judgements in certain areas and to make estimates and assumptions concerning the future. These estimates and judgements are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The following are those areas that are deemed to involve judgements and / or estimation about matters that may cause material adjustment to the carrying amounts of assets or liabilities within the next financial year.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

Critical accounting estimate

(a) Fair value of and manner of settlement of share-based payment arrangements

Share-based payment arrangements are provided to employees of the Group through multiple share-based payment plans.

Management use certain assumptions as disclosed in Note 28 in estimating the fair values for share-based payments,in particular in relation to MIP modification and Retention award. Further, for all senior employees the management has applied judgement in accordance with the details set out in Note 28 to determine the manner of settlement of these plans and concluded the arrangements to be equity settled.

Key judgements

(a)
Recognition of deferred tax asset

The Group has a deferred tax asset of $20,605 (2024: $22,175) as at 31 December 2025 in relation to the intellectual property rights relating to the traditional shisha tobacco products ("Core IP").

The Core IP was previously bifurcated between two operating subsidiaries in the UK and the UAE and was structured this way due to regional operational synergies and the operational and reporting structures. However, in December 2024, the Group consolidated the Core IP in a single UAE entity, by an intercompany assignment from the UK operating subsidiary to the UAE operating subsidiary. The assignment was made at fair-market value and reflects the continued operational importance of the UAE within the Group. As a result of this assignment, the Group released the deferred tax assets held in the UK relating to the Core-IP, in the amount of $6,791 in the year ending 31 December 2024. Correspondingly, the Group recognised an additional deferred tax asset on the assigned portion of the Core IP to the extent the future tax deduction relating to the Core IP will be utilised by taxable income.

The amount of the deferred tax asset in relation to the Core IP was recognised to the extent that management believes that a future taxable deduction will be allowable. The timing of the recognition requires judgement to be applied and will depend on the particular circumstances. Therefore, this is considered a significant judgement and source of estimation uncertainty that could result in a material adjustment to the carrying amounts of assets and liabilities in the next financial years.

(b) Indefinite useful economic lives

Another significant accounting estimate and judgement made by management relates to the assessment of useful economic lives of certain assets.

The Group has determined that certain intangible assets have indefinite useful economic lives. This determination is based on various factors, including the expected cash flows generated by these assets, the expected period of time over which these cash flows will be generated, and the Group's ability to protect and maintain the assets. The determination of indefinite useful economic lives involves significant management judgement and estimates and may be affected by changes in the factors used to make the determination.

The Group reviews the useful economic lives of its intangible assets on an annual basis or more frequently if there are indications that the useful economic lives may have changed. If the Group determines that the useful economic lives of its intangible assets are no longer indefinite, the Group will begin amortising the assets over their remaining useful lives. Nothing has changed in the current year.

However, the useful economic lives of the intangible assets may be affected by changes in the Group's operating results, future business plans, market conditions, or other factors, which may require a future review of the useful economic lives. The Group will continue to monitor the key assumptions and estimates used in the determination of indefinite useful economic lives, and any significant changes in those assumptions and estimates will be disclosed in the future periods.

(c) Internally developed intangible assets

Internally developed intangible assets represent costs incurred by the Group in developing or acquiring non-financial assets that lack physical substance but are identifiable and controlled by the entity. Examples of internally developed intangible assets include capitalised development costs and intellectual property and its improvement. Judgements involved in the accounting for internally developed intangible assets include:

(i)
Identification of qualifying assets: Management exercises judgement in determining whether the costs incurred meet the recognition criteria for an internally developed intangible asset. This involves assessing whether the asset is identifiable, controlled by the entity, and is expected to generate future economic benefits.

AIR Limited

Notes to the consolidated financial statements for the year ended

31 December 2025 (dollars in thousands, except per share amounts)

(ii)
Separability and reliability of measurement: If the recognition criteria are met, management estimates the cost of internally developed intangible assets. This includes determining the appropriate measurement basis, such as historical cost or fair value, based on the separability and reliability of measurement. Judgement is applied to select the most appropriate basis.
(iii)
Capitalisation and amortisation: Management determines the period over which the capitalised costs are expected to contribute to future economic benefits. This requires judgement and estimation, considering factors such as the expected useful life, technological obsolescence, legal or contractual limitations, and expected future economic conditions. Amortisation is then calculated using a systematic basis over the useful life as per Group accounting policy.

Management reviews these judgements, and assumptions on a regular basis and updates them when necessary to reflect changes in circumstances. The carrying amounts of internally developed intangible assets are assessed at each reporting date, and any impairment losses are recognised in the consolidated statement of comprehensive income.

Changes in judgements in future periods could have a significant impact on the carrying amounts of internally developed intangible assets and related amortisation charges, which could affect the consolidated statement of financial position and results of operations reported in the consolidated financial statements.

40.
Subsequent events

Ajman factory operations

The Group is involved in ongoing legal disputes with an individual who acted as the local sponsor to one of its UAE entities from 1999 to 2023, which is currently non-operational. Since 2024, that individual has initiated several legal proceedings against the Group and certain former employees. In January 2026, the Company issued a bank guarantee in favour of the UAE Courts in the amount of $18,200, which has been classified as restricted cash. The guarantee was provided as a precautionary measure to prevent any attachment of productive assets owned by the Group’s UAE subsidiary. Following this temporary disruption, the Group’s factory resumed operations and continues to operate in the ordinary course of business. The guarantee may only be called upon following the issuance of a final, non-appealable judgment. The status of the guarantee remains contingent on the findings and further hearings which are expected in the second quarter of 2026.

Middle East regional instability

In February 2026, escalations in geopolitical tensions between the United States, Israel and Iran resulted in increased regional instability across the Middle East, including the UAE and other GCC markets in which the Group operates. These developments have disrupted shipping through the Strait of Hormuz, leading many carriers to suspend transits and reroute vessels. To date, the Group has experienced only marginal increases in shipping costs and some delays in the delivery of raw materials and product distribution as alternative land‑based routes are utilized. The operations at the Group’s two manufacturing facilities in the UAE continue without significant disruptions, and shipping activities to and from these locations remain largely unaffected as a result of use of alternative land-based routes.

The duration and ultimate impact of the situation remain uncertain. Prolonged disruption could result in higher transportation costs, extended lead times and broader inflationary pressures, which may adversely affect the Group’s operations and financial performance. The Group continues to monitor developments and implement mitigation measures as necessary.

Audited Financial Statements of AIR Holdings Limited

AIR Holdings Limited

Report of Independent Registered Public Accounting Firm

To the Directors and Shareholders of AIR Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of AIR Holdings Limited (the “Company”) as of 31 December 2025, and the related statements of comprehensive loss, changes in shareholder’s deficit and cash flows for the period from 28 October 2025 (date of inception) through 31 December 2025, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2025, and the results of its operations and its cash flows for the period from 28 October 2025 (date of inception) through 31 December 2025 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the financial statements, the Company has no principal operations, and its business plan is dependent on the completion of a business combination transaction and if not completed the Company will cease all operations except for the purpose of liquidating. The liquidity condition along with potential liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Limited Partnership Dubai Branch

Dubai, United Arab Emirates

27 March 2026

We have served as the Company's auditor since 2025.

AIR Holdings Limited

Statement of financial position as of 31 December 2025

(All amounts in US dollars, except as otherwise indicated)

	Note	As of 31 December 2025
CURRENT ASSETS
Trade and other receivables		0.02
		0.02
Total assets		0.02
CURRENT LIABILITIES
Trade and other payables	4, 7	19,508.47
		19,508.47
Total liabilities		19,508.47
Net assets		(19,508.45)
EQUITY
Share capital	3	0.02
Accumulated deficit		(19,508.47)
Net (deficit) / equity		(19,508.45)

The accompanying notes are an integral part of these financial statements.

AIR Holdings Limited

Statement of comprehensive loss for the period from 28 October 2025 (date of inception) through 31 December 2025

(All amounts in US dollars, except as otherwise indicated)

		For the period from 28 October 2025 (date of inception) through 31 December 2025
	Note
Administrative expense	4	(19,508.47)
Loss for the period		(19,508.47)
Total comprehensive loss for the period		(19,508.47)

Basic and diluted loss per share	2.3, 6	(9,754.24)

The accompanying notes are an integral part of these financial statements.

AIR Holdings Limited

Statement of changes in shareholders’ deficit for the period from 28 October 2025 (date of inception) through 31 December 2025

(All amounts in US dollars, except as otherwise indicated)

	Share capital	Accumulated Deficit	Net deficit
Balance at 28 October 2025 (date of inception)	—	—	—
Loss and total comprehensive loss for the period	—	(19,508.47)	(19,508.47)
Shares issued (Note 3)	0.02	—	0.02
Balance at 31 December 2025	0.02	(19,508.47)	(19,508.45)

The accompanying notes are an integral part of these financial statements

AIR Holdings Limited

Statement of cash flows for the period from 28 October 2025 (date of inception) through 31 December 2025

(All amounts in US dollars, except as otherwise indicated)

For the period from 28 October 2025 (date of inception) through 31 December 2025
Net change in cash during the period	—
Cash at the beginning of the period	—
Cash at the end of the period	—

During the period from 28 October 2025 (date of inception) through 31 December 2025, the Company had no cash transactions. Formation expenses incurred remained unpaid at 31 December 2025 (Note 4), and share capital issued remained unpaid at 31 December 2025 (Note 3). These items did not result in cash flows during the period.

The accompanying notes are an integral part of these financial statements.

AIR Holdings Limited

Notes to the consolidated financial statements for the period from October 28, 2025 (Inception) through 31 December, 2025

(amounts in US dollars, except per share amounts and as otherwise indicated)

1.
Description of organization and business operations

1.1 Business Operations

AIR Holdings Limited (the “Company”) is a private company domiciled and registered in Jersey and was incorporated under the Companies (Jersey) Law 1991 (as amended) on October 28, 2025. The registered number is 162485 and the registered address is 15 Esplanade, St. Helier, JE1 1RB, Jersey.

AIR Holdings Limited was formed solely for the purpose of consummating the business combination transaction and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the business combination agreement (Note 5) and has had no operations, material assets or material liabilities, has been nominally capitalized and has no contingent liabilities.

1.2 Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, for the period ended from 28 October 2025 through 31 December 2025 the Company reported operating losses of $19,508.47 and at that date had a net current liability position of $19,508.45. Additionally, if the Company is unable to complete business combination transaction as described in Note 5, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition, along with potential liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Subsequent to 31 December 2025, Directors have settled outstanding formation costs on behalf of the Company (Note 7).

2.
Accounting policies
2.1.
Basis of preparation

The Company has prepared these financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

These financial statements are presented in US dollars and are prepared on the historical cost basis.

These financial statements as of and for the period from 28 October 2025 (date of inception) through 31 December 2025, were authorized for issue by the Directors on 27 March, 2026.

2.2.
Use of estimates

The preparation of the financial statements requires the Company to make judgments, use estimates and adopt assumptions that affect the reported amounts of expenses, assets and liabilities. However, the uncertainty related to these judgments, assumptions and estimates can lead to results that require a significant adjustment to the carrying amount of certain assets and liabilities in future years. The Company reviews these judgments, estimates, and assumptions on an ongoing basis.

2.3.
Loss per share

Loss per share is calculated by dividing the loss for the year/period attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year/period. Diluted loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year/period plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

2.4.
Foreign currency

Presentation and functional currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Assets and liabilities are translated into presentation currency at the rate of exchange prevailing at the reporting date and the statement of loss is translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation are recognized in other comprehensive income. There have been no material foreign exchange gains or loss recognised during the period.

AIR Holdings Limited

Notes to the consolidated financial statements for the period from October 28, 2025 (Inception) through 31 December, 2025

(amounts in US dollars, except per share amounts and as otherwise indicated)

Transactions and balances

Transactions in foreign currencies are initially recorded by the Company at their respective functional currency spot rates at the date of the transaction. Foreign currency gains and losses resulting from the settlement of these transactions and from the translation at the closing exchange rates of the monetary assets and liabilities denominated in foreign currency are shown in the statement of loss.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

2.5.
Recently issued accounting standards

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure of Financial Statements (“IFRS 18”). IFRS 18 will replace IAS 1 Presentation of financial statements, introducing new requirements that will help to achieve comparability of the financial performance of similar entities and provide more relevant information and transparency to users. Even though IFRS 18 will not impact the recognition or measurement of items in the financial statements, its impacts on presentation and disclosure are expected to be pervasive, in particular those related to the statement of financial performance and providing management-defined performance measures within the financial statements. The new standard is effective for annual reporting periods beginning on or after 1 January 2027, with earlier application permitted.

The Company plans to adopt IFRS 18 on its effective date and is currently in the process of assessing the impact of the adoption.

3.
Share capital

The Company’s Articles of Association grant the directors of the Company the authority to allot 1,000,000 ordinary shares with a par value of $0.01 each, up to a maximum nominal amount of $10,100 and 10,000 redeemable deferred shared with a par value of $0.01 each. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of 31 December 2025, the Company’s share capital consisted of 2 ordinary shares with a par value of $0.01 (total share capital of $0.02), which such capital contribution was unpaid by the shareholders as of 31 December 2025.

4.
Formation expenses

From inception the Company incurred formation and organization costs aggregating a total of $19,508.47, which are recorded within administrative expense in the statement of comprehensive loss for the period from 28 October 2025 (date of inception) through 31 December 2025. As of 31 December 2025, these amounts have not been paid in cash and are recorded as trade and other payables within the statement of financial position at amortized cost, which approximates their fair value. Additionally, the associated deferred tax assets associated with these losses have not been recognized as the amounts are deemed to not be recoverable until the successful completion of the business combination as disclosed in Note 5.

5.
Business combination

On 7 November 2025, the Company, AIR Limited, a private limited company incorporated under the laws of Jersey (“AIR”), Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company (“Cayman Merger Sub”), and Genesis Jersey Merger Sub Limited, a private limited company incorporated under the laws of Jersey (“Jersey Merger Sub”), and Cantor Equity Partners III, Inc. (“CAEP”), a Cayman Islands exempted company and a special purpose acquisition company, entered into a business combination agreement.

In accordance with the business combination agreement, AIR will merge with Jersey Merger Sub and AIR will be the surviving entity, while CAEP will merge with the Cayman Merger Sub and CAEP will be the surviving entity (“Transactions”). As a result of these mergers, AIR and CAEP will become wholly owned subsidiaries of the Company, and subject to approval of the Company’s listing application, the shares of the Company will be listed on Nasdaq Stock Market LLC (“Nasdaq”), all upon the terms and subject to the conditions set forth in the business combination agreement and in accordance with applicable law.

The planned Transactions were approved by the boards of directors of both CAEP and AIR on 5 November 2025 and 6 November 2025, respectively, and are expected to consummate during the year ending 31 December 2026, subject to regulatory approvals, the approval by the CAEP shareholders, and the satisfaction of certain other customary closing conditions, including the review by the U.S. Securities and Exchange Commission (“SEC”) of the registration statement relating to the proposed business combination filed on form F-4 and approval by Nasdaq to list the securities of the Company.

AIR Holdings Limited

Notes to the consolidated financial statements for the period from October 28, 2025 (Inception) through 31 December, 2025

(amounts in US dollars, except per share amounts and as otherwise indicated)

6.
Earnings per share

For the period from 28 October 2025 (date of inception) through 31 December 2025

Loss for the period for the purposes of basic and diluted earnings per share	$(19,508.47)
Weighted average number of shares used in basic and diluted loss per share	2
Basic and diluted loss per share	$(9,754.24)

No instruments were issued by the Company that could potentially dilute basic earnings per share in the future during the reporting period.

7.
Subsequent events

On 4 March 2026 AIR Limited fully settled $19,508.47 of outstanding formation expenses on behalf of the Company. There were no other matters arising between 31 December 2025 and the date on which these financial statements were approved by the Directors.

AIR Global PLC

Unaudited interim condensed consolidated financial statements

For the six-month period ended 30 June 2026

Unaudited interim condensed consolidated financial statements

For the six-month period ended 30 June 2026

Unaudited interim condensed consolidated statement of financial position

		As at
		30 June	31 December
		2026	2025
	Note	$000	$000
ASSETS
Non-current assets
Property, plant and equipment		26,692	28,410
Right-of-use assets	4	14,354	11,663
Intangible assets	7	367,336	371,277
Trade and other receivables	6	148	293
Investments in joint ventures		2,015	2,255
Financial asset at FVOCI	18	8,524	—
Derivative financial instruments	10, 18	2,646	—
Deferred tax assets	5	43,763	41,071
		465,478	454,969
Current assets
Inventories		61,622	55,331
Trade and other receivables		127,809	93,160
Restricted deposit	13	18,200	—
Advance tax		430	274
Derivative financial instruments	10	185	—
Cash and cash equivalents		85,411	119,456
		293,657	268,221
Total assets		759,135	723,190

LIABILITIES
Non-current liabilities
Derivative financial instruments	10	—	1,216
Other interest-bearing loans and borrowings	8	338,525	357,679
Lease liabilities	4	12,782	9,935
Employee benefits		6,660	6,542
Deferred tax liabilities	5	635	436
		358,602	375,808
Current liabilities
Other interest-bearing loans and borrowings	8	67,338	29,852
Derivative financial instruments	10, 18	339	558
Employee benefits		1,344	1,320
Lease liabilities	4	3,445	3,348
Trade and other payables		127,033	99,121
Tax payable		6,446	2,053
Payables relating to acquisitions		1,760	1,760
		207,705	138,012
Total liabilities		566,307	513,820
Net assets		192,828	209,370

EQUITY
Capital and reserves
Share capital		16	968,768
Treasury shares	17	(52,444)	—
Share premium		1,070,138	39,834
Merger reserve		(1,100,361)	(1,100,361)
Cash flow hedge reserve		1,367	(1,614)
Translation reserve		6,326	9,194
Other reserve		42,658	31,101
Retained earnings		225,128	262,448
Net equity		192,828	209,370

Unaudited interim condensed consolidated statement of comprehensive (loss) / income

		Three-month period ended 30 June		Six-month period ended 30 June
		2026	2025	2026	2025
	Note	$000	$000	$000	$000
Revenue	2	135,690	109,891	206,898	199,467
Cost of sales		(58,917)	(51,950)	(90,134)	(85,465)
Gross profit		76,773	57,941	116,764	114,002
Distribution expenses		(11,615)	(10,370)	(23,504)	(23,719)
General and administrative expenses		(38,185)	(19,341)	(67,073)	(38,082)
Provision for expected credit losses on trade receivables		(632)	(1,373)	(991)	(1,036)
Other operating (losses) / gains*		(89,357)	193	(88,792)	373
Operating (loss) / profit		(63,016)	27,050	(63,596)	51,538
Share of net loss of investments accounted for using the equity method		(118)	(181)	(240)	(329)
Changes in fair value of derivative financial instruments	18	(283)	—	(283)	—
Finance income		85	5,277	547	7,811
Finance costs		(8,149)	(8,067)	(14,416)	(21,616)
(Loss) / profit before taxation		(71,481)	24,079	(77,988)	37,404
Taxation		(3,247)	(2,965)	(3,832)	(5,431)
(Loss) / profit for the period		(74,728)	21,114	(81,820)	31,973
Other comprehensive (loss) / income
Items that may be reclassified to profit or loss:
Foreign currency translation differences – foreign operations		144	(306)	(2,868)	(454)
Changes in fair value of cash flow hedges		1,115	—	2,771	—
Amounts reclassified to profit or loss from cash flow hedges		71	(627)	210	(627)
Items that will not be reclassified to profit or loss:
Changes in fair value of financial asset at FVOCI	18	(35)	—	(35)	—
Other comprehensive income / (loss) for the period, net of income tax		1,295	(933)	78	(1,081)
Total comprehensive (loss) / income for the period		(73,433)	20,181	(81,742)	30,892
Earnings per share for profit attributable to the ordinary equity holders of the Company:
Basic (loss) / earnings per share	16	(0.511)	0.147	(0.565)	0.223
Diluted (loss) / earnings per share	16	(0.511)	0.147	(0.565)	0.223

* included in other operating (losses) / gains for three-month period ended and six-month period ended 30 June 2026 are expenses relating to BCA transaction amounting to $89,446 (Note 17).

Unaudited interim condensed consolidated statement of changes in equity

	Share capital	Share premium	Treasury shares	Merger reserve	Cash flow hedge reserve	Translation reserve	Other reserve	Retained earnings	Net equity
	$000	$000	$000	$000	$000	$000	$000	$000	$000
Balance at 1 January 2026	968,768	39,834	—	(1,100,361)	(1,614)	9,194	31,101	262,448	209,370
Total comprehensive (loss) / income for the period
Loss for the period	—	—	—	—	—	—	—	(81,820)	(81,820)
Other comprehensive (loss) / income:
Net profit on cash flow hedges - net of tax	—	—	—	—	2,771	—	—	—	2,771
Changes in fair value of financial asset at FVOCI (Note 18)	—	—	—	—	—	—	—	(35)	(35)
Amounts reclassified to profit or loss from cashflow hedges	—	—	—	—	210	—	—	—	210
Foreign exchange translation difference – foreign operations	—	—	—	—	—	(2,868)	—	—	(2,868)
Total comprehensive (loss) / income for the period	—	—	—	—	2,981	(2,868)	—	(81,855)	(81,742)
Transactions with shareholders
Equity-settled share-based payments (Note 9)	—	—	—	—	—	—	14,709	—	14,709
Cancellation of forfeitable shares (Note 15)	(4,711)	(2,900)	—	—	—	—	2,610	5,001	—
Share based awards vested in the period	3,162	2,600	—	—	—	—	(5,762)	—	—
Reorganization transaction (Note 17)	(967,203)	1,030,604	—	—	—	—	—	39,534	102,935
Treasury shares arising from forward purchase agreement (Note 17)	—	—	(52,444)	—	—	—	—	—	(52,444)
Balance at 30 June 2026	16	1,070,138	(52,444)	(1,100,361)	1,367	6,326	42,658	225,128	192,828

Unaudited interim condensed consolidated statement of changes in equity

	Share capital	Share premium	Merger reserve	Cash flow hedge reserve	Translation reserve	Other reserve	Retained earnings	Net equity
	$000	$000	$000	$000	$000	$000	$000	$000
Balance at 1 January 2025	966,563	37,593	(1,100,361)	—	8,976	22,489	217,019	152,279
Total comprehensive income for the period
Profit for the period	—	—	—	—	—	—	31,973	31,973
Other comprehensive (loss) / income:
Net profit on cash flow hedges - net of tax	—	—	—	(893)	—	—	—	(893)
Amounts reclassified to profit or loss from cashflow hedges	—	—	—	266	—	—	—	266
Foreign exchange translation difference – foreign operations	—	—	—	—	(454)	—	—	(454)
Total comprehensive income for the period	—	—	—	(627)	(454)	—	31,973	30,892
Transactions with shareholders
Equity-settled share-based payments (Note 9)	—	—	—	—	—	2,522	—	2,522
Share based awards vested in the period	164	137	—	—	—	(301)	—	—
Shares bought back from shareholders	(164)	(158)	—	—	—	—	—	(322)
Shares issued in respect of acquisitions	461	445	—	—	—	—	—	906
Balance at 30 June 2025	967,024	38,017	(1,100,361)	(627)	8,522	24,710	248,992	186,277

Unaudited interim condensed consolidated statement of cash flows

	Six-month period ended 30 June
	2026	2025
	$000	$000
Cash flows from operating activities
(Loss) / profit for the period	(81,820)	31,973
Adjustments for:
Depreciation and amortisation	11,502	9,499
Income tax expense	3,832	5,431
Finance income	(240)	(107)
Finance costs	14,416	21,616
Gain on write off of payables for acquisitions	—	(140)
Gain on derecognition of right of use asset	—	(49)
Gain on disposal of property, plant and equipment	—	(77)
Expenses related to reorganization transaction	95,885	—
Loss on write-off of intangible assets	675	—
(Reversal of) / provision for slow moving items	(2,507)	6,635
Provision for expected credit losses on trade receivables	991	1,036
Share of net loss of investments accounted for using the equity method	240	329
Changes in fair value of derivative financial instruments	283	—
Equity settled share-based payments	14,209	2,522
Exchange gain / (loss) – net	(1,661)	(4,405)
Current service costs	1,048	1,613
	56,853	75,876
Changes in working capital:
Increase in trade and other receivables	(58,832)	(36,862)
Increase in inventories	(3,758)	(12,614)
Increase / (decrease) in trade and other payables*	9,111	(9,984)
Operating cash flows before payments for employee benefits and payments for income tax	3,374	16,416
Income tax paid	(2,575)	(6,511)
Employee benefits paid	(906)	(896)
Cash (used in) / generated from operating activities	(107)	9,009

*Excluding accruals for expenses related to financing activity of reorganization transactions of $18,801 at 30 June 2026 (2025: nil).

Unaudited interim condensed consolidated statement of cash flows (continued)

	Six-month period ended 30 June
	2026	2025
	$000	$000
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	67	119
Payment made for acquisition of shares in joint venture	—	(155)
Acquisition of property, plant and equipment	(1,117)	(1,509)
Acquisition of intangible assets	(4,162)	(7,775)
Interest received on lease receivables	144	93
Interest received	233	100
Payment made for acquisitions	(5,000)	(2,500)
Net cash used in investing activities	(9,835)	(11,627)
Cash flows from financing activities
Interest paid on borrowings	(13,386)	(15,585)
Proceeds from loans and borrowings	27,500	405,200
Proceeds from interest rate swaps	210	266
Repayment of borrowings	(10,130)	(390,750)
Cash paid for expenses related to reorganization transactions	(28,933)	—
Cash received related to reorganization transactions	2,340	—
Transactions with non-controlling interests	—	(1,680)
Payment of transaction costs related to loans	—	(10,375)
Employee shared based payments consideration received	500	—
Cash paid for shares bought back from shareholders	—	(322)
Interest paid on lease liabilities	(507)	(378)
Proceeds from lease incentives	162	—
Principal payment of lease liabilities	(1,859)	(1,655)
Net cash from / (used in) financing activities	(24,103)	(15,279)
Net decrease in cash and cash equivalents	(34,045)	(17,897)
Cash and cash equivalents at beginning of the period	119,456	71,702
Cash and cash equivalents at the end of the period	85,411	53,805

Non-cash transactions are as follows:
- Issuance of shares for BCA transactions (including share premium) (Note 17)	48,150	—
- Utilization of prepayments for acquisitions of Greentank	5,000	—

Refer to Note 4 for non-cash transactions pertaining to additions of right-of-use assets, lease liabilities.

1.
General information and accounting policies
1.1.
General Information

AIR Global PLC (“AIR Global” or the “Company”), formerly AIR Holdings Limited, is a publicly traded company domiciled and registered in Jersey. AIR Holdings Limited was incorporated under the Companies (Jersey) Law 1991 (as amended) on 23 October 2025. Following completion of the transaction described below on 15 May 2026, the Company was renamed to AIR Global PLC and its common shares became listed on Nasdaq Stock Market LLC (“Nasdaq”), with the trading ticker AIIR. The registered number of the Company is 162485 and the registered address is 15 Esplanade, St. Helier, JE1 1RB, Jersey.

On 15 May 2026 (the “Closing Date”), AIR Holdings Limited, a, private limited company incorporated under the laws of Jersey (“AIR Holdings”), Cantor Equity Partners III, Inc., a Cayman Islands exempted company (“CAEP”), AIR Limited, a private limited company incorporated under the laws of Jersey (“AIR”), Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company (“Cayman Merger Sub”) incorporated for the sole purpose of effectuating a merger, and Genesis Jersey Merger Sub Limited, a private limited company incorporated under the laws of Jersey (“Jersey Merger Sub”) incorporated for the sole purpose of effectuating a merger, completed the business combination agreement transactions ("BCA transaction”, “reorganization transaction”) pursuant to an agreement entered by the parties on 7 November 2025 (the “Business Combination Agreement”). Following the BCA transaction, the former shareholders of AIR obtained control of the combined company and renamed it to AIR Global PLC.

CAEP did not meet the definition of a “business” in accordance with IFRS 3 – Business Combinations (“IFRS 3”) as issued by the International Accounting Standards Board (“IASB”). As such, the BCA transaction has been accounted for as a capital reorganization where AIR Global PLC is considered a continuation of AIR Limited for financial reporting purposes, with AIR Limited identified as the accounting acquirer. Under this method of accounting, CAEP was treated as the “acquired” company for financial reporting purposes and the BCA transaction was treated as the equivalent of AIR issuing shares in exchange for the net assets of CAEP, accompanied by a recapitalization of AIR. Accordingly, the unaudited interim condensed financial statements represent a continuation of the financial position and results of AIR Limited, and comparative information reflects the historical financial information of AIR Limited. The identifiable assets acquired and liabilities assumed from CAEP were recognized and measured in accordance with the applicable IFRS Accounting Standards. No goodwill or other intangible assets were recognized.

Additional information regarding the BCA transaction is provided in Note 17.

These unaudited interim condensed consolidated financial statements include the accounts of the AIR Global and its subsidiaries (together referred to as the “Group”) for the six-month period ended 30 June 2026 and have been approved by the Board of Directors on 19 August 2026. The Group specializes in the manufacture and distribution of molasses.

1.2.
Basis of preparation

The unaudited interim condensed consolidated financial statements of the Group for the six-month period ended 30 June 2026 have been prepared in accordance with International Accounting Standard (“IAS”) 34 – Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”).

These unaudited interim condensed consolidated financial statements do not include all information and disclosures required in the annual financial statements and should be read in conjunction with the Group's consolidated financial statements for the year ended 31 December 2025.

1.3.
Basis of measurement

These unaudited interim condensed consolidated financial statements are prepared under the historical cost convention unless otherwise stated in the Group’s consolidated financial statements for the year ended 31 December 2025.

1.4.
Functional and presentation currency

The unaudited interim condensed consolidated financial statements are presented in United States Dollar (“USD”), which is the Group’s presentational currency and the functional currency of the Company and majority of its subsidiaries. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

1.5.
Material accounting policies

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2025, adoption of new standards and amendments to the existing standards and interpretations effective as of 1 January 2026, as detailed below:

(a)
New and amended standards adopted by the Group

There are no new standards, amendments and interpretations of IFRS Accounting Standards that are effective that would be expected to have a material impact on the Group.

(b)
New standards and interpretations not yet adopted

In April 2024, the IASB issued IFRS 18, the new standard on presentation and disclosure in financial statements, with a focus on updates to the statement of profit or loss. The key new concepts introduced in IFRS 18 relate to:

•
the structure of the statement of profit or loss;
•
required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures); and
•
enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general.

IFRS 18 will replace IAS 1; many of the other existing principles in IAS 1 are retained, with limited changes. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but it might change what an entity reports as its ‘operating profit or loss’. IFRS 18 will apply for reporting periods beginning on or after 1 January 2027 and also applies to comparative information. The Group plans to adopt IFRS 18 on its effective date and is currently in the process of assessing the impact of the adoption.

There are no other new standards, amendments and interpretations of IFRS Accounting Standards that are not yet effective that would be expected to have a material impact on the Group.

1.6.
Significant accounting judgements, estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Other than the BCA reorganization transaction disclosed in Note 17 and investments in Greentank Innovations Corp. disclosed in Note 18, the significant accounting judgments, estimates and assumptions applied during the preparation of the unaudited interim condensed consolidated financial statements are similar to those that were applied to the consolidated financial statements as at and for the year ended 31 December 2025.

1.7.
Going Concern

The unaudited interim condensed consolidated financial statements have been prepared on a going concern basis which the Directors consider to be appropriate for the following reasons:

•
The Group reported a loss for the period ended 30 June 2026 of $81,820, compared with a $31,973 profit in the period ended 30 June 2025, mainly caused by expenses incurred due to BCA transaction and listing process, had negative operating cashflows of $107 (30 June 2025: positive operating cash flows of $9,009), and net current assets of $85,952 as at 30 June 2026 (31 December 2025: net current assets of $130,209).
•
The Directors have prepared forecasts, including profitability, working capital, and cashflow expectations for a period of at least 12 months from the date of these unaudited interim condensed consolidated financial statements, and in addition have also prepared forecasts for the year 2027 which indicates that, taking account of reasonably possible downsides scenarios, the Group and Company will have sufficient funds to meet its liabilities as they fall due.
•
Forecasts have been prepared and consider a range of possible scenarios, including plausible downside scenarios. In such scenarios, the Group will continue to be profitable, cash generative and remain in compliance with all financial covenants over the forecast period. The Directors considered this appropriate, noting the Group’s continued growth, strong cash generation potential and the Group’s new business pipeline, while also remaining cognisant of the residual uncertainty in the macro-economic environment. After careful consideration of these downside scenarios, the Directors are satisfied that the Group’s existing resources are adequate to meet its requirements as they fall due.

Consequently, the Directors are confident that the Group and Company will have sufficient funds to continue to meet its liabilities as they fall due for at least 12 months from the date of approval of the unaudited interim condensed consolidated financial statements and therefore have prepared the unaudited interim condensed consolidated financial statements on a going concern basis.

1.8.
Seasonality of operations

Results for the six-month period ended 30 June 2026 are not necessarily indicative of the results that may be expected for the full financial year ending 31 December 2026. The nature of the Group’s business is such that the income and expenditure are incurred in a manner, which is not impacted by any forms of seasonality generally.

1.9.
Derivative financial instruments

The Group’s accounting policies are consistent with those disclosed in the consolidated financial statements for the year ended 31 December 2025.

During the period, the Group used currency swaps and foreign exchange forward contracts to manage long term or short‑term currency exposures. These instruments are not designated in hedge relationships and are measured at fair value through profit or loss, with changes in fair value recognized in the unaudited interim condensed consolidated statement of comprehensive income.

2.
Revenue

The Group generates revenue primarily from the sale of tobacco molasses and collection of royalty income generated from licensing of its brands for use in related industries. In the following table, revenue is disaggregated by major products / service lines, primary geographical markets and timing of revenue recognition.

	Three-month period ended 30 June		Six-month period ended 30 June
	2026	2025	2026	2025
	$000	$000	$000	$000
Major products / service lines
Tobacco and related products	113,455	92,737	174,993	165,563
Royalty from sales of tobacco and related products	18,113	16,197	26,531	31,991
Logistics services	4,122	957	5,374	1,913
	135,690	109,891	206,898	199,467
Primary geographical markets
MEAA	92,814	73,009	137,265	132,033
Americas	27,197	20,299	43,125	41,771
Europe	15,679	16,583	26,508	25,663
	135,690	109,891	206,898	199,467
Timing of transfer of goods or services
Tobacco and related products transferred at a point in time	113,455	92,737	174,993	165,563
Royalty income from sales of tobacco and related products transferred at a point in time	15,113	13,697	19,531	23,991
Royalty income from sales of tobacco and related products transferred over time	3,000	2,500	7,000	8,000
Logistics services transferred over time	4,122	957	5,374	1,913
	135,690	109,891	206,898	199,467

In February 2026, escalations in geopolitical tensions between the United States, Israel and Iran resulted in increased regional instability across the Middle East, including the UAE and other GCC markets in which the Group operates. These developments have disrupted shipping through the Strait of Hormuz, leading many carriers to suspend transits and reroute vessels. To date, the Group has experienced some increases in shipping costs and delays in the delivery of raw materials and product distribution as alternative land‑based routes are utilized.

The amount of revenue recognized in the current period that was included in the contract liability balance at the beginning of the period was $7,872 (2025: $377).

There are unsatisfied performance obligations of $12,905 as at 30 June 2026 (31 December 2025: $7,872).

3.
Segment information

The Group's management has identified four reportable operating segments, as reviewed by the CODM, the Executive Committee.

During the period ended 30 June 2026, Management made the decision to re-name these segments to enable better understanding, changing ‘Core’ to ‘Flavored Shisha Molasses’ (‘FSM’). No other changes were made in respect of the segments or the revenues and Adjusted EBITDA that they represent. Accordingly, as at 30 June, 2026, the portfolio is organized as follows: (i) FSM Americas (formerly Core – Americas); (ii) FSM – Europe (formerly Core – Europe); FSM – MEAA (formerly Core – MEAA), and New Growth Categories (the “NGCs”) which remains.

For management purposes, the Group is organized into the following divisions

I.
Flavored Shisha Molasses ("FSM") (formerly called "Core") - Americas – Includes the production and sale of traditional shisha tobacco under the Al Fakher and other non-New Growth Categories (“non-NGC”) brands, distributed in the Americas through wholesale, retail, and direct-to-consumer channels.
II.
Flavored Shisha Molasses ("FSM") (formerly called "Core") - Europe – Includes the production and sale of traditional shisha tobacco under the Al Fakher and other non-NGC brands, distributed throughout Europe through wholesale, retail, and direct-to-consumer channels.
III.
Flavored Shisha Molasses ("FSM") (formerly called "Core") - MEAA – Includes the production and sale of traditional shisha tobacco under the Al Fakher and other non-NGC brands, distributed throughout the Middle East through wholesale, retail, and direct-to-consumer channels. FSM– MEAA also includes various royalty arrangements linked to the Al Fakher brand.
IV.
New Growth Categories ("NGCs") – This segment covers the Group’s offering under the OOKA brand (including proprietary devices and related consumables), modern oral nicotine pouches, and both nicotine and non-nicotine inhalation devices under the VANT and Crown Switch brands.

The CODM allocates resources based on adjusted EBITDA, which is reported and reviewed monthly. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, further adjusted to exclude items such as non-recurring expenses, share-based compensation and other non operating expenses. Adjusted EBITDA is not a measure specifically defined under IFRS. Segmental asset information is not provided to the CODM.

Segmental information

	Six-month period ended 30 June 2026
	FSM - Americas	FSM - Europe	FSM - MEAA	New Growth Categories	Total
	$000	$000	$000	$000	$000
Revenue	42,804	25,233	136,649	2,212	206,898
Adjusted EBITDA	19,771	154	59,760	(7,937)	71,748

	Six-month period ended 30 June 2025
	FSM - Americas	FSM - Europe	FSM - MEAA	New Growth Categories	Total
	$000	$000	$000	$000	$000
Revenue	41,410	25,063	131,376	1,618	199,467
Adjusted EBITDA	16,866	1,848	62,278	(9,333)	71,659

During the period, the Group had one external customer and one group of related party companies that in aggregate each comprised more than 10% of the Group’s revenues totaling $34,179 and $28,594 respectively, included in the FSM - MEAA segment (30 June 2025: one external customer and one group of related party companies totaling $24,134 and $55,181, respectively, included in the FSM - MEAA segment).

Reconciliation of operating (loss) / profit to adjusted EBITDA

	Six-month period ended 30 June
	2026	2025
	$000	$000
(Loss) / profit for the period	(81,820)	31,973
Add / (subtract):
Taxation	3,832	5,431
Finance costs	14,416	21,616
Finance income	(547)	(7,811)
Depreciation – property, plant and equipment	2,492	2,494
Depreciation - right-of-use assets	1,904	1,659
Amortisation	7,106	5,346
Share of results in joint venture	240	329
Changes in fair value of derivative financial instruments	283	—

Non recurring items:
Share-based compensations (i)	12,439	1,007
Corporate restructuring costs	703	1,184
Significant provisions, write-offs and associated legal costs	1,675	6,506
Public company readiness cost (ii)	7,365	1,925
Extra-ordinary costs caused by regional disruption (iii)	3,795	—
Regulatory costs (iv)	1,980	—
Fees related to BCA transaction (v)	47,735	—
Expense of equity issued at BCA transaction date (net) (v)	48,150	—
Adjusted EBITDA	71,748	71,659

(i)
During the periods, the Group recognized $12,439 share-based expenses mainly in relation to the Milestone Incentive Plan, and the Retention Award, both being equity-settled share-based compensation arrangements established for senior management. Although these share-based arrangements are one-time programs linked to the completion, and period of time thus following an exit event respectively, and will not recur in future periods, the related share-based charges will continue to be recognized over the remaining vesting period in accordance with IFRS 2 “Share based payments.”
(ii)
During the periods, the Group incurred a series of non-recurring costs amounting to $7,365 directly related to public company readiness activities. These expenditures were incurred to assess and implement the Group's key requirements as a public listed company, alongside other professional fees including, but not limited, to legal, tax, and accounting. These fees and costs would not otherwise be incurred.
(iii)
During the six- month period ended 30 June 2026, as a result of regional disruption, the Group was forced to enter into contracts for air-freighting materials and finished goods where normal routes rendered supply temporarily impossible. Management does not normally sanction these solutions for its supply chain so considers these events as exceptional. Additionally, the Group was unable to procure glycerin, a key ingredient for its flavored shisha molasses, from contracted supply sources, and was obliged to enter into a short term contracts for continuity of supply at prices that were significantly misaligned to normal market conditions. Accordingly, management have adjusted the incremental cost of this specific ingredient. The exceptional cost recognized in respect of these matters amounted to $3,795. Incremental cost in respect of re-routing of land and sea based shipments, and other inflationary and situational increases has not been adjusted and is considered operational, and within the control of management.
(iv)
During the six-month period ended 30 June 2026, the Group incurred regulatory costs of $1,980 comprising consulting, advisory, and research fees to support the preparation and submission of a U.S. Premarket Tobacco Product Application (PMTA) for one of its strategic devices. Management considers PMTA applications to be infrequent and non-recurring in nature, with associated costs that are significant relative to the Group's normal operating activities. Accordingly, these costs have been adjusted for in management's assessment of underlying performance.
(v)
During the six- month period ended 30 June 2026, as a result of the BCA transaction that took effect on 15 May 2026, the Group issued 4,408,369 shares (including 1,500,000 subject to earnout performance conditions) for an average fair value of $11.45 per share amounting to $50,490 in total share premium. While $2,340 of this share premium was received in cash (in consideration for 226,360 shares issued by the Group), $48,150 of issuance cost is taken as a charge to the unaudited interim condensed consolidated statement of comprehensive income in accordance with IFRS 2 "Share based payments".

Furthermore, during the six- month period ended 30 June 2026, as a result of the BCA transaction that took effect on 15 May 2026, the Group incurred expenses including sponsor marketing and advisory fees for a total of $32,635, satisfying redemption fees on shares redeemed of $4,106, and other advisory, legal and administrative fees of $10,994.

4.
Right-of-use assets and lease liabilities

4.1. Right-of-use assets

Right-of-use assets comprise leased land and buildings.

	Six-month period ended 30 June
	2026	2025
	$000	$000
Cost
Balance as at 1 January	20,637	18,324
Additions*	4,778	1,016
Effect due to lease modifications	102	1,596
Lease incentives	(162)	—
Disposals	(876)	(1,348)
Impact of exchange rates	(225)	634
Total cost	24,254	20,222

Accumulated Depreciation
Balance as at 1 January	8,974	6,132
Depreciation charge for the year	1,904	1,659
Disposals	(842)	(582)
Impact of exchange rates	(136)	393
Total accumulated depreciation	9,900	7,602
Balance at end of period	14,354	12,620

*Mainly comprises of the new lease for a factory in Romania

4.2. Lease liabilities

	30 June 2026	31 December 2025
	$000	$000
Non-current of lease liabilities	12,782	9,935
Current portion of lease liabilities	3,445	3,348
	16,227	13,283

The movement in lease liabilities is as follows:

	Six-month period ended 30 June
	2026	2025
	$000	$000

Balance as at 1 January	13,283	12,933

Changes from financing cash flows
Interest paid	(507)	(378)
Payment of principal elements of lease liabilities	(1,859)	(1,655)
Total changes from financing cash flows	(2,366)	(2,033)

Other changes
Interest expense	580	378
Additions	4,778	1,016
Disposal of right-of-use assets	(34)	(29)
Effect due to lease modifications	102	1,596
Impact of exchange rates	(116)	319
Total other changes	5,310	3,280
Balance at end of period	16,227	14,180

5.
Taxation
5.1.
Recognized in the unaudited interim condensed consolidated statement of comprehensive (loss) / income

	Six-month period ended 30 June
	2026	2025
	$000	$000
Current tax
Current tax on profits for the period	(6,812)	(3,476)
Deferred tax
Origination and reversal of temporary differences	2,980	(1,955)
	(3,832)	(5,431)

The deferred tax benefit recognized in the unaudited interim condensed consolidated statement of comprehensive income amounted to $2,493 (30 June 2025: expense of $926), out of which deferred tax benefit of $2,980 (30 June 2025: expense of $1,955) was recognized in the unaudited interim condensed consolidated statement of comprehensive income and an expense of $487 (30 June 2025: benefit of $1,029) was recognized in other comprehensive income.

5.2.
Reconciliation of effective tax rate

The Company is a UK tax resident company and UK companies are subject to an average income tax rate of 25% (2025: 25%). Therefore, this rate is used for reconciliation purposes.

	Six-month period ended 30 June
	2026	2025
	$000	$000
(Loss) / profit for the period	(81,820)	31,973
Total tax expense	(3,832)	(5,431)
(Loss) / profit before taxation	(77,988)	37,404

Tax expense / (benefit) using the UK corporation tax rate of 25%	(19,497)	9,351
Deferred tax on intangibles	787	985
Current year losses for which no deferred tax asset was recognized	1,737	2,225
Income in tax-free jurisdictions	(4,241)	(5,845)
Effect of different tax rates in foreign jurisdictions	4,146	(2,070)
Withholding Tax on Foreign Dividend Income	—	446
Non-deductible expenses – net*	25,199	—
Tax credit	(223)	—
Over provision in prior years	304	2
Origination / (reversal) of temporary differences	(2,668)	666
Utilisation of previously unrecognised tax loss carry forwards	(613)	(633)
Movement of deferred tax on recognized tax losses	(1,099)	304
Total tax expense	3,832	5,431

* Non-deductible expenses mainly relate to initial public offering related costs, non-deductible under the UK tax law.

5.3.
Deferred tax assets and liabilities

The unused tax losses were incurred by group entities that are not likely to generate taxable income in the foreseeable future or that have not yet produced sufficient positive evidence to support the creation of a deferred tax asset.

The Group has unused tax losses of $123,445 (31 December 2025: $115,307) for which no deferred tax asset has been recognized, as it is not considered probable that sufficient taxable profits will be available against which these losses can be utilized. These losses were incurred by group entities that have not yet produced sufficient positive evidence to support creation of a deferred tax asset. The potential tax benefit of these losses, calculated at the applicable enacted tax rates, amounts to $23,963 (31 December 2025: $22,846). The unused tax losses can be carried forward indefinitely.

6.
Trade and other receivables

Due to an increase in production volumes, the Group was required to provide a temporary excise duty escrow of $9,028 in favour of the Polish tax authorities. The escrow arrangement is expected to unwind during the second half of the year, upon its replacement with a local bank guarantee.

7.
Intangible assets

	Goodwill	Distribution rights	Customer relationships	OOKA	Other intangibles	Development and IP under construction	Domains	Total
	$000	$000	$000	$000	$000	$000	$000	$000
Cost
Balance at 1 January 2025	143,125	119,760	34,335	57,722	22,797	9,009	156	386,904
Additions – internally developed	—	—	—	—	—	1,108	—	1,108
Additions – externally purchased	—	—	—	—	265	3,842	—	4,107
Transfers	—	—	—	858	—	(858)	—	—
Disposal of subsidiaries	(297)	—	(210)	—	(220)	—	—	(727)
Impact of exchange rates	1,962	—	—	—	430	—	—	2,392
Balance at 30 June 2025	144,790	119,760	34,125	58,580	23,272	13,101	156	393,784

Balance at 1 January 2026	144,786	119,760	34,125	60,106	44,145	6,218	156	409,296
Additions – internally developed	—	—	—	—	—	992	—	992
Additions – externally purchased	—	—	—	—	—	3,432	—	3,432
Written off during the period	—	—	—	—	—	(675)	—	(675)
Transfers	—	—	—	150	2,036	(2,186)	—	—
Impact of exchange rates	(481)	—	—	—	(142)	—	—	(623)
Balance at 30 June 2026	144,305	119,760	34,125	60,256	46,039	7,781	156	412,422

Amortisation and impairment
Balance at 1 January 2025	—	525	14,980	6,577	4,492	—	62	26,636
Amortisation for the period	—	242	1,251	1,849	1,988	—	16	5,346
Disposal of subsidiaries	—	—	(61)	—	(69)	—	—	(130)
Impact of exchange rates	—	—	—	120	2	—	—	122
Balance at 30 June 2025	—	767	16,170	8,546	6,413	—	78	31,974

Balance at 1 January 2026	—	1,010	17,421	10,470	9,025	—	93	38,019
Amortisation for the period	—	242	1,251	2,157	3,440	—	16	7,106
Impact of exchange rates	—	—	—	—	(39)	—	—	(39)
Balance at 30 June 2026	—	1,252	18,672	12,627	12,426	—	109	45,086

Net book amount
Balance at 30 June 2025	144,790	118,993	17,955	50,034	16,859	13,101	78	361,810
Balance at 30 June 2026	144,305	118,508	15,453	47,629	33,613	7,781	47	367,336

8.
Other interest-bearing loans and borrowings

On 14 May 2026, the Group drew down USD 27,500 under its Revolving Credit Facility (RCF) mainly for working capital purposes. The interest recognized on the drawdown was $297 for the period ended 30 June 2026.

The Group has various debt covenants related to its facilities which require maintaining certain financial ratios within stipulated limits. These financial ratios address the liquidity and capital structure of the Group. The Group was in compliance with the covenants as of 30 June 2026.

9.
Employee benefits

Share-based payments

The Group operates multiple share-based payments plans for its senior management and junior employees. The schemes for the senior management are equity settled share-based payments whereby the senior management are entitled to receive shares in AIR Global PLC upon satisfying the relevant vesting conditions. The schemes for junior employees are cash settled share-based payments whereby these employees are entitled to receive cash amounts for the value of shares vested to them upon satisfying the vesting conditions.

The Group uses a valuation report provided by an external expert to determine the fair value of the equity settled and cash-settled shares. The valuation report considers various factors such as the current market price of the Company's shares, the expected volatility of the share price, and the expected dividend yield.

Share scheme charge:

	Six-month period ended 30 June
	2026	2025
	$000	$000
Long Term Incentive Scheme ("LTI Shares")	1,413	1,010
Annual bonus scheme for senior management	466	655
Milestone Incentive Plan ("MIP")	8,829	837
Matched share awards	500	—
Retention award*	3,501	—
Sign on bonus shares	—	20
Equity settled share-based payments charge	14,709	2,522
Employee shared based payments consideration received	(500)	—
Cash settled annual bonus plan for junior employees	610	715
	14,819	3,237

*In 2025, the Group established a long-term incentive arrangement (the “Retention Award”) for 28 members of senior management and executive leadership. The Retention Award provides participants with rights to receive equity instruments of AIR Global PLC (formerly AIR Limited) and is accounted for as an equity-settled share-based payment arrangement in accordance with IFRS 2. The Retention Award comprises three tranches representing 12.5%, 12.5% and 75% of the maximum award, respectively. Tranches 1 and 2 are subject solely to service-based vesting conditions. Tranche 3 is subject to both a market-based performance condition, being Total Shareholder Return (“TSR”), and a service condition.

As at 30 June 2026, the specific TSR performance targets applicable to Tranche 3 had not been finalized or communicated to participants. Accordingly, management determined that the grant date for Tranche 3 had not occurred as of that date, as participants did not yet have a shared understanding of the relevant performance requirements. Notwithstanding the absence of a grant date for Tranche 3, employees commenced rendering services from 1 October 2025 pursuant to signed individual award letters. In accordance with IFRS 2, the Group recognized share-based compensation expense for services received. As at 30 June 2026 management performed assessment of the fair value of Tranche 3 in accordance with IFRS 2 requirements and concluded the change from most recent fair value assessment performed as at 31 March 2026 to be immaterial.

10.
Derivative financial instruments

	30 June 2026	31 December 2025
Assets	$000	$000
Current
Derivative financial instruments - currency exchange contracts	27	—
Derivatives designated as a cash flow hedge - interest rate swaps	158	—
	185	—
Non current
Derivative financial instruments - warrants (Note 18)	1,301	—
Derivatives designated as a cash flow hedge - interest rate swaps	1,345
	2,646	—
	2,831	—

	30 June 2026	31 December 2025
Liabilities	$000	$000
Current
Derivative financial instruments - foreign exchange forward contracts	196	—
Derivative financial instrument - Greentank forward purchase contract (Note 18)	143	—
Derivatives designated as a cash flow hedge - interest rate swaps	—	558
	339	558
Non current
Derivatives designated as a cash flow hedge - interest rate swaps	—	1,216
	—	1,216
	339	1,774

Interest rate swaps

During 2025, the Group entered into derivatives for economic hedging purposes and not as speculative investments. In particular, the Group uses interest rate swaps to minimise the effect of interest rate fluctuations on its borrowings. The contracts entered into by the Group are principally denominated in USD. The fair values of these contracts are recorded in the unaudited interim condensed consolidated statement of financial position and is determined by reference to valuations by reputable external financial institutions.

Interest rate swaps are commitments to exchange one set of cash flows for another. The swaps result in an economic exchange of interest rates, no exchange of principal takes place. These swap transactions entitle the Group to receive or pay amounts derived from interest rate differentials between an agreed fixed interest rate and the applicable floating rate prevailing at the beginning of each interest period.

	30 June 2026	31 December 2025
	$000	$000
Interest rate swaps
Carrying amount (current asset)	158	—
Carrying amount (non-current asset)	1,345
Carrying amount (current liability)	—	558
Carrying amount (non-current liability)	—	1,216
Notional amount	405,200	405,200
Maturity date	10 Sept 2027	10 Sept 2027
Hedge ratio	1:1	1:1

At 30 June 2026, the fixed interest rates range from 3.59% to 3.60% per annum (31 December 2025: 3.59% to 3.60% per annum). The floating rates are linked to Secured Overnight Financing Rate (“SOFR”). Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. Interest received for the period ended 30 June 2026 was $210 (30 June 2025: $266).

Hedge ineffectiveness for interest rate swaps is assessed using the following principles:

- the credit value / debit value adjustment on the interest rate swaps which is not matched by the loan, and

- differences in critical terms between the interest rate swaps and loans.

Movement in hedge reserve

The following table provides a reconciliation by risk category of components of equity and analysis of other comprehensive income items, net of tax, resulting from cash flow hedge accounting.

	Six-month period ended 30 June
	$000	$000
At 1 January	(1,614)	—
Changes in fair value	2,997	(954)
Amounts reclassified to profit or loss from cash flow hedges	210	266
Tax movements during the period	(226)	61
At 30 June	1,367	(627)

Changes in the fair market values of interest rate swaps that are considered effective and designated as cash flow hedges are recognized in the hedge reserve in other comprehensive income. Amounts are reclassified to profit or loss when the associated hedged transaction affects profit or loss. There was no ineffectiveness to be recorded from the cash flow hedges. The changes in fair values of interest rate swaps designated as cash flow hedges for the period ended 30 June 2026 amounted to a gain of $2,997 (30 June 2025: loss $954). The related tax benefit for the period was $226 (30 June 2025: charge $61), which has been recognized in other comprehensive (loss) / income and presented net against the fair value loss.

Currency swap contracts

During the six‑month period ended 30 June 2026, the Group entered into a USD/PLN foreign exchange swap to manage short‑term Polish Zloty (PLN) liquidity requirements. The original contract entered into on 17 April 2026 was settled on 26 June 2026 and simultaneously rolled forward into a new forward contract maturing on 27 July 2026 for the same notional amount of PLN 34,000. On settlement of the June 2026 leg, the Group received net cash of $230, which has been recognized in profit or loss within “net foreign exchange gains/(losses)”.

As at 30 June 2026, the Group held one outstanding USD/PLN forward contract. The contract was recognized as a derivative financial asset and measured at fair value through profit or loss. The fair value of the contract at 30 June 2026 was $27, and the resulting fair value gain of $27 was recognized in profit or loss during the period.

Foreign exchange forward contracts

During the six‑month period ended 30 June 2026, the Group entered into a number of EUR/USD foreign exchange forward contracts to economically manage its exposure to fluctuations in foreign currency exchange rates. The contracts were entered into between May and June 2026 and have maturities ranging from July 2026 to December 2027.

As at 30 June 2026, the Group held outstanding EUR/USD forward contracts with an aggregate negative mark‑to‑market value of $196, which is measured at fair value through profit or loss and recognized as a derivative liability. The impact of fair value on the outstanding forward contract as at 30 June 2026 amounted to $196 and has been recognized in profit or loss during the period.

11.
Financial risk management

During the period, the Group was exposed to USD/PLN and USD/EUR exchange rate movements arising from future liquidity arrangements. The Group managed this exposure through foreign exchange derivatives, including currency swap and foreign exchange forward contracts. These instruments are not designated as hedging instruments and are accounted for at fair value through profit or loss.

The Group’s remaining risk management objectives and policies are consistent with those disclosed in the consolidated financial statements for the year ended 31 December 2025.

12.
Fair value estimation

Financial instruments comprise financial assets and financial liabilities. Financial assets consist of trade and other receivables (excluding prepayments, VAT and tax receivable, prepayments for income tax, advance payments to suppliers and excise tax), financial asset at FVOCI, derivative financial instruments and assets, and cash and cash equivalents. Financial liabilities consist of trade and other payables (excluding advance payments from customers, staff bonus provision, excise tax and VAT payables), other interest-bearing loans and borrowings, derivative financial instruments, lease liabilities and payables relating to acquisitions. The fair values of financial instruments approximate their carrying values.

The table below analyses financial instruments, into a fair value hierarchy based on the valuation technique used to determine fair value.

•
Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities
•
Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)
•
Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value of financial instruments that are not traded in an active market is based on valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, these instruments are included in level 2. All derivative financial instruments held by the Group have been categorised as level 2 as shown below, where the fair valuation of such instruments has been determined based on discounting future cash flows using observable discount factors. Future cash flows are estimated based on forward interest rates. There is no change in the valuation technique in comparison to prior years. If one or more of the significant inputs is not based on observable market data, these instruments are included in level 3.

The following table presents the Group's assets and liabilities that are measured at fair value at 30 June 2026:

	Carrying amount	Fair value	Level 1	Level 2	Level 3
Assets	$000	$000	$000	$000	$000
Financial asset at FVOCI - Series 7 Preferred Shares of Greentank (Note 18)	8,524	8,524	—	—	8,524
Derivative financial instruments - warrants (Note 18)	1,301	1,301	—	—	1,301
Derivative financial instruments - currency exchange contracts (Note 10)	27	27	—	27	—
Derivatives designated as a cash flow hedge - Interest rate swaps (Note 10)	1,503	1,503	—	1,503	—
	11,355	11,355	—	1,530	9,825

	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities	$000	$000	$000	$000	$000
Derivative financial instruments - foreign exchange forward contracts (Note 10)	196	196	—	196	—
Derivative financial instrument - Greentank forward purchase contract (Note 18)	143	143	—	—	143
	339	339	—	196	143

The following table presents the Group's assets and liabilities that are measured at fair value at 31 December 2025:

	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities	$000	$000	$000	$000	$000
Derivatives designated as a cash flow hedge (Note 10)	1,774	1,774	—	1,774	—
	1,774	1,774	—	1,774	—

There were no transfers between the levels for recurring fair value measured during the year. The group’s policy is to recognise transfers into and out of fair value hierarchy levels as at the end of the reporting period. The group did not change any valuation techniques in determining the level 2 and level 3 fair values.

Level 2

Derivatives designated as a cash flow hedge - interest rate swaps

For 30 June 2026 and 31 December 2025, the Group applies valuation techniques based on the present value of estimated future cash flows, utilizing observable yield curves as the primary input to fair value the financial instrument.

For 30 June 2026 and 31 December 2025, management has assessed that the fair values of the Group’s financial instruments are estimated to approximate their carrying values since the financial instruments are either short term in nature or carry interest rates which are based on prevailing market interest rates and / or are expected to be realized at their current carrying values within twelve months from the date of the unaudited interim condensed consolidated statement of financial position.

Derivative financial instruments

In addition to interest rate swaps, the Group held a foreign exchange forward contract and currency swap contracts as at 30 June 2026, which is classified as a Level 2 financial instrument, with fair value determined using observable forward exchange rates.

Level 3

The Group measures its financial asset at FVOCI, and related warrants and Greentank forward purchase contract at fair value at each reporting date.

As the financial asset at FVOCI and derivative financial instruments are not traded in an active market, fair value is determined using valuation techniques incorporating both observable and unobservable market data. Significant judgment is required in determining the assumptions used in the valuation of the instruments. The valuations are therefore classified within Level 3 of the fair value hierarchy.

i.
Valuation Techniques

The following valuation techniques were used to measure the financial instruments categorized within Level 3 of the fair value hierarchy:

Valuation Technique
Financial asset at FVOCI - Series 7 Preferred Shares of Greentank

Option Pricing Method using a Black-Scholes framework to allocate Greentank's total equity value across its outstanding share classes at the breakpoints where returns shift between classes, reflecting each class's respective liquidation preferences and participation rights. The model was calibrated to the Series 7 investment as at the transaction date.

Derivative financial instruments - warrants

Option Pricing Method using a Black-Scholes framework. The warrants are valued within the same equity allocation as the preferred shares and represent the entitlement to value above the level at which they become economic to exercise, reflecting the contractual exercise price, expected volatility, remaining contractual term and the risk-free rate.

Derivative financial instrument - Greentank forward purchase contract

Forward valuation measured as the fair value of the underlying second-tranche Series 7 preferred shares and second tranche warrants, each derived from the Option Pricing Method, compared against the contractual subscription price discounted to the measurement date.

There were no changes in the valuation techniques used during the period.

ii.
Valuation inputs and relationships to fair value

The following table summaries the quantitative information about the significant unobservable inputs used in level 3 fair value measurements (see (i) above for the valuation techniques adopted) and how reasonable change in the input would affect the fair value:

Un observable inputs	Financial asset at FVOCI - Series 7 Preferred Shares of Greentank	Derivative financial instruments - warrants	Derivative financial instrument - Greentank forward purchase contract
	Asset / (Liability)	Asset / (Liability)	Asset / (Liability)
Balance as at 30 June 2026	8,524	1,301	(143)

	Sensitivity
	Increase / (Decrease)	Increase / (Decrease)	Increase / (Decrease)
Volatility is estimated at 80%
10% increase in expected volatility from 80% to 88%	(388)	432	44
10% decrease in expected volatility from 80% to 72%	393	(402)	(8)

Company equity value / market-movement adjustment is estimated at -1.66%
10% increase in Greentank’s total equity value	572	305	877
10% decrease in Greentank’s total equity value	(598)	(277)	(875)

Volatility: A higher volatility increases the value of the warrants and reduces value of the Series 7 Preferred Shares of Greentank. A 10% increase in the volatility increases the warrants by $432 and decreases the value of Series 7 Preferred Shares of Greentank by $388 and increases the value of the Greentank forward purchase contract by $44. A 10% decrease in the volatility decreases the warrants by $402 and increases the value of Series 7 Preferred Shares of Greentank by $393 and decreases the value of the Greentank forward purchase contract by $8.

Company equity value / market-movement adjustment: A 10% increase in the Company equity value / market-movement adjustment increases the warrants by $305 and increases the value of Series 7 Preferred Shares of Greentank by $572 and increases the value of the Greentank forward purchase contract by $877. A 10% decrease in the volatility decreases the warrants by $277 and decreases the value of Series 7 Preferred Shares of Greentank by $598 and decreases the value of the Greentank forward purchase contract by $875.

iii.
Valuation process

The Group's finance function includes a financial reporting team that responsible for the determination and review of fair values required for financial reporting purposes, including instruments classified within Level 3 of the fair value hierarchy. Management determined the fair values of the Series 7 Preferred Shares, First Warrant and Second Subscription Forward Contract with the assistance of an independent valuation specialist. The valuation techniques, significant assumptions and resulting fair values were reviewed by the Group’s finance function and management as part of the quarter-end financial reporting process.

13.
Bank guarantees

As of 30 June 2026, the Group has provided performance guarantees of $26,266 (31 December 2025: $8,299) to various government authorities. These guarantees are issued to support the Group's contractual obligations.

A portion of this guarantee is withheld by the bank under the normal terms of business and at 30 June 2026, $19,170 (31 December 2025: $964) is included within refundable deposits.

Restricted deposits

The Group is involved in ongoing legal disputes with an individual who acted as the local sponsor to one of its UAE entities from 1999 to 2023, which is currently non-operational. Since 2024, that individual has initiated several legal proceedings against the Group and certain former employees. In January 2026, the Company issued a bank guarantee in favour of the UAE Courts in the amount of $18,200, which has been classified as a restricted deposit. The guarantee was provided as a precautionary measure to prevent any attachment of productive assets owned by the Group’s UAE subsidiary. Following this temporary disruption, the Group’s factory resumed operations and continues to operate in the ordinary course of business. The guarantee may only be called upon following the issuance of a final, non-appealable judgment. The status of the guarantee remains contingent on the findings and further hearings which are expected in the second half of 2026.

14.
Related parties

Related parties include the ultimate controlling party, subsidiaries, joint ventures, key management personnel, and businesses which are controlled directly or indirectly by them or over which they exercise significant management influence (“affiliates”). In addition, members of the Board of Directors, executives with strategic responsibilities and their close family members are also considered related parties. Individuals that have the ability to exercise significant influence over the Group through share ownership, strategic relationships and significant commercial interactions with the Group, together with entities controlled by such individuals, are also considered as related parties. The Group carries out transactions with its related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

Transactions with key management personnel

Directors of the Group and their immediate relatives control 61.7% of the voting shares of the Group. During the period ended 30 June 2026, the Group had 19 individuals (2025: 17) identified as key management personnel, including 8 Directors (2025: 5). The compensation of key management personnel (including Directors) is as follows:

	Three-month period ended 30 June		Six-month period ended 30 June
	2026	2025	2026	2025
	$000	$000	$000	$000
Share-based payments	5,918	791	11,693	1,771
Short term employee benefits	1,860	1,553	3,830	3,449
Post employment benefits	129	62	180	128
	7,907	2,406	15,703	5,348

Other related party transactions

During the period, the Group made sales on mutually agreed terms to a number of customers which are deemed to be related parties on the basis that they are owned and controlled by Mr. Khaleel Mamoori who is a shareholder of the ultimate parent undertaking, AIR Global PLC, and the former board member of AIR Limited, or those entities which are held as joint ventures by the Group. The amounts due from related parties are interest free and are classified as current based on agreed payment terms. The sales to these related parties were as follows:

Sales to related parties

Entity	Nature of the transaction	Six-month period ended 30 June
		2026	2025
		$000	$000
Al Fakher Al Mithaliya for Manufacturing Tobacco	Royalty revenue	14,592	23,158
KM Tobacco General Trading FZ-LLC	Raw material sales	7,702	10,626
United General Trading FZ-LLC	Raw material sales	2,435	2,483
KMMS General Trading FZ-LLC	Finished goods sales	2,352	—
United General Trading FZ-LLC	Royalty revenue	1,412	1,260
ZeroSmoke F.Z.C.*	Finished goods sales	101	—
Al Raed General Trading (FZE)	Finished goods sales	—	9,684
Expert Global General Trading FZ-LLC	Finished goods sales	—	7,970
		28,594	55,181

Subsequent to the period end, ZeroSmoke has been fully acquired by the Group. (Note 19).

Related party balances

The amounts due from related parties were as follows:

Amounts due from related parties (Note 12)

	30 June 2026	31 December 2025
	$000	$000
KM Tobacco General Trading FZ-LLC	16,192	9,075
Al Fakher Al Mithaliya for Manufacturing Tobacco	7,869	10,459
United General Trading FZ-LLC	2,765	2,372
Expert Global General Trading FZ-LLC	774	1,908
ZeroSmoke F.Z.C.	362	253
Cloudz Holding Ltd	204	252
KMMS General Trading FZ-LLC	—	533
	28,166	24,852

15.
Capital and reserves

Share capital

	Ordinary shares
	30 June 2026	31 December 2025
On issue at beginning of the year	49,774,855	49,620,534
Share-based payment compensation	160,164	104,111
Purchase consideration	—	66,009
Shares repurchased	—	(15,799)
Share cancellations*	(238,577)	—
Shares converted as a part of the BCA transaction (Note 17)	(49,696,442)	—
Shares issued for the Company as a part of the BCA transaction (Note 17)	160,386,602	—
As at reporting date	160,386,602	49,774,855

*Cancellation of forfeitable shares previously granted under the Group's share-based payment scheme as a result of the relevant market performance condition not being satisfied.

	30 June 2026	31 December 2025
	$000	$000
Authorized capital: 253,220,000 shares of $19.7456 each	—	4,999,981
Authorized capital: 600,000,000 shares of $0.0001 each	60	—
	60	4,999,981

Allotted, called up and fully paid:
49,774,855 ordinary shares of $19.7456 each	—	982,834
1 Ordinary share of $19.7456 each issued at a discount of $18.7456	—	—
712,748 Ordinary shares of $19.7456 each issued at a discount of $19.7356	—	(14,066)
160,386,602 ordinary shares of $0.0001 each	16	—
As at reporting date	16	968,768

16.
(Loss) / earnings per share

	Three-month period ended 30 June		Six-month period ended 30 June
	2026	2025	2026	2025
(Losses) / earnings for the purposes of basic and diluted earnings per share as profit for the period attributable to the ordinary equity holders of the parent company ($000)	(74,728)	21,114	(81,820)	31,973
Average of ordinary shares outstanding	146,147,022	143,619,180	144,808,913	143,416,948
Basic (loss) / earnings per share attributable ($)	(0.511)	0.147	(0.565)	0.223
Average of diluted shares outstanding	146,147,022	143,646,993	144,808,913	143,633,238
Diluted (loss) / earnings per share attributable ($)	(0.511)	0.147	(0.565)	0.223
Weighted average number of shares used as the denominator:
Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	146,147,022	143,619,180	144,808,913	143,416,948
Adjustments for calculation of diluted earnings per share:
Employee share options plans	—	27,813	—	216,291
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted earnings per share	146,147,022	143,646,993	144,808,913	143,633,238

17.
BCA transaction

On 15 May 2026, AIR Holdings Limited (now AIR Global PLC), CAEP, AIR, Cayman Merger Sub and Jersey Merger Sub completed the BCA transaction, which consisted of, among other things, the following transactions:

•
The Cayman Merger Sub merged with and into CAEP, as a result of which (i) the separate corporate existence of Cayman Merger Sub ceased and CAEP continued as the surviving entity in the Cayman Merger and a wholly owned direct subsidiary of AIR Holdings, and (ii) each issued and outstanding CAEP Class A Ordinary Share, including those converted from CAEP Class B Ordinary Shares (other than those surrendered by the Sponsor) but excluding any CAEP shares held in treasury (“CAEP Excluded Shares”), CAEP shares for which the applicable holder exercised their redemption right (“CAEP Redeeming Shares”) or CAEP shares for which holders exercised their dissenters’ rights (“CAEP Dissenting Shares”), are no longer outstanding and have been cancelled, in exchange for the Per Share Cayman Consideration equal to one ordinary share of AIR Holdings.
•
Each CAEP Excluded Share, CAEP Redeeming Share and CAEP Dissenting Share has been cancelled and has ceased to exist.
•
1,500,000 of the ordinary shares of AIR Holdings received by Cantor EP Holdings III, LLC (“Sponsor”) have been designated as “Sponsor Earnout Shares” and are subject to redesignation, redemption and cancellation by AIR Holdings if a release event has not occurred on or prior to the date which is five years following the transaction date (“Termination Date”). A release event includes the following: (a) an Early Release Event as defined in the Sponsor Support Agreement, (b) for 750,000 of the Sponsor Earnout Shares, a closing price of the AIR Holdings ordinary shares on the principal exchange on which such securities are then listed or quoted is at or above $12.50 for 20 trading days (which need not be consecutive) over a consecutive 30 trading day period at any time after the transaction date and on or prior to the Termination Date, and (c) for the remaining 750,000 of the Sponsor Earnout Shares, a closing price of the AIR Holdings ordinary shares on the principal exchange on which such securities are then listed or quoted is at or above $15.00 for 20 trading days (which need not be consecutive) over a consecutive 30 trading day period at any time after the transaction date and on or prior to the Termination Date.
•
Each share of Cayman Merger Sub continues to exist and is being held by AIR Holdings and constitutes the only issued and outstanding shares in the capital of CAEP as the surviving Cayman entity.
•
Jersey Merger Sub merged with and into AIR, as a result of which (i) the separate corporate existence of Jersey Merger Sub ceased and AIR continued as the surviving entity and a wholly owned subsidiary of AIR Holdings, and (ii) each issued and outstanding ordinary share of AIR was transferred to AIR Holdings in exchange for the right of the holder thereof to receive the ordinary shares of AIR Holdings at a specified exchange ratio.
•
A portion of the AIR Holdings ordinary shares issuable in respect of AIR ordinary shares were designated as “AIR Earnout Shares” and are subject to redesignation, redemption and cancellation until the earlier of (a) an Early Release Event as defined in the Business Combination Agreement and (b) the last trading date of the period in which the closing price of the AIR Holdings ordinary shares on the principal exchange which such securities are then listed or quoted is at or above $12.50 for 20 trading days (which need not be consecutive) over a consecutive 30 trading day period at any time during the period of five years following the transaction date. In the event that the conditions described above have not occurred on or prior to the date which is 5 years following the transaction date, the AIR Earnout Shares will be automatically redesigned, redeemed, and cancelled.

•
Each party to the Business Combination Agreement ensured that the AIR Holdings board of directors initially comprised of, and the officers of AIR Holdings were initially, the individuals designated by AIR, subject to applicable listing requirements, prior to the transaction date.
•
Pursuant to a special resolution of the holders of AIR Holdings ordinary shares, the AIR Holdings shareholders approved the adoption of the A&R AIR Holdings Articles of Incorporation.
•
AIR Holdings adopted the A&R AIR Holdings Articles of Incorporation and converted from a private limited company into a public limited company and the ordinary shares in the capital of AIR Holdings which were issued to the AIR Holdings nominees on the incorporation of AIR Holdings were redesignated as redeemable deferred shares and then immediately redeemed and cancelled.
•
Subsequent to the Closing Date, AIR Global will issue the Company Top Up Awards under the AIR Global Equity Incentive Plan, which will vest and be settled following the expiration of the six-month lock-up period after the Closing Date.
•
Subsequent to the Closing Date, AIR Global will issue to each holder of a vested AIR equity award who remains employed by AIR Global or one of its subsidiaries an AIR Global Earnout RSU award under the AIR Global Equity Incentive Plan. Each such holder will be entitled to receive the number of AIR Global Earnout RSUs equal to the number of AIR Earnout Shares such holder would have received if he or she had held the number of AIR ordinary shares exercisable under a vested AIR equity award. The AIR Global Earnout RSUs will be subject to the same vesting requirements as the AIR Earnout Shares, provided that the vesting of such AIR Global Earnout RSUs will also be subject to such recipient’s continuous employment or service through the applicable vesting date of such AIR Global Earnout RSUs.

Prior to closing, a total of 22,373,640 CAEP Class A ordinary shares were redeemed for an aggregate redemption value of approximately $234,700, resulting in a total of 5,226,360 CAEP Class A ordinary shares remaining issued and outstanding as of the Closing Date. As of the Closing Date, after giving effect to the transactions noted above, there were 160,386,602 AIR Global ordinary shares issued and outstanding.

Accounting for the BCA transaction

AIR was determined to be the accounting acquirer, for financial reporting purposes, based on evaluation of the following facts and circumstances:

•
AIR Shareholders have the largest voting interest in AIR Global;
•
The AIR Global Board has eight members, all of whom have been nominated by AIR;
•
AIR’s senior management is the senior management of AIR Global;
•
The business of AIR comprises the ongoing operations of AIR Global; and
•
AIR is the larger entity, in terms of substantive operations and employee base.

The exchange of AIR Limited shares for AIR Global ordinary shares, including the AIR Earnout Shares, was accounted for as part of the capital reorganization and recapitalization of AIR Limited’s equity. The AIR Earnout Shares have been classified within equity as the number of AIR Global ordinary shares issued in exchange for AIR’s ordinary shares were fixed and known at the Closing Date and there will be no cash settlement if AIR Earnout Shares are redeemed subject to the earnout conditions. Accordingly, the exchange of such shares has been recognized as a recapitalization transaction within AIR Global’s equity, with no impact to AIR Global’s consolidated statement of comprehensive loss for the six months ended 30 June 2026.

The excess of fair value of AIR Global ordinary shares issued over the fair value of CAEP’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for AIR Global shares and has been expensed as incurred in accordance with IFRS 2. In addition, as the Sponsor Earnout Shares are included in the share-based consideration paid to CAEP Shareholders in exchange for the listing service, they have also been accounted for in accordance with IFRS 2 and recorded at fair value as a listing expense with an increase to AIR Global’s equity. The Sponsor Earnout Shares have been classified in equity because they have been settled by delivering a fixed number of AIR Global ordinary shares in exchange for a fixed number of CAEP’s Class A Ordinary Shares that were known at the date of the BCA transaction and there will be no cash settlement if Sponsor Earnout Shares are redeemed subject to the earnout considerations.

As of 15 May 2026, the fair value of the consideration transferred, fair value of the net liabilities acquired, and resulting expense recognized by AIR Global are as follows:

$000
Fair value of AIR Global ordinary shares excluding Sponsor Earnout Shares (i)	36,937
Fair value of Sponsor Earnout Shares (ii)	13,553
Total consideration transferred	50,490
Fair value of CAEP identifiable net assets (cash related to reorganization transaction)	(2,340)
IFRS 2 listing expense	48,150

CAEP transaction costs (iii)	41,296
Expenses relating to BCA transaction	89,446

i.
The fair value of AIR Global ordinary shares issued was estimated based on a market price of $12.70 per share as of 15 May 2026.
ii.
The fair value of Sponsor Earnout Shares was estimated as of 15 May 2026 based on a per share value of $9.04, which was calculated using a Monte Carlo approach taking into account the sponsor earnout conditions.
iii.
Out of the $41,296 transaction costs, $28,933 has been paid, and $12,363 is accrued.

The IFRS 2 listing expense recorded by the Group is recorded within other expenses in the unaudited interim condensed consolidated statement of comprehensive loss for the three month period ended and six months period ended 30 June 2026. Company Top Up Awards to be issued by AIR Global are accounted for as equity-classified share-based payments under IFRS 2 as these awards will be settled by issuing AIR Global ordinary shares and there is no cash settlement option or alternative.

AIR Global Earnout RSUs to be issued by AIR Global are accounted for as equity-classified share-based payments under IFRS 2 as these awards will be settled by issuing AIR Global Ordinary Shares and there is no cash settlement option or alternative. These awards will be granted and will begin vesting in the second half of 2026 following the Board approval of the final terms and conditions of the AIR Global Equity Incentive Plan.

As result of the reorganization, historical equity balances of AIR Limited were adjusted to reflect the new capital structure of Air Global PLC. Consequently, share capital of $967,203, representing the change in par value of the Company's shares, was reclassified to share premium. In addition, share premium of $39,534 attributable to AIR Limited prior to BCA transaction was transferred to retained earnings.Following the reorganization, the issuance of shares by Air Global PLC resulted in the recognition of additional share premium of $102,035, representing the excess of the issue price over the par value of the shares issued.

Forward Purchase Agreement

On 11 May 2026, CAEP, and, following the BCA transaction, AIR Global and CAEP entered into an agreement (the “Forward Purchase Agreement”) with Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, Harraden Circle Strategic Investments, LP and Harraden Circle Concentrated, LP (collectively, the “Seller”). Under the Forward Purchase Agreement, the Seller purchased 5,000,000 CAEP Class A Ordinary Shares, par value $0.0001 per share, in accordance with the terms and conditions therein. On the prepayment date, AIR Global paid the Seller from CAEP’s trust account an amount equal to the number of shares subject to the transaction multiplied by the redemption price at the closing of the BCA transaction, totaling $52,444 (the “Prepayment Amount”).

The transaction will settle physically, with the Seller permitted to sell subject shares after closing subject to a minimum sale price of $10.00 per share, a daily volume cap of 15% of trading volume, and mandatory early termination and payment provisions for shares sold, including additional payments to AIR Global if shares are sold above $15.00 per share. Any shares not sold by the valuation date (“FPA Closing Date”), which is six months after closing unless accelerated or extended under the agreement, must be returned to AIR Global while the Seller will retain the related Prepayment Amount

The Forward Purchase Agreement is accounted for as an own-share / treasury share arrangement under IAS 32 – Financial Instruments: Presentation (“IAS 32”) as the Seller does not have substantive rights (in terms of restriction of selling the AIR Global Ordinary Shares under $10 per share, pledging and limited duration of AIR Global ordinary share ownership) of an unrestricted shareholder for securities acquired under this arrangement. Although legally issued to the Seller, the subject shares were accounted for as treasury shares from the Closing Date because the Seller did not obtain substantive rights equivalent to those of an unrestricted shareholder. Accordingly, the Group recognized a $52,444 adjustment to share capital and share premium to reflect the legal issuance of the subject AIR Global ordinary shares and a corresponding adjustment to recognize a treasury share reserve to reflect a potential legal transfer of the subject AIR Global ordinary shares to AIR Global at the FPA Closing Date in case the Seller is unable to sell the AIR Global ordinary shares during the six months subsequent to the FPA Closing Date. Therefore, the transaction has been recorded as a movement between equity to recognize a treasury share reserve. No financial asset or financial liability was recognized in respect of the Forward Purchase Agreement.

18.
Investment in Greentank Innovation Corp.

On 3 June 2026, AIR Group Ventures Limited ("AGV"), a wholly owned subsidiary of the Group, subscribed for an aggregate of 2,450,980 Series 7 Preferred Shares of Greentank Innovations Corp. ("Greentank") for total consideration of $10,000 ("First subscription agreement"). AGV also received freestanding warrant providing the right to acquire additional Series 7 Preferred Shares of Greentank at a predetermined exercise price during the contractual exercise period. As at 30 June 2026, there are no outstanding consideration payable in relation to the first subscription agreement. The investment was undertaken for strategic purposes and does not provide the Group with control, joint control or significant influence over Greentank. Accordingly, the investment is accounted for as a financial asset in accordance with IFRS 9 "Financial Instruments".

At initial recognition, the Group made an irrevocable election to present subsequent changes in the fair value of the Series 7 Preferred Shares in other comprehensive income (“FVOCI”), as the investment is held for long-term strategic purposes and is not held for trading. Subsequent changes in fair value are recognized in other comprehensive income and are not subsequently reclassified to profit or loss upon derecognition. Dividends are recognized in profit or loss when the Group's right to receive payment is established. No dividend income was recognized in relation to the investment during the period.

The warrants are accounted for as derivative financial instruments measured at fair value through profit or loss ("FVTPL"), with changes in fair value recognized within unaudited interim condensed consolidated statement of comprehensive income.

Greentank forward purchase contract

On 18 June 2026, AGV entered into an agreement to subscribe for an additional 2,450,980 Series 7 Preferred Shares of Greentank for total consideration of $10,000 ("Second subscription agreement"). Under the terms of the agreement, AGV will also receive freestanding warrant to acquire additional Series 7 Preferred Shares of Greentank at a predetermined exercise price during the contractual exercise period. The allotment of the Series 7 Preferred Shares and issuance of the warrants contractually occurred on 24 July 2026, which was also the date on which the subscription consideration became payable and was settled. As at 30 June 2026, neither the Series 7 Preferred Shares nor the warrants had been issued and no consideration has been paid in relation to the second subscription agreement. Consequently, the agreement did not give rise to ownership of the underlying financial instruments at the reporting date. The contract was therefore recognized as a forward purchase agreement and accounted for as a derivative financial instrument in accordance with IFRS 9.

The Greentank forward purchase contract is measured at fair value through profit or loss. At 30 June 2026, the fair value of the derivative financial instrument amounted to a liability position of $143. The fair value loss recognized on the Greentank forward purchase contract during the six-month period ended 30 June 2026 amounted to $169 and is presented within changes in fair value of derivative financial instruments within the unaudited interim condensed consolidated statement of comprehensive income.

The Greentank forward purchase contract is classified within Level 3 of the fair value hierarchy as defined by IFRS 13 due to the use of significant unobservable inputs in the valuation.(Note 12).

The carrying value and the movement of the financial asset at FVOCI and derivative financial instruments as at 30 June 2026 is as follows:

	Six-month period ended 30 June
	2026	2025
Financial asset at FVOCI - Series 7 Preferred Shares of Greentank	$000	$000
Balance as of 1 January	—	—
Additions during the period	8,559	—
Changes in fair value during the period recognized in OCI	(35)	—
Balance at end of period	8,524	—

Derivative financial instrument - Greentank forward purchase contract	$000	$000
Balance as of 1 January	—	—
Additions during the period	26	—
Changes in fair value during the period recognised in profit or loss	(169)	—
Balance at end of period	(143)	—

Derivative financial instrument - warrants	$000	$000
Balance as of 1 January	—	—
Additions during the period	1,415	—
Changes in fair value during the period recognised in profit or loss	(114)	—
Balance at end of period	1,301	—

19.
Subsequent events

The Group previously held a 50% equity interest in ZeroSmoke F.Z.C (“ZeroSmoke”), a joint venture established with Pioneer Delivery Systems Holdings L.L.C-FZ (“Pioneer”) to commercialize the category of nicotine pouches in worldwide markets (excluding certain restricted markets) under some of the Group’s proprietary owned brands, within the United Arab Emirates. Subsequent to 30 June 2026, the Group entered into a termination and release agreement which became effective on 7 July 2026, pursuant to which it acquired the remaining 50% interest in Zerosmoke for consideration of approximately $800, resulting in full ownership of the entity upon completion of the share transfer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Pursuant to the Amended and Restated Articles of Association of AIR Global PLC (the “A&R Articles”), AIR Global PLC will indemnify and hold harmless its directors and senior managers from and against all actions, costs, charges, liabilities, losses, damages and expenses in connection with any act done, concurred in or omitted in the execution of its business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent authorized by law. The foregoing indemnity will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. AIR Global PLC has entered into separate indemnification agreements with certain of its directors and senior managers pursuant to which AIR Global PLC has agreed to indemnify each of them within substantially the same scope as provided in the A&R Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•
In connection with the Business Combination, we issued 1,570,831 Ordinary Shares to the Sponsor in exchange for its CAEP Class A Ordinary Shares in connection with the Cayman Merger.
•
In connection with the Business Combination, we issued 150,967,833 Ordinary Shares to the AIR Shareholders in exchange for their ordinary shares of AIR Limited in connection with the Jersey Merger.

The foregoing securities issuances were made in private placements in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. All of the foregoing securities are being registered on this registration statement on Form F-1, including pursuant to registration rights that were granted to certain of the holders thereof.

Item 8. Exhibits and Financial Statement Schedules

		Incorporation by Reference
Exhibit Number	Description	Form	File Number	Exhibit No.	Filing Date
2.1†	Business Combination Agreement, dated as of November 7, 2025, by and among CAEP, Pubco, Cayman Merger Sub, Jersey Merger Sub and AIR.	F-4	333-294714	2.1	March 27, 2026
2.2	Waiver Agreement to the Business Combination Agreement, dated May 15, 2026, by and among CAEP, AIR, Pubco, Cayman Merger Sub and Jersey Merger Sub.	20-F	000-43297	4.2	May 21, 2026
3.1	Amended and Restated Memorandum and Articles of Association of AIR Global PLC.	6-K	001-43297	3.1	August 26, 2026
4.1	Specimen Pubco Ordinary Shares Certificate	F-4	333-294714	4.1	March 27, 2026
5.1*	Opinion of Walkers (Jersey) LLP as to validity of Ordinary Shares.
10.1	Sponsor Support Agreement, dated as of November 7, 2025, by and among Pubco, CAEP, Sponsor and AIR.	F-4	333-294714	10.1	March 27, 2026
10.2	Waiver and Release to Sponsor Support Agreement, dated May 15, 2026, by and among Pubco, CAEP, Sponsor and AIR.	20-F	000-43297	4.4	May 21, 2026
10.3†	Amended and Restated Registration Rights Agreement, dated May 15, 2026, by and among Pubco, CAEP, Sponsor and the other undersigned holders thereto.	20-F	000-43297	4.5	May 21, 2026
10.4	Forward Purchase Agreement, dated May 11, 2026, by and among CAEP, Pubco and Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, Harraden Circle Strategic Investments, LP and Harraden Circle Concentrated, LP.	20-F	000-43297	4.7	May 21, 2026
10.5	Senior Facilities Agreement, dated March 5, 2025, among AIR, AIR Group Ventures Limited as borrower and the arrangers thereto.	F-4	333-294714	10.5	March 27, 2026
10.6	Form of Director Indemnification Agreement.	20-F	000-43297	4.9	May 21, 2026
10.7††	AIR Global Omnibus Incentive Plan.	20-F	000-43297	4.10	May 21, 2026
10.8*††	AIR Limited Employee Share Plan 2021.
10.9*††	AIR Limited Management Incentive Plan.
21.1	List of Subsidiaries of AIR Global.	F-4	333-294714	21.1	March 27, 2026
23.1*	Consent of PricewaterhouseCoopers Limited Partnership Dubai Branch (with respect to AIR Global PLC (f/k/a AIR Holdings Limited)).
23.2*	Consent of PricewaterhouseCoopers Limited Partnership Dubai Branch (with respect to AIR Limited).
23.3*	Consent of Walkers (Jersey) LLP (included in Exhibit 5.1).
23.4*	Consent of Arthur D. Little.
107*	Filing Fee Table.

(*) Filed herewith

(††) Indicates a management contract or compensatory plan.

(†) Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(5)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(6)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(8)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(9)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
ii.
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(10)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubai, United Arab Emirates on August 28, 2026.

AIR GLOBAL PLC

By:	/s/ Stuart Brazier
Name:	Stuart Brazier
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Stuart Brazier	Chief Executive Officer	August 28, 2026
Stuart Brazier	(Principal Executive Officer)

/s/ Bassem Lotfy	Chief Financial Officer	August 28, 2026
Bassem Lotfy	(Principal Financial Officer and Principal Accounting Officer)
/s/ Tamir Saeed
Tamir Saeed	Director (Chairman)	August 28, 2026

/s/ Manuel Stotz
Manuel Stotz	Director	August 28, 2026

/s/ Faisal Bari
Faisal Bari	Director	August 28, 2026

/s/ Ian Fearon
Ian Fearon	Director	August 28, 2026

/s/ Andrew Gundlach
Andrew Gundlach	Director	August 28, 2026

/s/ Husam Manna
Husam Manna	Director	August 28, 2026

/s/ Reinhard Mieck
Reinhard Mieck	Director	August 28, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of America, has signed this Registration Statement in the City of New York, State of New York, on August 28, 2026.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name:	Colleen De Vries
Title:	Sr. Vice President of Cogency Global Inc.